   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1999.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3674                            04-3363001
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                      333 WESTERN AVENUE, MAIL STOP 01-00
                          SOUTH PORTLAND, MAINE 04106
                                 (207) 775-8100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                             DANIEL E. BOXER, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                      333 WESTERN AVENUE, MAIL STOP 01-00
                          SOUTH PORTLAND, MAINE 04106
                                 (207) 775-8100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------
                                WITH COPIES TO:

              GERALDINE A. SINATRA, ESQ.                                KRIS F. HEINZELMAN, ESQ.
                DECHERT PRICE & RHOADS                                   CRAVATH, SWAINE & MOORE
               4000 BELL ATLANTIC TOWER                                      WORLDWIDE PLAZA
                   1717 ARCH STREET                                         825 EIGHTH AVENUE
           PHILADELPHIA, PENNSYLVANIA 19103                             NEW YORK, NEW YORK 10019
                    (215) 994-4000                                           (212) 474-1000

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -------------.

    If this form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -------------.

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -------------.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                     NUMBER OF              PROPOSED                PROPOSED
TITLE OF EACH CLASS OF             SHARES TO BE         MAXIMUM OFFERING       MAXIMUM AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED(1)       PRICE PER SHARE(2)      OFFERING PRICE(2)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par
  value $.01 per share........      27,025,000              $28.375               $766,834,375            $202,444.28
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Includes a maximum of 3,525,000 shares that may be purchased from the issuer and a selling stockholder by the underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to paragraph (c) of Rule 457 of the Securities Act based on the average of the high and low selling prices of the common stock on the New York Stock Exchange on December 14, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED DECEMBER 16, 1999

[FAIRCHILD SEMICONDUCTOR LOGO] 23,500,000 Shares

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                              Class A Common Stock

                               ------------------

     We are selling 6,000,000 shares and the selling stockholders named under "Principal and Selling Stockholders" are selling 17,500,000 shares of our Class A Common Stock. We will not receive any of the proceeds from shares of our Class A Common Stock sold by the selling stockholders. We have granted the underwriters an option to purchase a maximum of 1,410,000 additional shares and one of the selling stockholders has granted the underwriters an option to purchase a maximum of 2,115,000 additional shares to cover over-allotments of shares, if any.

     Our Class A Common Stock is listed on The New York Stock Exchange under the symbol "FCS." The last reported sale price of our Class A Common Stock on December 14, 1999 was $26.50 per share.

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" STARTING ON PAGE 9.

                                                                         UNDERWRITING     PROCEEDS TO      PROCEEDS TO
                                                          PRICE TO      DISCOUNTS AND      FAIRCHILD         SELLING
                                                           PUBLIC        COMMISSIONS     INTERNATIONAL     STOCKHOLDERS
                                                       --------------   --------------   --------------   --------------
Per Share............................................        $               $                $                 $
Total................................................        $               $                $                 $

     Delivery of the shares of Class A Common Stock will be made on or about
          , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON                                  SALOMON SMITH BARNEY

               The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUMMARY.....................    1
RISK FACTORS...........................    9
FORWARD-LOOKING STATEMENTS.............   17
USE OF PROCEEDS........................   18
DIVIDEND POLICY........................   18
PRICE RANGE OF COMMON STOCK............   18
CAPITALIZATION.........................   19
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL STATEMENT AND UNAUDITED
  SUPPLEMENTAL DATA....................   20
SELECTED CONSOLIDATED FINANCIAL DATA OF
  FAIRCHILD INTERNATIONAL..............   27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF FAIRCHILD
  INTERNATIONAL........................   29
SELECTED HISTORICAL FINANCIAL DATA OF
  THE POWER DEVICE BUSINESS............   50
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF THE POWER DEVICE
  BUSINESS.............................   51

                                         PAGE
                                         ----
INDUSTRY OVERVIEW......................   57
BUSINESS...............................   61
MANAGEMENT.............................   75
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.........................   82
PRINCIPAL AND SELLING STOCKHOLDERS.....   89
DESCRIPTION OF CAPITAL STOCK...........   90
SHARES ELIGIBLE FOR FUTURE SALE........   94
UNITED STATES TAX CONSEQUENCES TO
  NON-UNITED STATES HOLDERS............   96
UNDERWRITING...........................   99
NOTICE TO CANADIAN RESIDENTS...........  101
LEGAL MATTERS..........................  102
EXPERTS................................  102
WHERE YOU CAN FIND MORE INFORMATION....  102
GLOSSARY...............................  104
INDEX TO FINANCIAL STATEMENTS..........  F-1

                      ------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                      ------------------------------------

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. We have changed our fiscal year-end from the last Sunday in May to the last Sunday in December. Our first full fiscal year following this change will be the year ending December 31, 2000. We refer to the seven-month transition period ending December 26, 1999 as stub year 1999 and to the three-month period ended August 29, 1999 as the first quarter of stub year 1999. This prospectus includes financial information for our fiscal years ended May 1997, 1998 and 1999 and for the three-month period ended August 29, 1999. The power device business, which we purchased on April 13, 1999 from Samsung Electronics Co., Ltd., reported on a calendar year basis. See "Glossary" for a description of other terms.

                            FAIRCHILD INTERNATIONAL

     Fairchild International is the second-largest independent semiconductor company, based on pro forma Fiscal 1999 revenues, focused solely on multi-market products. Multi-market products are building block components that can be used in a wide range of applications and are found in virtually all electronic devices. While other semiconductor companies may generate greater revenues from the sale of multi-market products, these companies derive more of their revenues from the sale of other products than from multi-market products. We design, develop and market analog, discrete, logic and non-volatile memory semiconductors. Analog semiconductors are used to amplify electric signals and control power, light, color and sound functions in electronic devices. Discrete semiconductors perform basic signal amplification and switching functions. Logic semiconductors utilize ones and zeros, the basic digital language, to provide decision making functions in electronic circuits, such as turning an electronic switch on or off. Non-volatile memory semiconductors are used to retain data after an electrical device has been turned off. We supply customers in a diverse range of end markets, including the computer, industrial, telecommunications, consumer electronics and automotive industries. We are particularly strong in providing discrete and analog power management products, which address the growing requirement for portability and long battery life for computing and communication devices.

     Our business strategy is designed to maintain our multi-market product leadership and to focus on value-added products for our customers that leverage our strengths. Those strengths include developing and manufacturing devices for managing power in electrical devices and converting physical data such as color, light and sound into a digital format usable by electronic devices. Additionally, we believe that we are competitive in our development of technologies which allow for faster switching of voltages and technologies to allow circuit boards and peripherals to communicate with one another and in the design of ultra-small packages. We believe that we are well positioned for growth as a result of the new products that we are developing, the devices we have recently introduced, our strength in analog and discrete products and the increasing semiconductor content of electronic products. We have wafer fabrication plants in Maine, Utah and South Korea, and assembly facilities in Malaysia and the Philippines.

     Worldwide semiconductor market revenues were approximately $125.6 billion during 1998 according to the reports of Worldwide Semiconductor Trade Statistics published by the Semiconductor Industry Association. Since 1990, global semiconductor market revenues have expanded at a compounded annual growth rate of approximately 12.0%. We operate primarily in the approximately $55.3 billion segment of the semiconductor market relating to products that move and shape electrical signals and which includes analog, discrete and logic products. We believe that the markets we operate in provide us with attractive growth opportunities. Revenues for analog and discrete markets are expected to grow from 1998 to 2001 at compounded annual growth rates of 15.7% and 9.9%, respectively, according to the Semiconductor Industry Association. Additionally, we focus on low-voltage CMOS (Complementary Metal Oxide Semiconductor) fabrication, one of the fastest growing segments of the logic industry. CMOS is one of the most common integrated circuit fabrication technologies. The low voltage segment of CMOS in which we compete is expected by Insight/Onsite to grow over the next five years at a compounded annual growth rate of 13% in terms of revenues. We do not produce microcontrollers, microprocessors or the complex system-on-a-chip semiconductors. We also do not produce semiconductors that do not retain data after an electric device has been turned off, which we refer to as volatile memory semiconductors.

                               COMPANY STRENGTHS

     We believe our core strengths are the following:

     BREADTH OF PRODUCT PORTFOLIO. We provide our customers with one of the largest product offerings in the industry for analog, discrete, logic and non-volatile memory devices. Our analog device portfolio comprises over 2,300 products, including offerings in 92 of the top 100 best-selling analog product types by volume. Our discrete device portfolio comprises over 4,000 products and we believe it is one of the most comprehensive power device portfolios in the industry. We develop products for a wide range of market applications, reducing our dependence on any single product, application or market. In addition, we believe that our ability to provide our customers with multiple products meets a growing need among our end users for a single source of supply.

     LEADERSHIP IN POWER SOLUTIONS. We believe there is an increasing demand for a combination of sophisticated computing and communication capabilities, frequently in the form of portable devices. We are a leader in providing solutions for managing the power required to operate such devices. Our combined analog and discrete offering provides a complete solution for power management:

     Analog: We provide specific solutions for power conversion, temperature sensing, management functions, battery chargers and motor controls.

     Power Discrete: We provide comprehensive solutions for managing power from the original power source to end products such as computers, cellular phones and network devices.

     HIGH QUALITY CUSTOMER SERVICE. Our customers recognize us for our high quality of service. They require a reliable source of supply, often in high volumes and with short lead times, demand quick responses to technical questions and seek support in designing new applications which use our products. Because we are an independent company focused solely on multi-market products, all of our service and support efforts are tailored to meet these customer needs. As a result of our efforts, we have received numerous customer and industry awards, including supplier awards from Compaq Computer Corp., Siemens AG and Acer Inc. and the European Mid-Size Vendor of the Year award from Dataquest.

     HISTORY OF PRODUCT INNOVATION. Our success in introducing new products has been an important source of our growth and profitability. We have been a significant innovator in the multi-market segment of the semiconductor industry with several leading edge technologies and industry firsts, including our introduction of many new power management solutions over the past three decades which set new standards for speed and efficiency. Since June 1997, we have designed and introduced over 400 new products.

     DIVERSE AND BLUE-CHIP CUSTOMER BASE. Our diverse customer base, which spans a wide spectrum of end user markets, enables us to avoid some of the volatility that may be encountered in specific semiconductor markets. We serve more than 50,000 customers worldwide, with no single customer, other than National Semiconductor and Samsung Electronics, providing more than 5% of our pro forma Fiscal 1999 total revenue. Customers in our end user markets include industry leaders such as Compaq, Ericsson, Lucent, Nortel Networks, Samsung Electronics and Siemens.

     EXPERIENCED MANAGEMENT. Our senior management team consists of seven individuals who have on average approximately 25 years of experience in the semiconductor industry. Our chief executive officer, Kirk P. Pond, has over 30 years of experience in the industry and has held senior management positions at Texas Instruments and National Semiconductor. At National Semiconductor, Mr. Pond was executive vice president and chief operating officer prior to his current position at Fairchild International.
                               ------------------

     We are a holding company with no significant assets other than the stock of our subsidiary, Fairchild Semiconductor Corporation, all of which is pledged to secure debt obligations issued by Fairchild Semiconductor Corporation and guaranteed by us.

     Our principal executive offices are located at 333 Western Avenue, Mail Stop 01-00, South Portland, Maine 04106, and our telephone number is (207) 775-8100.

                                  THE OFFERING

Class A Common Stock offered
(1)...........................   6,000,000 shares by us 17,500,000 shares by the
                                 selling stockholders

Common stock to be outstanding
  after this offering(2)......   66,295,344 shares of Class A Common Stock
                                 28,396,000 shares of Class B Common Stock
                                 --------------------------------------------
  Total.......................   94,691,344 shares of common stock
                                 --------------------------------------------
                                 --------------------------------------------

Voting rights.................   Holders of Class A Common Stock are entitled to
                                 one vote per share on all matters submitted to a vote of the stockholders. Our Restated
                                 Certificate of Incorporation provides for cumulative voting in elections of directors.
                                 Holders of Class B Common Stock have no voting rights.

Other rights..................   Except as to voting and conversion rights, each
                                 class of common stock has the same rights.
                                 Shares of each class of common stock are convertible on a one-to-one basis into shares of the other class of common stock at the option of the holder.

Use of proceeds...............   We will not receive any of the proceeds from
                                 the sale of shares by the selling stockholders.
                                 We intend to use the net proceeds from the sale of shares by us to undertake the first phase of a multi-year capital investment program. This investment will be made to increase production capacity in support of power management and interface products.

NYSE symbol...................   FCS
-------------------------

(1) Excludes 1,410,000 shares of Class A Common Stock that the underwriters may purchase from us and 2,115,000 shares of Class A Common Stock that the underwriters may purchase from one of the selling stockholders to cover over-allotments of shares, if any.

(2) Excludes 6,968,695 shares of Class A Common Stock reserved for issuance upon exercise of outstanding stock options after November 28, 1999.

              SUMMARY HISTORICAL, PRO FORMA AND SUPPLEMENTAL DATA

     In the tables below, we present unaudited pro forma financial data for informational purposes only. Since the information in the tables is a summary, you should read the following tables in conjunction with other information contained under the caption "Unaudited Pro Forma Combined Condensed Financial Statements and Unaudited Supplemental Data," and with the financial statements and related notes and the other financial information contained elsewhere in this prospectus.

     We present below summary historical, pro forma and supplemental data of Fairchild International and the power device business. We derived the historical balance sheet data as of August 29, 1999 and the historical statement of operations data for the three months ended August 30, 1998 and August 29, 1999 from the unaudited condensed consolidated financial statements included elsewhere in this prospectus. We derived the historical statement of operations data for the years ended May 25, 1997, May 31, 1998 and May 30, 1999 from Fairchild International's audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. In our opinion, the unaudited financial data include all adjustments (consisting of normal recurring adjustments) that we consider necessary for a fair presentation of the data.

     The Fairchild International unaudited pro forma statement of operations data presented below are based upon unaudited pro forma financial statements for the year ended May 30, 1999 for Fairchild International after giving effect to the acquisition of the power device business, our initial public offering consummated on August 9, 1999, and the application of the proceeds from our initial public offering, as if they had occurred on June 1, 1998. We have not presented unaudited pro forma statement of operations data for the three months ended August 29, 1999 because the operating results of the power device business are included in the historical financial statements for the entire period, and because this offering has no pro forma effect on income (loss) applicable to common stockholders. The unaudited balance sheet data, as adjusted for this offering, are based on assumptions that we believe accurately represent the effect of this offering and the application of the proceeds of this offering as described in "Use of Proceeds" as if they had occurred on August 29, 1999.

     We derived the historical financial data of the power device business for the years ended December 31, 1996, 1997 and 1998 from the power device business' audited financial statements and related notes, which are included elsewhere in this prospectus. We derived the historical financial data of the power device business for the twelve months ended March 31, 1999 from the power device business' unaudited financial statements and related notes, which are not included in this prospectus. The unaudited pro forma data of the power device business presented below are based upon unaudited financial statements for the twelve months ended March 31, 1999 for the power device business and are adjusted to give pro forma effect to the contracts we entered into with Samsung Electronics in connection with the acquisition of the power device business, and to eliminate the historical expenses related to the liabilities that we did not assume, and the related income tax effect of all pro forma adjustments. The financial statements of the power device business for the three years ended December 31, 1998 and the twelve months ended March 31, 1999 have been translated from South Korean Won into U.S. Dollars, and are presented in accordance with U.S. GAAP as described in "Selected Historical Financial Data of the Power Device Business."

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                                                                               FISCAL YEAR ENDED
                                                                                  MAY 30, 1999           THREE MONTHS
                                                    FISCAL YEAR ENDED MAY    ----------------------      ENDED AUGUST
                                                    ----------------------                PRO FORMA   -------------------
                                                      1997          1998     HISTORICAL    (1)(2)       1998       1999
                                                    --------      --------   ----------   ---------   --------   --------
                                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:(3)
Revenue:
  Analog.........................................   $    --       $  32.0     $  95.8     $  228.9    $   16.9   $   71.6
  Discrete.......................................     164.5         187.3       222.8        428.9        38.9      130.5
  Logic..........................................     285.3         303.0       267.6        267.6        60.8       72.7
  Memory(4)......................................     138.0         113.5        67.9         67.9        18.5       16.6
  Contract manufacturing services................     104.2         153.4        81.0        118.6        16.2       33.1
                                                    -------       -------     -------     --------    --------   --------
Total revenue....................................   $ 692.0       $ 789.2     $ 735.1     $1,111.9    $  151.3   $  324.5
                                                    =======       =======     =======     ========    ========   ========
Gross profit(4)..................................   $ 152.5       $ 230.5     $ 152.3     $  279.5    $   30.4   $   95.5
Research and development.........................      18.9          35.7        39.3         52.4         9.2       14.0
Selling, general and administrative(5)...........      96.4          92.0       105.1        161.5        22.6       56.4
Litigation settlement expense(6).................        --            --          --         58.0          --         --
Restructuring, impairments and other
  charges(7).....................................       5.3          15.5        55.3         55.3         4.5         --
                                                    -------       -------     -------     --------    --------   --------
  Operating income (loss)........................      31.9          87.3       (47.4)       (47.7)       (5.9)      25.1
Interest expense, net(8).........................      11.2          54.5        71.8         79.9        14.4       32.5
Other expense (income), net......................       1.4            --          --         (0.1)         --         --
Provision (benefit) for income taxes.............       3.8          10.7        (5.1)        (5.1)       (4.1)       0.6
                                                    -------       -------     -------     --------    --------   --------
  Income (loss) before cumulative effect of
    change in accounting principle(9)............   $  15.5       $  22.1     $(114.1)    $ (122.4)   $  (16.2)  $   (8.0)
                                                    =======       =======     =======     ========    ========   ========
  Net income (loss) applicable to common stock-
    holders before cumulative effect of change in
    accounting principle....................................      $  13.4     $(123.9)    $ (122.4)   $  (18.5)  $  (10.0)
                                                                  =======     =======     ========    ========   ========

EARNINGS PER COMMON SHARE(10):
  Basic.....................................................      $  0.21     $ (1.97)    $  (1.39)   $  (0.29)  $  (0.15)
  Diluted...................................................      $  0.20     $ (1.97)    $  (1.39)   $  (0.29)  $  (0.15)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN MILLIONS):
  Basic.....................................................         62.8        62.9         88.1        62.9       68.9
  Diluted...................................................         65.0        62.9         88.1        62.9       68.9

OTHER FINANCIAL DATA:(1)
Amortization of intangibles(11)..................   $    --       $   1.4     $   8.4     $   33.5    $    0.8   $    8.5
Depreciation and other amortization..............      77.1          83.2        95.3        117.6        22.5       27.0
Capital expenditures.............................      47.1          78.0        46.2         52.5        13.0       28.1

                                                                   AS OF AUGUST 29, 1999
                                                              -------------------------------
                                                                               AS ADJUSTED
                                                              HISTORICAL    FOR THIS OFFERING
                                                              ----------    -----------------
                                                                   (DOLLARS IN MILLIONS)
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents...................................   $ 119.2          $   270.0
Accounts receivable, net....................................     130.3              130.3
Inventories.................................................     157.3              157.3
Total assets................................................   1,099.3            1,250.1
Long-term debt, including current portion...................     719.1              719.1
Total stockholders' equity..................................     181.8              332.6

                             POWER DEVICE BUSINESS

                                                          YEAR ENDED               TWELVE MONTHS ENDED
                                                         DECEMBER 31,                 MARCH 31, 1999
                                                  --------------------------    --------------------------
                                                   1996      1997      1998     HISTORICAL   PRO FORMA(12)
                                                  ------    ------    ------    ----------   -------------
                                                                   (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue.........................................  $471.8    $478.1    $386.5      $406.7        $451.0

Gross profit....................................  $ 56.5    $131.0    $137.3      $129.0        $153.4
Research and development........................    18.6      19.2      15.2        14.8          14.8
Selling, general and administrative.............    29.0      34.3      33.8        36.1          36.5
Litigation settlement expense(6)................      --        --      58.0        58.0          58.0
                                                  ------    ------    ------      ------        ------
Operating income................................  $  8.9    $ 77.5    $ 30.3      $ 20.1        $ 44.1
                                                  ======    ======    ======      ======        ======
OTHER FINANCIAL DATA:
Capital expenditures............................   118.1      10.9       8.6         7.1           7.1

-------------------------

 (1) The pro forma combined financial data includes the pro forma results of operations for the power device business for the twelve months ended March 31, 1999. The pro forma combined financial data excludes the actual results of our Power Device Products Group for the period from April 14, 1999 to May 30, 1999. For the period from April 14, 1999 to May 30, 1999, amortization of intangibles, depreciation and amortization and capital expenditures for our Power Device Products Group were $5.0 million, $2.1 million and $0.8 million, respectively. See "Unaudited Pro Forma Combined Condensed Financial Statement and Unaudited Supplemental Data."

 (2) Pro forma combined financial data is provided to adjust for the effect of Fairchild International's initial public offering, consummated on August 9, 1999. See "Unaudited Pro Forma Combined Condensed Financial Statement and Unaudited Supplemental Data."

 (3) For the fiscal year ended May 1997, statement of operations data includes the direct expense of the Fairchild Semiconductor business of National Semiconductor and allocated expenses from National Semiconductor. Such amounts may not be comparable to data for Fiscal 1998 or to the historical and pro forma data for Fiscal 1999.

 (4) Revenues and gross profit in Fiscal 1999 were negatively impacted by $5.5 million and $15.4 million, respectively, due to one-time write-offs for additional sales and inventory reserves as a result of our Memory division restructuring. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild
     International -- Restructuring."

 (5) For the three months ended August 1999, selling, general and administrative expenses include $8.3 million for a one-time write-off of a receivable from the management investors to pay their federal and state individual income tax liabilities resulting from the lapse of risks of forfeiture with respect to their stock ownership. Such receivables were cancelled as a result of our initial public offering. This write-off includes amounts to discharge the individual tax liabilities associated with the cancellation.

 (6) Represents a one-time charge for settlement by Samsung Electronics of a patent infringement lawsuit attributable to the power device business. The associated liability was retained by Samsung Electronics.

 (7) In Fiscal 1997, restructuring, impairments and other charges consisted of severance and other costs related to lay-offs that occurred in the first quarter of Fiscal 1997. In Fiscal 1998, such charges consisted of in-process research and development associated with the acquisition of the Raytheon Semiconductor business. In Fiscal 1999, such charges consisted of $34.0 million of in-process research and development associated with the acquisition of the power device business and $21.3 million related to various restructuring actions. For the three months ended August 1998, such charges consisted of severance and other costs associated with a workforce reduction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International -- Restructuring."

 (8) For the three months ended August 1999, interest expense includes $7.2 million for the write-off of unamortized debt issuance costs associated with debt repaid and $0.3 million for a prepayment premium on a 12.5% Subordinated Note Due 2008 repaid as a result of Fairchild International's initial public offering consummated on August 9, 1999.

 (9) Excludes a charge for the cumulative effect of change in accounting principle of $1.5 million, net of a related tax benefit of $0.8 million, in Fiscal 1998.

(10) Earnings per common share is calculated using net income (loss) applicable to common stockholders and excludes the effect of a $1.5 million cumulative effect of change in accounting principle in Fiscal 1998, which amount would reduce both basic and diluted earnings per common share by $0.02.

(11) Amortization of intangibles primarily represents the amortization of identifiable acquisition-related intangible assets.

(12) Pro forma data for the twelve months ended March 31, 1999 has been presented to be consistent with the pro forma data for Fiscal 1999 presented for Fairchild International. See "Unaudited Pro Forma Combined Condensed Financial Statement and Unaudited Supplemental Data."

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our Class A Common Stock.

FOLLOWING THIS OFFERING, WE WILL HAVE $719.1 MILLION OF TOTAL INDEBTEDNESS AND A DEBT TO EQUITY RATIO OF 2.2 TO 1.0, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND LIMIT OUR ABILITY TO GROW AND COMPETE.

     After giving effect to this offering and the application of the proceeds of this offering as described in "Use of Proceeds," as of August 29, 1999, we would have had total indebtedness of $719.1 million, stockholders' equity of $332.6 million and a ratio of debt to equity of 2.2 to 1.0. In addition, we and our subsidiaries may be able to incur substantial additional indebtedness in the future, which would increase our leverage.

     Our substantial indebtedness:

     - would have required us to dedicate, on a pro forma basis, approximately $70.9 million of our cash flow to interest payments on our indebtedness in Fiscal 1999, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     - increases our vulnerability to general adverse economic and industry conditions;

     - limits our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - restricts us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

     - places us at a competitive disadvantage compared to our competitors that have less debt.

     See "Capitalization" and "Unaudited Pro Forma Combined Condensed Financial Statement and Unaudited Supplemental Data."

WE MAY NOT BE ABLE TO GENERATE THE NECESSARY AMOUNT OF CASH TO SERVICE OUR EXISTING DEBT, WHICH MAY REQUIRE US TO REFINANCE OUR DEBT OR DEFAULT ON OUR SCHEDULED DEBT PAYMENTS.

     On a pro forma basis after giving effect to the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings, interest expense for Fiscal 1999 would have been $79.9 million. On a pro forma basis after giving effect to the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings, our fixed charges for Fiscal 1999 exceeded our earnings by $127.5 million. On a historical basis, our fixed charges for Fiscal 1999 exceeded our earnings by $107.9 million. Our historical financial results have been, and we expect our future financial results will be, subject to substantial fluctuations.

     We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under the senior credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, because our senior credit facilities, which represented approximately 16.6% of our indebtedness as of August 29, 1999, have variable interest rates, the cost of those borrowings will increase if market interest rates increase. If we are unable to service our indebtedness, we may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we would be able to refinance any of our indebtedness on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity.

     See "-- Cyclical Industry," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business."

OUR DEBT INSTRUMENTS RESTRICT OR PROHIBIT OUR ABILITY TO ENGAGE IN OR ENTER INTO BUSINESS, OPERATING AND FINANCING ARRANGEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIALLY PROFITABLE BUSINESS OPPORTUNITIES.

     The operating and financial restrictions and covenants in our debt instruments may limit our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. Our debt instruments impose significant operating and financial restrictions on us, affecting our ability to incur additional indebtedness or create liens on our assets, pay dividends, sell assets, engage in mergers or acquisitions, make investments or engage in other business activities, which could place us at a disadvantage relative to competitors not subject to such limitations. Failure to comply with any such restrictions could result in a default under the terms of our debt instruments. In the event of any such default, our debtholders could demand payment of all borrowings outstanding, including accrued interest and other fees. In addition, if we were unable to repay any borrowings under our senior credit facilities when due, the lenders could proceed against their collateral, which consists of substantially all of the assets of our company, Fairchild Semiconductor Corporation and its subsidiary guarantors. If the indebtedness under our debt instruments were to be accelerated, the value of our common stock would likely decrease significantly.

AS A HOLDING COMPANY, WE ARE TOTALLY DEPENDENT ON DIVIDENDS FROM OUR OPERATING SUBSIDIARIES TO PAY DIVIDENDS.

     We expect our subsidiaries to retain substantially all of their earnings to meet their own obligations. As a result, and because our subsidiary, Fairchild Semiconductor Corporation, is prohibited by terms in its debt instruments from making payments to us, it is unlikely that we will be able to make dividend payments in the near future. We are a holding company with no business operations, and our only significant asset is the outstanding capital stock of our subsidiaries. As we intend to contribute substantially all of the net proceeds that we receive from this offering to our wholly owned subsidiary, Fairchild Semiconductor Corporation, for its capital expenditures and general corporate purposes, we will rely on payments from our subsidiaries to meet our future obligations. Absent such payments, we will not be able to pay cash dividends on our Class A Common Stock. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including by Fairchild Semiconductor Corporation to service its debt obligations. Even if we decided to pay a dividend on or make a distribution in respect of our Class A Common Stock, we cannot assure you that our subsidiaries will generate sufficient cash flow to pay a dividend or distribute funds to us or that applicable state law and contractual restrictions, including restrictions in Fairchild Semiconductor Corporation's debt instruments, will permit such dividends or distributions.

     See "-- Substantial Leverage" and "-- Restrictions and Covenants in Our Debt Instruments."

DOWNTURNS IN THE HIGHLY CYCLICAL SEMICONDUCTOR INDUSTRY OR CHANGES IN END USER MARKET DEMANDS COULD REDUCE THE VALUE OF OUR BUSINESS.

     The semiconductor industry is highly cyclical and the value of our business may decline during the "down" portion of these cycles. During the latter half of Fiscal 1998 and most of Fiscal 1999, we, as well as many others in our industry, experienced significant declines in the pricing of our products as customers reduced demand forecasts and manufacturers reduced prices to keep capacity utilization high. We believe these trends were due primarily to the Asian financial crisis and excess personal computer inventories. Although markets for semiconductors have improved, we cannot assure you that they will continue to improve or that our markets will not experience renewed, possibly more severe and prolonged, downturns in the future. In addition, we may experience significant changes in our profitability as a result of variations in sales, changes in product mix, price competition for orders and the costs associated with the introduction of new products. The markets for our products depend on continued demand for personal computer, industrial, telecommunications, consumer electronics and automotive goods, and these end user markets may experience changes in demand that will adversely affect our prospects.

NEW TECHNOLOGIES COULD RESULT IN THE DEVELOPMENT OF NEW PRODUCTS AND A DECREASE IN DEMAND FOR OUR PRODUCTS, AND WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS TO SATISFY CHANGES IN CONSUMER DEMANDS.

     Our failure to develop new technologies, or react to changes in existing technologies, could materially delay our development of new products, which could result in decreased revenues and a loss of market share to our competitors. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our financial performance depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. For example, because we do not have a Flash Memory product which is becoming a more significant product in the memory market, our revenues from the memory segment of our business have decreased. We cannot assure you that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technologies in our product markets could have a material adverse effect on our competitive position within the industry.

THE SEMICONDUCTOR BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD REDUCE THE VALUE OF AN INVESTMENT IN OUR COMPANY.

     The semiconductor industry, and the multi-market semiconductor product markets in particular, is highly competitive. Competition is based on price, product performance, quality, reliability and customer service. In addition, even in strong markets, price pressures may emerge as competitors attempt to gain a greater market share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus are better able to pursue acquisition candidates and can better withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future.

BECAUSE THE POWER DEVICE BUSINESS PREVIOUSLY OPERATED AS A DIVISION OF SAMSUNG ELECTRONICS, THE COSTS OF OPERATING THIS BUSINESS AS AN INDEPENDENT ENTITY MAY BE SIGNIFICANTLY GREATER THAN INITIALLY ESTIMATED.

     The operation of the power device business as an independent entity may result in our incurring operating costs and expenses significantly greater than we anticipated prior to the acquisition of the power device business. Prior to our purchase, the power device business was operated as a division of Samsung Electronics. During 1998, the power device business incurred costs for research and development, sales and marketing and general and administrative activities. These costs represent expenses incurred directly by the power device business and charges allocated to it by Samsung Electronics. The power device business now obtains many of these services on an arm's length basis. However, to provide these services for a transition period after the acquisition of the power device business, we entered into a Transitional Services Agreement with Samsung Electronics under which the power device business continues to obtain a number of these services. We cannot assure you that upon termination of the Transitional Services Agreement, we will be able to obtain similar services on comparable terms. The pro forma data contained in this prospectus are based on our estimates as to expenses on a stand-alone basis, including the effect of the Transitional Services Agreement with Samsung Electronics, and contract manufacturing revenue under our manufacturing agreements with Samsung Electronics. We cannot assure you that such estimates are accurate or will reflect the actual expenses or revenues of the power device business.

     See "Certain Relationships and Related Transactions."

WE ENTERED INTO A NUMBER OF LONG-TERM SUPPLY AND SUPPORT CONTRACTS WITH SAMSUNG ELECTRONICS IN CONNECTION WITH THE ACQUISITION OF THE POWER DEVICE BUSINESS, AND ANY DECREASE IN THE PURCHASE REQUIREMENTS OF SAMSUNG ELECTRONICS OR THE INABILITY OF SAMSUNG ELECTRONICS TO MEET ITS CONTRACTUAL OBLIGATIONS COULD SUBSTANTIALLY REDUCE THE FINANCIAL PERFORMANCE OF OUR KOREAN SUBSIDIARY.

     As a result of the acquisition of the power device business, we have numerous arrangements with Samsung Electronics, including arrangements relating to product sales, designation as a vendor to affiliated Samsung companies and other services. Any material adverse change in the purchase requirements of Samsung Electronics, in its ability to supply the agreed-upon services or in its ability to fulfill its other obligations could have a material adverse effect on our Korean subsidiary. Although historically the power device business generated significant revenues from the sale of products to affiliated Samsung companies, we cannot assure you that we will be able to sell any products to affiliated Samsung companies or that the designation of the power device business as a vendor to those affiliated Samsung companies will generate any revenues for our company. Furthermore, under the Korean Fair Trade Law, the Fair Trade Commission may issue an order requiring a change in the terms and conditions of the agreements between us and Samsung Electronics if it concludes that Samsung Electronics has provided us with undue support or discriminated against our competitors.

     See "Certain Relationships and Related Transactions."

THE POWER DEVICE BUSINESS SUBJECTS OUR COMPANY TO RISKS INHERENT IN DOING BUSINESS IN KOREA, INCLUDING LABOR RISK, POLITICAL RISK AND CURRENCY RISK.

     As a result of the acquisition of the power device business, we have significant operations in South Korea and are subject to risks associated with doing business in that country.

     - In addition to other risks disclosed relating to international operations, some businesses in South Korea are subject to labor unrest. Also, relations between South Korea and North Korea have been tense over most of South Korea's history. Events involving, among other things, North Korea's refusal to comply with the Nuclear Non-Proliferation Treaty and several naval confrontations, have caused the level of tension between the two countries to increase. We cannot assure you as to whether or when this situation will be resolved or change abruptly as a result of current or future events. An adverse change in economic or political conditions in South Korea or in its relations with North Korea could have a material adverse effect on our Korean subsidiary.

     - The power device business' sales are denominated primarily in U.S. Dollars while a significant portion of its costs of goods sold and its operating expenses are denominated in South Korean Won. Although we have taken steps to fix the costs subject to currency fluctuations and to balance U.S. Dollar vs. Won costs, a significant decrease in the value of the U.S. Dollar relative to the Won could have a material adverse effect on our financial performance and results of operations.

A CHANGE IN FOREIGN TAX LAWS OR A DIFFERENCE IN THE CONSTRUCTION OF CURRENT FOREIGN TAX LAWS BY RELEVANT FOREIGN AUTHORITIES COULD RESULT IN OUR NOT RECOGNIZING THE BENEFITS WE ANTICIPATED IN CONNECTION WITH THE TRANSACTION STRUCTURE USED TO CONSUMMATE THE ACQUISITION OF THE POWER DEVICE BUSINESS.

     The transaction structure we utilized for the acquisition of the power device business is based on assumptions about the various tax laws, including withholding tax, and other relevant laws of foreign jurisdictions. In addition, Fairchild Korea Semiconductor Ltd., our wholly owned subsidiary which owns the power device business, has been granted a ten year tax holiday. The first seven years are tax-free, followed by three years of income taxes at 50% of the statutory rate. If our assumptions about tax and other relevant laws are incorrect, or if foreign taxing jurisdictions were to change or modify the relevant laws, or if Fairchild Korea Semiconductor Ltd. were to lose its tax holiday, we could suffer adverse tax and other financial consequences or lose the benefits anticipated from our transaction structure.

OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS NOT FACED BY DOMESTIC COMPETITORS.

     We cannot assure you that we will be successful in overcoming the risks related to or arising from operating in international markets. We maintain significant operations in Cebu, the Philippines, Penang, Malaysia and, through the power device business, in South Korea. The following are risks inherent in doing business on an international level:

     - changes in import duties;
     - trade restrictions;
     - transportation delays;
     - work stoppages;
     - economic and political instability;
     - foreign currency fluctuations; and
     - the laws, including tax laws, and policies of the United States and of the countries in which we manufacture our products.

PRODUCTION TIME AND THE OVERALL COST OF OUR PRODUCTS COULD INCREASE IF WE WERE TO LOSE ONE OF OUR PRIMARY SUPPLIERS OR IF A PRIMARY SUPPLIER INCREASED THE PRICES OF RAW MATERIALS.

     Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis, and our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. We purchase raw materials such as silicon wafers, lead frames, mold compound, ceramic packages and chemicals and gases from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. In addition, we subcontract a minority of our wafer fabrication and assembly and test operations to other manufacturers, including Torex, NS Electronics Ltd., Samsung Electronics and National Semiconductor. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors were disrupted or terminated.

DELAYS IN BEGINNING PRODUCTION AT NEW FACILITIES, IMPLEMENTING NEW PRODUCTION TECHNIQUES, OR IN CURING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS ALL COULD ADVERSELY AFFECT OUR MANUFACTURING EFFICIENCIES.

     Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors. Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields.

     In addition, as is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, we have suffered delays in product deliveries or reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

THE FAILURE OF NATIONAL SEMICONDUCTOR TO MAINTAIN ITS PURCHASE REQUIREMENTS OR MEET ITS CONTRACTUAL OBLIGATIONS COULD ADVERSELY AFFECT OUR CAPACITY UTILIZATION AND PROFITABILITY.

     We have several arrangements with National Semiconductor relating to the provision of our services and the sale of our products. Any material adverse change in the arrangements, such as National Semiconductor's ability to provide the agreed-upon services, its ability to fulfill its intellectual property indemnity obligations or its ability to fulfill its other obligations, could have a material adverse effect on us. In addition, any material adverse change in the purchase requirements of National Semiconductor under the foundry services agreement, or failure to continue making purchases after expiration of the agreement on June 11, 2000, could adversely affect our factory utilization and profitability.

BECAUSE A LIMITED NUMBER OF PERSONS, INCLUDING MEMBERS OF OUR MANAGEMENT TEAM, OWN A SUBSTANTIAL NUMBER OF OUR SHARES, DECISIONS MAY BE MADE BY THEM THAT MAY BE DETRIMENTAL TO YOUR INTERESTS.

     Upon completion of this offering, Sterling Holding Company, LLC and our directors and executive officers will own 10,401,112 shares, or approximately 15.7%, of the outstanding Class A Common Stock, our only class of voting stock, and 28,396,000 shares, or 100%, of the outstanding Class B Common Stock which are convertible into shares of Class A Common Stock on a one-to-one basis. By virtue of such stock ownership, such persons have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of our directors and amendment of our Certificate of Incorporation. We cannot assure you that such persons will not exercise their influence over us in a manner detrimental to your interests.

     See "Principal and Selling Stockholders."

BECAUSE MUCH OF OUR SUCCESS AND VALUE LIES IN OUR OWNERSHIP AND USE OF INTELLECTUAL PROPERTY, OUR FAILURE TO PROTECT THAT PROPERTY COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND CONTINUED SUCCESS.

     Failure to protect our existing intellectual property rights may result in our losing valuable technologies or having to pay others for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law to protect such technologies. Some of our technologies are not covered by any patent or patent application, and we cannot assure you that:

     - any of the more than 250 U.S. patents owned by us or numerous other patents which third parties license to us will not be invalidated, circumvented, challenged or licensed to others; or

     - any of our pending or future patent applications will be issued within the scope of the claims sought by us, if at all.

     In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

     We also seek to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of such research. Certain of our technologies have been licensed on a non-exclusive basis from National Semiconductor which may license such technologies to others, including, commencing on March 11, 2002, our competitors. In addition, under a technology licensing and transfer agreement, National Semiconductor has limited royalty-free, worldwide license rights (without right to sublicense) to some of our technologies. If necessary or desirable, we may seek licenses under patents or intellectual property rights claimed by others. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for technologies we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technologies.

OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE CERTAIN TECHNOLOGIES MAY NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

     Our future success and competitive position depend in part upon our ability to obtain or maintain certain proprietary technologies used in our principal products, which is achieved in part by defending claims by our competitors of intellectual property infringement. While we are not currently engaged in any material intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed upon the intellectual property rights of others. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting sales of the challenged product or technologies and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may be required to:

     - pay substantial damages;

     - cease the manufacture, use, sale or importation of infringing products;

     - expend significant resources to develop or acquire non-infringing technologies;

     - discontinue processes; or

     - obtain licenses to the infringing technologies.

We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available under reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources.

WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS, AND CONSEQUENCES OF THOSE ACQUISITIONS WHICH WE DO COMPLETE MAY ADVERSELY AFFECT US.

     We plan to continue to pursue additional acquisitions of related businesses. The expense incurred in consummating the future acquisition of related businesses, or our failure or inability to integrate such businesses successfully into our existing business, could result in our incurring unanticipated expenses and losses. We plan to continue to pursue additional acquisitions of related businesses in the future. We cannot assure you, however, that we will be able to identify or finance additional acquisitions or that, if consummated, we will realize any anticipated benefits from such acquisitions.

     Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. In addition, although Samsung Electronics assists us in integrating the operations of the power device business into our operations pursuant to the Transitional Services Agreement, we may encounter unforeseen obstacles or costs in such integration. Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our financial condition and operating results.

47,191,585, OR 49.8%, OF OUR TOTAL OUTSTANDING SHARES (AFTER GIVING EFFECT TO THIS OFFERING) MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE; FUTURE SALES OF THOSE SHARES COULD DEPRESS THE MARKET PRICE OF OUR CLASS A COMMON STOCK.

     Immediately after this offering, the public market for our Class A Common Stock will include the 23,500,000 shares of Class A Common Stock that we and the selling stockholders are selling in this offering, assuming the over-allotment option is not exercised, and the 23,000,000 shares of Class A Common Stock previously sold in our initial public offering (excluding shares issued or issuable in connection with employee benefit plans and subsequently sold into the public market). At that time, an additional 18,795,585 unregistered shares of Class A Common Stock will be outstanding and 28,396,000 unregistered shares of Class B Common Stock will be outstanding. Shares of Class A Common Stock and Class B Common Stock are convertible into shares of each other on a one-to-one basis. All unregistered shares of Class A Common Stock (and any shares of Class A Common Stock issued upon conversion of Class B Common Stock) will be eligible for sale into the public market immediately following this offering, except for 10,187,712 shares of Class A Common Stock (and all shares of Class A Common Stock issued upon conversion of Shares of Class B Common Stock) held by our affiliates, which will be eligible for sale into the public market subject only to the limitations under Rule 144 under the Securities Act of 1933 (except the holding period limitation), or unless otherwise restricted. We expect that shares held by some of our existing stockholders will be subject to "lock-up" agreements that will prohibit such stockholders from selling their shares of Class A Common Stock in the public market for 90 days after the date of this prospectus. When the 90-day "lock-up" period expires, or if Credit Suisse First Boston Corporation consents, in its sole discretion, to an earlier sale, the existing stockholders subject to those agreements will be able to sell their shares in the public market, subject to the limitations under Rule 144 under the Securities Act of 1933 (except the holding period limitation). If our existing stockholders sell a large number of shares, the market price of shares of Class A Common Stock could decline, as such sales may be viewed by the public as an indication of an upcoming or recently occurring shortfall in the financial performance of our company. Moreover, the perception in the public market that these stockholders might sell shares of Class A Common Stock could depress the market price of the Class A Common Stock. Furthermore, some of our existing stockholders have the right to require us to register their shares, which may facilitate their sale of shares in the public market. See "Shares Available for Future Sale."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business," "Business" and other sections of this prospectus.

     Such forward-looking statements are based upon or involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: the integration of the acquired power device business without disruption to manufacturing, marketing and distribution activities; changes in general economic and business conditions; changes in current pricing levels; changes in political, social and economic conditions and local regulations; foreign currency fluctuations; reductions in sales to any significant customers; changes in sales mix; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; the availability, terms and deployment of capital; significant litigation and our ability to accurately estimate the cost of systems preparation and successfully implement for year 2000 compliance. Our risks are more specifically described in the "Risk Factors" section of this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

     We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                                USE OF PROCEEDS

     The sale of Class A Common Stock in this offering by the selling stockholders will be for their own accounts and we will not receive any of the proceeds from such sale. The net proceeds received by us from the sale of Class A Common Stock by us in this offering, assuming the underwriters do not exercise their over-allotment option, and after deducting underwriting discounts and commissions and estimated offering expenses of $8.2 million, will be approximately $150.8 million, at an assumed offering price of $26.50 per share (the last reported sale price on the New York Stock Exchange on December 14, 1999). The net proceeds received by us from the sale of Class A Common Stock by us in this offering will be used to undertake the first phase of a multi-year capital investment program. Prior to such use, the net proceeds will be invested in accordance with our usual cash management practices.

     Fairchild International's senior credit facilities contain provisions requiring the repayment of senior debt with a portion of the net proceeds from this offering and annual restrictions on the amount of our capital expenditures. We are currently seeking waivers of these provisions.

                                DIVIDEND POLICY

     We have never paid a cash dividend and do not anticipate declaring or paying any cash dividends on shares of our common stock in the foreseeable future. In addition, any determination to declare and pay dividends will be made by our board of directors in light of our earnings, financial position, capital requirements, contractual limitations contained in our debt instruments and such other factors as the board of directors deems relevant. See "Description of Capital Stock."

                          PRICE RANGE OF COMMON STOCK

     Our Class A Common Stock has been traded on the New York Stock Exchange since August 4, 1999 under the symbol "FCS." Prior to that time, there was no public market for our common stock, and there is currently no public market for our Class B Common Stock. The following table sets forth, for the periods indicated, the high and low prices per share of our Class A Common Stock as reported in composite New York Stock Exchange trading.

                                                               HIGH        LOW
                                                               ----        ---
First quarter of stub year 1999 (from August 4 to August 29,
  1999).....................................................  $28.50      $18.50
Second quarter of stub year 1999 (from August 30 to November
28, 1999)...................................................  $32.00      $19.50

     On December 14, 1999, the last reported sale price for our Class A Common Stock was $26.50 per share. As of November 28, 1999, there were approximately 777 holders of record of our Class A Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of our company as of August 29, 1999 (i) on an actual basis and (ii) as adjusted to give pro forma effect to this offering and the application of the proceeds of this offering as described under "Use of Proceeds." This table should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statement and Unaudited Supplemental Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business" and the financial statements of Fairchild International and the power device business included elsewhere in this prospectus.

                                                              AS OF AUGUST 29, 1999
                                                              ----------------------
                                                                         AS ADJUSTED
                                                                          FOR THIS
                                                              ACTUAL      OFFERING
                                                              -------    -----------
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $ 119.2     $  270.0
                                                              =======     ========
Long-term debt, including current portion:
  Senior Credit Facilities:
     Revolving Credit Facility(1)...........................  $    --     $     --
     Tranche B Facility(2)..................................    119.1        119.1
  10 1/8% Senior Subordinated Notes Due 2007................    300.0        300.0
  10 3/8% Senior Subordinated Notes Due 2007................    300.0        300.0
                                                              -------     --------
       Total long-term debt, including current portion......    719.1        719.1
                                                              -------     --------
Stockholders' Equity:
     Class A Common Stock, $.01 par value per share:
      110,000,000 shares authorized, 58,924,594 shares
      issued and outstanding, actual; 110,000,000 shares
      authorized, 64,924,594 shares issued and outstanding,
      as adjusted for this offering.........................      0.6          0.7
     Class B Common Stock, $.01 par value per share:
      110,000,000 shares authorized, 29,641,000 shares
      issued and outstanding, actual and as adjusted for
      this offering.........................................      0.3          0.3
     Additional paid-in capital.............................    447.4        598.1
     Accumulated deficit....................................   (260.6)      (260.6)
     Treasury stock (at cost)...............................     (5.9)        (5.9)
                                                              -------     --------
       Total stockholders' equity...........................    181.8        332.6
                                                              -------     --------
          Total capitalization..............................  $ 900.9     $1,051.7
                                                              =======     ========

-------------------------
(1) Borrowings of up to $100.0 million under the revolving credit facility are available for working capital and general corporate purposes.
(2) At August 29, 1999, the weighted average interest rate with respect to the tranche B term loan was approximately 10.25% per annum.

                UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                   STATEMENT AND UNAUDITED SUPPLEMENTAL DATA

     The following unaudited pro forma combined condensed financial statement is based on the historical financial statements of Fairchild International, which are included elsewhere in this prospectus, and historical unaudited financial statements of the power device business, which are not included in this prospectus. The acquisition of the power device business was consummated on April 13, 1999 and, accordingly, Fairchild International's historical consolidated statements of operations include the results of operations of the power device business beginning April 14, 1999.

     The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the acquisition of the power device business, the financings in connection with the acquisition, the application of the proceeds of such financings, Fairchild International's initial public offering consummated on August 9, 1999 and the application of the proceeds of the initial public offering, as if they were consummated on June 1, 1998. All of the pro forma adjustments are described more fully in the accompanying notes. The pro forma adjustments are based upon preliminary estimates and assumptions that we believe are reasonable under the circumstances. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. Final amounts could differ from those set forth below.

     The Unaudited Pro Forma Combined Condensed Statement of Operations for the fiscal year ended May 30, 1999 includes the historical statement of operations of the power device business for the twelve months ended March 31, 1999. Accordingly, the post-acquisition results of operations of our Power Device Products Group for the period from April 14, 1999 through May 30, 1999 have been excluded in the Unaudited Pro Forma Combined Condensed Statement of Operations for the fiscal year ended May 30, 1999.

     The power device business' historical financial information reflected in the pro forma financial statements represents the accounts and operations of Samsung Electronics with respect to the power device business. During the period covered by the power device business' financial statements, the power device business was conducted as a part of Samsung Electronics' overall operations, and separate financial statements were not prepared. Fairchild International has been advised by Samsung Electronics that the power device business' financial statements were prepared from the historical accounting records of Samsung Electronics and include various allocations for costs and expenses. Therefore, the statements of operations of the power device business may not be indicative of the results of operations that would have resulted if the power device business had operated on a stand-alone basis. Fairchild International has been advised by Samsung Electronics that all of the allocations and estimates reflected in the power device business' financial statements are based on assumptions that Samsung Electronics believes are reasonable under the circumstances.

     The pro forma financial statement is presented for informational purposes only and does not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the dates or for the period indicated, or results of operations as of any future date or for any future period. The pro forma financial statement should be read in conjunction with the accompanying notes, the financial statements and notes thereto of Fairchild International and the power device business which are included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business."

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                               FISCAL YEAR ENDED MAY 30, 1999
                             ------------------------------------------------------------------

                                          HISTORICAL
                                             POWER                                     POWER
                               POWER        DEVICE        POWER                       DEVICE
                               DEVICE      BUSINESS      DEVICE       FAIRCHILD      BUSINESS
                              BUSINESS     PRO FORMA    BUSINESS    INTERNATIONAL      POST-
                             HISTORICAL   ADJUSTMENTS   PRO FORMA    HISTORICAL     ACQUISITION
                             ----------   -----------   ---------   -------------   -----------
                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue
  Net sales-trade..........    $390.4        $12.21a     $413.4        $ 654.1        $ (74.2)
                                              10.81b
  Contract manufacturing...      16.3         21.31c       37.6           81.0             --
                               ------        -----       ------        -------        -------
                                406.7         44.3        451.0          735.1          (74.2)
Cost of sales
  Cost of sales-trade......     261.4          6.91a      281.3          518.4          (49.7)
                                              10.01d
                                               1.71e
                                               1.21f
                                               0.11g
  Cost of contract
    manufacturing..........      16.3           --         16.3           64.4             --
                               ------        -----       ------        -------        -------
                                277.7         19.9        297.6          582.8          (49.7)
                               ------        -----       ------        -------        -------
Gross profit...............     129.0         24.4        153.4          152.3          (24.5)
Research and development...      14.8           --         14.8           39.3           (1.7)
Selling, general and
  administrative...........      36.1         13.01a       36.5          105.1          (10.2)
                                              (7.3)1d
                                               0.41e
                                              (5.7)1h
Litigation settlement
  expense..................      58.0           --         58.0             --             --
Restructuring, impairments
  and other charges........        --           --           --           55.3             --
                               ------        -----       ------        -------        -------
Operating income (loss)....      20.1         24.0         44.1          (47.4)         (12.6)
Non-cash interest
  expense..................        --           --           --            8.3             --
Cash interest expense,
  net......................       4.0         (4.0)1i        --           63.5           (7.1)
Foreign currency gains,
  net......................      (0.1)          --         (0.1)            --             --
                               ------        -----       ------        -------        -------
Income (loss) before income
  taxes....................      16.2         28.0         44.2         (119.2)          (5.5)
Income taxes (benefits)....      15.7        (15.7)1j        --           (5.1)            --
                               ------        -----       ------        -------        -------
Net income (loss)..........    $  0.5        $43.7       $ 44.2        $(114.1)       $  (5.5)
                               ======        =====       ======        =======        =======
Loss applicable to common stockholders...........................      $(123.9)
                                                                       =======
LOSS PER COMMON SHARE:
  Basic..........................................................      $ (1.97)
                                                                       =======
  Diluted........................................................      $ (1.97)
                                                                       =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN
  MILLIONS):
  Basic..........................................................         62.9
                                                                       =======
  Diluted........................................................         62.9
                                                                       =======

                                          FISCAL YEAR ENDED MAY 30, 1999
                             ---------------------------------------------------------
                                              FAIRCHILD
                                            INTERNATIONAL
                                              PRO FORMA
                                               BEFORE         INITIAL
                                               INITIAL        PUBLIC
                              PRO FORMA        PUBLIC        OFFERING
                             ADJUSTMENTS      OFFERING      ADJUSTMENTS    PRO FORMA
                             ------------   -------------   -----------   ------------
                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue
  Net sales-trade..........     $   --        $  993.3        $   --        $  993.3
  Contract manufacturing...         --           118.6            --           118.6
                                ------        --------        ------        --------
                                    --         1,111.9            --         1,111.9
Cost of sales
  Cost of sales-trade......        1.72a         751.7            --           751.7
  Cost of contract
    manufacturing..........         --            80.7            --            80.7
                                ------        --------        ------        --------
                                   1.7           832.4            --           832.4
                                ------        --------        ------        --------
Gross profit...............       (1.7)          279.5            --           279.5
Research and development...         --            52.4            --            52.4
Selling, general and
  administrative...........       30.12a         161.5            --           161.5
Litigation settlement
  expense..................         --            58.0            --            58.0
Restructuring, impairments
  and other charges........         --            55.3            --            55.3
                                ------        --------        ------        --------
Operating income (loss)....      (31.8)          (47.7)           --           (47.7)
Non-cash interest
  expense..................        1.82b          10.1          (1.1)3a          9.0
Cash interest expense,
  net......................       46.92c         103.3         (32.4)3b         70.9
Foreign currency gains,
  net......................         --            (0.1)           --            (0.1)
                                ------        --------        ------        --------
Income (loss) before income
  taxes....................      (80.5)         (161.0)         33.5          (127.5)
Income taxes (benefits)....         --2d          (5.1)           --2d          (5.1)
                                ------        --------        ------        --------
Net income (loss)..........     $(80.5)       $ (155.9)       $ 33.5        $ (122.4)
                                ======        ========        ======        ========
Loss applicable to common s                   $ (165.7)                     $ (122.4)
                                              ========                      ========
LOSS PER COMMON SHARE:
  Basic....................                   $  (2.63)                     $  (1.39)
                                              ========                      ========
  Diluted..................                   $  (2.63)                     $  (1.39)
                                              ========                      ========
WEIGHTED AVERAGE COMMON SHA
  MILLIONS):
  Basic....................                       62.9                          88.1
                                              ========                      ========
  Diluted..................                       62.9                          88.1
                                              ========                      ========

 See accompanying notes to unaudited pro forma combined condensed statements of operations.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS

  THE UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS GIVE EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

1.  PRO FORMA ADJUSTMENTS TO THE HISTORICAL RESULTS OF THE POWER DEVICE
BUSINESS.

(a) Historically, the power device business has recognized revenue for sales to Samsung Electronics' foreign sales subsidiaries at the time of shipment to such subsidiaries. The pro forma adjustment to net sales eliminates the sales to the foreign sales subsidiaries of Samsung Electronics from the revenue of the power device business and replaces them with the sales of such subsidiaries to the ultimate third parties. Cost of sales is also adjusted to reflect the change in the inventory held by the foreign sales subsidiaries of Samsung Electronics. Historically, the selling expenses incurred by the foreign sales subsidiaries of Samsung Electronics in connection with their sales to third parties have been recorded by such subsidiaries. The power device business' selling, general and administrative expenses have been adjusted to give effect to the provisions of the Overseas Sales Support Agreement, which provides for commissions to be paid to the foreign sales subsidiaries of Samsung Electronics to provide sales services to the power device business.

     The pro forma increases to net sales, cost of sales and SG&A expenses are as follows:

                                                                        FISCAL YEAR
                                                                           ENDED
                                                                       MAY 30, 1999
                                                                       ------------
                                                                       (IN MILLIONS)
     Net sales -- trade..........................................          $12.2
     Cost of sales -- trade......................................            6.9
     SG&A........................................................           13.0

(b) Historically, the power device business has sold its products to Samsung Electronics at intercompany transfer prices. Under the terms of the Product Supply Agreement, the power device business will sell its products to Samsung Electronics at guaranteed minimum annual levels based on historical volumes and at prices designed to reflect market prices, subject to adjustments to reflect changes in market prices as published by Worldwide Semiconductor Trade Statistics. In order to give effect to the minimum contractual volumes over historical levels and the pricing structure under the Product Supply Agreement, the pro forma net sales are increased by $10.8 million for the fiscal year ended May 30, 1999.

(c) The pro forma adjustment to contract manufacturing revenue is $21.3 million for the fiscal year ended May 30, 1999. This amount reflects the increase in contract manufacturing revenue that will be required to generate the minimum profit level guaranteed by Samsung Electronics under the Foundry Sale Agreement of W53,700 million during the first three years following consummation of the acquisition of the power device business (W27,700 million, W17,300 million and W8,700 million for the first, second and third years, respectively). Historically, the power device business has provided these contract manufacturing services, consisting of wafer fabrication services, to Samsung Electronics at cost. The U.S. Dollar-denominated pro forma adjustment has been recorded using the weighted average exchange rate of 1,300 Won to one U.S. Dollar for the fiscal year ended May 30, 1999.

(d) Historically, the power device business has been charged at cost for epitaxial fabrication services, assembly and test services and photo mask supply services provided by Samsung Electronics' plants located in Onyang and Kiheung, South Korea. Under the terms of the EPI

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

     Services Agreement, the Onyang Assembly and Test Services Agreement and the Photo Mask Supply Agreement, Samsung Electronics has agreed to provide the power device business with these services for a three-year period following consummation of the acquisition of the power device business at agreed-upon prices denominated in U.S. Dollars in accordance with the terms of the above agreements. In the case of the Onyang Assembly and Test Services Agreement, the agreement provides for a 5% annual price decrease. The pro forma adjustment reflects the effects of (i) replacing the actual historical costs of these services with the negotiated costs of these services, which negotiated costs include recovery of general and administrative and interest costs attributable to these plants recorded in SG&A for the power device business, based on historical product volumes and
     (ii) eliminating the portion of historically allocated SG&A expenses to be included in such negotiated costs.

     The pro forma increases (decreases) to cost of sales and SG&A expenses are as follows:

                                                                        FISCAL YEAR
                                                                           ENDED
                                                                       MAY 30, 1999
                                                                   ---------------------
                                                                       (IN MILLIONS)
     Cost of sales -- trade......................................          $10.0
     SG&A........................................................           (7.3)

(e) Historically, the power device business has been allocated charges for information technology services, logistics and other general and administrative services which were provided by Samsung Electronics. Under the terms of the Transitional Services Agreement, Samsung Electronics has agreed to provide to the power device business logistics and other general and administrative services for a three-year period, at the fixed annual price of $5.3 million. Information technology services are provided under a separate agreement with Samsung SDS Co., Ltd. at the fixed annual price of $3.8 million. The pro forma adjustments to cost of sales and SG&A expenses reflect the effects of replacing the historical charges for such services with the fixed prices included in the Transitional Services Agreement and the agreement with Samsung SDS Co., Ltd. In addition, the pro forma adjustment includes the effect of a fixed 1,200 Won to one U.S. Dollar exchange rate used to translate the fixed charges included in the Transitional Services Agreement and the agreement with Samsung SDS Co., Ltd.

     The pro forma increases to cost of sales relating to information technology services and SG&A expenses relating to logistics and other general and administrative services are as follows:

                                                                        FISCAL YEAR
                                                                           ENDED
                                                                       MAY 30, 1999
                                                                   ---------------------
                                                                       (IN MILLIONS)
     Cost of sales -- trade......................................          $1.7
     SG&A........................................................           0.4

(f) Sales of particular MOSFET products, which are produced by the power device business, will be subject to royalties arising from Fairchild International's existing license agreement with another semiconductor corporation. The pro forma increase to cost of sales to give effect to such royalties is $1.2 million for the fiscal year ended May 30, 1999.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

(g) Historically, the power device business has been charged at cost for assembly and test services provided by Samsung Electronics' plant located in Suzhou, China. Under the terms of the Suzhou Assembly and Test Services Agreement, Samsung Electronics has agreed to provide the power device business with assembly and test services for a three-year period following consummation of the acquisition of the power device business at agreed-upon prices denominated in U.S. Dollars. The pro forma adjustments reflect the effects of replacing the actual historical costs of these services with the negotiated costs of these services based on historical product volumes. Although the Suzhou Assembly and Test Services Agreement provides for annual price adjustments based upon the percentage change in the U.S. Consumer Price Index, the pro forma adjustments do not give effect to such price adjustments. The pro forma increase to cost of sales is $0.1 million for the fiscal year ended May 30, 1999.

(h) Represents the elimination of royalty expense incurred by Samsung Electronics attributable to the power device business which arises from license agreements that were not transferred to Fairchild International. This results in a decrease to SG&A expense of $5.7 million for the fiscal year ended May 30, 1999.

(i) The pro forma adjustment to cash interest expense is $4.0 million for the fiscal year ended May 30, 1999. This amount represents the elimination of interest expense on bank borrowings, capital lease obligations and corporate borrowings of Samsung Electronics allocated to the power device business that were not transferred to Fairchild International.

(j) The pro forma adjustment for the elimination of income taxes is $15.7 million for the fiscal year ended May 30, 1999. As a result of the acquisition of the power device business, the power device business is 100% exempt from Korean income taxes for seven years beginning with the first year in which taxable Korean income is generated.

2. PRO FORMA ADJUSTMENTS TO THE COMBINED RESULTS OF FAIRCHILD INTERNATIONAL AND THE POWER DEVICE BUSINESS.

(a) On April 13, 1999, Fairchild International completed the acquisition of the power device business for approximately $414.9 million. The purchase includes all of the worldwide operations and assets of the power device business, which are comprised in part of a high volume wafer fabrication plant in Puchon, South Korea, design and development operations in Puchon, South Korea, secured services for high volume assembly and test operations and worldwide sales and marketing operations. The transaction is being accounted for as a purchase.

     The following table represents the allocation of the purchase price over the historical net book value of the power device business' assets acquired and liabilities assumed as of April 13, 1999. Also presented are the amortization periods for each of the identifiable intangible assets for purposes of calculating the pro forma adjustments to amortization expense in the accompanying pro forma condensed consolidated statement of operations. All intangible assets are being

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

     amortized on a straight-line basis. The amount allocated to in-process research and development was charged to expense in our fourth fiscal quarter ended May 30, 1999.

                                                                                    PERIOD OF
     INTANGIBLE ASSETS                                               AMOUNT        AMORTIZATION
     -----------------                                            -------------    ------------
                                                                  (IN MILLIONS)
     Developed technology.......................................     $140.9          15 years
     Customer base..............................................       53.9           8 years
     In-process research and development........................       34.0                --
     Covenant not to compete....................................       30.8           5 years
     Trademarks and tradenames..................................       25.1           4 years
     Assembled workforce........................................        4.8           3 years
                                                                     ------
          Total.................................................     $289.5
                                                                     ======

     Pro forma adjustments for depreciation and amortization of fixed assets and other intangible assets are as follows:

                                                                    FISCAL YEAR
                                                                       ENDED
                                                                   MAY 30, 1999
                                                                   -------------
                                                                   (IN MILLIONS)
     Intangibles -- recorded in SG&A.............................      $30.1
     Fixed assets -- recorded in cost of sales-trade.............        1.7

(b) In connection with the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings, we incurred debt issuance costs of approximately $22.3 million associated with the senior credit facilities and the 10 3/8% Senior Subordinated Notes. These costs are comprised primarily of financing costs and other professional fees that will be deferred and amortized over the term of the related debt, which ranges from 5 to 8 1/2 years. The pro forma adjustment to non-cash interest expense represents the incremental amortization of these debt issuance costs in the amount of $1.8 million for the fiscal year ended May 30, 1999.

(c) In connection with the acquisition of the power device business, we entered into the senior credit facilities, which provided up to $410.0 million in financing, consisting of a $100.0 million revolving credit facility (under which no amounts were drawn at closing of the acquisition of the power device business) and $310.0 million of senior term facilities. We also issued $300.0 million of 10 3/8% Senior Subordinated Notes Due 2007 and a $50.0 million 12.5% Subordinated Note Due 2008.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

     The pro forma increase to cash interest expense is as follows:

                                                                    FISCAL YEAR
                                                                       ENDED
                                                                   MAY 30, 1999
                                                                   -------------
                                                                   (IN MILLIONS)
     Senior Term Facilities -- Tranche A Facility (7.75%)........     $  7.5
     Senior Term Facilities -- Tranche B Facility (8.25%)........       17.3
     10 3/8% Senior Subordinated Notes (10.375%).................       31.1
     12.5% Subordinated Note (12.5%).............................        6.4
     Interest expense on debt refinanced.........................      (15.4)
                                                                      ------
          Total..................................................     $ 46.9
                                                                      ======

     The senior term facilities bear interest at adjustable rates based on a spread over LIBOR. An increase of 0.125% in the rate applicable to the senior term facilities will increase interest expense and reduce net income as follows:

                                                                    FISCAL YEAR
                                                                       ENDED
                                                                   MAY 30, 1999
                                                                   -------------
                                                                   (IN MILLIONS)
     Interest expense............................................      $ 0.4
                                                                       =====
     Net income..................................................      $(0.3)
                                                                       =====

(d) There is no pro forma adjustment for income taxes, as Fairchild International has a net operating loss and has fully reserved net operating loss carryforwards.

3. PRO FORMA ADJUSTMENTS MADE TO THE COMBINED RESULTS OF FAIRCHILD INTERNATIONAL AND THE POWER DEVICE BUSINESS TO GIVE EFFECT TO THE INITIAL PUBLIC OFFERING.

(a) Represents the elimination of the amortization of deferred financing costs associated with the debt being repaid. The pro forma reduction to interest expense is $1.1 million for the fiscal year ended May 30, 1999. In connection with the initial public offering, we were required to write-off unamortized debt issuance costs associated with debt being repaid. Approximately $7.2 million was written off concurrent with the offering. This non-recurring charge has been excluded from the pro forma combined condensed statement of operations.

(b) Represents the elimination of interest expense of $32.4 million associated with the debt repaid with the proceeds of the initial public offering.

        SELECTED CONSOLIDATED FINANCIAL DATA OF FAIRCHILD INTERNATIONAL

     The following table sets forth selected historical consolidated financial data of Fairchild International. The historical consolidated financial data as of August 29, 1999, and as of and for the three months ended August 30, 1998 and August 29, 1999 are derived from the unaudited condensed consolidated financial statements of Fairchild International included elsewhere in this prospectus. The historical consolidated financial data as of May 31, 1998 and May 30, 1999 and for the fiscal years ended May 25, 1997, May 31, 1998 and May 30, 1999 are derived from the audited consolidated financial statements of Fairchild International included elsewhere in this prospectus. The historical consolidated financial data as of May 26, 1996 and May 25, 1997 and for the fiscal year ended May 26, 1996 are derived from audited consolidated financial statements of Fairchild International not included in this prospectus. The historical consolidated financial data as of and for the fiscal year ended May 28, 1995 and as of August 30, 1998 are derived from unaudited consolidated financial statements of Fairchild International that are not included in this prospectus. We believe that such unaudited consolidated financial statements include all adjustments necessary for the fair presentation of the financial condition and the results of operations of Fairchild International for such periods and as of such dates. This information should be read in conjunction with the consolidated financial statements of Fairchild International included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International."

                                                                                                                THREE MONTHS
                                                                         FISCAL YEAR ENDED MAY                  ENDED AUGUST
                                                              --------------------------------------------    ----------------
                                                               1995     1996     1997     1998      1999       1998     1999
                                                              ------   ------   ------   ------   --------    ------   -------
                                                                                   (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS DATA:(1)
Revenue(2)..................................................  $680.3   $776.3   $692.0   $789.2   $  735.1    $151.3   $ 324.5

Gross profit(2).............................................  $203.8   $216.8   $152.5   $230.5   $  152.3    $ 30.4   $  95.5
Research and development....................................    31.0     30.3     18.9     35.7       39.3       9.2      14.0
Selling, general and administrative(3)......................   100.3    114.4     96.4     92.0      105.1      22.6      56.4
Restructuring, impairments and other charges(4).............      --       --      5.3     15.5       55.3       4.5        --
                                                              ------   ------   ------   ------   --------    ------   -------
  Operating income (loss)...................................    72.5     72.1     31.9     87.3      (47.4)     (5.9)     25.1
Interest expense, net(5)....................................      --       --     11.2     54.5       71.8      14.4      32.5
Other expense (income) net..................................    (1.8)    (0.2)     1.4       --         --        --        --
                                                              ------   ------   ------   ------   --------    ------   -------
  Income (loss) before income taxes.........................    74.3     72.3     19.3     32.8     (119.2)    (20.3)     (7.4)
Provision (benefit) for income taxes........................      --       --      3.8     10.7       (5.1)     (4.1)      0.6
                                                              ------   ------   ------   ------   --------    ------   -------
  Income (loss) before cumulative effect of change in
    accounting principle....................................    74.3     72.3     15.5     22.1     (114.1)    (16.2)     (8.0)
Cumulative effect of change in accounting principle.........      --       --       --     (1.5)        --        --        --
                                                              ------   ------   ------   ------   --------    ------   -------
  Net income (loss).........................................  $ 74.3   $ 72.3   $ 15.5     20.6     (114.1)    (16.2)     (8.0)
                                                              ======   ======   ======
Dividends on preferred stock..........................................................     (8.7)      (9.8)     (2.3)     (2.0)
                                                                                         ------   --------    ------   -------
  Net income (loss) applicable to common stockholders.................................   $ 11.9   $ (123.9)   $(18.5)  $ (10.0)
                                                                                         ======   ========    ======   =======
Basic earnings (loss) per common share:
  Income before cumulative effect of change in accounting principle...................   $ 0.21   $  (1.97)   $(0.29)  $ (0.15)
  Cumulative effect of change in accounting principle.................................    (0.02)        --        --        --
                                                                                         ------   --------    ------   -------
                                                                                         $ 0.19   $  (1.97)   $(0.29)  $ (0.15)
                                                                                         ======   ========    ======   =======
Diluted earnings (loss) per common share:
  Income before cumulative effect of change in accounting principle...................   $ 0.20   $  (1.97)   $(0.29)  $ (0.15)
  Cumulative effect of change in accounting principle.................................    (0.02)        --        --        --
                                                                                         ------   --------    ------   -------
                                                                                         $ 0.18   $  (1.97)   $(0.29)  $ (0.15)
                                                                                         ======   ========    ======   =======
Weighted average common shares outstanding (in millions):
  Basic...............................................................................     62.8       62.9      62.9      68.9
                                                                                         ======   ========    ======   =======
  Diluted.............................................................................     65.0       62.9      62.9      68.9
                                                                                         ======   ========    ======   =======

                                                                                                                THREE MONTHS
                                                                         FISCAL YEAR ENDED MAY                  ENDED AUGUST
                                                              --------------------------------------------    ----------------
                                                               1995     1996     1997     1998      1999       1998     1999
                                                              ------   ------   ------   ------   --------    ------   -------
                                                                                   (DOLLARS IN MILLIONS)
OTHER FINANCIAL DATA:
Revenue:
  Analog....................................................  $   --   $   --   $   --   $ 32.0   $   95.8    $ 16.9   $  71.6
  Discrete..................................................   116.4    175.0    164.5    187.3      222.8      38.9     130.5
  Logic.....................................................   327.7    339.5    285.3    303.0      267.6      60.8      72.7
  Memory(2).................................................   185.5    174.2    138.0    113.5       67.9      18.5      16.6
  Contract manufacturing services...........................    50.7     87.6    104.2    153.4       81.0      16.2      33.1
                                                              ------   ------   ------   ------   --------    ------   -------
Total revenue...............................................  $680.3   $776.3   $692.0   $789.2   $  735.1    $151.3   $ 324.5
                                                              ======   ======   ======   ======   ========    ======   =======
Depreciation and amortization...............................  $ 44.7   $ 64.2   $ 77.1   $ 83.2   $   95.3    $ 22.5   $  27.0
Amortization of intangibles(6)..............................      --       --       --      1.4        8.4       0.8       8.5
Capital expenditures........................................   112.9    153.9     47.1     78.0       46.2      13.0      28.1

HISTORICAL BALANCE SHEET DATA (END OF PERIOD):
Inventories.................................................  $ 68.8   $ 93.1   $ 73.1   $108.0   $  148.6    $106.1   $ 157.3
Total assets................................................   323.2    432.7    555.0    634.3    1,095.7     620.0   1,099.3
Long-term debt, excluding current portion...................      --       --    487.9    526.7    1,045.9     529.2     716.5
Total stockholders' equity (deficit)........................   233.2    349.2   (133.3)  (116.6)    (240.4)   (135.1)    181.8

-------------------------
(1) For the fiscal years ended May 1997 and prior, statement of operations data includes the direct expense of the Fairchild Semiconductor business of National Semiconductor and allocated expenses from National Semiconductor. Such amounts may not be comparable to data for Fiscal 1998 and 1999.

(2) Revenues and gross profit in Fiscal 1999 were negatively impacted by $5.5 million and $15.4 million, respectively, due to one-time write-offs for additional sales and inventory reserves as a result of our Memory division restructuring. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild
    International -- Restructuring."

(3) For the three months ended August 1999, selling, general and administrative expenses include $8.3 million for a one-time write-off of a receivable from the management investors to pay their federal and state individual income tax liabilities resulting from the lapse of risks of forfeiture with respect to their stock ownership. Such receivables were cancelled as a result of our initial public offering consummated on August 9, 1999. This write-off includes amounts to discharge the individual tax liabilities associated with the cancellation.

(4) In Fiscal 1997, restructuring, impairments and other charges consisted of severance and other costs related to lay-offs that occurred in the first quarter of Fiscal 1997. In Fiscal 1998, such charges consisted of in-process research and development associated with the acquisition of Raytheon. In Fiscal 1999, such charges consisted of $34.0 million of in-process research and development associated with the acquisition of the power device business, and $21.3 million related to various restructuring actions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International -- Restructuring."

(5) For the three months ended August 1999, interest expense includes $7.2 million for the write-off of unamortized debt issuance costs associated with debt repaid and $0.3 million for a prepayment premium on a 12.5% Subordinated Note Due 2008 repaid with a portion of the proceeds of Fairchild International's initial public offering consummated on August 9, 1999.

(6) Amortization of intangibles primarily represents the amortization of identifiable acquisition-related intangible assets.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                     OPERATIONS OF FAIRCHILD INTERNATIONAL

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto of Fairchild International included elsewhere in this prospectus.

OVERVIEW

     Fairchild International is a leading designer, manufacturer and supplier of high-performance logic, non-volatile memory, discrete power and signal technology and analog and mixed signal semiconductors, serving the personal computer, industrial, telecommunications, consumer electronics and automotive markets. The predecessor to Fairchild Semiconductor Corporation, a wholly-owned subsidiary of Fairchild International, was renowned as one of the pioneering companies of the semiconductor industry. Fairchild Semiconductor Corporation invented the planar process of manufacturing semiconductors, regarded as one of the most significant achievements in the semiconductor industry since the invention of the transistor. These early innovations form the base of a rich company history. Acquired in 1979 by Schlumberger, Fairchild Semiconductor Corporation continued to innovate, introducing logic products such as FAST(R) (Fairchild Advanced Schottky Technology) and FACT(TM) (Fairchild Advanced CMOS Technology), which remain industry standard products today. In 1987, Fairchild Semiconductor Corporation was acquired by National Semiconductor and integrated into its operations. The assets of Fairchild Semiconductor Corporation were separated from National Semiconductor on March 11, 1997 pursuant to an Agreement and Plan of Recapitalization and Fairchild Semiconductor Corporation began operating as a stand-alone entity. At that time, Fairchild Semiconductor Corporation's business consisted of the Logic Products Group, historically a core business of Fairchild Semiconductor Corporation, the Discrete Products Group and the Non-Volatile Memory Products Group, historically multi-market businesses of National Semiconductor. On December 31, 1997, Fairchild Semiconductor Corporation acquired all of the outstanding common stock of Raytheon for approximately $117.0 million in cash. Raytheon designs, manufactures and markets high-performance analog and mixed signal semiconductors with long product lives for the personal computer, communications, broadcast video and industrial markets. Immediately prior to the closing of the transaction, Raytheon was renamed Fairchild Semiconductor Corporation of California and, upon closing, became a wholly-owned subsidiary of Fairchild Semiconductor Corporation. The transaction was accounted for as a purchase. Accordingly, Fairchild International's operating results in Fiscal 1998 include the operating results of Fairchild Semiconductor Corporation of California as of the date of the acquisition. On April 13, 1999, Fairchild International acquired the power device business of Samsung Electronics for $414.9 million in cash, including fees and expenses. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The transaction was accounted for as a purchase. Accordingly, Fairchild International's operating results in Fiscal 1999 include the operating results of the power device business, as of the date of the acquisition. The results of operations in Fiscal 1997 for the period prior to March 11, 1997 reflect the operating results of the Fairchild Semiconductor Business of National Semiconductor, and are not necessarily indicative of the results that would have been obtained as a stand-alone company during that time. This is due in part to the fact that National Semiconductor allocated to the Fairchild Semiconductor Business corporate and other overhead costs at levels higher than those experienced as a stand-alone company. In addition, the Fairchild Semiconductor Business, prior to the establishment of Fairchild International, provided contract manufacturing services to National Semiconductor at cost and now provides such services at higher prices. Under manufacturing agreements with National Semiconductor, it is required to purchase not less than $330.0 million of contract manufacturing services from

Fairchild International during the first 39 months after consummation of the recapitalization of Fairchild Semiconductor Corporation.

     Fairchild International has defined four reportable segments: the Analog and Mixed Signal Products Division, which we refer to as Analog; the Discrete Power and Signal Technologies Products Group, which we refer to as Discrete; the Interface and Logic Products Group, which we refer to as Logic; and the Non-Volatile Memory Division, which we refer to as Memory. Power device business products, which were previously reported as a separate segment, are now included in the Analog and Discrete segments. The following table sets forth the composition of trade revenue by reportable segments and contract manufacturing services, as a percentage of total revenues excluding one-time charges of $5.5 million in the Memory segment in Fiscal 1999:

                                                           FISCAL YEAR ENDED MAY
                                                          -----------------------
                                                          1997     1998     1999
                                                          -----    -----    -----
Analog..................................................     --%     4.1%    13.0%
Discrete................................................   23.8     23.7     30.1
Logic...................................................   41.2     38.4     36.1
Memory..................................................   19.9     14.4      9.9
                                                          -----    -----    -----
     Subtotal trade sales...............................   84.9     80.6     89.1
Contract Manufacturing Services.........................   15.1     19.4     10.9
                                                          -----    -----    -----
     Total..............................................  100.0%   100.0%   100.0%
                                                          =====    =====    =====

     We have changed our fiscal year-end from the last Sunday in May to the last Sunday in December. We refer to the seven-month transition period from May 31, 1999 to December 26, 1999 as stub year 1999. In the following discussion, we refer to the three months ended August 29, 1999 as the first quarter of stub year 1999.

QUARTERLY RESULTS

     The following table sets forth the unaudited historical quarterly trade sales and trade gross profits (losses) by Fairchild International's reportable segments:

                                          FISCAL 1997                     FISCAL 1998                FISCAL 1999
                                    ------------------------   ---------------------------------   ---------------
                                      Q2       Q3       Q4       Q1       Q2       Q3       Q4       Q1       Q2
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                (DOLLARS IN MILLIONS)
TRADE SALES:
Analog............................  $   --   $   --   $   --   $   --   $   --   $ 11.9   $ 20.1   $ 16.9   $ 17.7
Discrete..........................    39.7     42.7     46.2     48.2     47.0     49.6     42.5     38.9     45.7
Logic.............................    74.7     69.2     74.6     78.9     79.8     75.6     68.7     60.9     67.7
Memory............................    39.6     35.6     32.6     31.6     28.5     28.0     25.4     18.4     20.9
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total.........................  $154.0   $147.5   $153.4   $158.7   $155.3   $165.1   $156.7   $135.1   $152.0
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======
GROSS PROFIT (LOSS):
Analog............................  $   --   $   --   $   --   $   --   $   --   $  4.9   $  7.2   $  5.9   $  7.4
Discrete..........................    11.2     13.4     15.8     18.9     17.9     17.3     12.8      8.9     10.5
Logic.............................    18.7     15.7     21.0     25.9     29.7     25.6     21.3     14.8     17.7
Memory............................     6.6      6.8      6.5      5.9      2.3      1.3      3.2     (0.8)    (2.0)
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total.........................  $ 36.5   $ 35.9   $ 43.3   $ 50.7   $ 49.9   $ 49.1   $ 44.5   $ 28.8   $ 33.6
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======

                                                       STUB
                                                       YEAR
                                      FISCAL 1999      1999
                                    ---------------   ------
                                      Q3       Q4       Q1
                                    ------   ------   ------
                                     (DOLLARS IN MILLIONS)
TRADE SALES:
Analog............................  $ 15.1   $ 46.1   $ 71.6
Discrete..........................    47.0     91.2    130.5
Logic.............................    65.6     73.4     72.7
Memory............................    19.3     14.8(1)   16.6
                                    ------   ------   ------
    Total.........................  $147.0   $225.5   $291.4
                                    ======   ======   ======
GROSS PROFIT (LOSS):
Analog............................  $  5.2   $ 20.0   $ 27.1
Discrete..........................    10.7     14.7     36.0
Logic.............................    20.4     20.6     21.2
Memory............................    (0.8)    (2.1)(1)    2.1
                                    ------   ------   ------
    Total.........................  $ 35.5   $ 53.2   $ 86.4
                                    ======   ======   ======


                                          FISCAL 1997                     FISCAL 1998                FISCAL 1999
                                    ------------------------   ---------------------------------   ---------------
                                      Q2       Q3       Q4       Q1       Q2       Q3       Q4       Q1       Q2
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                (DOLLARS IN MILLIONS)
GROSS PROFIT (LOSS) PERCENTAGE:
Analog............................      --%      --%      --%      --%      --%    41.2%    35.8%    34.9%    41.8%
Discrete..........................    28.2     31.4     34.2     39.2     38.1     34.9     30.1     22.9     23.0
Logic.............................    25.0     22.7     28.2     32.8     37.2     33.9     31.0     24.3     26.1
Memory............................    16.7     19.1     19.9     18.7      8.1      4.6     12.6     (4.3)    (9.6)
    Total.........................    23.7     24.3     28.2     31.9     32.1     29.7     28.4     21.3     22.1

                                                       STUB
                                                       YEAR
                                      FISCAL 1999      1999
                                    ---------------   ------
                                      Q3       Q4       Q1
                                    ------   ------   ------
                                     (DOLLARS IN MILLIONS)
GROSS PROFIT (LOSS) PERCENTAGE:
Analog............................    34.4%    43.4%    37.8%
Discrete..........................    22.8     16.1     27.6
Logic.............................    31.1     28.1     29.2
Memory............................    (4.1)   (14.2)    12.7
    Total.........................    24.1     23.6     29.7

-------------------------

(1) Excludes charges of $5.5 million and $15.4 million in trade sales and gross profit, respectively.

THREE MONTHS ENDED AUGUST 29, 1999 COMPARED TO THREE MONTHS ENDED AUGUST 30,
1998

     Results of Operations. Fairchild International incurred a net loss of $8.0 million, or $0.15 per fully diluted share of common stock, in the first quarter of stub year 1999, compared to a net loss of $16.2 million, or $0.29 per fully diluted share of common stock, in the first quarter of Fiscal 1999. Excluding unusual charges and amortization of acquisition-related intangibles of $15.5 million and $8.5 million, respectively, in the first quarter of stub year 1999, and $4.5 million and $0.8 million, respectively, in the first quarter of Fiscal 1999, net of tax effect, Fairchild International had adjusted net income of $16.0 million for the first quarter of stub year 1999, or $0.21 per fully diluted share of common stock, compared to an adjusted net loss of $12.0 million, or $0.18 per fully diluted share of common stock in the first quarter of Fiscal 1999. Unusual charges in the first quarter of stub year 1999 included initial public offering-related charges of $8.3 million, recorded in selling, general and administrative expenses ("SG&A"), for the forgiveness of certain loans made to Fairchild International's management investors for payment of individual income tax liabilities resulting from their ownership of Fairchild International's common stock, and $7.2 million, recorded in interest expense, for the write-off of deferred financing fees associated with the debt repaid with the proceeds from the initial public offering. Unusual charges in the first quarter of Fiscal 1999 were due to restructuring charges as a result of a workforce reduction. Operating income was $25.1 million in the first quarter of stub year 1999, compared to an operating loss of $5.9 million in the first quarter of Fiscal 1999. Excluding unusual charges, operating income was $33.4 million in the first quarter of stub year 1999, compared to an operating loss of $1.4 million in the first quarter of Fiscal 1999. The increase in operating income is due to the acquisition of the power device business from Samsung Electronics and higher revenues and gross profits due to improved business conditions, resulting in higher factory utilization in the first quarter of stub year 1999 as compared to the first quarter of Fiscal 1999.

     All operating segments reported improved operating results in the first quarter of stub year 1999 as compared to the first quarter of Fiscal 1999. Analog had operating income of $13.2 million in the first quarter of stub year 1999 as compared to a loss of $0.1 million in the first quarter of Fiscal 1999. Excluding analog power device products, Analog had an operating loss of $2.6 million in the first quarter of stub year 1999. The increase in Analog's operating loss (excluding analog power device products) was due to an unfavorable sales mix and increased inventory valuation reserves in anticipation of the closure of the Mountain View, California wafer fab in the second quarter of stub year 1999. Discrete had operating income of $11.5 million in the first quarter of stub year 1999 as compared to $1.9 million in the first quarter of Fiscal 1999. Excluding discrete power device products, Discrete had operating income of $2.1 million in the first quarter of stub year 1999. Logic had operating income of $9.1 million in the first quarter of stub year 1999, compared to $3.0 million in the first quarter of Fiscal 1999. The increases in Discrete and Logic operating income were due to higher revenues and improved gross profits due to improved factory utilization. Memory had an

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

operating loss of $0.4 million in the first quarter of stub year 1999 as compared to a loss of $6.2 million in the first quarter of Fiscal 1999. The decrease in the Memory operating loss was due to the benefit from the implementation of the Memory restructuring plan in the fourth quarter of Fiscal 1999.

     Excluding depreciation and amortization of $35.5 million and $23.3 million in the first quarter of stub year 1999 and Fiscal 1999, respectively, and unusual charges, earnings before interest, taxes, depreciation and amortization ("EBITDA") were $68.9 million in the first quarter of stub year 1999 compared to $21.9 million in the first quarter of Fiscal 1999. EBITDA is presented because Fairchild International believes that it is a widely accepted financial indicator of an entity's ability to incur and service debt. EBITDA should not be considered as an alternative to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with generally accepted accounting principles, as an indicator of the operating performance of Fairchild International, or as an alternative to cash flows as a measure of liquidity.

     Revenues. Fairchild International's revenues consist of trade sales to unaffiliated customers (89.8% and 89.3% of total revenues in the first quarters of stub year 1999 and Fiscal 1999, respectively) and revenues from contract manufacturing services provided to National Semiconductor and Samsung Electronics (10.2% and 10.7% of total revenues in the first quarters of stub year 1999 and Fiscal 1999, respectively).

     Trade revenues increased 115.7% to $291.4 million in the first quarter of stub year 1999 compared with $135.1 million in the first quarter of Fiscal 1999. Trade sales for the first quarter of stub year 1999 include those of sales from the power device business. Excluding sales from the power device business, trade sales increased 20.3% in the first quarter of stub year 1999 over the first quarter of Fiscal 1999, as higher sales volume offset lower average selling prices. The increase in trade sales is attributable to improved demand due to strength in end-markets such as personal computers and an economic recovery in the Asia/Pacific region, and was observed across all segments except Memory, whose sales declined as a result of exiting certain unprofitable product lines. Analog, Discrete and Logic sales were up 5.9%, 42.2% and 19.6%, respectively, in the first quarter of stub year 1999 over the first quarter of Fiscal 1999.

     Approximately 69.3% of Fairchild International's trade revenues were generated from Analog, Discrete and Power Device products in the first quarter of stub year 1999.

     Geographically, 23.4%, 12.3%, 42.9% and 21.4% of trade sales were derived from North America, Europe, Asia/Pacific and Korea, respectively, in the first quarter of stub year 1999. Excluding sales from the power device business, 34.9%, 17.7% and 47.4% of trade sales were derived from North America, Europe and Asia/Pacific (including Korea), respectively, in the first quarter of stub year 1999, compared to 42.2%, 18.7% and 39.1%, respectively, in the first quarter of Fiscal 1999. Excluding sales from the power device business, the Asia/Pacific and European regions saw increases in trade sales in the first quarter of stub year 1999 compared to the first quarter of Fiscal 1999 of 45.6% and 13.9%, respectively, while the Americas saw no change. The increases resulted from increased customer demand due to general market improvement, and in the case of Asia/Pacific, improving economic conditions.

     Contract manufacturing revenues increased 104.3% to $33.1 million in the first quarter of stub year 1999 compared to $16.2 million in the first quarter of Fiscal 1999. Excluding contract manufacturing services provided to Samsung Electronics, contract manufacturing revenues increased 54.3% in the first quarter of stub year 1999 as compared to Fiscal 1999, reflecting increased demand from National Semiconductor.

     Gross Profit. Gross profit increased 214.1% to $95.5 million in the first quarter of stub year 1999 compared to $30.4 million in the first quarter of Fiscal 1999. Excluding the gross profit from the

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

power device business, gross profit increased 45.1% in the first quarter of stub year 1999 over the first quarter of Fiscal 1999. As a percentage of trade sales, gross trade profits were 29.6% in the first quarter of stub year 1999. Excluding the power device business, gross trade profits as a percentage of trade sales were 24.3% in the first quarter of stub year 1999 compared to 21.3% in the first quarter of Fiscal 1999. The increase in gross trade profit as a percentage of trade sales was due to the favorable effect of increased factory utilization and the benefit of cost reduction actions undertaken in Fiscal 1999, offset by lower average selling prices. Contract manufacturing gross profit increased 468.8% to $9.1 million in the first quarter of stub year 1999 compared to $1.6 million in the first quarter of Fiscal 1999. The increase in contract manufacturing gross profit is due to incremental business with Samsung Electronics as a result of the acquisition of the power device business and greater demand from National Semiconductor reflective of improved market conditions. Contract manufacturing gross profit for the first quarter of Fiscal 1999 included $6.2 million of fixed cost reimbursement under Fairchild International's manufacturing agreements with National Semiconductor.

     Research and Development. Research and development expenses ("R&D") were $14.0 million, or 4.8% of trade sales, in the first quarter of stub year 1999, compared to $9.2 million, or 6.8% of trade sales, in the first quarter of Fiscal 1999. The increase in R&D expenses is driven by the dedicated R&D costs incurred by the power device business in the first quarter of stub year 1999 which Fairchild International did not incur in Fiscal 1999. R&D efforts are focused on Fairchild International's growth products (Analog, DMOS, Power Devices and CMOS logic). R&D expenditures for these growth products were 5.6% and 9.3% of trade sales in the first quarter of stub year 1999 and Fiscal 1999, respectively. R&D expenditures for Fairchild International's mature products (Bipolar Logic, Bipolar Discretes and EPROM) were less than 1% of trade sales for both the first quarter of stub year 1999 and the first quarter of Fiscal 1999. The decrease in R&D expenditures for growth products as a percentage of trade sales is due to the relatively small R&D requirements of the power device business as a percentage of sales.

     Selling, General and Administrative. SG&A expenses were $56.4 million, or 19.4% of trade sales, in the first quarter of stub year 1999, compared to $22.6 million, or 16.7% of trade sales, in the first quarter of Fiscal 1999. SG&A expenses in the first quarter of stub year 1999 include an unusual charge of $8.3 million for the forgiveness of certain loans made to Fairchild International's management investors for payment of individual income tax liabilities resulting from their ownership of Fairchild International's common stock. Excluding this unusual charge, SG&A was $48.1 million, or 16.5% of trade sales, in the first quarter of stub year 1999. The increase in SG&A expenses (excluding the unusual charge) is primarily the result of the incremental SG&A expenses of the power device business which Fairchild International did not incur in the first quarter of Fiscal 1999 and increased selling expenses for the pre-existing business due to higher sales volume.

     Restructuring. Fairchild International's incurred a pre-tax restructuring charge of approximately $4.5 million in the first quarter of Fiscal 1999. The charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs related to the reduction of approximately 600 salaried, hourly and temporary positions, then representing approximately 10% of Fairchild International's payroll. Substantially all amounts have been expended with respect to Fairchild International's Fiscal 1999 restructuring actions with the exception of the Analog wafer production transfer to South Portland, Maine. Approximately $0.6 million was expended in the first quarter of stub year 1999 for this transfer with an estimated $6.0 million of accrued liabilities expected to be expended by the end of the first quarter of 2000.

     Interest Expense, Net. Interest expense, net was $32.5 million in the first quarter of stub year 1999, compared to $14.4 million in the first quarter of Fiscal 1999. Interest expense, net in the first quarter of stub year 1999 includes an unusual charge of $7.2 million for the write-off of deferred financing fees associated with debt retired with the proceeds from the initial public offering.

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

Excluding this charge, interest expense, net was $25.3 million in the first quarter of stub year 1999. The increase is principally the result of indebtedness incurred to finance the power device business acquisition, which occurred in the fourth quarter of Fiscal 1999.

     Income Taxes. Income tax expense was $0.6 million for the first quarter of stub year 1999, compared to a tax benefit of $4.1 million in the first quarter of Fiscal 1999. The effective tax rates for the first quarter of stub year 1999 and Fiscal 1999 on book pre-tax income were (8.1)% and 20.2%, respectively. In the first quarter of stub year 1999, the tax provision is based on income generated from Fairchild International's foreign operations, excluding Korea where Fairchild International benefits from a tax holiday. The decrease in the tax benefit is due to Fairchild International's limited ability to recognize the future benefit of U.S. net operating loss carryforwards.

     Purchased In-Process Research and Development. In connection with its acquisitions of the power device business and the Raytheon Semiconductor business completed in Fiscal 1999 and Fiscal 1998, respectively, Fairchild International allocated a portion of the purchase price for each acquisition to in-process research and development projects. This allocation represented the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of each of the acquisitions, the development of these projects had no alternative future uses. Accordingly, these costs were expensed as of each respective acquisition date.

     The financial results of the power device business to date have been consistent, in all material respects, with the assumptions of Fairchild International at the time of the acquisition as they relate to the value of the purchased in-process research and development. Actual results to date on Raytheon Semiconductor business products have fallen short of expectations due to unfavorable market conditions during the recent industry downturn and higher than expected costs on certain projects. Fairchild International has addressed the cost issues in the restructuring of its Mountain View facility and expects improvement in demand for these products as market conditions continue to improve. The weaker cash flows from these projects have not had, nor are they expected to have, any material adverse impact on the results of Fairchild International or its financial position, including the recoverability of intangible assets.

YEAR ENDED MAY 30, 1999 COMPARED TO YEAR ENDED MAY 31, 1998

     Results of Operations. Fairchild International incurred a net loss of $114.1 million in Fiscal 1999, compared to net income of $20.6 million in Fiscal 1998. The net loss in Fiscal 1999 includes pre-tax charges totaling $75.9 million for in-process research and development ($34.0 million) and the write-off of deferred financing fees in connection with a refinancing of Fairchild International's senior credit facilities ($5.2 million) as part of the acquisition of the power device business of Samsung Electronics in April 1999, and restructuring and related charges totaling $36.7 million. The Fiscal 1999 restructuring charges pertain to a workforce reduction undertaken in the first quarter ($4.5 million), the transfer of Analog assembly and test operations in the third quarter ($2.7 million), the closure of the Mountain View facility ($10.0 million) recorded in the fourth quarter and the restructuring of the Memory business ($19.5 million), also in the fourth quarter. The charge for the Memory restructuring includes $5.5 million and $9.9 million recorded as a reduction to revenue and an increase to cost of sales, respectively, for additional sales and inventory reserves associated with the restructuring. Net income in Fiscal 1998 includes pre-tax charges of $15.5 million for in-process research and development associated with the acquisition of Raytheon and an after-tax charge of $1.5 million for the cumulative effect of a change in accounting principle. Excluding unusual charges, net of tax effect, and amortization of acquisition-related intangibles of $8.4 million and $1.4 million in Fiscal 1999 and Fiscal 1998, respectively, Fairchild International incurred a net loss of $33.4 million in Fiscal 1999, compared to net income of $33.5 million in Fiscal 1998. The decrease is due primarily to soft market conditions in the semiconductor industry that persisted for much of Fiscal 1999, which resulted in severe price competition and factory underutilization, particularly in the first half of Fiscal 1999, which negatively impacted gross profit.

     Fairchild International incurred an operating loss of $47.4 million in Fiscal 1999, compared to operating income of $87.3 million in Fiscal 1998. Excluding unusual charges, operating income was $23.3 million in Fiscal 1999, compared to $102.8 million in Fiscal 1998. Excluding unusual charges and depreciation and amortization of $103.7 million and $84.6 million in Fiscal 1999 and Fiscal 1998, respectively, earnings before interest, taxes and depreciation and amortization, which we refer to as EBITDA, was $127.0 million in Fiscal 1999, compared to $187.4 million in Fiscal 1998. EBITDA is presented because Fairchild International believes that it is a widely accepted financial indicator of an entity's ability to incur or service debt. EBITDA should not be considered as an alternative to net income, operating income, or other consolidated operations or cash flow data prepared in accordance with generally accepted accounting principles, as an indicator of the operating performance of Fairchild International, or as an alternative to cash flows as a measure of liquidity.

     Revenues. Fairchild International's revenues consist of trade sales to unaffiliated customers (89.0% and 80.6% of total revenues in Fiscal 1999 and Fiscal 1998, respectively) and contract manufacturing services to National Semiconductor (11.0% and 19.4% of total revenues in Fiscal 1999 and Fiscal 1998, respectively). Trade sales increased 2.9% to $654.1 million in Fiscal 1999 from $635.8 million in Fiscal 1998. Trade sales in Fiscal 1999 include those of the power device business since the acquisition date of April 13, 1999, and a full-year of Analog. Additionally, trade sales have been reduced by $5.5 million in Fiscal 1999 for one-time charges for additional sales reserves as a result of the Memory restructuring. Trade sales in Fiscal 1998 include those of Analog since the acquisition date of December 31, 1997. Excluding Power Device revenues, one time charges and normalizing Analog sales for the non-comparable periods, trade sales decreased 14.0% in Fiscal 1999 from Fiscal 1998. All segments reported trade sales decreases from the prior year, due to industry-wide soft market conditions that were prevalent for much of Fiscal 1999. These soft market conditions, caused by the Asian financial crisis and excess capacity in the semiconductor industry as a whole, resulted in severe price pressures, which accounted for the majority of the revenue shortfall on a comparable basis. Unit volume was flat for Fiscal 1999 as compared to Fiscal 1998.

     Geographically, 33%, 17% and 50% of Fairchild International's trade sales in Fiscal 1999 were generated in the United States, Europe and Asia, respectively, compared to 38%, 21% and 41%, respectively, in Fiscal 1998. Soft market conditions prevalent in Fiscal 1999 negatively impacted all geographic regions. Trade sales in the United States decreased 9.8% in Fiscal 1999 from Fiscal 1998. Excluding one time charges, trade sales decreased 7.6%. Trade sales in Europe decreased 16.1% in Fiscal 1999 from Fiscal 1998. Trade sales in Asia increased 24.3% in Fiscal 1999 over Fiscal 1998. Asia sales include those in Southeast Asia, Korea and Japan. The increase in trade sales is due entirely to the acquisition of the power device business. Excluding the power device business, Asia trade sales decreased 2.1% in Fiscal 1999 from Fiscal 1998. Contract manufacturing revenues decreased 47.2% to $81.0 million in Fiscal 1999, compared to $153.4 million in Fiscal 1998. Contract manufacturing revenues in Fiscal 1999 include $18.7 million of billings under the guaranteed annual revenue and fixed cost recovery provisions of the manufacturing agreements with National Semiconductor. The decrease was due to reduced demand from National Semiconductor.

     Gross Profit. Gross profit decreased 33.9% to $152.3 million in Fiscal 1999 from $230.5 million in Fiscal 1998. Gross trade profit in Fiscal 1999 was negatively impacted by one-time charges of $15.4 million for additional sales and inventory reserves as a result of the Memory restructuring action. Excluding one-time charges, gross profit decreased 27.2% to $167.7 million in Fiscal 1999. Gross profit includes $16.6 million and $36.3 million in Fiscal 1999 and Fiscal 1998, respectively, attributable to contract manufacturing services provided to National Semiconductor. As a percentage of trade sales, gross trade profit, which excludes contract manufacturing, was 20.7% in Fiscal 1999 compared to 30.5% in Fiscal 1998. Excluding one-time charges, gross trade profit as a percentage of trade sales was 22.9% in Fiscal 1999. The decrease in gross trade profits as a percentage of sales in Fiscal 1999 from Fiscal 1998 was due to lower average trade selling prices and the negative effects of significantly decreased demand from National Semiconductor.

     Contract manufacturing gross profit decreased 54.3% in Fiscal 1999 from Fiscal 1998. As a percentage of contract manufacturing revenue, contract manufacturing gross profit was 20.5% in Fiscal 1999, compared to 23.7% in Fiscal 1998. The decrease in contract manufacturing gross profit as a percent of contract manufacturing revenues is due to the negative effects of lower factory utilization due to reduced demand from National Semiconductor and an unfavorable sales mix toward ABiC wafers produced in Fairchild International's six-inch fab in South Portland, Maine.

     Research and Development. R&D expenses were $39.3 million, or 6.0% of trade sales in Fiscal 1999, compared to $35.7 million, or 5.6% of trade sales in Fiscal 1998. The increase in R&D expenses is due to the addition of the R&D expenses of the power device business and a full year of Analog R&D expenses in Fiscal 1999, as compared to five months of Analog R&D expenses recorded in Fiscal 1998. R&D efforts are focused on Fairchild International's growth products (CMOS logic, DMOS, Analog and the power device business products). In Fiscal 1999, R&D expenditures were 7.7% of trade sales for these growth products, and 3.0% of trade sales for all other products. In Fiscal 1998, R&D expenditures were 8.7% and 2.7% for growth and all other products, respectively. The decrease in R&D expenditures for growth products as a percentage of trade sales is due to the relatively small R&D requirements of the power device business as a percentage of sales.

     Selling, General and Administrative. SG&A expenses were $105.1 million, or 16.1% of trade sales in Fiscal 1999, compared to $92.0 million or 14.5% of trade sales in Fiscal 1998. The increase in SG&A expenses is due to the addition of the SG&A expenses of the power device business, a full year of Analog SG&A expenses in Fiscal 1999, as compared to five months of Analog SG&A expenses recorded in Fiscal 1998, and amortization of acquisition-related intangibles, including a full year of amortization of intangibles related to the Raytheon acquisition in Fiscal 1999 as compared to five months in Fiscal 1998.

     Restructuring. Fiscal 1999 included restructuring charges of $21.3 million, as Fairchild International took several actions during Fiscal 1999 to reduce costs and improve profitability in a number of areas. In the fourth quarter of Fiscal 1999, Fairchild International took a pre-tax charge of $4.1 million for actions to improve the profitability of the Memory Products Group. These actions include transferring wafer fabrication activities in Salt Lake City, Utah to third-party subcontractors and obsoleting Memory product lines. The charge consists of $3.9 million for non-cash asset impairments at Fairchild International's facilities in Salt Lake City, Utah and Sunnyvale, California, and $0.2 million for severance and employee separation costs. In addition, Fairchild International took charges of $5.5 million and $9.9 million recorded to revenue and cost of sales, respectively, for additional sales and inventory reserves. Including these charges, the total charge for the Memory restructuring was $19.5 million.

     In the fourth quarter of Fiscal 1999, Fairchild International took a pre-tax charge of $10.0 million for the closure of its Mountain View facility, which supports the Analog Products Group. Fairchild International is transferring Analog wafer fabrication activities to its facility in South Portland, Maine. As a result of this transfer, Fairchild International expects a substantial reduction in Analog wafer costs and improved gross profit. The charge consists of $4.0 million for severance and employee separation costs, $4.5 million for non-cash asset impairments, including a one-time loss for the sale of the Mountain View facility of $1.9 million and $1.5 million in other exit costs. In March 1999, Fairchild International sold the facility for $30.2 million, net of closing costs, $0.5 million in escrow to cover demolition costs, and a $3.5 million holdback, payment of which is contingent upon either favorable action or no action within one year of the sale date by the City of

Mountain View with respect to the buyer's application to increase the building density on the site. Fairchild International views the holdback as a contingent gain, and as such did not record this amount in its Statement of Operations. Fairchild International expects, however, that a favorable ruling will be granted which will enable Fairchild International to record a one-time gain from receipt of the holdback in a subsequent period. In the third quarter of Fiscal 1999, Fairchild International took a pre-tax charge of $2.7 million for the transfer of Analog assembly and test activities from its Mountain View facility to Fairchild International's facility in Penang, Malaysia and various third-party subcontractors. The charge consisted of $1.9 million for non-cash asset impairments and $0.8 million for severance and employee separation costs. Total charges for Analog restructuring activities, including the loss on sale of the Mountain View facility, were $12.7 million in Fiscal 1999.

     In the first quarter of Fiscal 1999, Fairchild International took a pre-tax restructuring charge of $4.5 million in connection with a plan to reduce costs and improve operating efficiencies. The charge consisted of $3.7 million for severance and employee separation costs related to the reduction of approximately 600 salaried, hourly and temporary positions in the United States and Cebu, the Philippines, representing approximately 10% of Fairchild International's payroll. In addition, $0.8 million was recorded for the write-off of various idle assets in Fairchild International's Mountain View and Salt Lake City facilities.

     Interest expense, net. Interest expense, net was $71.8 million in Fiscal 1999, compared to $54.5 million in Fiscal 1998. The increase was due to the write-off of deferred financing fees of $5.2 million in connection with the refinancing of its senior credit facilities as part of the acquisition of the power device business, incremental interest expense as a result of additional indebtedness incurred to finance the acquisition, a full year of interest expense on borrowings to finance the Raytheon acquisition, as compared to five months in Fiscal 1998 and interest expense on short-term borrowings in Fiscal 1999 which did not occur in Fiscal 1998.

     Income Taxes. Income tax expense (benefit) was a benefit of $(5.1) million in Fiscal 1999, compared to income tax expense of $10.7 million in Fiscal 1998. The effective tax rate for Fiscal 1999 was 4.3%, compared to 32.6% in Fiscal 1998. The decrease in the effective rate is due to the inability of Fairchild International to carry back its Fiscal 1999 operating loss due to the short time Fairchild International has operated as a stand-alone entity and a tax holiday for income generated by Fairchild International's Korean subsidiary, Fairchild Korea Semiconductor Ltd., formed as a result of the acquisition of the power device business. Fairchild Korea Semiconductor Ltd. has been granted a ten year tax holiday. The first seven years are tax-free, followed by three years of income taxes at 50% of the statutory rate.

     Effective for the fiscal year ended May 30, 1999, Fairchild International adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. In accordance with the provisions of SFAS No. 131, comparative disclosures of selected operating results of Fairchild International's reportable segments have been included for Fiscal 1998 and 1997.

     Analog and Mixed Signal Products Division. Fairchild International formed the Analog and Mixed Signal Products Division upon completion of the acquisition of Raytheon. This division has expanded due to the inclusion of the analog products of the power device business. Its product offerings include standard linear products such as operational amplifiers, low drop out regulators and ground fault interrupters, motor control integrated circuits, smart power switches and D/C to D/C converters. Analog revenues increased 199.4% to $95.8 million in Fiscal 1999 from $32.0 million in Fiscal 1998. Fiscal 1999 includes the analog revenues of the power device business since the date of acquisition. Fiscal 1998 includes revenues of Analog from the acquisition date of Raytheon. Normalized to exclude power device products and the non-comparable period of Analog sales in Fiscal 1999, Analog revenues were $25.5 million in Fiscal 1999, a decrease of 20.3% from Fiscal

1998. The decrease for the comparable period in Fiscal 1999 from Fiscal 1998 is due to revenue decreases in its mature products, combined with lower than anticipated new product revenues.

     Analog generated operating income of $8.1 million in Fiscal 1999 excluding restructuring charges, compared to $2.2 million in Fiscal 1998. Excluding the effect of the power device business and normalized for the non-comparable period of Analog operating results in Fiscal 1999, Analog generated an operating loss of $2.7 million in Fiscal 1999. The decrease in operating income is primarily driven by the decline in revenues.

     Discrete Power and Signal Technologies Products Group. Discrete designs, manufactures and markets a broad line of DMOS power MOSFETs, for both high and low-voltage applications, IGBT, bipolar power transistors, small signal transistors and diodes. This group has expanded due to the inclusion of the discrete products of the power device business. An increasing volume of DMOS power MOSFETs are manufactured using Fairchild International's leading edge Trench technology. Discrete revenues increased 19.0% to $222.8 million in Fiscal 1999, compared to $187.3 million in Fiscal 1998. Fiscal 1999 includes the discrete revenues of the power device business since the date of acquisition. Excluding discrete power device products, Discrete revenues decreased 3.7% in Fiscal 1999 from Fiscal 1998. The decrease is attributable to lower revenues for its mature Bipolar products, which decreased 18.1% from Fiscal 1998, partially offset by higher revenues for its DMOS products, which increased 7.9% from Fiscal 1998.

     Discrete generated operating income of $7.0 million in Fiscal 1999, compared to operating income of $44.9 million in Fiscal 1998. Excluding the effect of the power device business, Discrete generated operating income of $4.8 million in fiscal 1999. The decrease was due primarily to lower gross profit as a result of lower contract manufacturing profits, unfavorable sales mix, the negative effect of underutilization of the Salt Lake City fab, driven by lower contract manufacturing and Memory volumes, and inventory write-downs in the Cebu, the Philippines assembly and test facility.

     Interface and Logic Products Group. Logic designs, manufactures and markets a broad line of high-performance interface and standard logic products. Its interface products include building block products such as FST and GTL, and standards-specific products such as dual inline memory drivers and Universal Serial Bus. Its logic products focus on the growing CMOS logic market, from industry standard FACT and HCMOS to new products such as TinyLogic, LCX and LVT. Its products also include mature bipolar logic products such as FAST, LS and TTL. Price competition was particularly intense in Logic in Fiscal 1999. Logic revenues decreased 11.7% to $267.6 million in Fiscal 1999, compared to $303.0 million in Fiscal 1998. Revenues for interface products grew 573% in Fiscal 1999 over Fiscal 1998, due to success of new product introductions. This increase was more than offset by a 14.4% decrease in logic products revenues. The decrease in logic products revenues is primarily attributable to lower bipolar logic revenues, which decreased 29.4% from Fiscal 1998. CMOS revenues decreased 2.9% in Fiscal 1999 over Fiscal 1998. Overall, new product revenues doubled in Fiscal 1999 over Fiscal 1998.

     Logic generated operating income of $35.7 million in Fiscal 1999, compared to $70.0 million in Fiscal 1998. The decrease in operating income is attributable to lower average selling prices due to soft market conditions in Fiscal 1999 and lower contract manufacturing profits.

     Non-Volatile Memory Division. Memory designs, manufactures and markets a broad line of serial EEPROM, EPROM and applications-specific standard products, including microcontrollers. In order to improve the profitability of Memory, Fairchild International took a charge of $19.5 million in Fiscal 1999. Actions include transferring wafer fabrication activities in Salt Lake City, Utah to third-party subcontractors and obsoleting Memory product lines. Excluding a charge of $5.5 million recorded as a reduction to revenue in the form of increased sales reserves as part of the restructuring, Memory revenues decreased 35.3% to $73.4 million from $113.5 million in Fiscal 1998. The revenue decrease was across all product lines. EEPROM revenues decreased 30.7% in Fiscal 1999 from Fiscal 1998, and EPROM revenues decreased 46.6% in Fiscal 1999 from Fiscal 1998. The decreases are due to lower average selling prices, lower volumes due to soft market conditions, and in the case of EPROM, a rapidly shrinking market, which is being replaced by FLASH memory.

     Memory generated an operating loss of $26.4 million in Fiscal 1999, excluding the restructuring charge, compared to an operating loss of $14.2 million in Fiscal 1998. The increase in the operating loss is due primarily to lower average selling prices as a result of soft market conditions in Fiscal 1999.

YEAR ENDED MAY 31, 1998 COMPARED TO YEAR ENDED MAY 25, 1997

     RESULTS OF OPERATIONS. Net income increased 32.9% to $20.6 million in Fiscal 1998, as compared to $15.5 million in Fiscal 1997. Net income in Fiscal 1998 includes a pre-tax charge for in-process research and development associated with the acquisition of Raytheon ($15.5 million) and an after-tax charge for the cumulative effect of a change in accounting principle pertaining to business process reengineering costs associated with Fairchild International's enterprise software system implementation ($1.5 million) which had been previously capitalized. Net income in Fiscal 1997 includes pre-tax charges related to payment of retention bonuses ($14.1 million) and a restructuring charge ($5.3 million) related to workforce reductions. In addition, Fiscal 1998 net income includes a full year of interest expense and income taxes, while Fiscal 1997 includes these charges only for the period subsequent to the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization, the Fairchild Semiconductor Business did not incur these costs. Excluding unusual charges and amortization of acquisition-related intangibles of $1.4 million in Fiscal 1998, net of tax effect, net income was $33.5 million and $34.9 million in Fiscal 1998 and Fiscal 1997, respectively.

     Operating income, excluding unusual charges, increased 100.4% to $102.8 million in Fiscal 1998 from $51.3 million in Fiscal 1997. Included in operating income is $36.3 million and $6.8 million of gross profit on contract manufacturing services in Fiscal 1998 and 1997, respectively, under manufacturing agreements with National Semiconductor. Gross profit on contract manufacturing services in Fiscal 1997 was generated subsequent to the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization, contract manufacturing revenues were recorded at cost. In addition, operating income in Fiscal 1998 increased over Fiscal 1997 due to higher trade revenues as a result of the acquisition of Raytheon and improved market conditions, particularly in the first half of the year, higher trade gross profit due to improved factory utilization, and the favorable effect of currency devaluations in Southeast Asia on manufacturing costs. The following table depicts operating income for Fairchild International's reportable segments:

                                                                   FISCAL YEAR
                                                                    ENDED MAY
                                                              ----------------------
                                                                1997         1998
                                                              --------     ---------
                                                              (DOLLARS IN MILLIONS)
Analog......................................................   $  --        $  2.2
Discrete....................................................    21.7          44.9
Logic.......................................................    21.3          70.0
Memory......................................................     5.0         (14.2)

     Analog was formed upon the completion of the acquisition of Raytheon. Its results are consolidated with those of Fairchild International as of the date of acquisition. Discrete and Logic operating profits increased 106.9% and 228.6%, respectively, in Fiscal 1998 from Fiscal 1997. Memory suffered an operating loss in Fiscal 1998, due primarily to lower revenues and gross profits as a result of intense price competition.

     Excluding unusual charges, depreciation and amortization of $84.6 million and $77.1 million in Fiscal 1998 and 1997, respectively, and other expense of $1.4 million in Fiscal 1997, EBITDA increased 46.0% to $187.4 million in Fiscal 1998 from $128.4 million in Fiscal 1997.

     Fairchild International's results for the fiscal year ended May 31, 1998 consist of 53 weeks of activity, compared to 52 weeks for the fiscal years ended May 25, 1997 and May 26, 1996.

     Revenues. Fairchild International's revenues consist of trade sales to unaffiliated customers (80.6% and 84.9% of total revenues in Fiscal 1998 and 1997, respectively) and revenues from contract manufacturing services provided to National Semiconductor (19.4% and 15.1% of total revenues in Fiscal 1998 and 1997, respectively).

     Trade sales increased 8.2% to $635.8 million in Fiscal 1998 compared to $587.8 million in Fiscal 1997. Trade sales for Fiscal 1998 include those of Raytheon since the acquisition. Excluding Raytheon, trade sales increased 2.7% in Fiscal 1998 over Fiscal 1997. The increase in trade sales was driven primarily by increased unit volume, as average selling prices were flat. Average selling prices increased year over year for the first three quarters in Fiscal 1998, but decreased significantly in the fourth quarter as industry-wide market conditions softened.

     Discrete trade sales increased 13.9% in Fiscal 1998 over Fiscal 1997. The increase was due to higher average selling prices, driven by new product introductions and a favorable sales mix, and slightly higher unit volume. DMOS trade sales increased 39.9% in Fiscal 1998 over Fiscal 1997, offsetting a decrease of 7.6% in Bipolar trade sales. The increase in DMOS trade sales was due to higher sales volume of new products featuring Fairchild International's Trench technology, which offset price erosion in some of the more mature DMOS products. The decrease in Bipolar trade sales was driven by a combination of lower sales volume and slightly lower average selling prices. Reflective of Fairchild International's growth strategy, trade sales of DMOS products in Fiscal 1998 exceeded trade sales in Bipolar products for the first time.

     Logic trade sales increased 6.2% in Fiscal 1998 over Fiscal 1997. The increase was driven by higher unit volume, which offset a decrease in average selling prices. In Fiscal 1998, CMOS trade sales increased 14.3% over Fiscal 1997, offsetting a decrease of 2.8% in Bipolar trade sales. The increase in CMOS trade sales was across all product lines, including VHC, LCX, FACT(TM) and HCMOS. The decrease in Bipolar trade sales is reflective of the general market trend toward lower power consuming CMOS products.

     Memory trade sales decreased 17.7% in Fiscal 1998 over Fiscal 1997. The decrease was driven by lower prices impacting all memory product lines due to competitive pressures, partially offset by higher volume, particularly in EEPROM. EEPROM, which is Fairchild International's long-term focus in the non-volatile memory market, had increased trade sales of 4.7% in Fiscal 1998 over Fiscal 1997. In a declining market, EPROM trade sales decreased 46.2% in Fiscal 1998 over Fiscal 1997, as EPROMs are being rapidly phased out by FLASH memory products in the marketplace.

     Geographically, 38%, 21% and 41% of trade sales were derived in the United States, Europe and Asia, respectively, in Fiscal 1998, compared to 38%, 20% and 42% in Fiscal 1997. Trade sales in all regions grew over Fiscal 1997 levels. Europe increased 12.7%, the United States increased 8.8% and Asia increased 5.4%, despite soft economic conditions in the region. Asia trade sales were influenced by strong growth in Southeast Asia, which offset a year over year decline in Japan.

     Contract manufacturing revenues increased 47.2% to $153.4 million in Fiscal 1998 compared to $104.2 million in Fiscal 1997. This increase, when normalized for higher prices to include a markup for all of Fiscal 1998, reflects greater demand from National Semiconductor, particularly in the first nine months of Fiscal 1998. During the fourth quarter, foundry revenues decreased 26.1% from the third quarter as National Semiconductor sharply cut back its demand in response to its own publicly-announced restructuring created by soft market conditions in the industry.

     Gross Profit. Gross profit increased 51.2% to $230.5 million in Fiscal 1998, compared to $152.5 million in Fiscal 1997. Included in gross profit in Fiscal 1998 and 1997 is $36.3 million and $6.8 million, respectively, attributable to contract manufacturing services provided to National Semiconductor. Prior to the recapitalization of Fairchild Semiconductor Corporation in Fiscal 1997, these revenues were recorded at cost. Gross trade profit excluding contract manufacturing increased 33.3% in Fiscal 1998 over Fiscal 1997. As a percentage of trade sales, gross trade profits were 30.5% and 24.8% in Fiscal 1998 and 1997, respectively. The increase in gross trade profit as a percentage of trade sales was due to increased factory utilization due to improved market conditions that existed through the third quarter of Fiscal 1998, the favorable effect on fixed cost absorption of increased demand from National Semiconductor in the first nine months of Fiscal 1998, the favorable effects of currency devaluations in Southeast Asia on Fairchild International's manufacturing costs and the acquisition of Raytheon, which increased Fairchild International's portfolio of higher-margin products.

     Research and Development. R&D expenses were $35.7 million, excluding a $15.5 million pre-tax charge for purchased in-process R&D expenses associated with the acquisition of Raytheon, or 5.6% of trade sales in Fiscal 1998, compared to $18.9 million, or 3.2% of trade sales in Fiscal 1997. The increase in R&D expenses is driven by higher spending to support new product development, reflecting Fairchild International's renewed emphasis on R&D efforts as a stand-alone company following the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization, R&D expenditures of the business primarily consisted of allocations from National Semiconductor. Reflective of increased R&D efforts, Fairchild International approximately doubled the number of new products introduced in Fiscal 1998 from Fiscal 1997. In addition, Fairchild International is spending higher levels of R&D expenses for its Analog and Mixed Signal products, reflecting its strategy to focus on and grow this segment of its business. R&D efforts are focused on Fairchild International's growth products: CMOS Logic, DMOS, EEPROM and Analog. In Fiscal 1998, R&D expenditures were 8.9% of trade sales for these growth products, and 0.5% of trade sales for Fairchild International's mature products (Bipolar Logic, Bipolar Discretes and EPROM). Comparison of the above to Fiscal 1997 is not meaningful as Fairchild International was not a stand-alone entity for the entire year.

     Selling, General and Administrative. SG&A expenses were $92.0 million, or 14.5% of trade sales, in Fiscal 1998, compared to $96.4 million, or 16.4% of trade sales, in Fiscal 1997. Excluding one-time retention bonuses of $14.1 million charged in Fiscal 1997, SG&A expenses were $82.3 million, or 14.0% of trade sales in Fiscal 1997. The increase in SG&A expenses as a percent of trade sales after elimination of retention bonuses is due to higher selling and marketing expenses driven by inefficiencies experienced in the first half of Fiscal 1998 while operating under transition service agreements with National Semiconductor, and in the second half of Fiscal 1998 due to the integration of the Raytheon sales force into Fairchild International. The increase in selling and marketing expenses was partially offset by a decrease in general and administrative expenses due to lower expenses incurred as a stand-alone entity in Fiscal 1998 compared to Fiscal 1997, which reflects nine months of direct and allocated expenses of the Fairchild Semiconductor Business while operated by National Semiconductor.

     Restructuring. Fiscal 1997 included a restructuring charge of $5.3 million, incurred in the first quarter, for severance and other costs directly attributable to a workforce reduction.

     Interest Expense, Net. Interest expense, net was $54.5 million and $11.2 million in Fiscal 1998 and 1997, respectively. Fiscal 1998 includes a full year of interest expense on indebtedness incurred to finance the recapitalization of Fairchild Semiconductor Corporation, while Fiscal 1997 contains approximately one quarter of such interest expense. In addition, Fairchild International incurred additional indebtedness due to the purchase of Raytheon in the third quarter of Fiscal 1998. Prior to the recapitalization in Fiscal 1997 of Fairchild Semiconductor Corporation, the Fairchild Semiconductor Business was allocated net interest expense from National Semiconductor. This amount is included in other expense.

     Other Expenses. Other expense was $1.4 million in Fiscal 1997, consisting primarily of net interest expense allocated to the Fairchild Semiconductor Business by National Semiconductor. There were no comparable amounts incurred in Fiscal 1998.

     In the third quarter of Fiscal 1998, Fairchild International took a pre-tax charge of $15.5 million for purchased in-process research and development in conjunction with the acquisition of Raytheon and an after-tax charge of $1.5 million for the cumulative effect of an accounting charge pertaining to treatment of business process reengineering costs associated with Fairchild International's enterprise software system implementation. The enterprise software system implementation costs, relating to activities to assess the system's capabilities in light of Fairchild International's current business processes, were previously capitalized as part of the cost of the software. Emerging Issues Task Force Issue 97-13, dated November 20, 1997, requires companies to expense such costs as incurred.

     Income Taxes. Income taxes were $10.7 million and $3.8 million in Fiscal 1998 and 1997, respectively. In Fiscal 1998, income taxes were recorded at an effective tax rate of 32.6%. In Fiscal 1997, income taxes were recorded only for the period subsequent to the recapitalization of Fairchild Semiconductor Corporation, at an effective rate of 39.1%. The lower tax rate in Fiscal 1998 is due to a higher proportion of taxable income in lower tax countries as compared to Fiscal 1997. Prior to the recapitalization of Fairchild Semiconductor Corporation, the Fairchild Semiconductor Business did not record a tax provision or pay income taxes as it operated as a division of National Semiconductor.

ACQUISITION OF THE POWER DEVICE BUSINESS

     In connection with the acquisition of the power device business, Fairchild International allocated $34.0 million of the purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

     Fairchild International's management assessed and allocated values to the in-process research and development. The value assigned to these assets was determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the power device business' next generation products. A discussion of the most significant projects follows.

     Smart Power Switch ("SPS"). This product line combines a Power Discrete MOSFET and an analog IC in a single package to provide customers with low cost, high functionality, high reliability and high productivity solutions. These products are used in power chargers, and power supplies for PCs, TVs, VCRs, and monitors. Research and development is focused on cost reduction and further reliability improvement of existing products. Long-term research and development is focused on proprietary chip-on-chip assembly technology as well as developing a one-chip solution.

     Motor IC. This product line specializes in IC products that control various motor drives. These products are used for driving motors in automotive, camera, CD-ROM, CD player, floppy disk drive, hard disk drive, and video recorder applications. Current research and development is focused on adding more channels as well as adding more intelligence/functionality onto the IC chips.

     Integrated Gate Bipolar Transistor ("IGBT"). This product line uses a proprietary silicon bonding process to fabricate devices for very high voltage applications. Industrial segment applications include power supplies, welding machines, robotics, ignition controls, and battery chargers. Consumer segment applications include lighting ballasts, camera strobes, induction heaters, microwave ovens, and washing machines. Research and development is focused on developing IGBTs that will work with products that operate at higher frequency ranges as well as higher voltages and higher currents.

     The fair values assigned to each of the significant projects and estimated time to complete are reported below. The estimated costs to complete for these projects, which are estimated to be $4.7 million, are expected to be spent evenly for the remainder of their respective development cycles.

                                                                           MAN-
                                                        FAIR VALUE        MONTHS
PRODUCT                                                (IN MILLIONS)    TO COMPLETE
-------                                                -------------    -----------
Smart Power Switch...................................     $ 13.9             57
Motor IC.............................................        8.2            131
IGBT.................................................        6.5             25
All Others...........................................        5.4            147
                                                          ------           ----
     Total...........................................     $ 34.0            360
                                                          ======           ====

     As of August 29, 1999, there were no significant changes from the original estimates of time and cost to complete.

     The material risks associated with the successful completion of the in-process technology are associated with the power device business' ability to successfully finish the creation of viable prototypes and successful design of the chips and masks required. Fairchild International expects to benefit from the in-process projects as the individual products that contain the in-process technology are put into production and sold to end-users. The release dates for each of the products within the product families are varied. The initial benefit received from the significant in-process technologies occurred during the second half of calendar year 1999.

     The methodology used to assign value to purchased in-process research and development was the income approach, which included an analysis of the markets, cash flows, and risks associated with achieving such cash flows. Significant assumptions that had to be made using this approach included revenue and operating margin projections and determination of the applicable discount rate. The forecast for the in-process project related products relied on sales projections that were based on targeted market share and pricing estimates over the expected product life cycles. In the model used to value the in-process research and development projects, total projected revenues were expected to exceed $200.0 million by 2003. Operating expenses for these products included cost of goods sold and selling, general, and administrative expenses. Operating expenses were estimated as a percentage of revenue, and were consistent with historical results.

     The forecasts used by Fairchild International in valuing in-process research and development were based upon assumptions Fairchild International believes to be reasonable but which are inherently uncertain and unpredictable. We cannot assure you that the underlying assumptions used to estimate expected project sales or profits, or the events associated with such projects, will transpire as estimated. Fairchild International's assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary from the projected results.

     The discount rate selected for power device business' in-process technology was 20%. This discount rate is greater than Fairchild International's weighted average cost of capital (approximately 15% at the date of acquisition of the power device business) and reflects the risk premium associated with achieving the forecasted cash flows associated with these projects. These risks include the uncertainties in the economic estimates described above; the inherent uncertainty surrounding the successful development of the purchased in-process technology; the useful life of such technology; the profitability levels of such technology; and the uncertainty of technological advances that are unknown at this time.

     As of August 29, 1999, revenues recognized from these projects were not lower than the forecasted revenues and cash flows in the calculation of the in-process research and development value.

ACQUISITION OF RAYTHEON

     In connection with the acquisition of Raytheon, Fairchild International allocated $15.5 million of the purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

     Fairchild International's management assessed and allocated values to the in-process research and development. The values assigned to each purchased R&D project were determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the related products. The products associated with these projects include a broad range of semiconductor products used in power management and video integrated circuits, including personal computers, broadcast video and data communications. The projects identified can be categorized in the analog or video product families.

     Analog Family. This family's strategy focuses on (i) a higher integration of Ground Fault Interruptor chips and (ii) power for desktop personal computers, notebook personal computers and cellular telephones. As of the acquisition date, the remaining efforts for the projects to be completed included starting and completing the beta testing phase of the development process, with a total remaining cost to complete the testing of approximately $2.5 million, and anticipated release dates by the end of Fiscal 1998.

     Video Family. This family's in-process research and development was identified in the following projects: (i) decoders and genlocks; (ii) digital video encoders; and (iii) personal computer to television plug-n-play converters. The remaining efforts for the projects to be completed included the completion of the beta-testing phase of the development process for each project. As of the acquisition date, remaining costs to complete were estimated to be approximately $1.0 million for anticipated release dates by the end of Fiscal 1998.

     Decoders and Genlocks. These adaptive, combination based video decoders are optimized for the video professional, allowing flexibility in system performance while utilizing a common design approach. The genlocking analog to digital converter is a companion product for both the new product decoders and encoders. The products include analog, high-performance encoders which are in the beta testing phase of development; a digital design, improved decoder for personal computer and television applications which is in the alpha testing phase of development; an improved genlocking digitizer which is in the design phase of development; and an analog, genlocking decoder which is in the concept phase of development.

     Digital Video Encoders. The in-process product in this category is a digital design video data processor, which is in the concept phase of development.

     Personal Computer to Television Plug-N-Play-Converter. The in-process product in this category is an analog personal computer to television plug-n-play converter which is in the beta testing stage of development. This product will be the next generation of the current offering with many enhancements.

     The material risks associated with the successful completion of the in-process technology include Fairchild International's ability to successfully finish the creation of viable prototypes, successful design of the chips and masks required and the degree of the market's acceptance of these new products. As of the acquisition date, Fairchild International expected to benefit from the in-process projects as the individual products that contain the in-process technology are put into production and sold to end-users. Significant positive cash flows from these projects were expected to begin during 1999.

     The methodology used to assign value to purchased in-process research and development projects was the income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows. Significant assumptions that had to be made using this approach included projected revenues, operating margins and determining an appropriate discount rate. The forecast for the in-process project related products relied on sales estimates that were based on targeted market share, pricing estimates and expected product life cycles. In the model used to value the in-process research and development projects, total projected revenues from these products were expected to exceed $150.0 million by Fiscal 2002. Revenues were expected to peak in Fiscal 2001 and decline thereafter as other new products and technologies were expected to enter the market. Operating expenses for these products included cost of goods sold and selling, general and administrative expenses. Operating expenses were estimated as a percentage of revenues and were consistent with historical results. The discount rate utilized for the acquired in-process technologies was estimated at 22.5% in consideration of Fairchild International's 15% weighted average cost of capital. The discount rate utilized for the in-process technology was determined to be higher than Fairchild International's weighted average cost of capital due to the fact that the technology had not yet reached technological feasibility as of the date of valuation.

     As of August 29, 1999, total actual revenues in the analog and video families on the in-process R&D projects were approximately 50% of total expected revenues. The revenue shortfall in the analog family and the reductions in expected cash flows were driven by lower demand from personal computer customers and higher than expected costs on certain projects. Fairchild International has addressed the cost issues in the restructuring of its Mountain View facility. The revenue and cash flow shortfall in the video family was driven by unfavorable market conditions during Fiscal 1998. The weaker cash flows from these projects has not had, nor is expected to have, any material adverse impact on the results of operations of Fairchild International or its financial position, including the recoverability of intangible assets.

LIQUIDITY AND CAPITAL RESOURCES

     Fairchild International has a borrowing capacity of $100.0 million for working capital and general corporate purposes under the revolving credit facility. No amount was drawn under the revolving credit facility at August 29, 1999.

     The senior credit facilities, the 10 1/8% Senior Subordinated Notes and the 10 3/8% Senior Subordinated Notes do, and other debt instruments Fairchild International may enter into in the future may, impose various restrictions and covenants on Fairchild International which could potentially limit Fairchild International's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. The restrictive covenants include limitations on consolidations, mergers and acquisitions, restrictions on creating liens, restrictions on paying dividends or making other similar restricted payments, restrictions on asset sales, limitations on borrowing money, and limitations on capital expenditures, among other restrictions. The covenants relating to financial ratios include minimum fixed charge and interest coverage ratios and a maximum leverage ratio. The senior credit facilities also limit our ability to modify our certificate of incorporation, bylaws, shareholder agreements, voting trusts or similar arrangements. In addition, the senior credit facilities, the 10 1/8% Senior Subordinated Notes and the

10 3/8% Senior Subordinated Notes contain additional restrictions limiting the ability of our subsidiaries to make dividends or advances to our company. However, our subsidiaries are permitted without material restrictions under our debt instruments to make dividends or advances to Fairchild Semiconductor Corporation. See "Description of Indebtedness" for a detailed description of the covenants, including restrictions on dividends, in our debt instruments. We believe that those funds permitted to be transferred to us, together with existing cash, will be sufficient to meet our cash obligations. Fairchild International expects that its existing cash, together with the net proceeds to be received by us in this offering and available funds from its amended senior credit facilities and funds generated from operations, will be sufficient to meet its anticipated operating requirements and to fund its research and development and capital expenditures for the next twelve months. In the long-term, additional borrowing or equity investment may be required to fund future acquisitions.

     As of August 29, 1999, Fairchild International's cash and cash equivalents balance was $119.2 million, an increase of $56.8 million from May 30, 1999.

     During the first quarter of stub year 1999, Fairchild International's operations provided $49.7 million in cash compared to a use of $5.3 million of cash in the first quarter of Fiscal 1999. The increase in cash provided by operating activities reflects an increase in net income adjusted for non-cash items of $30.3 million as well as an increase in cash flows from changes in operating assets and liabilities of $24.7 million. Cash provided by investing activities during the first quarter of stub year 1999 totaled $12.5 million, compared to a use of $12.8 million in the first quarter of Fiscal 1999. The difference primarily relates to the refund of Korean value added taxes paid as a result of the acquisition of the power device business. Capital expenditures in the first quarter of stub year 1999 were made principally to add capacity in Fairchild International's assembly and test manufacturing facilities, whereas in the first quarter of Fiscal 1999, capital purchases were made primarily to install Fairchild International's enterprise software system. Capital expenditures for the balance of stub year 1999 will be made primarily to increase capacity in Fairchild International's manufacturing facilities. Cash used in financing activities of $5.4 million for the first quarter of stub year 1999 was primarily for the repurchase of shares of our common stock. Cash provided by financing activities of $16.6 million in the first quarter of Fiscal 1999 was due to proceeds received from Fairchild International's revolving credit line.

LIQUIDITY AND CAPITAL RESOURCES OF FAIRCHILD INTERNATIONAL, EXCLUDING OUR SUBSIDIARIES

     Fairchild International is a holding company, the principal assets of which are the stock of its subsidiary, Fairchild Semiconductor Corporation. Fairchild International on a stand-alone basis had no cash flow from operations in the first quarter of stub year 1999, nor in the first quarter of Fiscal 1999. Fairchild International on a stand-alone basis has no cash requirements for the next twelve months.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Fairchild International is exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. To mitigate these risks, Fairchild International utilizes derivative financial instruments. Fairchild International does not use derivative financial instruments for speculative or trading purposes. All of the potential changes noted below are based on sensitivity analyses performed on Fairchild International's financial position at August 29, 1999. Actual results may differ materially.

     Fairchild International uses forward and option contracts to hedge firm commitments and option contracts to hedge anticipated transactions. Gains and losses on these foreign currency exposures would generally be offset by corresponding losses and gains on the related hedging instruments, resulting in negligible net exposure to Fairchild International.

     A substantial majority of Fairchild International's revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, Fairchild International does conduct these activities by way of transactions denominated in other currencies, primarily the Korean won, Malaysian ringgit, Philippine peso, Japanese yen, British pound, and the Euro. Exposures in the Korean won are minimal as won denominated revenues and costs generally offset one another. To protect against reductions in value and the volatility of future cash flows caused by changes in other foreign exchange rates, Fairchild International has established hedging programs. We utilize currency forward contracts and currency option contracts in these hedging programs. Fairchild International's hedging programs reduce, but do not always entirely eliminate, the short-term impact of foreign currency exchange rate movements. For example, during the twelve months ended August 29, 1999 an adverse change in any one exchange rate (defined as 20%) over the course of the year would have resulted in an adverse impact on income before taxes of less than $5.0 million.

     Fairchild International has no interest rate exposure due to rate changes for the 10 1/8% Senior Subordinated Notes or the 10 3/8% Senior Subordinated Notes. However, Fairchild International does have interest rate exposure with respect to the $119.1 million outstanding balance of its tranche B term loan due to its variable LIBOR pricing. For example, a 50 basis point increase in interest rates would result in increased annual interest expense of $0.6 million. From time to time, Fairchild International enters into interest rate swaps or interest rate caps, primarily to reduce its interest rate exposure. As of August 29, 1999, Fairchild International had no such instruments in place.

NATIONAL SEMICONDUCTOR RELATIONSHIP

     Fairchild International and National Semiconductor have arrangements relating to services and sale of Fairchild International's products as follows:
First, National Semiconductor has agreed to purchase products and services from Fairchild International until June 11, 2000 under a foundry services agreement. Second, National Semiconductor has agreed to provide administrative services to Fairchild International under a transition services agreement. Third, National Semiconductor has agreed to indemnify Fairchild International against losses relating to infringement of intellectual property rights of third parties under a technology licensing and transfer agreement.

     National Semiconductor, under the terms of the Asset Purchase Agreement with Fairchild International, is obligated to purchase an aggregate of $330.0 million of contract manufacturing services during the 39-month period which began March 11, 1997, including a minimum of $80.0 million of contract manufacturing services in Fiscal 2000. In addition, National Semiconductor is obligated to cover a contractually agreed-upon amount of fixed costs in Fairchild International's 6-inch wafer fabrication plant in South Portland, Maine in Fiscal 2000. In the event National Semiconductor does not purchase $80.0 million of contract manufacturing services in Fiscal 2000, the Asset Purchase Agreement requires National Semiconductor to reimburse Fairchild International for unabsorbed fixed costs and lost profit on the revenue shortfall.

OUTLOOK AND BUSINESS RISKS

     The statements contained under this heading and elsewhere in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International", other than statements of historical facts, are forward-looking statements based on current expectations and management's estimates, which involve risks and uncertainties. Actual results may differ materially from those set forth in or contemplated by such forward-looking statements.

     In addition to the factors set forth under "Risk Factors," the following factors may affect Fairchild International's future operating results:

     - the ability to successfully complete this offering;

     - Fairchild International's dependence on continued demand for the end-products such as personal computers, telecommunications, automotive, and consumer and industrial electronic goods that incorporate Fairchild International's products; and

     - the ability to efficiently integrate the operations of the power device business into Fairchild International and the risk of losing customers or employees of the acquired operation.

     Market conditions have been generally improving since the third quarter of Fiscal 1999. Strong bookings and demand throughout the historically slower summer season have continued into the second quarter of stub year 1999, which ended November 28, 1999. A portion of the bookings increase seen in both the first and second quarters of stub year 1999 has occurred as industry-wide leadtimes have extended and customers have committed their backlog for a longer period of time. Going forward, Fairchild International expects sequential bookings increases to return to more normal seasonal patterns. Further significant lengthening of leadtimes are not anticipated. The Semiconductor Industry Association forecasts calendar year 2000 industry sales growth of 14-22% compared to calendar year 1999 for our targeted investment areas in the power transistor, voltage regulator/reference generator and interface markets. Fairchild International expects its revenue growth in these focused areas to be at least at market growth rates. Fairchild International believes that industry-wide demand is meeting supply in many product areas, leading to some price firming during the second quarter of stub year 1999. If tightening market trends continue, Fairchild International management expects that prices will continue to stabilize or rise slowly through the first half of calendar year 2000. Fairchild International expects that margins will continue to improve slowly as a result of these price increases, better new product mix, manufacturing cost reductions and better overhead spreading. Potential factors that may preclude us from realizing any or all of these expectations include, but are not limited to, softening of industry-wide demand, renewed industry-wide price competition, failure to execute new product development plans and failure to execute capacity expansion plans.

     On September 21, 1999, Taiwan experienced a major earthquake. The earthquake and resulting aftershocks have caused power outages and significant damage to Taiwan's infrastructure. Fairchild International has no manufacturing facilities in Taiwan. However, Fairchild International has a number of customers, primarily personal computer manufacturers, located there. Based on initial damage assessments from key customers in Taiwan, Fairchild International expects no significant impact on its revenue in that region as a result of the earthquake.

YEAR 2000 COMPLIANCE

     In the fourth quarter of Fiscal 1997, Fairchild International commenced its enterprise software system implementation project for the purpose of separating from National Semiconductor's business systems. The system, which became operational for several of Fairchild International's critical business processes in the first half of Fiscal 1999, is year 2000 compliant. Additional modules of the system are scheduled to be implemented through Fiscal 2000. For those legacy systems that will not be converted by December 31, 1999, year 2000 remediation projects were completed in October 1999. Fairchild International's business is dependent upon its information systems as an integral part of all major business processes. Additionally, internal resources had been redeployed to identify, test and correct year 2000 problems in other systems throughout Fairchild International, including those systems embedded in Fairchild International's machinery and equipment. Identification of systems and equipment that are not year 2000 compliant and remediation projects to correct identified problems have been completed. Fairchild International also reviewed the year 2000 readiness and compliance of its principal suppliers of products and services, in order to identify and assess any negative impacts that such non-compliances could have on Fairchild International. In addition, Fairchild International worked with its customers to identify potential year 2000 issues with its products. The company has completed its assessments. Fairchild International does not believe there are any year 2000 problems with its products. No year 2000 issues were noted with its key suppliers which in Fairchild International's opinion would cause a major disruption to its operations. In the first quarter of stub year 1999 and in Fiscal 1999, incremental amounts incurred and charged to expense to identify, test and correct such other year 2000 problems were immaterial to the financial statements. Future incremental expenditures are currently estimated to be less than $0.1 million. Although we believe Fairchild International's systems will be year 2000 compliant, the failure of Fairchild International's suppliers and customers to address the year 2000 issue could result in disruption to Fairchild International's operations and have a significant adverse impact on its results of operations, the extent of which Fairchild International has not yet estimated. Fairchild International has completed the preparation of contingency plans. These plans cover manufacturing equipment, information services and facilities. In addition, contingency plans have been prepared in the event that key suppliers fail to become year 2000 compliant. For example, for key materials which are imported from outside the U.S., arrangements are being made to insure at least four weeks of available supply. Fairchild International, in the ordinary course of business, seeks to expand its customer base to lessen dependence on any one customer for a significant portion of its revenues, and seeks second sources of supply for its key products and services where appropriate.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     In Fiscal 1999, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivatives and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000.

     Fairchild International intends to adopt SFAS No. 133 in 2001. Fairchild International is presently analyzing SFAS No. 133, and has not yet determined its impact on Fairchild International's consolidated financial statements.

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

        SELECTED HISTORICAL FINANCIAL DATA OF THE POWER DEVICE BUSINESS

     The following table sets forth selected historical financial data of the power device business. The historical financial data as of and for the years ended December 31, 1996, 1997 and 1998 are derived directly from the audited financial statements of the power device business included elsewhere in this prospectus. The financial statements for the three years ended December 31, 1998 have been translated from South Korean Won into U.S. Dollars based on the provisions of Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation, and are presented in accordance with U.S. GAAP. For historical financial information, assets and liabilities have been translated at the exchange rate on the balance sheet date, and income statement amounts have been translated using the weighted average of the exchange rates in effect during the period. The income statement of the power device business has been translated from Won into U.S. Dollars at the weighted average exchange rates of 805 Won, 951 Won and 1,399 Won to one U.S. Dollar for 1996, 1997 and 1998, respectively. On June 29, 1999, the noon buying rate as reported by the Federal Reserve Board of New York was 1,157.5 Won to one U.S. Dollar. This information should be read in conjunction with the financial statements of the power device business included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business."

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
                                                                (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $471.8    $478.1    $386.5

Gross profit................................................  $ 56.5    $131.0    $137.3
Research and development....................................    18.6      19.2      15.2
Selling, general and administrative.........................    29.0      34.3      33.8
Litigation settlement expense...............................      --        --      58.0
                                                              ------    ------    ------
Operating income............................................  $  8.9    $ 77.5    $ 30.3
                                                              ======    ======    ======
OTHER FINANCIAL DATA:
Revenue:
  Discrete..................................................  $300.7    $286.4    $224.6
  Analog....................................................   117.4     154.3     145.3
  Contract manufacturing services...........................    53.7      37.4      16.6
                                                              ------    ------    ------
Total revenue...............................................  $471.8    $478.1    $386.5
                                                              ======    ======    ======
Depreciation and amortization...............................  $ 49.0    $ 38.8    $ 22.3
Capital expenditures........................................   118.1      10.9       8.6

HISTORICAL BALANCE SHEET DATA (END OF PERIOD):
Inventories.................................................  $ 79.2    $ 50.5    $ 44.0
Total assets................................................   340.1     188.6     170.3
Business equity.............................................    51.9      37.3       0.3
Cumulative translation adjustments..........................    (4.1)    (18.6)    (12.1)

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

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                    OPERATIONS OF THE POWER DEVICE BUSINESS

     The following discussion should be read in conjunction with the financial statements and notes thereto of the power device business included elsewhere in this prospectus.

OVERVIEW

     The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. On April 13, 1999, Samsung Electronics sold the power device business to Fairchild International for approximately $414.9 million in cash, including fees and expenses. The power device business is headquartered in Puchon, South Korea. For all periods presented, the power device business has been operated as part of the System LSI Division of Samsung Electronics. The operating results of the power device business are not necessarily indicative of the results that would have been obtained on a stand-alone basis. See Notes to Unaudited Pro Forma Combined Condensed Financial Statements and Unaudited Supplemental Data.

     The functional currency of the power device business is the Won. The financial statements for the three years ended December 31, 1998, have been translated into U.S. Dollars based on the provisions of SFAS No. 52, and are presented in accordance with U.S. GAAP. The income statement of the power device business has been translated into U.S. Dollars at the weighted average rates of 805 Won, 951 Won, and 1,399 Won to one U.S. Dollar for 1996, 1997 and 1998, respectively.

     The following table summarizes the composition of the revenues of the power device business as a percentage of total revenues:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
Trade sales to unaffiliated customers.......................   38.1%    40.9%    48.0%
Trade sales to Samsung Electronics and affiliated Samsung
companies...................................................   19.9     19.7     25.3
Trade sales to Foreign Sales Subsidiaries of Samsung
  Electronics...............................................   30.6     31.6     22.4
                                                              -----    -----    -----
Total product sales.........................................   88.6     92.2     95.7
Contract manufacturing revenues -- Samsung Electronics......   11.4      7.8      4.3
                                                              -----    -----    -----
     Total..................................................  100.0%   100.0%   100.0%
                                                              =====    =====    =====

     As part of the acquisition of the power device business, Fairchild International negotiated a Product Supply Agreement with Samsung Electronics, which provides for guaranteed annual minimum levels of product purchases at historical volumes and at current market-adjusted prices for three years. In addition, the Product Supply Agreement stipulates that Samsung Electronics will undertake its best efforts to assure that Fairchild International is established as a preferred vendor of affiliated Samsung companies to the extent permissible under applicable laws and regulations. The foreign sales subsidiaries of Samsung Electronics re-sell products of the power device business to third party customers in Asia, North America, Europe and Japan. As part of the acquisition of the power device business, Fairchild International negotiated continued sales support by the foreign sales subsidiaries of Samsung Electronics under a Transitional Services Agreement for a period of three years. The power device business provides wafer fabrication services to Samsung Electronics. Historically, contract manufacturing revenues have been recorded at cost. As part of the acquisition of the power device business, Fairchild International negotiated a Foundry Sale Agreement with

Samsung Electronics which is designed to generate Won-denominated profits equivalent to $44.8 million over the next three years (assuming an exchange rate of 1,200 Won to one U.S. Dollar).

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     RESULTS OF OPERATIONS. Net income was $15.7 million for 1998, compared to $42.9 million for 1997. Net income for 1998 includes a one-time charge for a settlement of a patent infringement lawsuit of $58.0 million which did not occur in 1997. Excluding this one-time charge which will remain with Samsung Electronics, net income was $73.7 million, an increase of 71.8% from 1997. Operating income, excluding the one-time charge, was $88.3 million in 1998, compared to $77.5 million in 1997, an increase of 13.9%. The increase in operating income is due primarily to increased gross profit as a result of the devaluation of the Won, lower depreciation and a full year's benefit of the impact of cost reduction actions in 1998, which were undertaken during 1997. Excluding the one-time charge, foreign currency gains and losses and depreciation and amortization of $22.3 million and $38.8 million in 1998 and 1997, respectively, EBITDA was $110.6 million in 1998 as compared to $116.3 million in 1997. EBITDA is presented because we believe that it is a widely accepted indicator of an entity's ability to incur and service debt. EBITDA should not be considered as an alternative to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with generally accepted accounting principles, as an indicator of the operating performance of the Power Device Business, or as an alternative to cash flows as a measure of liquidity.

     Revenues. The revenues of the power device business are comprised of product sales to third parties, Samsung Electronics and affiliated Samsung companies and foreign sales subsidiaries of Samsung Electronics (95.7% and 92.2% of total revenues in 1998 and 1997, respectively) and revenues from contract manufacturing services provided to Samsung Electronics (4.3% and 7.8% of total revenues in 1998 and 1997, respectively). Product sales decreased 16.1% to $369.9 million in 1998 from $440.7 million in 1997, driven by soft market conditions in the semiconductor industry and the devaluation of the Won. The decrease in product sales was driven by falling average selling prices, offset by an increase in unit sales volume of 3.0% year over year. The decrease in average selling prices is the result of price competition driven by excess capacity in the semiconductor industry.

     Sales of discrete products, representing 60.7% and 65.0% of 1998 and 1997 product sales, respectively, decreased 21.6% in 1998 from 1997. The decrease was due entirely to lower average selling prices, which declined approximately 24% in 1998 due in part to the devaluation of the Won, offset by slightly higher volumes. Sales of analog products, representing 39.3% and 35.0% of 1998 and 1997 product sales, respectively, decreased 5.8% in 1998 from 1997. The decrease was entirely due to lower average selling prices, which declined approximately 11% in 1998 due in part to the devaluation of the Won, offset by higher volumes.

     Geographically, 87.5%, 6.6% and 5.9% of product sales were derived in Asia, North America and Europe in 1998, respectively, compared to 85.9%, 8.1% and 6.0% in 1997. Product sales fell in all regions in 1998 from 1997. Product sales decreased 14.5%, 31.8% and 17.4% in Asia, North America and Europe, respectively, in 1998 as compared to 1997. The power device business' product sales are primarily denominated in U.S. Dollars.

     Contract manufacturing revenues decreased 55.6% to $16.6 million in 1998 from $37.4 million in 1997. Contract manufacturing revenues are recorded at cost. The decrease in 1998 from 1997 was driven by lower demand from Samsung Electronics.

     Gross Profit. Despite lower revenues, gross profit increased 4.8% to $137.3 million in 1998 from $131.0 million in 1997. As a percentage of product sales, gross profits were 37.1% in 1998, compared to 29.7% in 1997. The increase in gross profit as a percentage of product sales was driven by the devaluation of the Won against the U.S. Dollar, as the power device business' manufacturing cost structure is primarily Won-based, while revenues are predominately U.S. Dollar-denominated. The Won devalued 47.1% against the U.S. Dollar in 1998. As a result of the acquisition of the power device business, Fairchild International is seeking to minimize its exposure to fluctuations in the Won to U.S. Dollar exchange rate. Actions to reduce such exposure include increasing revenues denominated in Won and decreasing costs denominated in Won per the terms of agreements with Samsung Electronics. Other actions include negotiating U.S. Dollar prices and payment terms with subcontractors and hedging activities. In addition, gross profit as a percentage of product sales was enhanced by a full-year's benefit of cost reduction actions, including efficiencies realized from the transfer of wafer fabrication processes relating to epitaxial fabrication, which is an intermediate step in wafer fabrication, and assembly and test activities to other Samsung Electronics' facilities, which was completed during 1997, offset by the negative effect of falling average selling prices and reduced factory utilization in the second half of 1998 as the power device business slowed production in an effort to reduce inventories.

     Research and Development. R&D expenses decreased 20.8% to $15.2 million or 4.1% of product sales in 1998, compared to $19.2 million or 4.4% of product sales in 1997. The decrease in R&D expenses is due primarily to the devaluation of the Won against the U.S. Dollar, as R&D expenses are primarily denominated in Won. In Won, R&D expenses increased approximately 16% in 1998 from 1997 due to increased headcount and expenses related to the operation of a pilot assembly line for package development in 1998 which the power device business did not incur in 1997.

     Selling, General and Administrative. SG&A expenses decreased 1.5% to $33.8 million or 9.1% of product sales in 1998, from $34.3 million or 7.8% of product sales in 1997. The decrease in SG&A expenses is due to the devaluation of the Won, offset by higher Won-based allocations.

     Litigation Settlement. The power device business incurred litigation settlement costs, payable by Samsung Electronics, of $58.0 million in 1998 resulting from the settlement of a patent infringement lawsuit. No such amounts were incurred in 1997.

     Interest Expense, Net. Interest expense, net was $4.2 million and $10.1 million in 1998 and 1997, respectively. Interest is recorded on the allocated portion of corporate borrowings by Samsung Electronics and on the amortization of capital lease obligations on assets held by the power device business. The reduction in interest in 1998 from 1997 is due primarily to lower corporate borrowings allocated to the power device business in 1998. Both the allocated corporate borrowings and the capital lease obligations were retained by Samsung Electronics as part of the acquisition of the power device business.

     Foreign Currency Losses, Net. The power device business experienced foreign currency losses of $0.9 million in 1998, compared to $5.9 million in 1997. The decreased loss in 1998 is due to moderating foreign exchange losses in 1998 over 1997. In late 1997, the power device business suffered large foreign exchange transaction losses on accounts payable denominated in U.S. Dollars, resulting from the sudden devaluation of the Won. Accounts receivable denominated in U.S. Dollars are not similarly exposed due to one to two day settlements under letter of credit arrangements. Such transaction losses moderated during 1998 as the Won strengthened against the U.S. Dollar during the year.

     Income Taxes. Income tax expense was $9.5 million and $18.5 million in 1998 and 1997, respectively. The effective tax rate was 37.8% in 1998, compared to 30.2% in 1997. The increase in the effective rate is due to the translation of the patent infringement settlement at the 1998 year ending exchange rate for purposes of calculating Won-based income tax expense, as opposed to the weighted average exchange rate for translating U.S. Dollar income tax expense, in accordance with SFAS No. 52.

     The effective tax rates on a Won-denominated basis were 28.8% and 30.2% in 1998 and 1997, respectively.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     RESULTS OF OPERATIONS. Net income was $42.9 million for 1997, compared to $2.8 million for 1996. Operating income was $77.5 million in 1997, compared to $8.9 million in 1996. The increase in operating income is due primarily to increased gross profit as a result of the devaluation of the Won, particularly in the second half of 1997, lower depreciation and the favorable effect of cost reduction actions undertaken during 1997. Excluding foreign currency gains and losses and depreciation and amortization of $38.8 million and $49.0 million in 1997 and 1996, respectively, EBITDA was $116.3 million in 1997, compared to $57.9 million in 1996.

     Revenues. The revenues of the power device business are comprised of product sales to third parties, Samsung Electronics and affiliated Samsung companies and foreign sales subsidiaries of Samsung Electronics (92.2% and 88.6% of total revenues in 1997 and 1996, respectively) and revenues from contract manufacturing services provided to Samsung Electronics (7.8% and 11.4% of total revenues in 1997 and 1996, respectively). Product sales increased 5.4% to $440.7 million in 1997 from $418.0 million in 1996. The increase in product sales was driven by a 7.4% increase in unit shipments, offset by a slight decrease in average selling prices.

     Sales of discrete products, representing 65.0% and 71.9% of 1997 and 1996 product sales, respectively, decreased 4.7% in 1997 from 1996. The decrease was due to lower average selling prices, which offset a 4% increase in sales volumes. Sales of analog products, representing 35.0% and 28.1% of 1997 and 1996 product sales, respectively, increased 31.4% in 1997 from 1996. The increase was due to higher sales volume across all product families and the sales ramp for the proprietary Samsung Power Switch, offset by slightly lower average selling prices.

     Geographically, 85.9%, 8.1% and 6.0% of product sales were derived in Asia, North America and Europe in 1997, respectively, compared to 86.4%, 7.7% and 5.9% in 1996. Product sales increased in all regions in 1997 from 1996. Product sales increased 4.8%, 11.4% and 6.1% in Asia, North America and Europe, respectively, in 1997 compared to 1996. The power device business' product sales are denominated primarily in U.S. Dollars.

     Contract manufacturing revenues decreased 30.4% to $37.4 million in 1997 from $53.7 million in 1996. Contract manufacturing revenues are recorded at cost. The decrease in 1997 from 1996 was driven by lower demand from Samsung Electronics.

     Gross Profit. Gross profit increased 132.2% to $131.0 million in 1997 from $56.5 million in 1996. As a percentage of product sales, gross profits were 29.7% in 1997, compared to 13.5% in 1996. The increase in gross profit as a percentage of product sales was driven primarily by the effect of a full-year's benefit of cost reduction actions, including efficiencies realized from the transfer of wafer fabrication processes relating to epitaxial fabrication, which is an intermediate step in wafer fabrication, and assembly and test activities to other Samsung Electronics' facilities, which was completed during 1997. In addition, gross profit was negatively impacted by the devaluation of the Won against the U.S. Dollar, particularly in the second half of 1997, as the power device business' manufacturing cost structure is primarily Won-based. The Won devalued 18.1% against the U.S. Dollar in 1997.

     Research and Development. R&D expenses increased 3.2% to $19.2 million, or 4.4% of product sales in 1997 compared to $18.6 million or 4.4% of product sales in 1996. The increase in R&D expenses is primarily due to increased headcount to support new product and process development activities.

     Selling, General and Administrative. SG&A expenses increased 18.4% to $34.3 million or 7.8% of product sales in 1997, from $29.0 million or 6.9% of product sales in 1996. The increase in SG&A expenses is due primarily to increased allocations from Samsung Electronics.

     Interest Expense, Net. Interest expense, net was $10.1 million and $10.4 million in 1997 and 1996, respectively. Interest is recorded on the allocated portion of corporate borrowings by Samsung Electronics and on the amortization of capital lease obligations on assets held by the power device business. The reduction in interest in 1997 from 1996 is due primarily to lower corporate borrowings allocated to the power device business in 1997. Neither the allocated corporate borrowings nor the capital lease obligations were assumed by Fairchild International as part of the acquisition of the power device business.

     Foreign Currency Losses, Net. The power device business experienced foreign currency losses of $5.9 million in 1997, compared to $0.5 million in 1996. The increased loss is due to large foreign exchange losses on accounts payable denominated in U.S. Dollars in late 1997, resulting from the sudden devaluation of the Won. Accounts receivable denominated in U.S. Dollars are not similarly exposed due to one to two day settlements under letter of credit arrangements. Such a devaluation did not occur in 1996.

     Income Taxes. Income tax expense was $18.5 million in 1997, as compared to an income tax benefit of $4.8 million in 1996. The effective tax rate was 30.2% in 1997. The effective tax rate for 1996 is not meaningful as the power device business incurred a net loss before income taxes. Income tax benefits incurred in 1996 represent an increase in deferred tax assets due to net operating losses and R&D tax credits that will be utilized to offset future taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     The power device business' cash flows from operations are used to fund its working capital, research and development and capital expenditure requirements, as well as to support the overall cash requirements of Samsung Electronics.

     In 1998, the power device business generated cash from operations of $128.1 million compared to $74.3 million in 1997. The increase is due to higher net income adjusted for non-cash items, due to improved profitability as a result of the devaluation of the Won, and increased cash flows from changes in operating assets and liabilities, principally trade accounts and notes receivable, due to not selling its U.S. Dollar-denominated receivables to banks in 1997 in anticipation of a stronger U.S. Dollar. Cash used by investing activities was $5.7 million in 1998, compared to $0.1 million in 1997. The increase was due to less proceeds received in 1998 for sales of property, plant and equipment, offset by lower capital expenditures. Cash used in financing activities was $106.8 million in 1998, compared to $157.1 million in 1997. The decrease was due to lower net corporate borrowings and lower capital lease payments.

     Over the past three years, the power device business has spent approximately $135.9 million, primarily for a new wafer fabrication line. Capital expenditures are expected to be approximately $20.0 million in 1999. The power device business' future cash flows from operations may be used by Fairchild International's subsidiaries for their working capital and financing requirements.

YEAR 2000 COMPLIANCE

     The power device business is dependent upon the information systems of Samsung Electronics. Under the terms of an agreement with Samsung SDS Co., Ltd. entered into in connection with the acquisition of the power device business, Samsung SDS Co., Ltd. has agreed to provide information technology services to the power device business and to support the use of its information systems by the power device business for a three-year period following consummation of the acquisition of the power device business. See "Certain Relationships and Related Transactions." The terms of the agreement with Samsung SDS Co., Ltd. require them to insure the systems utilized by the power device business are year 2000 compliant. Samsung Electronics' systems have been certified by a Korean government agency to be year 2000 compliant.

     The power device business has deployed internal resources to identify, test and correct year 2000 problems in other systems it employs, including those embedded in its machinery and equipment. Year 2000 issues in its critical manufacturing equipment and systems have been remedied. With the assistance of Samsung Electronics, the power device business reviewed the year 2000 readiness and compliance of its principal suppliers of products and services, in order to identify and assess any negative impacts that such non-compliances could have on the power device business. All key suppliers, including raw material suppliers and subcontractors, have been assessed, with no major issues identified. In addition, the power device business is working with its customers to identify potential year 2000 problems with its products. To date, none have been identified. For 1998, 1997 and 1996, incremental amounts incurred and charged to expense to identify, test and correct year 2000 problems were immaterial to the financial statements. Future amounts expected to be incurred are also believed to be immaterial. Although the power device business expects its other systems will be year 2000 compliant, either the failure of Samsung Electronics to make its systems year 2000 compliant or the failure of its key suppliers and customers to address the year 2000 issue could result in disruption to the operations of the power device business and have a significant adverse effect on its results of operations, the extent of which cannot be estimated. The power device business has developed contingency plans in the event that certain or all of Samsung Electronics' systems fail to become year 2000 compliant, or the operations of key suppliers or customers become disrupted. These contingency plans cover raw materials, subcontractors, production equipment, facilities and information systems.

                               INDUSTRY OVERVIEW

     Semiconductors are the critical components used to create an increasing variety of electronic products and systems. Since the invention of the transistor in 1948, continuous improvements in semiconductor process and design technologies have led to smaller, more complex and more reliable devices at a lower cost per function. As performance has increased and size and cost have decreased, semiconductors have expanded beyond their original primary applications in computer systems to applications in telecommunications systems, automotive products, consumer products and industrial automation and control systems. In addition, system users and designers have demanded systems with increased functionality, higher levels of performance, greater reliability and shorter design cycle times, all in smaller packages at lower costs. These demands have resulted in increased semiconductor content as a percentage of the system costs of electronic products. The demand for electronic systems has also expanded geographically with the emergence of new markets, particularly in the Asia region.

     Historically, changes in production capacity in the semiconductor industry and, to a lesser extent, demand for electronic systems have resulted in pronounced fluctuations in prices and margins. However, we believe that the following factors may limit the severity of future cyclical variations: the development of new semiconductor applications, the increased semiconductor content as a percentage of total system cost, the trend towards consolidation in the industry, more moderate capital spending on production capacity and the increased customer use of just-in-time supply systems that have reduced inventory levels.

     Additionally, these trends have helped build demand for multi-market companies that can provide a wide range of building block semiconductors as a single-source supplier. Utilizing a single supplier with a sufficiently broad product portfolio contributes to a manufacturer's overall cost reduction, and helps to simplify the production of electronic products and systems.

     Since 1990, the semiconductor market has expanded at a compounded annual growth rate of approximately 12.0%, primarily as a result of two factors. The first is the rapidly expanding end-user demand for faster, smaller and more efficient electronic devices, with a greater range of functionality and reliability, at lower costs. The second is the increasing value of semiconductors as a percentage of the cost of electronic systems. According to Worldwide Semiconductor Trade Statistics, the worldwide semiconductor total available market declined to $125.6 billion in 1998 from $137.2 billion in 1997. The decline was due primarily to an industry-wide drop in average selling prices due to industry overcapacity. In addition, during the same period, total available market for the DRAM segment of the semiconductor market declined by 29.3%, compared to a decline of 4.9% for all other segments in the aggregate.

SEMICONDUCTOR CLASSIFICATIONS

     The following table sets forth the worldwide semiconductor total available market in each of the three product functions of the semiconductor industry:

                                                WORLDWIDE SEMICONDUCTOR TOTAL AVAILABLE MARKET(1)
                               ------------------------------------------------------------------------------------
                               1990    1991    1992    1993     1994     1995     1996     1997     1998    CAGR(2)
                               -----   -----   -----   -----   ------   ------   ------   ------   ------   -------
                                                              (DOLLARS IN BILLIONS)
Micro components.............  $ 9.2   $11.4   $13.9   $19.1   $ 23.8   $ 33.4   $ 39.8   $ 47.8   $ 47.3     22.7%
Memory:
  Volatile...................    8.7     9.1    11.4    16.4     27.2     46.9     29.9     23.6     17.9      9.4%
  Non-volatile...............    3.1     3.1     3.4     4.8      5.3      6.6      6.1      5.7      5.1      6.4%
                               -----   -----   -----   -----   ------   ------   ------   ------   ------
    Total memory.............   11.8    12.2    14.8    21.3     32.5     53.5     36.0     29.3     23.0      8.7%
Moving/Shaping...............   29.6    31.0    31.1    37.0     45.6     57.5     56.1     60.1     55.3      8.1%
                               -----   -----   -----   -----   ------   ------   ------   ------   ------
    Total....................  $50.5   $54.6   $59.9   $77.3   $101.9   $144.4   $132.0   $137.2   $125.6     12.0%
                               =====   =====   =====   =====   ======   ======   ======   ======   ======

-------------------------

(1) According to Worldwide Semiconductor Trade Statistics. Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2) Compounded annual growth rate. Represents the compounded annual growth rate for the semiconductor industry since 1990.

     The semiconductor industry can be divided into three product functions: microcomponents, memory and moving and shaping. Microcomponents include microprocessors and microcontrollers that process data according to instruction sets embedded within the semiconductors themselves. These are considered the "brains" of the electronic system and are at the center of the system architecture. Memory includes two types of memory devices, volatile and non-volatile, that store data and instructions. Volatile memory devices, which need continual application of electricity to retain data, can be segmented into DRAM (dynamic random access memory), SRAM (static random access memory) and VRAM (video random access memory). Non-volatile devices, which retain data after power to the device has been shut off, can be segmented into ROM (read-only memory), EPROM, EEPROM and FLASH (memories that enable high speed electrical reprogramming). Moving and shaping includes the moving of commands and the shaping of signals to enable electronic devices to perform intended functions, including moving information into memory or from one sub-system to another, or allowing microprocessors to process data.

     Semiconductors are either analog/mixed signal devices, where electronic signals are not viewed as "one" and "zero," or digital devices, such as logic devices, that do rely on ones and zeroes to control the operation of electronic systems. Semiconductors may also be classified as either standard components or application-specific components. Multi-market standard components are used by a large group of systems designers for a broad range of applications, while application-specific components are designed to perform specific functions in specific applications.

FAIRCHILD INTERNATIONAL MARKETS

     The following table sets forth information with respect to worldwide semiconductor sales by product family and process technology in which we participate:

                                           WORLDWIDE SEMICONDUCTOR SALES(1)
                          ------------------------------------------------------------------
                          1990   1991   1992   1993    1994    1995    1996    1997    1998
                          ----   ----   ----   -----   -----   -----   -----   -----   -----
                                                (DOLLARS IN BILLIONS)
MOVING & SHAPING:
ANALOG
  Standard Linear(2)....  $3.0   $3.0   $3.1   $ 3.8   $ 4.7   $ 5.7   $ 5.5   $ 6.2   $ 5.7
  Mixed Signal..........   4.8    5.3    5.6     6.9     8.9    10.9    11.5    13.6    13.3
                          ----   ----   ----   -----   -----   -----   -----   -----   -----
     Total..............  $7.8   $8.3   $8.7   $10.7   $13.6   $16.6   $17.0   $19.8   $19.0
                          ====   ====   ====   =====   =====   =====   =====   =====   =====
DISCRETE
  DMOS Power............  $0.6   $0.7   $0.8   $ 1.1   $ 1.4   $ 2.1   $ 2.2   $ 2.2   $ 2.0
  Bipolar...............   4.2    4.2    4.1     4.6     5.5     7.1     6.2     6.1     5.3
  IGBT..................    --     --     --      --      --     0.5     0.6     0.6     0.7
                          ----   ----   ----   -----   -----   -----   -----   -----   -----
     Total..............  $4.8   $4.9   $4.9   $ 5.7   $ 6.9   $ 9.7   $ 9.0   $ 8.9   $ 8.0
                          ====   ====   ====   =====   =====   =====   =====   =====   =====
LOGIC
  Bipolar...............  $1.5   $1.4   $1.3   $ 1.5   $ 1.3   $ 1.3   $ 0.9   $ 0.9   $ 0.6
  CMOS/BiCMOS...........   1.1    1.1    1.0     1.4     1.8     2.3     2.1     2.4     1.9
                          ----   ----   ----   -----   -----   -----   -----   -----   -----
     Total..............  $2.6   $2.5   $2.3   $ 2.9   $ 3.1   $ 3.6   $ 3.0   $ 3.3   $ 2.5
                          ====   ====   ====   =====   =====   =====   =====   =====   =====
MEMORY:
NON-VOLATILE MEMORY
  EPROM.................  $1.6   $1.4   $1.2   $ 1.3   $ 1.4   $ 1.4   $ 1.1   $ 0.7   $ 0.5
  EEPROM(3).............   0.2    0.2    0.5     0.7     0.7     0.9     0.9     0.9     0.9
                          ----   ----   ----   -----   -----   -----   -----   -----   -----
     Total..............  $1.8   $1.6   $1.7   $ 2.0   $ 2.1   $ 2.3   $ 2.0   $ 1.6   $ 1.4
                          ====   ====   ====   =====   =====   =====   =====   =====   =====

-------------------------

(1) All data other than data for EEPROM are according to Worldwide Semiconductor Trade Statistics. Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2) The sales information for Standard Linear includes Interface.

(3) According to ICE Corporation and Dataquest.

MOVING AND SHAPING MARKETS

     Analog Market. Analog products are used to shape or condition electrical signals, to amplify electrical signal strength, to convert electrical signals to and from digital "one or zero" levels, to regulate voltage levels and to provide interfaces between other products within an electrical system. The analog market is split into two major segments: Standard Linear and Mixed Signal. The Standard Linear market is comprised of building block products such as amplifiers, voltage regulators, data conversion, interface circuits, and comparators. These products are used in all end systems, from computers and telecommunications, to industrial, automotive and consumer applications. The Mixed Signal market consists of more complex analog products, which also contain some digital circuitry for timing, information control and data flow. Mixed Signal products are often developed for specific applications, such as video encoding, hard disk drive control, data transmission, motor control and power supply control. We compete in both the Standard Linear and Mixed Signal markets.

     Discrete Market. The discrete business, unlike logic and memory, is highly fragmented and composed of dozens of middle market suppliers. Discrete devices consist of individual diodes or transistors, whereas integrated circuits (such as memory or logic devices) combine millions of functions into a "single chip" of silicon to form a more complex circuit. Discrete products are differentiated almost entirely on the basis of performance, as opposed to on the basis of function as in the integrated circuit market. We participate in both the power and small signal discrete markets, manufacturing devices that condition power or signals for use by other devices. While small signal discrete markets have generally grown at slower, but more stable, rates than integrated circuit markets, the power discrete market is rapidly growing due to the increasing importance of power management, particularly in portable applications (e.g., pagers and notebook computers).

     Standard Logic Market. Logic devices are integrated circuits that control the operation of electronic systems and move data. The standard logic market is fully digital and has five major participants, of which we are one of the leaders. Standard logic products are fabricated through three primary process technologies: Bipolar, CMOS and BiCMOS. Bipolar technology is targeted for high speed applications while CMOS technology allows the manufacturer to create a denser chip, consuming less power and generating less heat. BiCMOS is a hybrid of Bipolar and CMOS. While Bipolar semiconductors were once used extensively in large computer systems, CMOS has become the most prevalent technology, particularly for devices used in portable personal computer systems. Given the growing demand for portability, use of CMOS technology is expected to continue to expand; however, the demand for Bipolar is expected to continue as a result of its lower cost and suitability for particular applications.

MEMORY MARKET

     Non-Volatile Memory Market. The memory market is comprised of volatile memory devices (DRAM, SRAM and VRAM) and non-volatile memory devices (ROM, EPROM, EEPROM and FLASH). Volatile memory devices need continual application of electricity to retain data, while non-volatile memory retains data after the power to the device has been turned off. Most of the historic economic cyclicality in the semiconductor industry has been attributable to the volatile memory market, as evidenced by a 29.3% decline in 1998 market sales versus a 4.9% decrease for the microcomponents, moving & shaping and non-volatile memory markets.

     We produce standard EPROM and EEPROM products, but also fabricate application-specific EEPROM devices. We have standardized the application-specific nature of the EEPROM process, having designed it to perform functions in a specific application, but not be proprietary for any single customer. EEPROMs are being used extensively due to their ease of programmability, and the demand for these products is growing rapidly. The EEPROM market has grown at a compounded annual growth rate of 20.7% from 1990 to 1998, ahead of the overall semiconductor market growth. EEPROMs are somewhat isolated from FLASH products, as they serve different market needs. Reprogrammable EEPROMs are used in many products to store frequently used phone numbers (fax machines), store accumulated phone time (cellular phones) and change authorization codes (keyless security systems). EPROMs have been losing market share to FLASH products because FLASH memories are easily programmable and have higher data densities. However, there is a level of EPROM demand that is not economically served by FLASH. As a result, EPROMs are still utilized in virtually all segments of the low-end consumer electronic market (e.g., answering machines, garage door openers and washing machines), where storage of the instruction set for the microcontrollers require less than 2 Mb.

                                    BUSINESS

GENERAL

     Fairchild International is the second-largest independent semiconductor company, based on pro forma Fiscal 1999 revenues, focused solely on multi-market products. We design, develop and market analog, discrete, logic and non-volatile memory semiconductors. Within our multi-market products portfolio, we are particularly strong in providing discrete and analog power management solutions. Multi-market products are the building block components for virtually all electronic devices, from sophisticated computers and internet hardware to telecommunications equipment to household appliances. Because of their basic functionality, our products provide customers with greater design flexibility than more highly integrated products and improve the performance of more complex devices or systems. Given such characteristics, our products have a wide range of applications. Our products are sold to customers in the personal computer, industrial, telecommunications, consumer electronics and automotive markets.

     With a history dating back more than 35 years, Fairchild Semiconductor Corporation's predecessors were among the original founders of the semiconductor industry. The original Fairchild Semiconductor Corporation was established in 1959 as a provider of memory and logic semiconductors. Fairchild Semiconductor Corporation was acquired by Schlumberger in 1979. National Semiconductor acquired Fairchild Semiconductor Corporation from Schlumberger in 1987, and fully integrated it into its operations. Pursuant to the recapitalization of Fairchild Semiconductor Corporation, Fairchild Semiconductor Corporation separated from National Semiconductor and became an independent company on March 11, 1997. At the time of the recapitalization, Fairchild Semiconductor Corporation consisted of the discrete, logic and non-volatile memory businesses of National Semiconductor. On December 31, 1997, Fairchild Semiconductor Corporation acquired Raytheon Semiconductor, Inc., a wholly owned subsidiary of Raytheon Company, for approximately $117.0 million in cash. Raytheon Semiconductor designs, manufactures and markets high-performance analog and mixed signal semiconductors for the personal computer, communications, broadcast video and industrial markets. Raytheon Semiconductor was combined with the Non-Volatile Memory Products Group to form the Analog, Mixed Signal and Non-Volatile Memory Products Group. Fairchild International's other product groups include the Discrete Power and Signal Technologies Group and the Logic Products Group.

     On April 13, 1999, we purchased the power device business from Samsung Electronics for approximately $414.9 million, including fees and expenses. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The power device business has developed a number of new product designs with industry leading performance characteristics, such as its recent process developments in trench technology and silicon bonding. The acquisition of the power device business not only enhances our analog and power discrete product offerings, but also provides us with a greater market presence in South Korea. The acquisition of the power device business also provides us with additional revenue opportunities through our relationship with Samsung Electronics:

     - Samsung Electronics is required to purchase guaranteed minimum annual levels of products from the power device business based on historical volumes and market prices for a three-year period according to terms of a product supply agreement.

     - We are required to provide contract manufacturing services in the form of wafer foundry services for Samsung Electronics for a three-year period according to the terms of a foundry sale agreement. The agreement is designed to provide us levels of profitability totaling W53,700 million over three years.

     In connection with the acquisition of the power device business, we have obtained a full income tax holiday for a period of seven years in South Korea. The power device business added approximately 1,481 employees, most of whom work at its wafer fabrication facilities in South Korea, to Fairchild International's work force at that time of approximately 6,600.

GROWTH STRATEGY

     Our objective is to be the leading supplier of multi-market semiconductors to the worldwide personal computer, industrial, telecommunications, consumer electronics and automotive industries. Our business strategy emphasizes the following key elements:

     MAINTAIN HIGH QUALITY SERVICE. We seek to distinguish our service by providing the industry's best support services, including electronic order entry, just-in-time delivery and a full range of Internet services that provide device specifications and order entry for samples. Since 1997, we have invested in a number of innovative programs in order to deliver superior customer service including:

     - developing and maintaining four customer response centers staffed with experienced employees to provide a link between customers and our design engineers, manufacturing operations and sales personnel;

     - creating a vice president of customer service position and establishing customer focus teams and field application engineering teams;

     - installing a state-of-the-art company-wide PeopleSoft enterprise software system which provides a fully integrated order management, inventory and manufacturing system;

     - centralizing and consolidating our finished goods warehouse functions to a primary site in Penang, Malaysia. This site, together with a Federal Express shipment arrangement, facilitates timely movement of products worldwide to end customers.

     INTRODUCE NEW PRODUCTS. We are focused on expanding our customer base and increasing our market share by continuing to develop new products and enhance our current product portfolio to capitalize on industry trends. Since we became a stand-alone company, we have designed and introduced over 400 new products.

     INCREASE MARKET PENETRATION OF EXISTING PRODUCTS. We are uniquely positioned, as the only global semiconductor company focused solely on multi-market semiconductors, to dedicate our sales and marketing efforts toward expanding our market share of existing products. Our internal sales force, authorized representatives and distributors continue to expand customer information programs, including technical specifications, application notes and on-line services, and augment our trade advertising and comprehensive customer support efforts which facilitate the incorporation of our products into our customers' designs.

     MAKE SELECTED SYNERGISTIC ACQUISITIONS. We intend to pursue strategic acquisitions of companies that will complement our existing business by expanding our product offerings, research and development capabilities and market share. In addition to the acquisition of the power device business, we acquired Raytheon Semiconductor, Inc. from Raytheon Company in December 1997. That acquisition provided us with the opportunity to enter the approximately $19.0 billion analog market.

     CONTINUE TO IMPROVE MANUFACTURING EFFICIENCY. We have made significant capital expenditures to increase capacity and improve manufacturing efficiency. Although we believe that our wafer fabrication plants and assembly and test facilities are among the most productive and efficient in the industry, we will continue to invest in our people and assets in order to increase productivity and enhance process efficiency. We are currently in the process of transferring our analog wafer fabrication plants from our previously owned Mountain View, California facility to our South Portland, Maine facility, which is expected to reduce our wafer costs by two-thirds.

CUSTOMERS AND APPLICATIONS

     Fairchild International designs, develops and manufactures products that it supplies to more than 50,000 customers. As a result of the acquisition of the power device business, we provide a wide range of more than 10,000 analog, discrete, logic and non-volatile memory products to our diverse customer base. Our position as a strategic supplier of basic and essential semiconductor products fosters close relationships with customers. These relationships result in additional growth opportunities for sales of existing products as well as early knowledge of customers' evolving requirements and opportunities arising from the related development of their new products.

     The following table sets forth our principal end-user markets, the percentage of pro forma trade revenue generated from each end-user market, principal applications for our products and most of our significant customers. Products from each of our businesses are used throughout each of the major end-user markets set forth below.

                                                                                               CONSUMER
END MARKETS:                 PERSONAL COMPUTERS  INDUSTRIAL AND OTHER  TELECOMMUNICATIONS     ELECTRONICS        AUTOMOTIVE
---------------------------  ------------------  --------------------  ------------------  -----------------  -----------------
PERCENTAGE OF OUR TRADE      40%                 25%                   15%                 16%                4%
REVENUE(1):
-------------------------------------------------------------------------------------------------------------------------------
APPLICATIONS:                Chips for           Industrial            Central office      Cable television   Airbags
                             smartcards           automation and       switching systems    systems           Antiskid braking
                             Disk drives         control               Data Network        Compact disc       kits
                             Internet hardware   Intelligent power     equipment           players            Automotive
                             Monitors            switches              Cellular            Home security      entertainment
                             Network             Lighting systems      telephones          systems            systems
                             controllers         Motor controllers     ISDN controllers    Household          Central locking
                             Optical scanners    Power supplies        Modems              appliances         systems
                             PDA                 Smartcard readers     PBX systems         Pay television     Fuel injection
                             Printers                                  Set-top boxes       decoders           circuits
                             PC motherboards                                               Satellite          Ignition circuits
                                                                                           receiver           Transmission
                                                                                           decoding circuits  control circuits
                                                                                           VCR
-------------------------------------------------------------------------------------------------------------------------------
CUSTOMERS:                   Apple               Allen Bradley         AT&T                Canon              Bosch
                             Compaq              American Power        Alcatel             Creative Design    Chrysler
                             Dell                Honeywell             Ericsson            Daewoo             Delco Electronics
                             Gateway             Reliance              Lucent              LG Electronics     Ford
                             Hewlett-Packard     Siemens               Technologies        Motorola           Mitsubishi
                             IBM                 Tektronics            Nokia               Samsung            Teves
                             Intel               Teradyne              Nortel Networks     Electronics        Toyota
                             NEC                                       Samsung             Sony
                             Samsung                                   Electronics         Thompson
                             Electronics                               Siemens             Consumer
                             Seagate Technology                                            Zenith
                             Toshiba
-------------------------------------------------------------------------------------------------------------------------------
EXAMPLE OF PRODUCT           Computer            Electric motor        Portable phone      VCR                Engine control
 APPLICATION:                                    assembly line
                                                 control
-------------------------------------------------------------------------------------------------------------------------------
INPUT:                       Turn on computer    Start motor assembly  Turn on phone       Program VCR to     Start car
                                                 conveyor                                  record
-------------------------------------------------------------------------------------------------------------------------------
WHAT THE PRODUCT DOES:       Boot up program     Analog device to      Power is routed     EEPROM memory is   Program in EPROM
                             moves from          detect ground faults  from  battery to    programmed to      memory directs
                             EPROM to main                             active  circuits    start VCR          fuel mixture
                             memory via logic                          by a  discrete
                             chip; logic chips                         DMOS  transistor
                             communicate
                             between main
                             memory and
                             processor
-------------------------------------------------------------------------------------------------------------------------------
RESULT:                      Spreadsheet         Potential electrical  A phone call is     Program is         Car runs smoothly
                             application is      hazard is             made                recorded           with fewer
                             accessed            eliminated                                                   emissions
-------------------------------------------------------------------------------------------------------------------------------

(1) 1998 combined trade revenues include those of Fairchild International for the twelve-month period ended November 29, 1998 and those of the power device business for the twelve-months ended December 31, 1998 and are presented to be consistent with the data reported by Worldwide Semiconductor Trade Statistics.

PRODUCTS AND TECHNOLOGY

     We design, develop and manufacture a broad range of products used in a wide variety of microelectronic applications, including personal computer, industrial, telecommunications, consumer products and automotive systems. Our products are organized into three principal products groups: the Analog, Mixed Signal and Non-Volatile Memory Products Group, the Discrete Power and Signal Technologies Group, and the Logic Products Group. The power device business is composed of power discrete and analog products. For purposes of this presentation, these products have been combined with Analog and Mixed Signal Products and the Discrete Power and Signal Technologies Group.

  ANALOG, MIXED SIGNAL AND NON-VOLATILE MEMORY PRODUCTS GROUP

       ANALOG AND MIXED SIGNAL PRODUCTS

     Fairchild International designs, manufactures and markets high-performance analog and mixed signal integrated circuits for the personal computer, industrial, consumer electronics and broadcast video markets. These products are manufactured using leading-edge CMOS, BiCMOS, DMOS and bipolar technologies. Analog and mixed signal products represent a significant long-term growth area of the semiconductor industry. The increasing demand to integrate high performance microprocessor-based electronics in equipment ranging from personal computers to scientific instrumentation, telecommunications and data communications networks has led analog and mixed signal semiconductor suppliers to create designs that have higher levels of integration to reduce space and power requirements and provide greater functionality, all at lower cost. We offer over 2,300 analog device products, including offerings in 92 of the top 100 best selling (in terms of volume) analog product types by volume. Major competitors include Analog Devices, Burr Brown, Linear Technology, Intersil, Motorola, Philips and Semtech.

     Analog. Analog products control continuously variable functions such as light, color, sound and power. They enable human beings to interface with the digital world. We provide analog products that solve problems relating to power conversion, temperature sensing, management functions, battery chargers and motor controls. Our Smart Power Switch is a proprietary, multichip module consisting of a power management integrated circuit and a MOSFET. Smart Power Switches provide a solution for off-line power converter designs in power supplies, battery chargers, PC peripherals, and home and consumer applications. We also offer a mix of mature products, such as operational amplifiers, audio amplifiers, regulators, compurators, references and timers, and ground fault interrupters, which continue to generate significant revenues due to their long product life cycles.

     Mixed Signal. Mixed signal products are those which can process both analog and digital information. Our mixed signal offerings include analog to digital converters, digital to analog converters and market-leading digital video encoders and decoders sold to manufacturers of high-end video equipment and set top boxes.

     We believe our Analog product portfolio is further enhanced by a wide variety of packaging solutions that we have developed. These solutions include surface mount and tiny packages.

       NON-VOLATILE MEMORY PRODUCTS

     Fairchild International designs, manufactures and markets non-volatile memory circuits which retain data after power to the device has been shut off. We offer an extensive portfolio of high performance serial EEPROM and EPROM products. We do not participate in the FLASH market segment. EPROMs are electrically programmable read-only memories. These non-volatile memory devices are used in the personal computer, industrial, telecommunications, consumer electronics and automotive systems. Major competitors include ST Microlectronics, Advanced Micro Devices, Atmel, Xicor and Microchip Technology.

     EEPROMS. EEPROMs are used primarily to store changing information in consumer products and automotive applications such as microwaves, televisions, stereos and automotive controls. We serve the EEPROM market with product offerings in (i) standard EEPROM and (ii) Application Specific Standard Products (or ASSP). Our standard EEPROM products serve each of the three serial bus interface protocols used with all industry standard microcontrollers. Our Application Specific Standard Products are individually developed for specific applications and combine our core EEPROM competencies with logic capabilities. Key product offerings in the ASSP category include the ACEx family of microcontrollers and the SoftSelect(TM) family of devices for software control of power management and frequencies.

     The ACEx family consists of highly optimized 8-bit microcontrollers featuring a rich instruction set and extremely low power consumption. Offered in one of the smallest packages in the industry, its features make it ideal for battery management and power management applications requiring low power consumption and low weight. The SoftSelect(TM) family of devices provide software control of power management and automatic configuration of motherboards for personal computers. Other products in the ASSP category include Plug & Play controllers for the PC market, single-chip high security solutions for automotive remote keyless entry and other similar applications such as garage-door openers, and the serial presence detect (SPD) device which permits automatic configuration of memory modules on computers.

     EPROMS. The ability of EPROMs to be programmed electrically by the equipment manufacturer enables them to achieve shorter time to market for new products than if they used products that must be programmed by the chip manufacturer. Today, EPROMs are primarily utilized in applications where storage of the instruction sets for microcontrollers requires less than 2 Mb in density, which is virtually all segments of the low-end consumer electronic market (e.g., answering machines, garage door openers and washing machines). The EPROM market is declining as FLASH becomes cost-effective at lower densities. As a result, we are incurring minimal research and development expenditures in this product line. We currently sell EPROMs in densities ranging from 64K to 4Mb.

  DISCRETE POWER AND SIGNAL TECHNOLOGIES GROUP

     Discrete devices are individual diodes or transistors that perform basic signal amplification and switching functions in electronic circuits. Driving the long-term growth of discretes is the increasing importance of power management, particularly in portable applications (e.g., pagers and notebook computers). We participate in both the power and small signal discrete markets using our DMOS and Bipolar technologies, manufacturing semiconductors that condition (or shape) power or signals for use by other devices. The acquisition of the power device business added significantly to our discrete product portfolio, with only small signal transistors overlapping with our existing portfolio. While the world market is dominated by such multinational semiconductor manufacturers as Toshiba, Motorola and Philips, a significant portion of the industry is fragmented where competition is primarily on a regional basis. Other competitors include Siliconix and International Rectifier.

     DMOS. DMOS discrete devices are used to convert, switch or otherwise shape or condition electricity. We offer a wide range of DMOS power MOSFETs designed for low and high voltage applications over a wide range of performance characteristics, power handling capabilities and package options. We are focusing on DMOS as our growth area due to the trend towards smaller and lighter products and longer battery life, as well as batteries with built-in smart functions. DMOS products are the focus of our research and development expenditures. These expenditures have been directed primarily toward the development of our leading-edge Trench technology. These products are

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commonly found in portable computers and peripherals, portable telephones, automobiles, and battery-powered devices. Our DMOS products include:

     Low Voltage MOSFET. This product line is focused on developing products in the Low Voltage DMOS area in support of the trend towards smaller and lighter products, longer battery life expectancy, as well as batteries with built-in smart functions. Research and development efforts and expenditures have been directed towards the development of our leading edge Trench Technology. The combination of leading edge wafer fabrication processes and new packaging technology continues to allow our Low Voltage DMOS product families to set new standards for low resistance and high current performance in miniature surface mount power packaging. Our Low Voltage DMOS products are commonly found in portable computers and peripherals, portable telephones, automobiles and battery-powered devices.

     High Voltage MOSFET. This product line offers a wide variety of HV MOSFET devices designed for high voltage applications (200V to 900V) over a wide range of performance characteristics, power handling capabilities and package options. The product portfolio includes both N channel and P channel devices using proprietary HDMOS process technology. These products are commonly found in power system applications including flyback and forward converters and power factor correction in switch-mode power supplies (SMPS).

       IGBT. This product line offers very high voltage devices (600V to 1500V) in a variety of package options. A proprietary silicon bonding process is being used in the production of this family of products. Typical applications for these devices are motor control, inverters, robotics, servo controls, power supply and lamp ballast. IGBT will be a focused growth product line as more industrial applications are using this technology.

       Bipolar. We manufacture and sell a wide range of bipolar discretes, including single junction glass diodes, small signal transistors, bipolar power transistors, JFETs and Zener diodes in a wide variety of package configurations. These devices switch, amplify and otherwise shape or modify electronic signals and are found in nearly every electronic product, including computers, cellular phones, mass storage devices, televisions, radios, VCRs and camcorders.

  INTERFACE AND LOGIC PRODUCTS GROUP

     We design, develop and manufacture high-performance interface and logic devices utilizing three wafer fabrication processes: CMOS, BiCMOS and Bipolar. Within each of these production processes, we manufacture products that possess advanced performance characteristics, as well as mature products that provide high performance at low cost to customers.

     Interface Products. The significant growth in the internet hardware and cellular base station markets has increased demand for interface products. Interface products generally connect signals from one part of a system to another part of a system. Typical interface applications include backplane driving, bus driving, clock driving and signal integrity. These applications all require high speed, high current drive and low noise attributes. These types of products are mixed signal in nature and require a high level of analog wave shaping techniques on the output structures, minimizing the number of suppliers with the capability to develop them. We believe we have developed some unique competencies and patented circuit techniques along with a broad range of process technologies which facilitate our expansion into the interface products market.

     The interface market is divided into two categories: "building block interface" and "standards-specific interface products." Current building block products include our FST and GTL product families with planned expansions into an LVDS family of products and clock driving products. Standards-specific products are normally based on industry standards which are developed by consortiums of hardware suppliers, software suppliers, end segment customers and industry experts.

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We are an active participant on many committees where industry standards are developed, and have product offerings in printer interface, dual inline memory module drivers and Universal Serial Bus applications. Major competitors include Texas Instruments, National Semiconductor, Maxim and Linear Technology.

     Logic Products. Since market adoption rates of new standard logic families have historically spanned several years, we continue to generate significant revenues from our mature products. Customers are typically slow to move from an older product to a newer one. Further, for any given product, standard logic customers use several different generations of logic products in their designs. As a result, typical life cycles for logic families are between 20 and 25 years.

     Since it takes new logic products an average of three to five years to reach full market acceptance, we continue to invest in new products to generate future revenue growth. In addition, many of these investments have established our logic devices as key components for the personal computer and telecommunications markets, particularly in the internet and networking sector and cellular communications sector. Internet appliances and internet infrastructure equipment (such as LAN and WAN switches, hubs, routers and servers) require high speed, high drive and low noise characteristics. We offer logic devices using CMOS, BiCMOS and Bipolar processes that are required to achieve these characteristics. Our ABT, LVT and ECL logic devices have all successfully penetrated the internet hardware market. In addition, cellular communications equipment such as cellular phones, pagers and base stations and consumer set top box require low power and noise generation in very small packages. We believe our Tiny Logic, VHC, LCX and FST switch technologies have established our logic products among the leading technologies addressing these requirements. Major competitors include Texas Instruments, ON Semiconductor and Philips.

SALES, MARKETING AND DISTRIBUTION

     In Fiscal 1999, Fairchild International derived approximately 58% of its trade sales from original equipment manufacturer customers through its regional sales organizations and 42% of its trade sales through distributors. Fairchild International operates regional sales organizations in Europe, headquartered in Swindon, England, the Americas, headquartered in Sunnyvale, California, the Asia/Pacific region, with offices in Kowloon, Hong Kong, the Japan region with its office in Tokyo, Japan and the Korea region, with its office in Puchon, South Korea. Each of the regional sales organizations, with the exception of Korea, is supported by logistics organizations which manage independently-operated free-on-board warehouses. Product orders flow to Fairchild International's manufacturing facilities, where the product is made. Products are then shipped either directly to the customer or indirectly to the customer via independently-operated warehouses in Singapore, the United States and the United Kingdom.

     Fairchild International has dedicated direct sales organizations operating in Europe, the Americas, Asia/Pacific, Japan and Korea that serve its major original equipment manufacturer customers. Fairchild International also has a large network of distributors and manufacturer's representatives to distribute its products around the world. We believe that maintaining a small, highly focused, direct sales force selling products for each of Fairchild International's businesses, combined with an extensive network of distributors and manufacturer's representatives, is the most efficient way to serve our multi-market customer base. Fairchild International also maintains a dedicated marketing organization, which consists of marketing organizations in each product group, including tactical and strategic marketing and applications, as well as marketing personnel located in each of the sales regions.

     Typically, distributors handle a wide variety of products, including products that compete with Fairchild International products, and fill orders for many customers. Some of Fairchild International's sales to distributors primarily in North America are made under agreements allowing for market price

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fluctuations and/or the right of return on unsold merchandise, subject to the right terminating after the expiration of a limited time period. Virtually all distribution agreements contain a standard stock rotation provision allowing for minimum levels of inventory returns. In Fairchild International's experience, these inventory returns can usually be resold. Manufacturer's representatives generally do not offer products that compete directly with Fairchild International's products, but may carry complementary items manufactured by others. Manufacturer's representatives do not maintain a product inventory; instead, their customers place large quantity orders directly with Fairchild International and are referred to distributors for smaller orders.

     In 1998, the power device business derived approximately 73% of its trade sales from third party original equipment manufacturer customers and Samsung Electronics and affiliated Samsung companies and 27% of its trade sales through distributors. The power device business has been historically supported by sales organizations in Korea and in foreign sales subsidiaries of Samsung Electronics throughout the world. As of November 30, 1999, support from the foreign sales subsidiaries of Samsung Electronics ended in accordance with our agreement. Fairchild International's sales organizations in North America and Europe have assumed distribution responsibilities for power device products. Product orders flow to the power device business' manufacturing facility in Puchon, South Korea, where silicon wafers are fabricated. Products are assembled and tested by either independently operated subcontractors or manufacturing entities of Samsung Electronics. Finished products are warehoused in a Samsung Electronics facility in Onyang, South Korea. From there they are shipped either directly to customers, distributors or sales agents or first to Fairchild International's facility in Penang, Malaysia and then to customers. As a result of the acquisition of the power device business, assembly and testing services are provided under the Assembly and Test Services Agreements, and warehousing is provided under the Transitional Services Agreement. See "Certain Relationships and Related Transactions."

RESEARCH AND DEVELOPMENT

     Fairchild International's expenditures for research and development in Fiscal 1997, 1998 and 1999 were $18.9 million, $35.7 million and $39.3 million, respectively. Such expenditures represented 3.2%, 5.6% and 6.0% of trade sales in Fiscal 1997, 1998 and 1999, respectively. Manufacturing technology is a key determinant in the improvement of semiconductor products. Each new generation of process technology has resulted in products with higher speed and greater performance produced at lower cost. Infrastructure investments made in recent years will enable Fairchild International to continue to achieve high volume, high reliability and low-cost production using leading edge process technology. Fairchild International's research and development efforts are focused on new product development and improvements in process technology in Fairchild International's growth areas: CMOS logic, DMOS power discretes, EEPROMs and analog and mixed signal products.

     Each of Fairchild International's product groups maintain independent research and development organizations. Fairchild International works closely with its major customers in many research and development situations in order to increase the likelihood that Fairchild International's products will be designed directly into the customers' products and achieve rapid and lasting market acceptance.

     The power device business' expenditures for research and development in 1996, 1997 and 1998 were $18.6 million, $19.2 million and $15.2 million, respectively. The power device business' research and development efforts are focused on IGBT and HV MOSFET process and product development, Motor Control integrated circuit and Samsung Power Switch product development and BCDMOS process development.

     The power device business' research and development team at the Puchon facility consists of design, application, process and package engineers. The power device business ensures early adoption of its new products by engaging application engineers to work side-by-side with design engineers and customers during product definition and design phase to ensure customers' ease of incorporating our

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products into their designs. Following the acquisition of the power device business, research and development for power device business products continues to be conducted by a research and development team at the Puchon facility.

MANUFACTURING

     We operate five manufacturing facilities, three of which are front-end wafer fabrication plants located in the United States and South Korea and two of which are back-end assembly and test facilities in the Asia region. Our products are manufactured and designed using a broad range of manufacturing processes and proprietary design methods. We use all of the prevalent function-oriented process technologies for wafer fabrication, including CMOS, Bipolar, BiCMOS, DMOS and non-volatile memory technologies. We use primarily through-hole and surface mount technologies in our assembly and test operations, in lead counts from two to fifty-six leads.

     The table below sets forth information with respect to our manufacturing facilities, products and technologies.

                            MANUFACTURING FACILITIES

           LOCATION                         PRODUCTS                       TECHNOLOGIES
           --------                         --------                       ------------
FRONT-END FACILITIES:
South Portland, Maine            Bipolar, CMOS and BiCMOS logic   4-inch fab -- 5.0/3.0 micron
                                   products
                                 Standard Linear products         5-inch fab -- 3.0/1.5 micron Op
                                                                    Amps, Ground Fault
                                                                    Interruptors
                                 National Semiconductor contract  6-inch fab -- 1.5/0.5 micron
                                   manufacturing                    CMOS and BiCMOS
Salt Lake City, Utah             EPROMs, EEPROMs, ACE and USB     6-inch fab -- 1.0/0.65 micron
                                                                    CMOS EPROM
                                 Discrete power                   -- 2.0/0.8 micron CMOS
                                 National Semiconductor contract  EPROM
                                   manufacturing                    -- 2.0 micron DMOS
Puchon, South Korea              Power discrete semiconductors,   4-inch fab -- 5.0/4.0 micron
                                   Standard analog integrated       Bipolar
                                 circuits                         5-inch fab -- 2.0/0.8 micron
                                                                    Bipolar and DMOS
BACK-END FACILITIES:
Penang, Malaysia                 Bipolar, CMOS and BiCMOS logic   MDIP, SOIC, EIAJ, TSSOP, SSOP,
                                   products                         8-56 Pins
                                 National Semiconductor assembly
                                   and test services
Cebu, the Philippines            Power and small signal discrete  TO92, SOT-23, Super SOT,
                                 National Semiconductor assembly  SOT-223, TO220, TO263
                                   and test services

     Fairchild International's strategy is to have its manufacturing facilities dedicated to its product groups. The South Portland, Maine wafer fabrication plant and Penang, Malaysia assembly and test facility primarily support the Interface and Logic Products Group. The Salt Lake City, Utah wafer fabrication plant and Cebu, the Philippines assembly and test facility primarily support the Discrete Power and Signal Technologies Group. Fairchild International also subcontracts out a minority of fabrication of wafers, primarily to Tower Semiconductor, Chartered Semiconductor, Torex Semiconductor and New Japan Radio Corporation. In order to maximize our production capacity, some of our back-end assembly and testing operations are also subcontracted out. Primary subcontractors include Carsem and NS Electronics (Bangkok) Ltd.

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     The power device business' wafer fabrication plant in Puchon, South Korea, supports the entire operations of the power device business. The power device business subcontracts out nearly all of its assembly and test operations to third party vendors, primarily to Korea Micro Industry, AUK and Woosuk Electronic Company. The power device business also subcontracts manufacturing services from Samsung Electronics. As a result of the acquisition of the power device business, these services are provided under other manufacturing agreements with Samsung Electronics.

     Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We obtain our raw materials and supplies from a large number of sources on a just-in-time basis. Although supplies for the raw materials used by us are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

BACKLOG

     Our trade sales are made primarily pursuant to standard purchase orders that are generally booked from one to twelve months in advance of delivery. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. Quantities actually purchased by customers, as well as prices, are subject to variations between booking and delivery to reflect changes in customer needs or industry conditions.

     Fairchild International sells products to many key customers pursuant to contracts. Contracts are annual fixed-price agreements with customers setting forth the terms of purchase and sale of specific products. These contracts allow Fairchild International to schedule production capacity in advance and allow customers to manage their inventory levels consistent with just-in-time principles while shortening the cycle times required to produce ordered products. However, quantity and price agreements under these contracts are, as a matter of industry practice, difficult to maintain and implement. Fairchild International recognizes revenue from contract manufacturing services but does not account for these revenues on a backlog basis. For these reasons, Fairchild International believes that the amount of backlog at a particular date is not meaningful and is not necessarily a relevant indicator of future revenues.

     The power device business historically did not track backlog, but rather negotiated pricing and delivery agreements with its customers from time to time based on current market conditions. However, we intend to manage the backlog of the power device business in a manner consistent with the historic management of Fairchild International's backlog.

SEASONALITY

     Generally, Fairchild International is affected by the seasonal trends of the semiconductor and related industries. As a result of these trends, Fairchild International typically experiences lower revenue from December to February (the third quarter of our former fiscal year), primarily due to customer demand adjustments as a result of holiday seasons around the world. Revenue usually has a seasonal peak from March to May (the fourth quarter of our former fiscal year). In Fiscal 1999, the typical seasonality was impacted by the effect of the recovery of the overall semiconductor market, pricing and back-end capacity constraints, particularly in the fourth quarter. During the first three quarters of Fiscal 1999, unit shipments increased sequentially. However, this was offset by sequential decreases in average selling prices, driven by over-capacity in the industry. During the fourth quarter, average selling prices increased over the third quarter, however unit shipments were flat compared to the third quarter due to back-end capacity constraints.

     The power device business is also affected by the seasonal trends of the semiconductor and related industries. The power device business typically experiences lower revenues in its fourth quarter. Revenue usually has a seasonal peak in the third quarter. In 1998, the power device business

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did not experience the typical seasonality in the third quarter due to market softness in the semiconductor industry.

COMPETITION

     Markets for our products are highly competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies. Some of our competitors may have substantially greater financial and other resources with which to pursue engineering, manufacturing, marketing and distribution of their products. Competitors include manufacturers of standard semiconductors, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

     We compete in different product lines to various degrees on the basis of price, technical performance, product features, product system compatibility, customized design, availability, quality and sales and technical support. Our ability to compete successfully depends on elements both within and outside of our control, including successful and timely development of new products and manufacturing processes, product performance and quality, manufacturing yields and product availability, customer service, pricing, industry trends and general economic trends.

TRADEMARKS AND PATENTS

     Fairchild International owns rights to a number of trademarks and patents that are important to its business. Among others, we consider Fairchild Semiconductor, FACT(TM) and FAST(R) to be trademarks that are material to Fairchild International's operations.

     Fairchild International's corporate policy is to protect proprietary products by obtaining patents for such products when practicable. Under a technology licensing and transfer agreement with National Semiconductor entered into in connection with the recapitalization of Fairchild Semiconductor Corporation, Fairchild International has acquired approximately 150 U.S. patents and obtained perpetual, royalty free non-exclusive licenses on approximately 250 of National Semiconductor's patents. Pursuant to an acquisition agreement with Raytheon Company, Fairchild International acquired over 100 patents owned by Raytheon Semiconductor, Inc., as well as licensing rights (similar to those granted to Fairchild International by National Semiconductor in the recapitalization of Fairchild Semiconductor Corporation) for other semiconductor-related intellectual property of Raytheon Company not directly owned by Raytheon Semiconductor, Inc. We believe that we have the right to use all technology used in the production of our products.

     Similarly, Fairchild International acquired from Samsung Electronics a significant number of licenses and patents (granted, applied for and under review for application). We obtained approximately 125 U.S. patents and over 1,000 Korean patents pursuant to the acquisition of the power device business. Fairchild International also received the rights to use all relevant trademarks. See "The Acquisition -- Intellectual Property and Trademark License Agreements."

ENVIRONMENTAL MATTERS

     Our operations are subject to environmental laws and regulations in the countries in which we operate that regulate, among other things, air and water emissions and discharges at or from our manufacturing facilities; the generation, storage, treatment, transportation and disposal of hazardous materials by our company; the investigation and remediation of environmental contamination; and the release of hazardous materials into the environment at or from properties operated by our company and at other sites. As with other companies engaged in like businesses, the nature of our operations exposes our company to the risk of liabilities and claims with respect to such matters. We believe, however, that our operations are in substantial compliance with applicable environmental laws and

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regulations. Fairchild International's costs to comply with environmental regulations were immaterial in Fiscal 1997, 1998 and 1999, as were the power device business' environmental compliance costs for 1996, 1997 and 1998.

     Fairchild International's facilities in South Portland, Maine, and, to a lesser extent, Salt Lake City, Utah, have ongoing remediation projects to respond to releases of hazardous materials that occurred prior to the consummation of the recapitalization. Under the Asset Purchase Agreement, as supplemented by ancillary agreements entered into in conjunction with the recapitalization, National Semiconductor has agreed to indemnify Fairchild International for the cost of these projects, subject to limitations. Based on the historical costs of these projects, we do not believe that future remediation costs will be material, even without the indemnity.

     Fairchild International's previously owned Mountain View, California, facility is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act. Under the terms of the Acquisition Agreement with Raytheon Company, dated December 31, 1997, Raytheon Company has retained responsibility for, and has agreed to indemnify us with respect to, remediation costs or other liabilities related to pre-acquisition contamination.

     Although we believe that the power device business has no significant environmental liabilities, Samsung Electronics has agreed to indemnify Fairchild International for environmental liabilities arising out of the Puchon, South Korea plant or the power device business, subject to limitations.

     Future laws or regulations and changes in existing environmental laws or regulations may subject our operations to different, additional or more stringent standards. While historically the cost of compliance with environmental laws has not had a material adverse effect on our results of operations, business or financial condition, we cannot predict with certainty our future costs of compliance because of changing standards and requirements. We cannot assure you that material costs will not be incurred in connection with the future compliance with environmental laws.

EMPLOYEES

     Fairchild International's worldwide workforce consisted of 8,385 full- and part-time employees as of November 28, 1999, none of whom were represented by collective bargaining agreements. Of the total number of employees, 6,933 were engaged in manufacturing and information services, 330 were engaged in marketing and sales, 677 were engaged in administration and 445 were engaged in research and development. Of the total number of employees, 3,440, or 41%, were employed in the Interface and Logic Products Group, 4,253, or 51%, were employed in the Discrete Power and Signal Technology Group, 322, or 4%, in the Analog, Mixed Signal and Non-Volatile Memory Products Group and 370, or 4%, in corporate administration or centralized sales and marketing activities. Fairchild International believes that its relations with its employees are satisfactory.

     Fairchild Korea sponsors a Power Device Business Labor Council consisting of seven representatives from the non-management workforce and seven members of the management workforce. The Labor Council, under Korean law, is recognized as a representative of the workforce for the purposes of consultation and cooperation only. The Labor Council therefore has no right to take a work action or to strike and is not party to any labor or collective bargaining agreements with Fairchild Korea Semiconductor Ltd. Management of the power device business believes that its relations with its employees and the Labor Council are satisfactory.

PROPERTIES

     In the United States, our corporate headquarters as well as the headquarters and wafer fabrication operations of the Interface and Logic Products Group are located in approximately 240,000 square feet of space in properties that we own in South Portland, Maine. Additional

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manufacturing, warehouse and office facilities are housed in approximately
300,000 square feet of space in properties that we own in Salt Lake City, Utah. Additional office and manufacturing space is located in leased facilities in South Portland, Maine, Sunnyvale, California and San Diego, California.

     Fairchild International transferred its analog wafer fabrication capability from its Mountain View, California facility to its South Portland, Maine facility. On April 23, 1999, Fairchild International sold its Mountain View property for approximately $35.7 million. The sale price is subject to (1) a $3.5 million holdback which will be paid to Fairchild International unless the city council rejects the buyer's application to increase its building density from 35% to 50%; and (2) a $500,000 deposit which will be placed into an escrow account and will be released to Fairchild International upon the demolition of the existing structures on the Mountain View property. In connection with the sale of the Mountain View property, Fairchild International entered into an agreement to lease back the property until the transfer of its facility from the property is completed. We pay monthly rent of $125,000 under the lease, which expires on December 31, 2000.

     In Asia, we own or lease approximately 397,000 square feet, 170,000 square feet and 766,000 square feet of manufacturing, office and warehouse space in Penang, Malaysia, Cebu, the Philippines and Puchon, South Korea, respectively. Leases affecting the facilities in Penang, Malaysia, and Cebu, the Philippines, are generally in the form of long-term ground leases, with Fairchild International owning improvements on the land. The initial terms of these leases will expire beginning in 2014. In some cases Fairchild International has the option to renew the lease term, while in others Fairchild International has the option to purchase the leased premises. We lease additional warehouse space in Singapore.

     We maintain regional sales offices in leased space in Swindon, England, Kowloon, Hong Kong, and Tokyo, Japan. In addition, we maintain smaller sales offices in leased space around the world.

     We believe that our facilities around the world, whether owned or leased, are well-maintained. Our manufacturing facilities contain sufficient productive capacity to meet our needs for the foreseeable future.

LEGAL PROCEEDINGS

     On November 2, 1999, our principal operating subsidiary, Fairchild Semiconductor Corporation, was named as a defendant in a patent infringement lawsuit filed by Siliconix Incorporated in the United States District Court for the Northern District of California. The complaint filed in the suit alleges that some of our products infringe two Siliconix patents and claims an unspecified amount of damages. We intend to contest these claims vigorously.

     In addition, from time to time we are involved in legal proceedings in the ordinary course of business. We believe that there is no such litigation pending that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, results of operations or cash flows.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to the persons who are members of the Board of Directors or executive officers of our company. Each director of our company will hold office until the 2000 annual meeting of stockholders of our company or until his successor has been elected and qualified.

                NAME                   AGE                           TITLE
                ----                   ---                           -----
Kirk P. Pond.........................  55    Chairman of the Board of Directors, President and
                                             Chief Executive Officer
Joseph R. Martin.....................  52    Executive Vice President and Chief Financial Officer
                                               and Director
Daniel E. Boxer......................  54    Executive Vice President and Chief Administrative
                                             Officer, General Counsel and Secretary
Jerry M. Baker.......................  48    Executive Vice President and General Manager, Discrete
                                               Power and Signal Technologies Group
W. Wayne Carlson.....................  57    Executive Vice President and General Manager, Logic
                                               Products Group
Keith Jackson........................  44    Executive Vice President and General Manager, Analog,
                                               Mixed Signal and Non-Volatile Memory Products Group
Deok J. Kim..........................  47    President, Fairchild Korea Semiconductor Ltd.
Darrell Mayeux.......................  57    Senior Vice President, Worldwide Sales and Marketing
David A. Henry.......................  38    Vice President, Corporate Controller
Matthew W. Towse.....................  37    Vice President, Treasurer
William N. Stout.....................  61    Director
Richard M. Cashin, Jr. ..............  46    Director
Paul C. Schorr IV....................  32    Director
Ronald W. Shelly.....................  56    Director

     Kirk P. Pond, Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Pond has been the President of our company since June 1996. Since 1987, Mr. Pond had held several executive positions with National Semiconductor, most recently Executive Vice President and Chief Operating Officer. Prior executive management positions were with Fairchild Semiconductor Corporation, Texas Instruments and Timex Corporation. Mr. Pond is a director of Sybron Chemical.

     Joseph R. Martin, Executive Vice President, Chief Financial Officer and Director. Mr. Martin has been the Executive Vice President and Chief Financial Officer of our company since June 1996. Mr. Martin had held several senior financial positions with National Semiconductor since 1989, most recently as Vice President of Finance, Worldwide Operations. Prior to joining National Semiconductor, Mr. Martin was Senior Vice President and Chief Financial Officer of VTC Incorporated. Mr. Martin is a director of ChipPAC Corp.

     Daniel E. Boxer, Executive Vice President and Chief Administrative Officer, General Counsel and Secretary. Mr. Boxer joined our company in March 1997. He has practiced law for 27 years and since 1975 had been a partner at the law firm of Pierce Atwood, Portland, Maine. His practice at Pierce Atwood included advising many large manufacturing companies, including our company, on business, governmental, legal compliance and environmental issues. He was most recently a senior partner and Chairman of the firm's Management Committee.

     Jerry M. Baker, Executive Vice President and General Manager, Discrete Power and Signal Technologies Group. Mr. Baker has been Executive Vice President and General Manager, Discrete Power and Signal Technologies Group, since December 1996. He has spent more than 24 years in a variety of engineering and management positions within National Semiconductor, most recently as Vice President and General Manager, Discrete Products Divisions.

     W. Wayne Carlson, Executive Vice President and General Manager, Logic Products Group. Mr. Carlson has been Executive Vice President and General Manager, Logic Products Group, since June 1996. He has 32 years of prior engineering and management experience with National Semiconductor and Fairchild International, most recently as Vice President and General Manager, Data Management Division.

     Keith Jackson, Executive Vice President and General Manager, Analog, Mixed Signal and Non-Volatile Memory Products Group. Mr. Jackson joined our company in March 1998. He has over 20 years of semiconductor industry experience. Most recently, Mr. Jackson was President of TriTech Microelectronics in Singapore, a manufacturer of analog and mixed signal products, which he joined in 1996. Prior to that, he worked for National Semiconductor for 10 years, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He has also held various marketing and engineering positions at National Semiconductor and Texas Instruments.

     Deok J. Kim, President, Fairchild Korea Semiconductor Ltd. Mr. Kim became President of Fairchild Korea Semiconductor Ltd. when we acquired the power device business from Samsung Electronics in April 1999. He has over 24 years of experience in the semiconductor industry. Mr. Kim joined the power device business in 1990 as director of power product development and later became managing director and vice president and general manager of the power device business prior to its acquisition by Fairchild International. Before joining Samsung Electronics, Mr. Kim held engineering and development positions with Goldstar Semiconductor, AMI and General Electric.

     Darrell Mayeux, Senior Vice President, Worldwide Sales and Marketing. Mr. Mayeux has been Senior Vice President, Worldwide Sales and Marketing since November 1996. He had been with National Semiconductor since 1992 as Vice President of Sales and Marketing for Logic Products Group. He previously held engineering, marketing and general management positions with Texas Instruments and Philips.

     David A. Henry, Vice President, Corporate Controller. Mr. Henry has been Corporate Controller since December 1996. Previously, he had been with National Semiconductor for eight years, and held various financial management positions, most recently as Director of Financial Planning and Analysis for the Fairchild Business of National Semiconductor. Mr. Henry previously worked for Amfac, Inc. as well as Ernst and Whinney, and is a Certified Public Accountant.

     Matthew W. Towse, Vice President, Treasurer. Mr. Towse became Treasurer in March 1997. He had been with National Semiconductor for six years and has held various financial management positions, most recently as Controller for the Fairchild International plant in South Portland, Maine. Mr. Towse previously worked for Ernst & Young and is a Certified Public Accountant.

     William N. Stout, Director. Mr. Stout became a Director in March 1997. He has been Chairman and Chief Executive Officer of Sterling Holding Company, LLC and Sterling's subsidiaries since 1988. Sterling is engaged, through subsidiaries including Trompeter Electronics Inc. and Semflex, Inc. in the manufacture and sale of coaxial connectors, coaxial cable and coaxial cable assemblies. From 1985 to 1988, Mr. Stout was a private investor and consultant. From 1979 to 1985, Mr. Stout was President and Chief Executive Officer of Lundy Electronics & Systems, which manufactured electronic products and systems.

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

     Richard M. Cashin, Jr., Director. Mr. Cashin became a Director in March 1997. He has been employed by Citicorp Venture Capital Ltd. since 1980, and has been President since 1994. Mr. Cashin is a director of Lifestyle Furnishings International, Euramax International plc, Delco Remy International, Gerber Childrenswear, MSX International, IPC Information Systems and Titan Wheel International.

     Paul C. Schorr IV, Director. Mr. Schorr became a Director in March 1997. He has been employed by and been a Vice President of Citicorp Venture Capital Ltd. since 1996. Prior to joining Citicorp Venture Capital Ltd., Mr. Schorr was employed by McKinsey & Company, Inc. from 1993 to 1996 (in reverse chronological order) as an engagement manager and an associate. He is a director of KEMET Corporation and Sybron Chemical.

     Ronald W. Shelly, Director. Mr. Shelly became a Director in June 1998. Until January 31, 1999, he was employed by Solectron Texas, an electronic manufacturing services company, where he served as its President from April 1996 until April 1999 when he retired. He currently serves as a consultant to Solectron. Mr. Shelly has more than 30 years experience in the semiconductor industry. Prior to joining Solectron, he was employed by Texas Instruments for 30 years, most recently as Executive Vice President, Custom Manufacturing Services.

DIRECTOR COMPENSATION AND ARRANGEMENTS

     Two of our non-employee directors receive cash compensation for their services as a director. Messrs. Stout and Shelly receive $20,000 per year, plus $1,500 for meetings attended in person and $500 for meetings attended by teleconference. Messrs. Cashin and Schorr do not receive cash compensation for their services as directors. We do not pay our employee directors any fees or additional compensation for service as members of our board. We reimburse all our directors for expenses incurred in attending our board meetings.

     In connection with our initial public offering, our board of directors authorized a directors' option program pursuant to which non-employee directors will receive options to purchase 7,000 shares of Class A Common Stock each year at an exercise price equal to the fair market value of the shares on the date of grant, subject to vesting over a five-year period after the date of grant. In addition, the board authorized grants to each non-employee director of options to purchase 10,000 shares of Class A Common Stock, at an exercise price equal to the fair market value of the shares at or prior to the initial public offering, which options were fully vested on the grant date.

COMPENSATION COMMITTEE

     William N. Stout, Paul C. Schorr IV and Ronald W. Shelly are the members of our Compensation Committee.

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

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation received by our Chief Executive Officer and our four other most highly compensated executive officers relating to services rendered during Fiscal 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                     ANNUAL COMPENSATION                          --------------
                                 ----------------------------                       NUMBER OF
                                 FISCAL                              OTHER        STOCK OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS     COMPENSATION(1)   (IN SHARES)(2)   COMPENSATION(3)
---------------------------      ------   --------   --------   ---------------   --------------   ---------------
Kirk P. Pond(4)................   1999    $450,008   $297,000      3,559,453              --         $   40,321
Chairman of the Board of          1998     449,994    435,969             --              --             39,844
 Directors, President and Chief   1997     424,624    594,382             --         100,000          3,018,314
 Executive Officer
Joseph R. Martin...............   1999     284,600    128,700      1,779,730              --             36,363
 Executive Vice President and     1998     262,024    152,240             --              --             19,818
 Chief Financial Officer and      1997     201,614    147,385             --           9,000          1,251,476
 Director
Daniel E. Boxer................   1999     275,002    108,900        732,627              --             18,723
 Executive Vice President and     1998     262,024    152,240             --              --            254,283
 Chief Administrative Officer,    1997      52,885         --             --              --                 --
 General Counsel and Secretary
Keith Jackson..................   1999     275,002     82,500        151,380              --              8,091
 Executive Vice President and     1998      63,462     38,060             --              --             69,000
 General Manager, Analog and      1997          --         --             --              --                 --
 Non-Volatile Memory Products
 Group
Jerry M. Baker.................   1999     250,010     82,500        732,627              --             13,624
 Executive Vice President and     1998     250,009    138,406             --              --             12,598
 General Manager, Discrete        1997     204,864    241,269             --          10,000            602,782
 Power and Signal Technologies

-------------------------

(1) Represents compensation resulting from the lapse of risks of forfeiture by our executive officers with respect to their stock in our company. As a result, each executive had individual income tax liabilities. Loans of $1,686,164 to Mr. Pond, $843,094 to Mr. Martin, $347,060 to Mr. Boxer,
    $70,340 to Mr. Jackson and $350,600 to Mr. Baker were made by Fairchild International to discharge their individual tax liabilities in June 1998. The amount of the loan, plus a gross-up for income taxes, was reported as compensation at that time. These loans accrued interest at 6% per annum. The loans were cancelled in connection with the completion of our initial public offering on August 9, 1999.

(2) All options granted were for National Semiconductor common stock pursuant to National Semiconductor's Stock Option Plan. We did not assume National Semiconductor's obligations under its Stock Option Plan.

(3) Amounts shown reflect contributions and allocations to National Semiconductor and/or Fairchild International defined contribution retirement plans and the value of insurance premiums paid by National Semiconductor and/or Fairchild International for term life insurance and disability insurance as follows: For Fiscal 1999, all amounts shown. For Fiscal 1998, all amounts shown except $238,262 for Mr. Boxer representing a one-time signing bonus and $69,000 for Mr. Jackson for relocation expenses. For Fiscal 1997, $18,314 for Mr. Pond; $4,289 for Mr. Martin; and $4,500 for Mr. Baker. The remainder of the amounts shown for Fiscal 1997 are comprised of one-time retention bonuses paid by National Semiconductor as follows:
    $3,000,000 to Mr. Pond, of which $1,628,000 is attributed to deferred compensation; $1,247,187 to Mr. Martin, of which $814,000 is attributed to deferred compensation; and $598,282 to Mr. Baker, of which $332,000 is attributed to deferred compensation. All amounts attributed to deferred compensation were contributed in Fiscal 1997 to the Fairchild NSC Deferred Compensation Plan Trust and used by that trust to purchase shares of our previously outstanding 12% Series A Cumulative Compounding Preferred Stock pursuant to the Fairchild NSC Deferred Compensation Plan. Those shares of stock were converted into Class A Common Stock and distributed by the trust to participants in the plan in connection with the completion of our initial public offering on August 9, 1999.

(4) In addition to the amounts disclosed in the table, Mr. Pond received, as long-term compensation from National Semiconductor, a severance payment from National Semiconductor of $742,757 in Fiscal 1997. National Semiconductor's obligations under the Performance Award Plan were not assumed by Fairchild International.

EMPLOYMENT AGREEMENTS

     In March 1997, Fairchild International and Sterling entered into an employment agreement with each of Kirk P. Pond and Joseph R. Martin. The employment agreements were entered into upon the closing of the recapitalization in 1997.

     Mr. Pond is employed as Chairman of the board of directors and as Chief Executive Officer of Fairchild International. Mr. Martin is employed as Executive Vice President and Chief Financial Officer, and serves as a member of our board of directors. The agreements provide for Mr. Martin and Mr. Pond to serve on our board of directors, and Sterling has committed to honor its commitment to each executive under the agreements to assure their continued membership on the board of directors. The respective agreements provide for an annual base salary of $450,000 for Mr. Pond (which was subsequently increased to $600,000) and $250,000 for Mr. Martin (which was subsequently increased to $360,000), subject in each case to increases at the discretion of the board of directors and to annual performance bonuses in accordance with the FSC Semiconductor Corporation 1997 Executive Officer Incentive Plan. Each agreement also provides for the executive to receive standard Fairchild International benefits. The term of each agreement is three years subject to automatic renewal for up to two consecutive one-year terms unless, in each case, either we or the executive gives prior notice of non-renewal. Under each agreement, either we or the executive may terminate the agreement with or without cause. If we terminate without cause or the executive terminates with cause, each agreement requires us to pay the executive monthly severance payments (approximately equal to his salary at the time of termination plus an amount equal to incentive awards payable in the fiscal year prior to termination) until the end of the term of the agreement or for 24 months if longer. Each executive is subject to a non-competition covenant during the term of his agreement and for a period of at least 24 months following termination or expiration of the agreement.

PERSONAL SAVINGS AND RETIREMENT PLAN

     We have adopted a Personal Savings and Retirement Plan, which we refer to as the Retirement Plan, for all eligible employees who are not foreign nationals or contract employees. The Retirement Plan includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code and matching contributions under Section 401(m) of the Internal Revenue Code. Under the 401(k) plan, participants may elect to defer from 1% to 15% of their compensation on an after-tax basis, directing the investment of these elective deferrals among several mutual funds. We will make quarterly matching contributions equal to 75% of the first 6% of an employee's before-tax elective deferral contributions for the period. Both elective deferrals and matching contributions under the 401(k) plan will be fully vested at all times.

FAIRCHILD BENEFIT RESTORATION PLAN

     We have adopted the Fairchild Benefit Restoration Plan. Under the Fairchild Benefit Restoration Plan, all participants in the Fairchild Personal Savings and Retirement Plan who are exempt status employees in job grade nine or higher are eligible (i) to defer on a before-tax basis amounts over and above those they are permitted by law to defer under Fairchild International's Retirement Plan and (ii) to receive matching contributions from our company equal to the difference between matching contributions received under the Retirement Plan and the matching contributions they would have received under the Retirement Plan but for statutory limits applicable to such contributions. Deferral and matching contributions are credited to accounts established and maintained by our company.

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

Interest at a rate equal to a commonly reported rate for long-term "A"-rated corporate bonds is credited to participants' accounts at such times as determined by the Board of Directors, which administers the Fairchild Benefit Restoration Plan. The Fairchild Benefit Restoration Plan is an unfunded plan of deferred compensation, and amounts payable thereunder are paid out of our general corporate assets and are subject to the claims of our general creditors.

FAIRCHILD INCENTIVE PROGRAM

     We have adopted the Fairchild Incentive Program. Under the Fairchild Incentive Program, all of our regular full-and part-time employees (with limited exceptions) are eligible to receive annual or semiannual incentive awards. The amount of each payment is based on a given employee's "Target Award." Under the current formulation of the Fairchild Incentive Program, the Target Award is 5% of annual compensation for non-exempt employees, from 5% to 15% (depending on grade level) of annual compensation for exempt employees, and up to 35% (depending on grade level) of annual compensation for all management-level employees with the title of Director or Vice President. Payment awards range from 0% to 250% of the Target Award, depending on whether we achieve pre-established earnings goals. Participants in the Fairchild Incentive Program in job grade nine or higher are eligible to defer awards, and to the extent that the deferral option applies only to those Fairchild Incentive Program participants in job grade nine or higher, it constitutes a separate unfunded plan known as the Fairchild Deferred Incentive Plan. For participants who elect deferral, we will establish and maintain book-entry accounts to which we will credit deferred payments and interest equal to a commonly reported rate for long-term "A"-rated corporate bonds. We pay deferred amounts and accrued interest to participants upon termination or on the date pre-selected by the participant according to the terms of the Deferral Plan. The Compensation Committee, which is presently comprised of the entire board of directors, administers the Fairchild Incentive Program and reserves the right, among other things, not to make award payments, and to modify or amend the Fairchild Incentive Program. The Deferral Plan is an unfunded plan of deferred compensation, and benefits payable thereunder are paid out of our general corporate assets and are subject to the claims of our general creditors.

FSC SEMICONDUCTOR CORPORATION 1997 EXECUTIVE OFFICER INCENTIVE PLAN

     We adopted the FSC Semiconductor Corporation 1997 Executive Officer Incentive Plan on March 11, 1997 and subsequently amended and restated it on June 1, 1998. Under the Executive Officer Incentive Plan, executive officers with the title of either Executive Vice President or President may be eligible to receive annual incentive awards, based on a "Target Award" which ranges from 40% to 90% of an officer's base annual compensation. Actual award payments range from 0% to 250% of the Target Award depending on the extent to which we achieve or surpass pre-established earnings goals. Participants may elect to defer all or any portion of an award payment. For participants who elect deferral, we will establish and maintain book-entry accounts, and credit each account annually with deferred payments, as well as interest at a rate equal to a commonly reported rate for long-term A-rated corporate bonds. We pay deferrals and accrued interest thereon to participants upon termination or on a date pre-selected by the participant according to the terms of the Executive Officer Incentive Plan. The board of directors determines eligibility for Executive Officer Incentive Plan participation, performance goals and other terms of the Executive Officer Incentive Plan. To the extent of any deferrals, the Executive Officer Incentive Plan is an unfunded plan of deferred compensation, and benefits payable thereunder are paid out of our general corporate assets and are subject to the claims of our general creditors.

STOCK OPTION PLAN

     Fairchild International adopted the 1997 Stock Option Plan which was subsequently amended and restated effective June 24, 1999. Under the plan as amended we have authorized for grant to directors, regular salaried officers and key employees of our company and Fairchild Semiconductor Corporation options for up to 8,507,666 shares of Class A Common Stock. The plan authorizes our company to grant either (i) options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended, or (ii) non-qualified stock options. Under the plan, a committee of two or more members of our board of directors determines the exercise price of each option granted. The exercise price may not be less than the fair market value of our Class A Common Stock on the date of grant. The maximum term of any option is ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted are exercisable at the determination of our board of directors, and most options currently vest ratably over approximately five years. Within any one-year period, employees may not receive options to purchase more than 200,000 shares of Class A Common Stock. As of November 28, 1999, 6,982,919 shares of common stock were reserved for issuance upon the exercise of outstanding options. We have granted options to purchase a total of 575,000 shares of Class A Common Stock to our executive officers, including options for 200,000 shares to Kirk P. Pond, 100,000 shares to Joseph R. Martin, 75,000 shares to Daniel E. Boxer, 50,000 shares to Keith Jackson and 50,000 shares to Jerry M. Baker. These options were granted on August 4, 1999 in connection with our initial public offering. Twenty percent of the options were immediately exercisable as of the grant date and the remainder were to have vested over a four-year period following the date of grant. In connection with this offering, the vesting of these options will be accelerated, so that options that were to have vested in 2000 will vest immediately prior to the consummation of this offering and all subsequent vestings will be accelerated one year. All of these options have an exercise price of $18.50 per share, the price to the public in our initial public offering. In addition, our board of directors has authorized the grant of additional options to purchase shares of Class A Common Stock to eligible employees, subject to the discretion of the board, equal to 2% of the number of shares outstanding each year.

EMPLOYEE STOCK PURCHASE PLAN

     In April 2000 we expect to implement a new employee stock purchase plan, pursuant to which U.S. employees and, to the extent permitted under applicable laws, foreign employees of our non-U.S. subsidiaries, will have an opportunity to purchase shares of our Class A Common Stock at a price equal to 85% of the market value on the first or last day of each calendar quarter, whichever is lower. Shares purchased by us for sale to employees under the plan will be purchased in open-market transactions. The plan will be designed and operated to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

POWER DEVICE BUSINESS EMPLOYMENT AGREEMENTS AND BENEFIT PLANS

     In connection with the acquisition of the power device business, we executed employment agreements with Dr. Deok J. Kim, President of the power device business and with the head of sales and marketing of the power device business.

     We also provide key management of the power device business, as well as all other employees, with compensation and benefits plans comparable to those that were in place on the date of the acquisition of the power device business. These plans consist of all legally mandated and nationally-sponsored benefits plans such as national medical insurance, unemployment insurance and a national pension program, as well as privately sponsored plans such as a medical treatment guarantee program and a personal pension contribution program. We will either continue in the Samsung Electronics-sponsored programs that currently exist or replicate existing Samsung Electronics programs under the sponsorship of Fairchild Korea Semiconductor Ltd.

     In addition to the above-mentioned benefits plans, we are continuing incentive compensation programs of the power device business which existed at the date of the acquisition of the power

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

device business. These programs include an Individual Incentive Plan which provides potential annual incentive compensation for key employees, a Productivity Incentive Plan which pays semi-annually based on productivity rankings and a Management by Objectives Incentive Plan which pays semi-annually based on reaching EBITDA goals (as defined in the plan). These incentive plans make incentive payments available in multiples of the employee's monthly base salary, with varying caps on the payments available under the various plans, so that an employee can earn a maximum of 200% of monthly base salary under any one plan. Under all of the various incentive plans, the average employee will receive approximately six months of pay in the form of incentive payments during a fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS RELATING TO THE RECAPITALIZATION OF THE FAIRCHILD SEMICONDUCTOR BUSINESS

     Pursuant to an Agreement and Plan of Recapitalization, dated January 24, 1997, between Sterling Holding Company, LLC and National Semiconductor, the following transactions occurred concurrently on March 11, 1997:

     - National Semiconductor transferred to Fairchild Semiconductor
       Corporation -- which was at that time newly formed in connection with the plan of recapitalization -- substantially all of the assets and liabilities of the Fairchild Semiconductor business in exchange for promissory notes in the aggregate principal amount of $401.6 million and all of the capital stock of Fairchild Semiconductor Corporation.

     - National Semiconductor transferred all of the capital stock of Fairchild Semiconductor Corporation and approximately $12.8 million in cash to our company -- also newly formed at that time in connection with the plan of recapitalization -- in exchange for shares of our common and preferred stock and an 11.74% Subordinated Note due 2008 in the principal amount of $77.0 million.

     - We issued common and preferred stock to Sterling Holding Company, LLC for approximately $58.5 million in cash.

     - We issued common and preferred stock to Kirk P. Pond, Joseph R. Martin and other key employees of our company for a total of $6.5 million in cash.

     - We contributed cash in the amount of approximately $77.8 million to the capital of our wholly owned subsidiary, Fairchild Semiconductor Corporation.

     - Fairchild Semiconductor Corporation borrowed $120.0 million under a bank credit facility and received the net proceeds of approximately $291.0 million from the issuance of high-yield debt.

     - Fairchild Semiconductor Corporation repaid the $401.6 million in promissory notes issued to National Semiconductor in cash.

In the transactions described above, each of National Semiconductor, Sterling Holding Company, LLC and the management investors paid $0.13 per share for our common stock (after giving effect to a four-for-one common stock split, in the form of a dividend, distributed to stockholders on April 29, 1998) and paid $1,000 per share for our preferred stock.

     Concurrently with the recapitalization, Fairchild Semiconductor Corporation and National Semiconductor entered into several agreements that remain in effect. Under the Asset Purchase Agreement, dated as of March 11, 1997, National Semiconductor agreed to indemnify Fairchild Semiconductor Corporation for damages arising out of any liabilities other than those assumed by Fairchild Semiconductor Corporation in connection with such asset sale. In addition, the Asset Purchase Agreement contains a provision that, subject to limitations, forbids National Semiconductor for a period of five years beginning on March 11, 1997 from engaging in any business competing with our products in existence on March 11, 1997. For a period of 39 months beginning on March 11, 1997 the Asset Purchase Agreement, subject to limitations, forbids Fairchild Semiconductor Corporation from engaging in any business competing with National Semiconductor's products in existence on March 11, 1997.

     Under the Technology Licensing and Transfer Agreement, dated March 11, 1997, between Fairchild Semiconductor Corporation and National Semiconductor, National Semiconductor assigned or non-exclusively licensed to Fairchild Semiconductor Corporation patent, copyright, maskwork, trade secret and trademark rights necessary to Fairchild Semiconductor Corporation's business and to make improvements to Fairchild Semiconductor Corporation's product line. These rights include a non-exclusive license to practice processes necessary to Fairchild Semiconductor Corporation's business. For patent rights, National Semiconductor assigned to Fairchild Semiconductor Corporation 150 patents and granted Fairchild Semiconductor Corporation a worldwide, royalty-free, non-exclusive license under applicable patents and patent applications, for the life of such patents (but without right to sublicense), to manufacture, package, use, sell, offer for sale, import, design or develop Fairchild Semiconductor Corporation's products and improvements to those products. With respect to copyrights and maskworks used in Fairchild Semiconductor Corporation's business. National Semiconductor granted Fairchild Semiconductor Corporation an undivided interest in certain co-owned copyrights and maskworks. For trademarks, National Semiconductor assigned trademarks related to Fairchild Semiconductor Corporation's products and granted licenses recognizing transitional use of visible trademarks and of product-embedded trademarks, which embedded trademarks in some cases will not be eliminated until the relevant product is discontinued or replaced. For patents that National Semiconductor assigned to Fairchild Semiconductor Corporation, a worldwide, paid-up, royalty-free, non-exclusive license, with a limited right to sublicense, was granted by Fairchild Semiconductor Corporation to National Semiconductor. National Semiconductor and Fairchild Semiconductor Corporation further cross-licensed discoveries, improvements or inventions occurring within one year after March 11, 1997, with no right to grant sublicenses (except for the purpose of settling third party claims against Fairchild Semiconductor Corporation). The agreement further provides that National Semiconductor, for a period of time, shall indemnify and render assistance to Fairchild Semiconductor Corporation for intellectual property claims made by third parties.

     Under the National Foundry Services Agreement and the Fairchild Foundry Services Agreement, each dated March 11, 1997, National Semiconductor and Fairchild Semiconductor Corporation agreed to manufacture semiconductor products (i.e., provide "foundry" services) for each other during at least the 39-month period beginning on March 11, 1997. Foundry services are the manufacturing processes through which thousands of integrated circuits are fabricated from raw silicon wafers. The Fairchild Foundry Services Agreement establishes the terms and conditions under which Fairchild Semiconductor Corporation provides foundry services for National Semiconductor and the National Foundry Services Agreement defines the terms and conditions under which National Semiconductor provides foundry services for Fairchild Semiconductor Corporation. Both foundry agreements (i) establish the processes the foundry service provider shall use,
(ii) define purchase commitments and production forecasts, (iii) establish pricing, (iv) provide for engineering support from the other party, (v) establish quality standards, (vi) specify delivery and payment terms among other things, and (vii) specify warranty and inspection terms.

     The National Assembly Services Agreement and the Fairchild Assembly Services Agreement, each dated March 11, 1997, provide for assembly and test services between National Semiconductor and Fairchild Semiconductor Corporation during at least the 39-month period beginning on March 11, 1997. During the assembly and test phase of semiconductor production, the thousands of integrated circuits produced on silicon wafers during the foundry phase are separated and packaged into individual devices ready for sale to customers. The National Assembly Services Agreement sets forth the terms and conditions under which National Semiconductor provides such services for Fairchild Semiconductor Corporation. The Fairchild Assembly Services Agreement sets forth the terms and conditions under which Fairchild Semiconductor Corporation provides such services to National Semiconductor. Similar to the foundry agreements, the assembly agreements establish terms for (i) volume commitments and production planning, (ii) ordering and shipping, (iii) quality, inspection and acceptance of finished goods and (iv) pricing and payment.

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

     Manufacturing services provided to Fairchild Semiconductor Corporation under the National Foundry Services Agreement and the National Assembly Services Agreement relate primarily to products in the Memory Division. Costs for these services aggregated approximately 1% of Fairchild Semiconductor Corporation's total manufacturing costs for Fiscal 1999.

     National Semiconductor and Fairchild Semiconductor Corporation entered into the Mil/Aero Wafer and Services Agreement, dated March 11, 1997, which establishes, in a similar fashion, the terms and conditions under which Fairchild Semiconductor Corporation manufactures integrated circuits for military and aerospace industry customers of National Semiconductor.

     Under a letter agreement, dated March 11, 1997, between National Semiconductor and Fairchild Semiconductor Corporation, National Semiconductor is required to purchase from Fairchild Semiconductor Corporation a minimum of $330.0 million in goods and services in the 39-month period beginning on March 11, 1997, under the Fairchild Foundry Services Agreement, Fairchild Assembly Services Agreement and the Mil/Aero Wafer and Services Agreement.

     Under the Transition Services Agreement, dated March 11, 1997, National Semiconductor provided a number of business support services to Fairchild Semiconductor Corporation in order to assist in Fairchild Semiconductor Corporation's conversion to an independent entity, from March 11, 1997 until, in most instances, June 1, 1998, which deadline was extended with respect to some services until August 31, 1998. These services included (i) data processing and communication services, (ii) financial and administrative support, (iii) purchasing services, (iv) marketing and sales services, (v) logistics and operational support services, (vi) human resources and benefits services and
(vii) security assistance and consulting. National Semiconductor also agreed to provide Fairchild Semiconductor Corporation, during such period, with additional services as provided in separate shared facilities and services agreements for the South Portland, Maine, site and a sublease for the Santa Clara, California, site (the latter site having been vacated by Fairchild Semiconductor Corporation during Fiscal 1998). Generally, such agreements provided that National Semiconductor would invoice Fairchild Semiconductor Corporation for the services provided, with certain charges based on a fixed cost and other charges based on National Semiconductor's actual incurred costs. In addition, under the agreements National Semiconductor granted to Fairchild Semiconductor Corporation a royalty-free, perpetual and irrevocable worldwide license to use National Semiconductor's in-house business, engineering and manufacturing systems software. The license survives termination of such agreements.

     During the fiscal years ended May 25, 1997, May 31, 1998 and May 30, 1999, Fairchild Semiconductor Corporation incurred costs of $2.8 million, $14.0 million and $5.6 million, respectively, for manufacturing services provided by National Semiconductor under the National Foundry Services Agreement and the National Assembly Services Agreement and $15.3 million, $46.6 million and $15.1 million, respectively, for business support services provided by National Semiconductor under the Transition Services Agreement. In addition, during the fiscal years ended May 25, 1997, May 31, 1998 and May 30, 1999, Fairchild Semiconductor Corporation generated revenues of $20.9 million, $124.5 million and $62.9 million, respectively, for manufacturing services provided by Fairchild Semiconductor Corporation under the Fairchild Foundry Services Agreement and the Mil/Aero Wafer and Services Agreement, and $7.6 million, $28.9 million and $18.1 million, respectively, for manufacturing services provided under the Fairchild Assembly Services Agreement. On a combined basis during the fiscal years ended May 25, 1997, May 31, 1998 and May 30, 1999, Fairchild Semiconductor Corporation generated revenues of $28.5 million, $153.4 million and $81.0 million, respectively, for manufacturing services provided by Fairchild Semiconductor Corporation under the letter agreement dated March 11, 1997.

     The terms of the agreements described above were the result of arms-length negotiations and in our opinion are no less favorable to Fairchild Semiconductor Corporation than those that could be obtained from non-affiliated parties.

AGREEMENTS RELATING TO THE POWER DEVICE BUSINESS.

     The following contains summaries of the material agreements which we entered into in connection with the acquisition of the power device business. The descriptions in the summaries of the terms and provisions of the agreements are not complete, and you should read the agreements themselves, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

  Business Transfer Agreement

     The Business Transfer Agreement provided for the sale from Samsung Electronics to Fairchild Korea Semiconductor Ltd., an indirect wholly owned subsidiary of Fairchild Semiconductor Corporation, of substantially all of the assets and the assumption of the liabilities occurring in the ordinary course of business of the power device business for a purchase price of approximately $414.9 million, including fees and expenses.

     The assets purchased by Fairchild Korea Semiconductor Ltd. include, among other things, land, a manufacturing plant and other buildings in Puchon, South Korea, as well as, with some exceptions and limitations, all of the manufacturing equipment, inventory, motor vehicles, contractual rights and obligations, governmental permits and licenses and all other assets used to conduct the power device business. In addition, the purchased assets included all of the patents, trademarks, mask works, copyrights and other intellectual property used primarily in the power device business. Samsung retained a co-ownership interest in some of the assembly and test patents transferred in the acquisition. Intellectual property which is used in connection with the power device business, but which is also used by other affiliated Samsung companies, is licensed to Fairchild Korea Semiconductor Ltd. by Samsung Electronics. See "-- Intellectual Property and Trademark License Agreements."

     Fairchild Korea Semiconductor Ltd. did not assume liabilities incurred by or relating to the power device business on or prior to consummation of the acquisition of the power device business, except for liabilities that arose in the ordinary course of business and income tax liabilities as discussed below. The agreement provides that Samsung Electronics will indemnify Fairchild Korea Semiconductor Ltd. for those and other excluded liabilities as well as for environmental liabilities of the power device business. Samsung Electronics' liability under the environmental indemnity, together with other indemnification claims under the agreement, is limited to $150.0 million. Samsung Electronics will also indemnify Fairchild Korea Semiconductor Ltd., for a period of three years after consummation of the acquisition of the power device business, for damages that result from third-party claims that the products of the power device business infringe patents owned by those third parties that were issued before consummation of the acquisition. This separate patent infringement indemnity is subject to limitations and conditions. For example, it does not apply if the infringement claim would have been avoided were it not for a post-closing product design change by Fairchild Korea Semiconductor Ltd. Samsung Electronics' liability under the patent indemnity provision is limited to $40.0 million.

     The agreement provides that the economic benefit or detriment of the power device business inure to Fairchild Korea Semiconductor Ltd. as of January 1, 1999. In connection with this provision, Samsung Electronics agreed to pay Fairchild Korea Semiconductor Ltd. an amount equal to the net income before income taxes of the power device business from January 1, 1999 to March 15, 1999, and half the net income before income taxes from March 15, 1999 to April 13, 1999. Accordingly, the agreement provides that Fairchild Korea Semiconductor Ltd. assume liabilities for income taxes of the power device business, with respect to amounts received, for the same period.

     Under the agreement, Fairchild Korea Semiconductor Ltd. agreed to offer employment to all power device business employees in South Korea and to provide, either itself or through the Transitional Services Agreement, employee benefits comparable to those provided by Samsung

Electronics at the time of consummation of the acquisition of the power device business. The agreement also contains a provision that generally forbids Samsung Electronics from competing with the power device business for a period of five years after consummation of the acquisition of the power device business. In addition, both Samsung Electronics and Fairchild Korea Semiconductor Ltd. have agreed that, for one year following consummation of the acquisition of the power device business, neither of them will solicit any director, officer or employee of the other party to terminate his or her employment with the other party. In case an employee of either party seeks employment with the other without solicitation, Samsung Electronics and Fairchild Korea Semiconductor Ltd. have agreed to consult one another before making a hiring decision.

     As required by the Business Transfer Agreement, Samsung Electronics and Fairchild Korea Semiconductor Ltd. have entered into the Intellectual Property License Agreement, the Transitional Services Agreement, the Assembly and Test Services Agreements, the Trademark License Agreement, the Foundry Sale Agreement, the Product Supply Agreement, the EPI Services Agreement, the Photo Mask Supply Agreement and an employment agreement with Dr. Deok J. Kim, Vice President and General Manager of the power device business.

     In connection with the consummation of the acquisition of the power device business, Fairchild Semiconductor Corporation, Fairchild Korea Semiconductor Ltd. and Samsung Electronics entered into a closing agreement providing, among other things, for post-consummation filings, mechanisms for determining purchase price adjustments and confirming the agreed-upon schedules to the Business Transfer Agreement.

  Intellectual Property and Trademark License Agreements

     Under the Intellectual Property License Agreement, Samsung Electronics non-exclusively licensed to Fairchild Korea Semiconductor Ltd. patent, copyright and mask work rights that are used in connection with the power device business, but that were not transferred to Fairchild Korea Semiconductor Ltd. under the Business Transfer Agreement. The licensed rights include rights to intellectual property of Samsung Electronics as well as to intellectual property used in the power device business under licenses granted by third parties, in each case to the extent Samsung Electronics has the right to grant a license without obligation or accounting to others. Licensed patent rights include rights to design, develop, make, have made, use, offer for sale, import, package, sell or modify any product of the power device business that is under design or development or being manufactured or sold by the power device business on the date of the acquisition of the power device business, as well as similar rights with respect to derivative products that are designed for the power device business and embody technologies assigned or licensed to Fairchild Korea Semiconductor Ltd. in the acquisition of the power device business. Samsung Electronics also sublicensed to Fairchild Korea Semiconductor Ltd. rights to software necessary for the operation of the power device business for the life of Samsung Electronics' license for that software.

     For patents and other intellectual property that were transferred to Fairchild Korea Semiconductor Ltd. under the Business Transfer Agreement, Fairchild Korea Semiconductor Ltd. has non-exclusively licensed back to Samsung Electronics rights to such intellectual property to the extent Samsung Electronics needs such rights to fulfill obligations to third parties under existing agreements, or to prosecute or defend infringement and other claims of third parties arising in connection with the power device business prior to the acquisition of the power device business.

     Under the Trademark License Agreement, Samsung Electronics has licensed Fairchild Korea Semiconductor Ltd. to continue to use Samsung Electronics' trademarks on power device business products, and to use part numbers and other proprietary identification systems in the power device business as long as necessary for up to ten years to avoid retooling, requalification of existing products or customer disruption. Fairchild Korea Semiconductor Ltd. has agreed to use its good faith efforts to discontinue using Samsung Electronics' trademarks and to replace them with Fairchild International's trademarks and identification numbers. As the use of Samsung Electronics trademarks by Fairchild Korea Semiconductor Ltd. is discontinued, its rights under the Trademark License Agreement will terminate.

  Transitional Services Agreement

     Under the Transitional Services Agreement, Samsung Electronics has agreed to provide a number of business support services to Fairchild Korea Semiconductor Ltd. that assist the power device business' conversion into an indirect subsidiary of Fairchild International. The agreement requires Samsung Electronics to provide Fairchild Korea Semiconductor Ltd., for up to three years following the acquisition of the power device business, logistics, purchasing, sales, personnel, financial services, intellectual property administration and other services that have been provided to the power device business by Samsung Electronics or its sales subsidiaries and that were necessary to operate the power device business during calendar year 1998. Information technology services are provided under a separate agreement between Fairchild Korea Semiconductor Ltd. and Samsung SDS Co., Ltd. The Transitional Services Agreement requires services to be provided at a cost per service consistent with costs charged to the power device business during calendar year 1998, subject to adjustments for inflation and before accounting for the effects of currency exchange rate changes. Fairchild Korea Semiconductor Ltd. has the right to terminate any given service under the Transitional Services Agreement upon 90 days' notice. Under the Transitional Services Agreement, Samsung Electronics bears any costs of Fairchild Korea Semiconductor Ltd. separating from the provided services, except for the costs of any third-party assistance, which will be shared equally by Samsung Electronics and Fairchild Korea Semiconductor Ltd., and costs of Fairchild Semiconductor Corporation's or our company's personnel, which will be borne by Fairchild International. Samsung Electronics will invoice Fairchild Korea Semiconductor Ltd. monthly for services provided under the Transitional Services Agreement.

  Manufacturing Agreements

     Samsung Electronics and Fairchild Korea Semiconductor Ltd. have entered into several manufacturing agreements, including a Product Supply Agreement pursuant to which Fairchild Korea Semiconductor Ltd. has agreed to supply products to Samsung Electronics, a Foundry Sale Agreement pursuant to which Fairchild Korea Semiconductor Ltd. has agreed to provide foundry manufacturing services for Samsung Electronics, Assembly and Test Services Agreements pursuant to which Samsung Electronics and one of its subsidiaries have agreed to provide assembly and test services to Fairchild Korea Semiconductor Ltd., a Photo Mask Supply Agreement pursuant to which Samsung Electronics has agreed to provide mask work services for Fairchild Korea Semiconductor Ltd., and an EPI Services Agreement pursuant to which Samsung Electronics has agreed to provide wafer fabrication services for Fairchild Korea Semiconductor Ltd.

     Under the Product Supply Agreement, Samsung Electronics has agreed that for three years it will purchase power device business products from Fairchild Korea Semiconductor Ltd. at a volume level equal to 701,941,000 units per year, the average of its purchases from the power device business during 1996, 1997 and 1998. Prices charged to Samsung Electronics under the Product Supply Agreement will be based on prices paid by Samsung Electronics during the power device business' fourth quarter of 1998, subject to quarterly adjustment and reconciliation to reflect changes in the worldwide market price for such products. Samsung Electronics has also agreed that for three years it will provide Fairchild Korea Semiconductor Ltd. with an opportunity to match quotes of other suppliers with respect to Samsung Electronics' needs for products manufactured by the power device business, to the extent such needs exceed Samsung Electronics' committed volume of purchases under the agreement. Samsung Electronics' purchase commitments are conditioned on the ability of

Fairchild Korea Semiconductor Ltd. to satisfy Samsung Electronics' quality and other specifications for the power device business products. Samsung Electronics also agreed to use its best efforts to cause affiliated Samsung companies to designate Fairchild Korea Semiconductor Ltd. as a preferred supplier of power device business products to the extent permissible under applicable laws and regulations.

     Under the Foundry Sale Agreement, Fairchild Korea Semiconductor Ltd. has agreed to provide semiconductor wafer manufacturing services for Samsung Electronics for a three-year period following consummation of the acquisition of the power device business. The agreement is structured to provide that Fairchild Korea Semiconductor Ltd. will earn a profit from foundry sales to Samsung Electronics equal to 27.7 billion Won, 17.3 billion Won and 8.7 billion Won in each of the respective years of the agreement. Profits earned in excess of each annual minimum amount will be counted toward the next year's minimum profit amount.

     Under the Assembly and Test Services Agreements, Samsung Electronics has agreed to provide assembly and test services for Fairchild Korea Semiconductor Ltd. at Samsung Electronics' Onyang, South Korea facility and a subsidiary of Samsung Electronics has agreed to provide such services at facilities in Suzhou, China for three years following consummation of the acquisition of the power device business. Under separate agreements for services to be provided at each location, the costs charged for such services should be consistent (before accounting for the effects of currency exchange rate changes) with historical costs charged to the power device business, subject to adjustments for inflation in the case of Suzhou and 5% annual price decreases, in the case of Onyang. Fairchild Korea Semiconductor Ltd. has the right to terminate the Suzhou agreement at any time, and the Onyang agreement after its second anniversary, in either case upon 90 days' notice. Each agreement also provides that Samsung Electronics in the case of Onyang, or its subsidiary in the case of Suzhou, and Fairchild Korea Semiconductor Ltd. will enter into good-faith negotiations to allow Fairchild Korea Semiconductor Ltd. the opportunity to own or have an interest in the assembly and test facilities at Onyang and Suzhou.

     Under the Photo Mask Supply Agreement, Samsung Electronics has agreed to supply masks, which are used in semiconductor wafer manufacturing, to Fairchild Korea Semiconductor Ltd. for three years following consummation of the acquisition of the power device business at costs consistent (before accounting for the effects of currency exchange rate changes) with costs historically charged to the power device business. Under the EPI Services Agreement, Samsung Electronics has agreed to provide epitaxial fabrication, an intermediate step in wafer manufacturing, for three years following consummation of the acquisition of the power device business at costs consistent (before accounting for the effects of currency exchange rate changes) with historical costs charged to the power device business, plus a 10% markup.

OTHER

     Keith Jackson, Executive Vice President, Analog, Mixed Signal and Non-Volatile Memory Products Group, received a loan in the amount of $100,000 from Fairchild Semiconductor Corporation on April 15, 1998 in order to assist him in covering the costs of relocating to take this position. Such loan bears interest at a rate of 6% per annum, with all accrued interest payable on each April 15, beginning April 15, 1999. The outstanding principal of the loan is payable in full upon the earlier of (a) six months after our initial public offering of our company's stock, (b) 60 days after Mr. Jackson ceases to be employed by Fairchild Semiconductor Corporation or (c) April 15, 2003.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of each holder of 5% or more of the outstanding shares of Class A Common Stock (our only class of voting stock), each director and each executive officer named in the Summary Compensation Table, and all directors and officers as a group, as of November 28, 1999 and as adjusted to give effect to this offering. The following table also sets forth stock ownership information before and after this offering for each selling stockholder offering shares of stock in this offering.

     The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option. We have granted the underwriters an option to purchase up to 1,410,000 additional shares of Class A Common Stock from us and Sterling Holding Company, LLC has granted the underwriters an option to purchase up to 2,115,000 additional shares of Class A Common Stock held by Sterling to cover over-allotments, if any. The post-offering information assumes all shares offered by the selling stockholders will be sold in this offering.

                                           CLASS A COMMON STOCK(1)
                           -------------------------------------------------------
                               SHARES OWNED                       SHARES OWNED              CLASS B
                            PRIOR TO OFFERING                    AFTER OFFERING         COMMON STOCK(2)        PERCENT OF ALL
                           --------------------     SHARES     -------------------    --------------------      COMMON STOCK
                            NUMBER      PERCENT    OFFERED      NUMBER     PERCENT     NUMBER      PERCENT    AFTER OFFERING(3)
                            ------      -------    -------      ------     -------     ------      -------    -----------------
Sterling Holding Company,
LLC(4)(5)(6).............  13,704,404      22.7%   9,000,000   4,704,404       7.1%   28,396,000     100%             35.0%
National Semiconductor
  Corporation(7).........  7,243,360       12.0%   7,243,360         --         --           --       --                --
Kirk P. Pond(8)..........  1,443,228        2.4%                                             --       --
Joseph R. Martin(8)......  1,494,752        2.5%                                             --       --
Daniel E. Boxer(8)(9)....    603,208        1.0%                              *              --       --           *
Jerry M. Baker(8)........    678,208        1.1%                              *              --       --           *
Keith Jackson(8).........    293,520       *                                  *              --       --           *
W. Wayne Carlson(8)......    534,904       *                                  *              --       --           *
Darrell Mayeux(8)........    678,208        1.1%                              *              --       --           *
David A. Henry(8)........     17,300       *                                  *              --       --           *
Matthew W. Towse(8)......     10,400       *                                  *              --       --           *
William N. Stout.........     29,946       *                                  *              --       --           *
Richard M. Cashin, Jr....  1,094,164        1.8%                                             --       --
Paul C. Schorr IV........     90,245       *                                  *              --       --           *
Ronald W. Shelly.........     10,000       *                                  *              --       --           *
All directors and
  executive officers as a
  group (13 persons).....  6,978,083       11.6%   1,256,640   5,561,443       8.4%          --       --               5.9%

---------------
* Less than 1%.

(1) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock. A holder of Class B Common Stock may convert any or all of his shares into an equal number of shares of Class A Common Stock, provided that such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion.

(2) Does not include shares of Class B Common Stock issuable upon conversion of Class A Common Stock. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock.

(3) Represents the percentage of the total number of shares of Class A Common Stock and Class B Common Stock combined.

(4) The address for Sterling Holding Company, LLC is c/o Fairchild Semiconductor Corporation, 333 Western Avenue, South Portland, Maine 04106.

(5) William N. Stout, who is one of our directors, is affiliated with Sterling in the capacities described under "Management -- Directors and Executive Officers." The shares reported for Mr. Stout (except for 10,000 shares underlying options which Mr. Stout holds directly) are held by Sterling but do not include all shares held by Sterling, which Mr. Stout may be deemed to beneficially own indirectly as a result of his affiliation with Sterling. Mr. Stout disclaims beneficial ownership of all shares held by Sterling, except for those among the shares reported for Mr. Stout, which he has the right to acquire in exchange for an ownership interest in Sterling. Richard
    M. Cashin, Jr. and Paul C. Schorr IV, two of our directors, are affiliated with Sterling in the capacities described under "Management -- Directors and Executive Officers" and footnote (6) below. The shares reported for Mr. Cashin and Mr. Schorr do not include the shares held by Sterling, which Mr. Cashin and Mr. Schorr may be deemed to beneficially own indirectly as a result of their affiliations with Sterling. Each of Mr. Cashin and Mr. Schorr disclaims beneficial ownership of the shares held by Sterling.

(6) Citicorp Venture Capital Ltd. owns an interest in Sterling and could have the right to acquire up to 19.9% of the Class A Common Stock and an additional 76.0% of the Class B Common Stock (after giving effect to this offering) from Sterling in exchange for its interest in Sterling.

(7) The address for National Semiconductor Corporation is 2900 Semiconductor Drive, Santa Clara, California 95052.

(8) Shares beneficially owned after offering include shares underlying options the vesting of which will be accelerated in connection with this offering. See "Management -- Stock Option Plan."

(9) Does not include 1,903,836 shares of Class A Common Stock held by H.M. Payson & Co. and Daniel E. Boxer, as trustees of the Kirk P. Pond Children's Trust. Mr. Boxer disclaims beneficial ownership of such shares.

                          DESCRIPTION OF CAPITAL STOCK

     Our capital stock consists of 220,000,000 authorized shares of common stock, par value $.01 per share, divided into two classes consisting of (a) 110,000,000 shares of Class A Common Stock, of which 60,295,344 shares were outstanding at November 28, 1999 and (b) 110,000,000 shares of Class B Common Stock, of which 28,396,000 shares were outstanding at November 28, 1999. Our capital stock also consists of 100,000 authorized shares of preferred stock, par value $.01 per share, none of which is issued or outstanding. On January 5, 1998, our board of directors approved a four-for-one common stock split in the form of a stock dividend. Stockholders received three additional shares for each share held. Such distribution was made on April 29, 1998 to stockholders of record on that date. All share amounts in the accompanying consolidated financial statements have been restated to retroactively reflect the split.

     The following description of the terms and provisions of our capital stock is not complete, and you should read our Restated Certificate of Incorporation and Bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

CLASS A COMMON STOCK

     The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders other than elections of directors. Our Restated Certificate of Incorporation provides for cumulative voting for directors. With cumulative voting, at each election for directors, each holder of Class A Common Stock will be entitled to as many votes as would equal the number of shares he or she holds multiplied by the number of directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates. Under cumulative voting, a minority holder has a greater possibility of influencing the election of directors because, for example, the minority holder can increase the number of votes such holder may cast for an individual director. The holders of Class A Common Stock will be entitled to such dividends as may be declared at the discretion of our Board of Directors out of funds legally available for that purpose. The holders of Class A Common Stock will be entitled to share ratably with holders of Class B Common Stock in the net assets of our company upon liquidation after payment or provision for all liabilities. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our Class A Common Stock in the foreseeable future. See "Dividend Policy." As of November 28, 1999, there were 777 holders of record of our Class A Common Stock.

CLASS B COMMON STOCK

     Except as required by law, the holders of Class B Common Stock have no voting rights. The holders of Class B Common Stock will be entitled to such dividends as may be declared at the discretion of our Board of Directors out of funds legally available for that purpose. The holders of Class B Common Stock will be entitled to share ratably with holders of Class A Common Stock in the net assets of our company upon liquidation after payment or provision for all liabilities. A holder of Class B Common Stock may convert any or all of his shares into an equal number of shares of Class A Common Stock, provided that such conversion would be permitted only to the extent that the holder of such shares to be converted certifies to us in writing that the holder would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our Class B Common Stock in the foreseeable future. As of November 28, 1999, there was one holder of record of our Class B Common Stock.

PREFERRED STOCK

     Under our Restated Certificate of Incorporation, our board of directors has the authority to issue up to 100,000 shares of preferred stock, but only in connection with the adoption of a stockholder rights plan. A stockholder rights plan may only be adopted by our board of directors with the approval of holders of a majority of outstanding Class A Common Stock or with the unanimous consent of our board of directors, unless Sterling and its affiliates hold less than 15% of our outstanding common stock, in which case a stockholder rights plan may be adopted with the approval of a majority of our board of directors. See "-- Other Provisions of Our Restated Certificate of Incorporation." If our board of directors has such requisite authority, it will be authorized to issue preferred stock in connection with a stockholder rights plan in one or more series, and to fix the voting powers, designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. The ability of our board of directors to issue preferred stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding Class A Common Stock. Our board of director's ability to establish the preferences and rights of the shares of any series of preferred stock may also afford holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of holders of our Class A Common Stock. We have no present plans to issue any shares of preferred stock.

OTHER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION

     Our Restated Certificate of Incorporation contains provisions affecting the rights of our stockholders and the powers of our board of directors, including the following:

     - We are not subject to the provisions of Section 203 of the General Corporation Law of Delaware regulating takeovers. Section 203 generally makes it more difficult for a third party to take control of a company by prohibiting a third party owning more than 15% of the company's stock from entering into transactions with the company unless the board of directors or stockholders unaffiliated with the third party approve either the third party or the transaction at issue, before the third party becomes a 15% owner or the third party acquires at least 85% of the company's stock.

     - A stockholder rights plan can be adopted only with the consent of holders of a majority of outstanding Class A Common Stock or with the unanimous consent of our board of directors, except that if Sterling's and its affiliates' ownership is less than 15% of our outstanding common stock, then a stockholder rights plan can be adopted with the consent of a majority of our board of directors. A stockholder rights plan generally makes it more difficult for a hostile bidder to take control of a company by providing existing stockholders with special rights which would make it uneconomical for the third party to acquire additional interests. If our board of directors is authorized to and decides to implement a stockholder rights plan, the plan adopted by the board may deter acquisitions which you might deem to be in your best interests.

     - Our board of directors must have no fewer than seven and no more than nine members and may not be divided into classes. The term of each member of the board of directors expires at each annual stockholders' meeting. Having a minimum number of directors ensures that cumulative voting will operate to protect the interests of minority shareholders, since with a smaller board it would take a greater percentage of votes to elect one director. Similarly, by prohibiting a classified board, our Restated Certificate of Incorporation ensures that stockholders may replace the entire board at each annual election.

     - Stockholders may act by written consent, without a meeting and without notice or a vote. This provision enables stockholders to act on matters subject to a shareholder vote without waiting until the next annual or special meeting of stockholders.

     - Each of the provisions of our Restated Certificate of Incorporation described above, and the provision described above under "Preferred Stock" that limits the board of directors' ability to issue preferred stock other than in connection with a stockholder rights plan, may be amended only with the approval of holders of 75% of our outstanding Class A Common Stock. Amending other provisions requires approval by holders of a majority of our outstanding Class A Common Stock. The provision requiring a supermajority vote also cannot be amended without the consent of holders of 75% of the Class A Common Stock. If a third party -- that is, a person or entity other than our principal stockholders or members of our management -- acquires more than 40% of the Class A Common Stock, then the holders of a majority of the Class A Common Stock could amend the foregoing provisions. If, after any transfer by Sterling Holding Company, LLC and its affiliates, Sterling and the affiliates together own less than 15% of our outstanding common stock, then holders of a majority of the Class A Common Stock could amend the foregoing provisions and the supermajority provisions itself. The effect of each supermajority provision is that holders of 25% of our Class A Common Stock could block amendments to our Restated Certificate of Incorporation affecting the provisions described above.

STOCKHOLDERS' AGREEMENT

     Prior to our initial public offering, the then-existing stockholders of our company entered into a Securities Purchase and Holders Agreement, which we refer to as the Stockholders' Agreement, containing agreements among such stockholders with respect to the capital stock and corporate governance of our company and Fairchild Semiconductor Corporation.

     The Stockholders' Agreement contains provisions which restrict the ability of the stockholders party to it to transfer any common stock. Neither Sterling nor any of its affiliates may sell any of their shares of our common stock to us or any of our affiliates without offering the other stockholders who are party to the agreement a pro rata opportunity to participate in such sale. In addition, the Stockholders' Agreement restricts transactions between our company and Fairchild Semiconductor Corporation, on the one hand, and owners of 15% or more of the common stock and their affiliates, on the other hand. Some of our principal stockholders, including Sterling Holding Company, LLC and National Semiconductor, have the right to have observers present at meetings of our board of directors if they are not represented on our board. We cannot issue shares of stock to Sterling or any of its affiliates without offering the other parties to the Stockholders Agreement an equal opportunity to purchase our shares.

     The Stockholders' Agreement also contains provisions that require us to give Sterling Holding Company, LLC, one of our principal stockholders, advance notice of conversions or exchanges of our common stock or any action affecting the voting rights of our common stock. After receiving such notice, Sterling has the right to prevent the action for up to 90 days if, as a result of the action, Sterling would control or have power over a greater number of shares than it would be permitted to have under Small Business Administration regulations. The Stockholders' Agreement also requires us to notify Sterling of actions that would result in the number of record holders of our voting stock increasing from fewer than 50 to 50 or more.

REGISTRATION RIGHTS AGREEMENT

     In connection with the entry by the then-existing stockholders of our company into the Stockholders' Agreement, our company, Sterling, some key employees of Fairchild International,

National Semiconductor and such stockholders entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, upon the written request of Sterling or National Semiconductor, we will prepare and file a registration statement with the Securities and Exchange Commission concerning the distribution of all or part of the shares held by Sterling or National Semiconductor and use our best efforts to cause such registration statement to become effective. If at any time we file a registration statement for the common stock pursuant to a request by Sterling, National Semiconductor or otherwise (other than a registration statement on Form S-8, Form S-4 or any similar form, a registration statement filed in connection with a share exchange or an offering solely to our employees or existing stockholders, or a registration statement registering a unit offering), we will use our best efforts to allow the other parties to the Registration Rights Agreement to have their shares of common stock (or a portion of their shares when an underwriter determines that registering fewer than all their shares is advisable) included in such offering of common stock. We will pay the registration expenses of the selling stockholders, other than underwriting fees, brokerage fees and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Class A Common Stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, 66,295,344 shares of Class A Common Stock will be outstanding (excluding shares issuable upon exercise of employee stock options, of which 6,968,695 were outstanding at November 28, 1999) and 28,396,000 shares of Class B Common Stock will be outstanding. Class A and Class B shares are convertible into the other on a one-to-one basis. 46,543,824 shares of Class A Common Stock, which includes the 23,500,000 shares sold in this offering (assuming the underwriters do not exercise their over-allotment option), the 23,000,000 shares sold in our initial public offering and 43,824 shares held by affiliates the resale of which was registered in connection with our initial public offering, will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of our company as that term is defined in Rule 144. In addition, all shares acquired upon exercises of employee stock options will be freely tradable unless held by affiliates. All of the remaining 18,795,585 shares of Class A Common Stock, and 28,396,000 shares of Class B Common Stock are "restricted securities," as such term is defined under Rule 144. These shares are restricted securities because they were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 promulgated under the Securities Act or another exemption from registration under the Securities Act. However, under Rule 144 and Rule 144(k), restricted shares of our Class A Common Stock (including shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock) will be eligible for sale into the public market without restriction,
except for        shares of Class A Common Stock and 28,396,000 shares of Class
A Common Stock issuable upon conversion of the shares of Class B Common Stock, which may be sold subject to Rule 144 restrictions (other than the holding period requirement).

     We expect that each of our company, some of our directors and executive officers and the selling stockholders will agree not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of
90 days after the date of this prospectus. We expect        shares will be
subject to these lock-up restrictions. These restrictions do not apply to grants of employee stock options pursuant to the terms of our stock option plans, issuances of securities pursuant to the exercise of such options, the exercise of any other stock options outstanding on the date hereof or registration statements pertaining to such plans or employee stock purchase plans.

     In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of Class A Common Stock are aggregated), including persons who may be deemed our affiliates, would be entitled to sell within any three-month period a number of shares of Class A Common Stock that does not exceed the greater of:

     - one percent of the then-outstanding shares of Class A Common Stock, which will equal approximately 663,000 shares immediately after this offering; or

     - the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to restrictions as to the manner of sale, notice requirements and the availability of current public information about our company. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from our company or the date they were acquired from an affiliate of our company, a stockholder who is not an affiliate of our company at the time of sale and who has not been an affiliate of our company for at least three months prior to the sale would be entitled to sell shares of Class A Common Stock in the public market immediately without compliance with the foregoing requirements under Rule 144, unless otherwise restricted. Rule 144 does not require the same person to have held the securities for the applicable periods.

     48,147,520 shares of "restricted securities" (assuming the over-allotment option has not been exercised) held by existing stockholders (including shares of Class A Common Stock issued upon conversion of Class B Common Stock) may be sold in the public market after this offering only if they are registered or if they are exempt from registration under Rule 144 or Rule 144(k), as follows:

     - shares of Class A Common Stock held by non-affiliates will be available for resale immediately following this offering without restriction in accordance with Rule 144(k).

     - The remaining        shares of Class A Common Stock, (including shares of
       Class A Common Stock issued upon conversion of the 28,396,000 outstanding shares of Class B Common Stock, will be available for sale in the open market after the expiration of the 90-day lock-up period described above, subject only to the volume and other limitations (but not the holding period requirements) under Rule 144.

     We have authorized for grant under our Stock Option Plan 8,507,666 shares of Class A Common Stock.

     As of November 28, 1999, of these shares:

     - 955,935 options have been exercised;

     - 1,476,145 options have vested but have not been exercised; and

     - 5,492,550 options have been granted but have yet to vest.

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the Class A Common Stock applicable to Non-United States Holders of such Class A Common Stock. A "Non-United States Holder" is any holder that for United States federal income tax purposes is not a United States person. For purposes of this discussion, the term "United States person" means: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) an estate the income of which is included in gross income for United States federal income tax purposes regardless of its source; or (iv) a trust if its administration is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust. In the case of a partnership that holds our Class A Common Stock, any partner described in any of (i) through (iv) above is also a United States person.

     This discussion does not address all aspects of United States federal income and estate taxation that may be relevant in light of such Non-United States Holder's particular facts and circumstances (such as being a U.S. expatriate) and does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

     We have not and will not seek a ruling from the Internal Revenue Service with respect to the United States federal income and estate tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion.

DIVIDENDS

     We have never paid, and do not anticipate that we will pay, cash dividends on our Class A Common Stock. Should we ever pay a cash dividend, any dividend paid to a Non-United States Holder of Class A Common Stock generally would be subject to United States withholding tax at the then-effective U.S. withholding tax rate (currently 30% of the gross amount of the dividend) or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder or, if a tax treaty applies, attributable to a United States permanent establishment of such Non-United States Holder would be exempt from such withholding tax, provided such Non-United States Holder complies with applicable certification and disclosure requirements. However, any such effectively connected or attributable dividends, net of deductions and credits, would be taxed at the same graduated rates that apply to United States persons.

     Dividends may be subject to backup withholding at the rate of 31% unless the Non-United States Holder certifies to required information in accordance with United States Treasury Regulations applicable to withholding and information reporting. Currently, backup withholding does not apply to dividends paid to a Non-United States Holder at an address outside the United States. However, under final regulations regarding withholding and information reporting, which will generally be effective for payments made after December 31, 2000, payment of dividends to a Non-United States Holder at an address outside the United States may be subject to backup withholding unless such Non-United States Holder satisfies applicable certification requirements. Backup withholding, if applied, is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

     Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient's country of residence.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of its common stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder (all or a portion of which gain, in the case of a corporate Non-United States Holder, may be subject to the branch profits tax at the rate of 30% (or lower treaty rate, if applicable)), (ii) the Non-United States Holder is an individual who holds such common stock as a capital asset (within the meaning of Section 1221 of the Code) and who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which such sale or disposition occurs and other conditions are met; or (iii) we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-United States Holder's holding period of its common stock. We have determined that we are not and do not believe that we are likely to become a "United States real property holding corporation" for United States federal income tax purposes. However, no assurance can be provided that we will not become a United States real property holding corporation. If we were to become a United States real property holding corporation, gains realized by a Non-United States Holder which did not directly or indirectly own more than 5% of our common stock at any time during the shorter of the five-year period preceding such disposition or such Holder's holding period generally would not be subject to United States federal income tax as a result of the status of our company as a United States real property holding corporation, provided that our common stock was regularly traded on an established securities market.

     The payment of the proceeds of a sale of common stock to or through the United States office of a broker is currently subject to both information reporting and backup withholding at the rate of 31% unless the Non-United States Holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of proceeds of a disposition by a Non-United States Holder of common stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, such payments will be subject to information reporting if the broker is: (i) a United States person; (ii) a "controlled foreign corporation" for United States tax purposes; (iii) a foreign person 50% or more of whose gross income for a specified three-year period is effectively connected with a United States trade or business or (iv) with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, such foreign partnership is engaged in a United States trade or business, unless the Non-United States Holder establishes an exemption in accordance with the current or final United States Treasury Regulations regarding withholding and information reporting, as applicable.

     The final regulations regarding withholding and information reporting unify current certification procedures and forms and clarify reliance standards. Except as noted above with respect to foreign brokers that are partnerships, the final regulations generally do not significantly alter the substantive withholding and information reporting requirements but do alter the procedures for claiming the benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders should consult their own tax advisors regarding the effect, if any, of the final regulations on their particular situations.

ESTATE TAX

     Common stock owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States for federal estate tax purposes will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty applies other rules, and as a result may be subject to United States federal estate tax.

     The foregoing discussion is a summary of the principal United States federal income and estate tax consequences of the ownership, sale or other disposition of our common stock by Non-United States holders. Accordingly, investors are urged to consult their own tax advisors with respect to the income tax consequences of the ownership and disposition of our common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , we and one of the selling stockholders have
agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. are acting as representatives, the following respective number of shares of our Class A Common Stock:

                                                                NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ----------
Credit Suisse First Boston Corporation......................
Salomon Smith Barney Inc. ..................................
                                                              ----------
     Total..................................................  23,500,000
                                                              ==========

     The underwriting agreement provides that the underwriters will be obligated to purchase all of the shares of Class A Common Stock offered in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Class A Common Stock may be terminated.

     We and one of the selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,410,000 additional shares of Class A Common Stock from us and up to 2,115,000 additional shares of Class A Common Stock from one of the selling stockholders at the offering price, less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of Class A Common Stock.

     The underwriters propose to offer the shares of Class A Common Stock initially at the public offering price set forth on the cover page of this prospectus and to selling group members at such price less a concession of
$       per share. The underwriters and the selling group members may allow a
discount of $       per share on sales to other broker/dealers. After the public offering, the offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the discounts and commissions and estimated expenses we and the selling stockholders will pay.

                                            PER SHARE                             TOTAL
                                 --------------------------------    --------------------------------
                                    WITHOUT             WITH            WITHOUT             WITH
                                 OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                                 --------------    --------------    --------------    --------------
Underwriting discounts and
  commissions payable by us....      $                 $              $                 $
Expenses payable by us.........      $                 $              $                 $
Underwriting discounts and
  commissions payable by
  selling stockholders.........      $                 $              $                 $

     We, some of our officers and directors and, with respect to certain of their shares, some of our existing stockholders have agreed not to offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our Class A Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Class A Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except in our case for grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances of securities pursuant to or filings of registration statements relating to the exercise of employee stock options outstanding on the date hereof or the exercise of any other stock options outstanding on the date hereof. The total number of outstanding shares of common stock subject to these restrictions is
             .

     Of the 6,000,000 shares of our Class A Common Stock to be sold by us in
this offering, the underwriters have reserved for sale up to        shares as
follows:

     - at our request, up to        shares for our directors, officers, friends,
       family members and business associates; and

     - up to        shares for eligible employees pursuant to our Employee Stock
       Purchase Savings Plan.

The        shares will be made available for sale at the public offering price.
As a result, the number of shares of our Class A Common Stock available for sale to the public will be reduced to the extent such eligible persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the public on the same terms as the other shares sold in this offering.

     We and, to a limited extent, the selling stockholders, have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     The shares of our Class A Common Stock are traded on The New York Stock Exchange under the symbol "FCS."

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase shares of the Class A Common Stock so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the Class A Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our Class A Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     The underwriters and their affiliates have provided and will in the future continue to provide investment banking and other financial services, including the provision of credit facilities, for us and certain of our respective affiliates in the ordinary course of business for which they have received and will receive customary compensation.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Class A Common Stock in Canada is being made only on a private placement basis exempt from the requirement that we and National Semiconductor prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A Common Stock are effected. Accordingly, any resale of the Class A Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Class A Common Stock in Canada who receives a purchase confirmation will be deemed to represent to us, National Semiconductor and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such Class A Common Stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent and (3) such purchaser has reviewed the text above under "Resale restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Ontario Securities Law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers, as well as the experts named herein, and National Semiconductor may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Class A Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Class A Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Class A Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A Common Stock in their particular circumstances and with respect to the eligibility of the Class A Common Stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock offered by us hereby will be passed upon for us by Dechert Price & Rhoads, Philadelphia, Pennsylvania. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of Fairchild Semiconductor International, Inc. as of May 31, 1998 and May 30, 1999, and for each of the years in the three-year period ended May 30, 1999, have been included herein and in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG LLP covering the May 30, 1999 consolidated financial statements of Fairchild Semiconductor International, Inc. contains an explanatory paragraph that states that we changed our method of accounting for business process reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."

     The audited financial statements of the power device business included in this prospectus have been audited by Samil Accounting Corporation, independent certified public accountants, whose report thereon appears herein. Such financial statements have been so included in reliance upon the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports or other information filed by us at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information contained in the public reference room. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Web site at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, covering the Class A Common Stock to be offered pursuant
to this prospectus (File No. 333-       ). This prospectus, which is a part of
the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information with respect to Fairchild International and the Class A Common Stock offered hereby, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

     Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

    Fairchild Semiconductor International, Inc.
    333 Western Avenue
    South Portland, Maine 04106
    Attention: General Counsel
    (207) 775-8100

                                    GLOSSARY

ABT........................  Advanced BiCMOS Technology.

ALS........................  Advanced Low Power Schottky.

Application Specific
Standard Product...........  A standard integrated circuit designed for a specific product or application, such as a VCR, stereo or microwave.

BiCMOS.....................  BiCMOS is a hybrid of CMOS and bipolar technologies developed to combine the high speed characteristics of bipolar technologies with the low power consumption and high integration of CMOS technologies.

Bipolar....................  A manufacturing process that uses two opposite electrical poles to build semiconductors.

CD4K.......................  Metal Gate Logic.

CMOS.......................  Complementary Metal Oxide Semiconductor. Currently
                             the most common integrated circuit fabrication process technology, CMOS is one of the latest fabrication techniques to use metal oxide semiconductor transistors.

Die........................  A piece of a semiconductor wafer containing the circuitry of a single chip.

Diode......................  An electronic device that allows current to flow in only one direction.

Discrete...................  A single individually packaged component.

DMOS.......................  Diffused Metal Oxide Semiconductor. A process technology used in power discrete fabrication.

ECL........................  Emitter Coupled Logic.

EEPROM.....................  Electrically Erasable and Programmable Read-Only
                             Memory. A form of non-volatile memory that can be erased electronically before being reprogrammed.

EPROM......................  Electrically Programmable Read-Only Memory.
                             Non-volatile memory which may be erased by exposure to ultraviolet light and which can be reprogrammed only by an external programming unit.

Fab........................  The facility that fabricates the wafer.

FACT(TM)...................  Fairchild Advanced CMOS Technology. FACT(TM)
                             enhances connections between products, permitting faster speeds at higher powers.

FAST(R)....................  Fairchild Advanced Schottky Technology. FAST(R)
                             enhances connections between products, permitting low power consumption at lower speeds.

FET........................  Field Effect Transistor.

Flash Memory...............  A type of non-volatile memory, similar to an EEPROM in that it is erasable and reprogrammable. The difference is that it must be erased and reprogrammed in sectors, not individual bits.

Foundry....................  A wafer fabrication plant that manufactures silicon for another business.

GFI........................  Ground Fault Interruptors.

GTL........................  Gunning Transceiver Logic.

HV MOSFET..................  High Voltage MOSFET.

IGBT.......................  Insulated Gate Bipolar Transistor. A semiconductor within an electronic switch, an IGBT operates at high voltages.

Input-output interface.....  A connection in electronic equipment allowing circuits to connect more efficiently, such as increasing speed by reducing power.

Integrated Circuit.........  A combination of two or more transistors on a base material, usually silicon. All semiconductor chips, including memory chips and logic chips, are just very complicated integrated circuits with thousands of transistors.

LAN........................  Local Area Network. A local area network links many nearby computers so that they may communicate and share information. For example, an office network is often LAN.

Lead Frames................  A conductive frame that brings the electrical signals to and from the die.

Logic Product..............  A product that contains digital integrated circuits that move and shape, rather than store,
                             information.

LS.........................  Low Power Schottky.

LVT........................  Low Voltage Technology. Low voltage technology enhances connections between products, permitting circuits at different voltages to interface.

Mask.......................  A piece of glass on which an integrated circuit's circuitry design is laid out. Integrated circuits may require up to 20 different layers of design, each with its own mask. In the integrated circuit production process, a light shines through the mask leaving an image of the design on the wafer. Also known as a reticle.

Mb.........................  Mega Bit. One million (or 1,048,576) bits as a unit of data size or memory capacity.

Memory.....................  A group of integrated circuits that a computer uses to store data and programs, such as ROM, RAM, DRAM, SRAM, EEPROM and EPROM.

Micron.....................  1/25,000 of an inch. Circuity on an integrated circuit typically follows lines that are less than one micron wide.

MOS........................  Metal Oxide Semiconductor.

MOSFET.....................  Metal Oxide Semiconductor FET. A semiconductor within an electronic switch, a MOSFET operates at mid-range voltages.

Motherboard................  The main piece of circuitry inside a PC.

Non-volatile Memory........  Memory products which retain their data content without the need for constant power supply.

Op Amp.....................  Operational Amplifier.

Package....................  A protective case that surrounds the die, consisting of a plastic housing and a lead frame.

PC.........................  Personal Computer.

Planar Technology..........  By the later 1950s, transistors were made in batches through a simple photolithographic technique known as the mesa process. This process, which led directly to the creation of the commercially viable integrated circuit, is a form of contact printing.

                             A cross section of a typical mesa transistor resembles a mesa of silicon squatting on top of a foundation of silicon. The three essential parts of a transistor are all there: the base is the mesa, the collector is the foundation, and the emitter is a tiny piece of doped silicon embedded in the base. To fabricate a mesa transistor, a flat wafer of silicon was doped with either positive ions or electrons, covered with a photomask (a photographic plate), exposed to ultraviolet light and then immersed in an acid bath, which etched away the exposed area around the mesa.

                             For all the manufacturing benefits brought about by the mesa process, it had two major drawbacks: the mesa was susceptible to both physical harm and contamination, and the process did not lend itself to the making of resistors. Then Jean Hoerni, a Swiss physicist and one of Fairchild Semiconductor's founders, invented an ingenious way around these obstacles by creating a flat, or planar, transistor.

                             Instead of mounting the mesa, or base, on top of a foundation of silicon, he diffused it into the foundation, which served as the collector. Next he diffused the emittor into the base. (The base was composed of negatively doped silicon, the collector and emitor of positively doped silicon; the first planar device was thus a pnp transistor.) Then he covered the whole thing with a protective coating of silicon dioxide, an insulator, leaving certain areas in the base and the emitter uncovered. He diffused a thin layer of aluminum into these areas, thereby creating "wires" that hooked the device up to the outside (this was the idea of his colleague and Fairchild Semiconductor's co-founder, Robert Noyce). The result was a durable and reliable transistor, and the all-important breakthrough that made commercial production of integrated circuits possible.

Plug and Play..............  A protocol that supports automated configuration of add on cards.

Power Discrete.............  A discrete device that converts, switches or conditions electricity.

PROM.......................  Programmable Read-Only Memory. Similar to ROM in
                             that once programmed it can be "read only" and not changed. Programmable ROM means that customers can program the integrated circuits themselves, so that the integrated circuit need not be programmed when it is manufactured. The programming is possible because of a series of fuses in the circuitry that can be selectively blown to create a unique type of data.

RAM........................  Random Access Memory. A type of volatile memory, forming the main memory of a computer where applications and files are run.

ROM........................  Read-Only Memory. Memory that is programmed by the manufacturer and cannot be changed. Typically, ROM is used to provide start-up data when a computer is first turned on.

Semiconductor..............  A material with electrical conducting properties in between those of metals and insulators. (Metals always conduct and insulators never conduct, but semiconductors sometimes conduct.) Essentially, semiconductors transmit electricity only under certain circumstances, such as when given a positive or negative electric charge. Therefore, a semiconductor's ability to conduct can be turned on or off by manipulating those charges and this allows the semiconductor to act as an electric switch. The most common semiconductor material is silicon, used as the base of most semiconductor chips today because it is relatively inexpensive and easy to create.

Silicon bonding............  A manufacturing process used to bond together two silicon wafers, allowing higher resistivity in one layer and lower resistivity in the other to help conduct current.

Sort.......................  The process of evaluating die into different grades, good/bad or speed grades.

SPD........................  Serial Presence Detect.

Transistor.................  An individual circuit that can amplify or switch electric current. This is the building block of all integrated circuits and semiconductors.

Trench technology..........  A manufacturing process used to etch trenches into silicon wafers, allowing the transistor to be placed both on the sides of the trenches and on the surface of the wafer to enable transistors to be condensed into a smaller area.

TTL........................  Transistor Transistor Logic.

Ultra small packaging......  The process of encasing very small semiconductors so that they are protected and electronically and mechanically connected to the outside world.

VHC........................  Very High Speed CMOS.

Volatile Memory............  Memory products which lose their data content when the power supply is switched off.

Wafer......................  Thin, round, flat piece of silicon that is the base of most integrated circuits.

WAN........................  Wide Area Network. A wide area network links many computers from potentially all over the world so that they may communicate and share information.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
           FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets at May 31, 1998 and May 30,
  1999......................................................   F-3
Consolidated Statements of Operations for each of the years
  in the three-year period ended May 30, 1999...............   F-4
Consolidated Statements of Cash Flows for the years ended
  May 31, 1998 and May 30, 1999.............................   F-5
Consolidated Statements of Stockholders' Equity (Deficit)
  for each of the years in the three-year period ended May
  30, 1999..................................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Statements of Operations (Unaudited)
  for the Three Months Ended August 30, 1998 and August 29,
  1999......................................................  F-43
Condensed Consolidated Balance Sheet at August 29, 1999
  (Unaudited)...............................................  F-44
Condensed Consolidated Statements of Cash Flows (Unaudited)
  for the Three Months Ended August 30, 1998 and August 29,
  1999......................................................  F-45
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................  F-46

                      POWER DEVICE BUSINESS
Report of Independent Accountants...........................  F-49
Statements of Net Assets (Liabilities) as of December 31,
  1997 and 1998.............................................  F-50
Statements of Operations and Comprehensive Income (Loss) for
  each of the years in the three-year period ended December
  31, 1998..................................................  F-51
Statements of Cash Flows for each of the years in the
  three-year period ended December 31, 1998.................  F-52
Notes to Financial Statements...............................  F-53

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Fairchild Semiconductor International, Inc.:

     We have audited the accompanying consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries (the "Company") as of May 31, 1998 and May 30, 1999, the related consolidated statements of operations and stockholders' equity (deficit) for each of the years in the three-year period ended May 30, 1999, and the related consolidated statements of cash flows for the years ended May 31, 1998 and May 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements were prepared on the basis of presentation as described in Note 1. Prior to March 11, 1997, the statements present the combined business equity and the related combined revenues less direct expenses before taxes of the Fairchild Semiconductor Business of National Semiconductor Corporation (the Business), and are not intended to be a complete presentation of the Business' financial position, results of operations or cash flows. The results of operations before taxes are not necessarily indicative of the results of operations before taxes that would have been recorded by the Company on a stand-alone basis.

     In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Company as of May 31, 1998 and May 30, 1999, the results of operations for each of the years in the three year period ended May 30, 1999, and the results of cash flows for the years ended May 31, 1998 and May 30, 1999, on the basis described in Note 1, in conformity with generally accepted accounting principles.

     As discussed in Note 18 to the financial statements, the Company changed its method of accounting for business process reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs".

                                      KPMG LLP

Boston, Massachusetts
June 30, 1999, except as to Note 20, which is as of August 9, 1999

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                              MAY 31,    MAY 30,
                                                               1998        1999
                                                              -------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   6.5    $   62.4
  Accounts receivable, net of allowances of $14.2 and $9.2
     at May 31, 1998 and May 30, 1999, respectively.........     75.0       129.7
  Inventories...............................................    108.0       148.6
  Other current assets......................................     20.0        65.7
                                                              -------    --------
     Total current assets...................................    209.5       406.4
Property, plant and equipment, net..........................    342.9       360.2
Deferred income taxes, net..................................     20.0         2.8
Intangible assets, net of accumulated amortization of $1.4
  and $9.9 at May 31, 1998 and May 30, 1999, respectively...     31.5       278.5
Other assets................................................     30.4        47.8
                                                              -------    --------
     Total assets...........................................  $ 634.3    $1,095.7
                                                              =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt.........................  $  13.2    $   14.1
  Accounts payable..........................................     74.0        99.6
  Accrued expenses and other current liabilities............     55.9        85.0
                                                              -------    --------
     Total current liabilities..............................    143.1       198.7
Long-term debt, less current portion........................    526.7     1,045.9
Other liabilities...........................................      0.6         1.4
                                                              -------    --------
     Total liabilities......................................    670.4     1,246.0
                                                              -------    --------
Redeemable preferred stock -- 12% Series A cumulative
  compounding preferred stock, $.01 par value, $1,000 stated
  value; 70,000 shares authorized, issued and outstanding at
  May 31, 1998 and May 30, 1999.............................     80.5        90.1
Commitments and contingencies
Stockholders' equity (deficit):
  Class A common stock, $.01 par value, voting; 80,000,000
     shares authorized, 29,238,800 and 29,591,440 shares
     issued and outstanding at May 31, 1998 and May 30, 1999
     respectively...........................................      0.3         0.3
  Class B common stock, $.01 par value, nonvoting;
     80,000,000 shares authorized, 33,635,520 and 33,376,000
     shares issued and outstanding at May 31, 1998 and May
     30, 1999, respectively.................................      0.3         0.3
  Additional paid-in capital................................      9.5         9.6
  Accumulated deficit.......................................   (126.7)     (250.6)
                                                              -------    --------
     Total stockholders' equity (deficit)...................   (116.6)     (240.4)
                                                              -------    --------
     Total liabilities and stockholders' equity (deficit)...  $ 634.3    $1,095.7
                                                              =======    ========

          See accompanying notes to consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                                                       YEAR ENDED
                                                              -----------------------------
                                                              MAY 25,    MAY 31,    MAY 30,
                                                               1997       1998       1999
                                                              -------    -------    -------
Revenue:
Net sales -- trade..........................................  $587.8     $635.8     $ 654.1
  Contract manufacturing -- National Semiconductor..........   104.2      153.4        81.0
                                                              ------     ------     -------
     Total revenue..........................................   692.0      789.2       735.1
Operating expenses:
  Cost of sales.............................................   442.1      441.6       518.4
  Cost of contract manufacturing -- National
     Semiconductor..........................................    97.4      117.1        64.4
  Research and development..................................    18.9       35.7        39.3
  Selling, general and administrative.......................    96.4       92.0       105.1
  Purchased in-process research and development.............      --       15.5        34.0
  Restructuring and impairments.............................     5.3         --        21.3
                                                              ------     ------     -------
     Total operating expenses...............................   660.1      701.9       782.5
                                                              ------     ------     -------
Operating income (loss).....................................    31.9       87.3       (47.4)
Interest expense, net.......................................    11.2       54.5        71.8
Other expense, net..........................................     1.4         --          --
                                                              ------     ------     -------
Income (loss) before income taxes...........................    19.3       32.8      (119.2)
Provision (benefit) for income taxes........................     3.8       10.7        (5.1)
                                                              ------     ------     -------
Income (loss) before cumulative effect of change in
  accounting principle......................................    15.5       22.1      (114.1)
Cumulative effect of change in accounting principle, net of
  tax effect of $0.8 million................................      --       (1.5)         --
                                                              ------     ------     -------
Net income (loss)...........................................  $ 15.5     $ 20.6     $(114.1)
                                                              ======     ======     =======
Net income (loss) applicable to common stockholders.........             $ 11.9     $(123.9)
                                                                         ======     =======
Basic earnings (loss) per common share:
  Income before cumulative effect of change in accounting
     principle..............................................             $ 0.21     $ (1.97)
  Cumulative effect of change in accounting principle.......              (0.02)         --
                                                                         ------     -------
                                                                         $ 0.19     $ (1.97)
                                                                         ======     =======
Diluted earnings (loss) per common share:
  Income before cumulative effect of change in accounting
     principle..............................................             $ 0.20     $ (1.97)
  Cumulative effect of change in accounting principle.......              (0.02)         --
                                                                         ------     -------
                                                                         $ 0.18     $ (1.97)
                                                                         ======     =======
Weighted average common shares:
  Basic.....................................................               62.8        62.9
                                                                         ======     =======
  Diluted...................................................               65.0        62.9
                                                                         ======     =======

          See accompanying notes to consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                       YEAR ENDED
                                                              ----------------------------
                                                              MAY 31, 1998    MAY 30, 1999
                                                              ------------    ------------
Cash flows from operating activities:
Net income (loss)...........................................    $  20.6         $(114.1)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Amortization of deferred compensation..................        0.2              --
     Cumulative effect of change in accounting principle,
      net...................................................        1.5              --
     Restructuring, net of cash expended....................         --            17.3
     Depreciation and amortization..........................       84.6           103.7
     Loss on disposal of fixed assets.......................        0.9             0.3
     Non-cash interest expense..............................       12.5            19.8
     Purchased in-process research and development..........       15.5            34.0
     Deferred income taxes..................................       (0.4)           (2.4)
  Changes in operating assets and liabilities, net of
     effects of acquisitions:
     Accounts receivable....................................       18.6           (53.2)
     Inventories............................................      (21.3)            8.5
     Other current assets...................................       (1.6)            2.3
     Accounts payable.......................................       (6.5)           21.4
     Accrued expenses and other current liabilities.........       13.7            12.5
     Other assets and liabilities, net......................       (2.2)           (6.0)
                                                                -------         -------
       Cash provided by operating activities................      136.1            44.1
                                                                -------         -------
Cash flows from investing activities:
  Capital expenditures......................................      (78.0)          (46.2)
  Proceeds from sale of property, plant and equipment.......         --            31.2
  Purchase of molds and tooling.............................       (5.7)           (3.8)
  Refundable payment of value added tax associated with
     acquisition............................................         --           (40.9)
  Acquisitions, net of cash acquired........................     (116.8)         (414.9)
                                                                -------         -------
       Cash used by investing activities....................     (200.5)         (474.6)
                                                                -------         -------
Cash flows from financing activities:
  Repayment of long-term debt...............................      (58.7)         (151.3)
  Issuance of long-term debt................................       90.0           660.0
  Debt issuance costs.......................................       (1.1)          (22.3)
                                                                -------         -------
       Cash provided by financing activities................       30.2           486.4
                                                                -------         -------
Net change in cash and cash equivalents.....................      (34.2)           55.9
Cash and cash equivalents at beginning of period............       40.7             6.5
                                                                -------         -------
Cash and cash equivalents at end of period..................    $   6.5         $  62.4
                                                                =======         =======
Supplemental Cash Flow Information:
  Cash paid during the year for:
     Income taxes...........................................    $   8.9         $    --
                                                                =======         =======
     Interest...............................................    $  43.8         $  46.6
                                                                =======         =======

          See accompanying notes to consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN MILLIONS)

                                             COMMON STOCK
                                 -------------------------------------                                             TOTAL
                                                     CLASS A   CLASS B   ADDITIONAL                            STOCKHOLDERS'
                                 CLASS A   CLASS B     PAR       PAR      PAID-IN     ACCUMULATED   BUSINESS      EQUITY
                                 SHARES    SHARES     VALUE     VALUE     CAPITAL       DEFICIT      EQUITY      (DEFICIT)
                                 -------   -------   -------   -------   ----------   -----------   --------   -------------
Balances at May 26, 1996........    --        --      $ --      $ --      $    --       $    --     $ 349.2       $ 349.2
Revenues less expenses..........    --        --        --        --           --            --         9.6           9.6
  Net intercompany activity.....    --        --        --        --           --            --       (25.4)        (25.4)
                                  ----      ----      ----      ----      -------       -------     -------       -------
Balances at March 10, 1997......    --        --        --        --           --            --       333.4         333.4
  Recapitalization of
     Business...................    --        --        --        --           --         333.4      (333.4)           --
  Distribution to National
     Semiconductor by
     Fairchild..................    --        --        --        --           --        (401.6)         --        (401.6)
  PIK Note issued as additional
     purchase consideration for
     the stock of Fairchild.....    --        --        --        --           --         (77.0)         --         (77.0)
  Issuance of common stock......  28.8      33.6       0.1       0.1          7.6            --          --           7.8
  Net income....................    --        --        --        --           --           5.9          --           5.9
  Dividends on redeemable
     preferred stock............    --        --        --        --           --          (1.8)         --          (1.8)
                                  ----      ----      ----      ----      -------       -------     -------       -------
Balances at May 25, 1997........  28.8      33.6       0.1       0.1          7.6        (141.1)         --        (133.3)
  Net income....................    --        --        --        --           --          20.6          --          20.6
  Dividends on redeemable
     preferred stock............    --        --        --        --           --          (8.6)         --          (8.6)
  Adjustment to business equity
     assumed....................    --        --        --        --           --           2.4          --           2.4
  Issuance of common stock......   0.4        --        --        --           --            --          --            --
  Common stock split issued in
     the form of a stock
     dividend (4-1).............    --        --       0.2       0.2         (0.4)           --          --            --
  Deferred compensation related
     to the grant of stock
     options....................    --        --        --        --          0.2            --          --           0.2
  Tax benefit from compensation
     related to lifting of
     restrictions on common
     stock owned by management
     investors..................    --        --        --        --          2.1            --          --           2.1
                                  ----      ----      ----      ----      -------       -------     -------       -------
Balances at May 31, 1998........  29.2      33.6       0.3       0.3          9.5        (126.7)         --        (116.6)
  Net loss......................    --        --        --        --           --        (114.1)         --        (114.1)
  Dividends on redeemable
     preferred stock............    --        --        --        --           --          (9.8)         --          (9.8)
  Issuance of common stock......   0.2        --        --        --           --            --          --            --
  Conversion of common stock....   0.2      (0.2)       --        --           --            --          --            --
  Deferred compensation related
     to the grant of stock
     options....................    --        --        --        --          0.1            --          --           0.1
                                  ----      ----      ----      ----      -------       -------     -------       -------
Balances at May 30, 1999........  29.6      33.4      $0.3      $0.3      $   9.6       $(250.6)    $    --       $(240.4)
                                  ====      ====      ====      ====      =======       =======     =======       =======

          See accompanying notes to consolidated financial statements.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION

  BACKGROUND

     Fairchild Semiconductor International, Inc. ("Fairchild International" or the "Company"), formerly known as FSC Semiconductor Corporation, was incorporated on March 10, 1997 by National Semiconductor Corporation ("National Semiconductor" or "National"). On March 11, 1997, National Semiconductor consummated an Agreement and Plan of Recapitalization ("Recapitalization"). As part of the Recapitalization, National Semiconductor transferred all of the capital stock of Fairchild Semiconductor Corporation ("Fairchild") and approximately $12.8 million in cash to Fairchild International in exchange for shares of Fairchild International' 12% Series A Cumulative Compounding Preferred Stock, Fairchild International' common stock and a promissory note in the principal amount of approximately $77.0 million.

     In addition, National Semiconductor transferred substantially all of the assets and liabilities of the Fairchild Semiconductor Business (the "Business") to Fairchild. The Business was defined as the logic, discrete and memory divisions of National Semiconductor. The Recapitalization was accounted for as a leveraged recapitalization, whereby Fairchild assumed the historical operating results of the Business. Fairchild is a leading global designer, developer and manufacturer of high performance multi-market semiconductors. Fairchild's logic, discrete, non-volatile memory and analog and mixed signal products are the building block components for virtually all electronic devices, from sophisticated computers to household appliances. The Company is headquartered in South Portland, Maine, and has manufacturing operations in South Portland, Maine, West Jordan, Utah, Mountain View, California, Cebu, the Philippines, Penang, Malaysia and Puchon, South Korea.

     On December 31, 1998, Fairchild acquired Raytheon Semiconductor Inc., ("Raytheon"). On April 13, 1999, Fairchild acquired the Power Device Business of Samsung Electronics. See Note 17.

  BASIS OF PRESENTATION

     The consolidated financial statements at May 31, 1998 and May 30, 1999 and for the fiscal years then ended and for the period from March 11, 1997 through May 25, 1997, include the accounts and operations of the Company and its wholly-owned subsidiaries.

     Prior to March 11, 1997, the combined balance sheets included the assets and liabilities that were directly related to the Business as they were operated within National Semiconductor. These balance sheets did not include National Semiconductor's corporate assets or liabilities not specifically identifiable to Fairchild. National Semiconductor performed cash management on a centralized basis and processed related receivables and certain payables, payroll and other activity for Fairchild. These systems did not track receivables, liabilities and cash receipts and payments on a business specific basis. Accordingly, it was not practical to determine certain assets and liabilities associated with the Business. Given these constraints, certain supplemental cash flow information is presented in lieu of a statement of cash flows for the year ended May 25, 1997 (See Note 16). The cash flows may have been significantly different if not for the centralized cash management system of National Semiconductor.

     Prior to March 11, 1997, the combined statements of operations included all revenues and costs attributable to the Business including an allocation of the costs of shared facilities and overhead of National Semiconductor. In addition, certain costs incurred at Fairchild plants for the benefit of other National Semiconductor product lines were allocated from Fairchild to National Semiconductor. All of the allocations and estimates in the combined statements of operations were based on assumptions

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION -- (CONTINUED) that management believes were reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand alone basis.

     Transactions with National Semiconductor have been identified in the financial statements as transactions between related parties to the extent practicable (See Note 12).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  FISCAL YEAR

     The Company's fiscal year ends on the Sunday on or nearest preceding May
31. The Company's results for the fiscal years May 25, 1997, May 31, 1998 and May 30, 1999 consist of 52 weeks, 53 weeks, and 52 weeks, respectively.

  PRINCIPLES OF CONSOLIDATION

     Commencing with the Recapitalization, the consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  REVENUE RECOGNITION

     Revenue from the sale of semiconductor products is recognized when shipped, with a provision for estimated returns and allowances recorded at the time of shipment. Contract manufacturing revenues are recognized upon completion of the contracted services.

  RESEARCH AND DEVELOPMENT COSTS

     The Company's research and development expenditures are charged to expense as incurred.

  RELATED PARTY ACTIVITY

     In conjunction with the Recapitalization, Fairchild and National Semiconductor executed several agreements, which govern the performance of manufacturing services by Fairchild on behalf of National Semiconductor and by National Semiconductor on behalf of Fairchild. In addition, National Semiconductor provided a number of business support services to Fairchild through May 30, 1999.

     Prior to the Recapitalization, the Business performed contract manufacturing services for National Semiconductor. The revenues for these services are reflected at cost in the accompanying consolidated statements of operations.

     Manufacturing costs were generally apportioned between National Semiconductor and the Business' product lines based upon budgeted and actual factory production loading. Certain manufacturing costs (e.g., material costs) that were specifically identifiable with a particular product line were charged or credited directly without apportionment.

     National Semiconductor also performed manufacturing services for the Business and incurred other elements of cost of sales on behalf of the Business, including freight, duty, warehousing, and purchased manufacturing services from third party vendors.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Shared or common costs, including certain general and administrative, sales and marketing, and research and development expenses, have been allocated from National Semiconductor's corporate office, selling and marketing locations, and manufacturing sites to the Business or from the Business' plants to National Semiconductor product lines on a basis which is considered to fairly and reasonably reflect the utilization of the services provided to, or benefit obtained by, the business receiving the charge. National Semiconductor had net interest income on a consolidated basis for all periods presented prior to the Recapitalization. Although not material, these amounts have been allocated to the Business prior to the Recapitalization on the basis of net assets and are included in other (income) expense (See Note 12).

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  INVENTORIES

     Inventories are stated at the lower of standard cost, which approximates actual cost on a first-in, first-out basis, or market.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost and is generally depreciated based upon the following estimated useful lives: buildings and improvements, ten to thirty years, and machinery and equipment, three to five years. Depreciation is computed using the straight-line method.

  INTANGIBLE ASSETS

     Intangible assets were recorded as part of the Raytheon and Power Device Business acquisitions and are amortized by the use of the straight-line method over their estimated lives, which are generally three to fifteen years. (See
Note 17)

  OTHER ASSETS

     Other assets include debt acquisition costs which represent costs incurred related to the issuance of the Company's long-term debt. The costs are being amortized using the effective interest method over the related term of the borrowings, which ranges from five to ten years, and are included in interest expense. Also included in other assets are mold and tooling costs. Molds and tools are amortized over their expected useful lives, generally one to three years.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the recoverability of long-lived assets not held for sale, including intangible assets, by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) adjustments to the carrying value of long-lived assets in Fiscal Years 1997, 1998 and 1999, except as discussed in Note 11.

  CURRENCIES

     The Company's functional currency for all operations worldwide is the U.S. dollar. Accordingly, gains and losses from translation of foreign currency financial statements are included in current results. In addition, cash conversion of foreign currency and foreign currency transactions are also included in current results.

  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The Company utilizes various off-balance sheet financial instruments to manage market risks associated with the fluctuations in certain interest rates and foreign currency exchange rates. It is the Company's policy to use derivative financial instruments to protect against market risk arising from the normal course of business. Gains and losses on financial instruments that are intended to hedge an identifiable firm commitment are deferred and included in the measurement of the underlying transaction. Gains and losses on hedges of anticipated transactions are deferred until such time as the underlying transactions are recognized or immediately when the transaction is no longer expected to occur. The criteria the Company uses for designating an instrument as a hedge include the instrument's effectiveness in risk reduction and one-to-one matching of derivative instruments to underlying transactions. In addition, the Company uses forward and option contracts to hedge certain non-U.S. denominated asset and liability positions. Gains and losses on these contracts are matched with the underlying gains and losses resulting from currency movement on these balance sheet positions.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, accounts receivable and payable, and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. Fair values of long term debt, interest rate swaps and caps, currency forward contracts and currency options are based on quoted market prices or pricing models using prevailing financial market information at the date of measurement.

  USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INCOME TAXES

     Prior to the Recapitalization, the Business did not file separate income tax returns but rather was included in the income tax returns filed by National Semiconductor and its subsidiaries in various domestic and foreign jurisdictions. Therefore, no provision for income taxes has been recorded in the accompanying consolidated financial statements for the period May 27, 1996 through March 10, 1997.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Upon the Recapitalization, the Company became responsible for its income taxes and, therefore, the provision for income taxes included in the accompanying 1997 statement of operations is for the period March 11, 1997 through May 25, 1997.

     Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  NET INCOME (LOSS) PER COMMON SHARE

     The Company has presented net income (loss) per share pursuant to SFAS No. 128, Earnings per Share, and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Net income (loss) per common share is presented for the years ended May 31, 1998 and May 30, 1999 only because it is not meaningful for earlier years since the Company did not have common stock outstanding for the entire period during any earlier year.

     Basic income (loss) per share was computed by dividing net income (loss) applicable to common stockholders by the weighted average shares of common stock outstanding. Diluted income (loss) per share also gives effect to all dilutive potential common shares outstanding, consisting solely of outstanding stock options.

     The following table reconciles net income (loss) to net income (loss) applicable to common stockholders, and basic to diluted weighted average shares outstanding:

                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
Basic weighted average common shares outstanding............    62.8        62.9
Net effect of dilutive stock options based on the treasury
stock method using the average market price.................     2.2          --
                                                               -----     -------
Diluted weighted average common shares outstanding..........    65.0        62.9
                                                               =====     =======
Net income..................................................   $20.6     $(114.1)
Dividends on redeemable preferred stock.....................     8.7         9.8
                                                               -----     -------
Net income applicable to common stockholders................   $11.9     $(123.9)
                                                               =====     =======

     Options to purchase 750,000 and 4,282,570 shares of common stock were outstanding at May 31, 1998 and May 30, 1999, respectively, but were not included in the computation of diluted earnings per share because the effect of including such options would be anti-dilutive.

  EMPLOYEE STOCK PLAN

     The Company accounts for its stock option plan in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Compensation." SFAS No. 123 provides an alternative to APB No. 25 and is effective for fiscal years beginning after December 15, 1995. As permitted under SFAS No. 123, the Company continues to account for its stock option plan in accordance with the provisions of APB No. 25 (see Note 6) and provides the disclosure of pro forma net income as if the fair value method under SFAS No. 123 had been applied.

  RECLASSIFICATION

     Certain fiscal 1997 and 1998 amounts have been reclassified to conform with the current year presentation.

NOTE 3 -- FINANCIAL STATEMENT DETAILS

                                                                             MAY 31,    MAY 30,
                                                                              1998       1999
                                                                             -------    -------
                                                                               (IN MILLIONS)
Inventories(1)
Raw materials.............................................................   $ 13.0     $ 13.6
  Work in process.........................................................     69.5       93.1
  Finished goods..........................................................     25.5       41.9
                                                                             ------     ------
                                                                             $108.0     $148.6
                                                                             ======     ======
Other current assets
  Refundable payment of value added tax associated with acquisition.......   $   --     $ 40.9
  Non-trade receivable from manufacturing subcontractor...................     12.7        4.5
  Deferred income taxes...................................................      1.6        7.6
  Prepaid and other current assets........................................      5.7       12.7
                                                                             ------     ------
                                                                             $ 20.0     $ 65.7
                                                                             ======     ======
Property, plant and equipment(1)
  Land....................................................................   $ 23.5     $ 19.0
  Buildings and improvements..............................................    154.7      177.0
  Machinery and equipment.................................................    575.1      681.7
  Construction in progress................................................     46.5       18.1
                                                                             ------     ------
     Total property, plant and equipment..................................    799.8      895.8
  Less accumulated depreciation...........................................    456.9      535.6
                                                                             ------     ------
                                                                             $342.9     $360.2
                                                                             ======     ======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 3 -- FINANCIAL STATEMENT DETAILS -- (CONTINUED)

                                                               PERIOD OF     MAY 31,    MAY 30,
                                                              AMORTIZATION    1998       1999
                                                              ------------   -------    -------
                                                                               (IN MILLIONS)
Intangible assets(1)
  Developed technology......................................    15 years     $ 28.8     $169.7
  Customer base.............................................     8 years         --       53.9
  Covenant not to compete...................................     5 years         --       30.8
  Trademarks and tradenames.................................     4 years         --       25.1
  Assembled workforce.......................................     3 years        4.1        8.9
                                                                             ------     ------
     Total intangible assets..............................................     32.9      288.4
  Less accumulated amortization...........................................     (1.4)      (9.9)
                                                                             ------     ------
                                                                             $ 31.5     $278.5
                                                                             ======     ======
Accrued expenses(1)
  Payroll and employee related accruals...................................   $ 23.4     $ 29.3
  Accrued interest........................................................      8.1       13.5
  Restructuring and related allowances....................................       --       12.5
  Income taxes payable....................................................      3.2        0.3
  Other...................................................................     21.2       29.4
                                                                             ------     ------
                                                                             $ 55.9     $ 85.0
                                                                             ======     ======

-------------------------

(1) Approximately $49.1 million of inventory, $101.3 million of property, plant and equipment, $255.5 million of intangible assets and $9.5 million of accrued liabilities were obtained through the Power Device acquisition completed in April 1999, and contribute to the growth in each respective account in fiscal 1999.

NOTE 4 -- LONG-TERM DEBT

     Long-term debt consists of the following at:

                                                              MAY 31,    MAY 30,
                                                               1998        1999
                                                              -------    --------
                                                                 (IN MILLIONS)
Term Loans Payable:
Tranche A...................................................  $ 62.5     $  100.0
  Tranche B.................................................      --        210.0
  Tranche C.................................................    88.8           --
  Senior subordinated notes payable.........................   300.0        600.0
  PIK note payable..........................................    88.6         99.2
  CMP note payable..........................................      --         50.8
                                                              ------     --------
     Total long-term debt...................................   539.9      1,060.0
Less current portion........................................    13.2         14.1
                                                              ------     --------
     Long-term portion......................................  $526.7     $1,045.9
                                                              ======     ========

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 4 -- LONG-TERM DEBT -- (CONTINUED)
     On March 11, 1997 Fairchild entered into a Senior Credit Facilities Agreement which, on December 31, 1997, was amended and restated ("Original Credit Agreement") in order to permit the acquisition of Raytheon (See Note 17). On April 14, 1999 the Company entered into a new Senior Credit Facilities Agreement ("Credit Agreement") with a syndicate of financial institutions in order to refinance the Original Credit Agreement and finance the acquisition of the Power Device Business (See Note 17). A portion of the proceeds from the new Credit Agreement was used to repay in full all outstanding amounts under the Original Credit Agreement.

     Borrowings under the Credit Agreement are segregated into two tranches:
$100.0 million Tranche A Term Loans and $210.0 million Tranche B Term Loans. The Tranche A Term Loans are scheduled to mature on March 31, 2004, and are subject to quarterly principal payments ranging from $3.8 million to $6.8 million commencing September 30, 1999. The Tranche B Term Loans are scheduled to mature on December 15, 2004, and are subject to quarterly principal payments ranging from $0.5 to $0.7 million commencing September 30, 1999 and ending September 30, 2004 with a final principal payment of $198.5 million due December 15, 2004. The Credit Agreement also includes a Revolving Credit Facility of $100.0 million. The Revolving Credit Facility is scheduled to mature on March 31, 2004. No amounts were outstanding under the Revolving Credit Facility at May 30, 1999.

     The Credit Agreement accrues interest based on either the bank's base rate or the Eurodollar rate, at the option of Fairchild. The interest rate was 7.7% for the Tranche A term loan and 8.2% for the Tranche B term loan at May 30, 1999. Fairchild pays a commitment fee of 0.5% per annum of the unutilized commitments under the Revolving Credit Agreement. Borrowings are secured by substantially all assets of Fairchild.

     On April 7, 1999, Fairchild issued $300.0 million of 10 3/8% Senior Subordinated Notes (the "10 3/8% Notes") at face value. The 10 3/8% Notes pay interest on April 1 and October 1 of each year commencing October 1, 1999 and are due October 1, 2007. The 10 3/8% Notes are unsecured and are subordinated to all existing and future senior indebtedness of Fairchild. Until April 1, 2002, Fairchild can redeem an amount not to exceed 35% of the 10 3/8% Notes with proceeds raised from certain public equity offerings. On or after April 1, 2003, the 10 3/8% Notes are redeemable by Fairchild, in whole or in part, at redemption prices ranging from 100% to approximately 105% of the principal amount.

     On March 11, 1997, Fairchild issued $300.0 million of 10 1/8% Senior Subordinated Notes (the "10 1/8% Notes" and, together with the 10 3/8% Notes, the "Notes") at face value. The 10 1/8% Notes pay interest on March 15 and September 15 of each year commencing September 15, 1997. The 10 1/8% Notes are unsecured and are subordinated to all existing and future senior indebtedness of Fairchild. The 10 1/8% Notes are redeemable by Fairchild, in whole or in part, on or after March 15, 2002 at redemption prices ranging from 100% to approximately 105% of the principal amount. Fairchild is required to redeem $150.0 million principal amount of 10 1/8% Notes on March 15, 2005 and $75.0 million principal amount of 10 1/8% Notes on March 15, 2006 and 2007, respectively, in each case at a redemption price of 100% of the principal amount plus accrued interest to the date of redemption.

     The payment of principal and interest on the Credit Agreement and the Notes is fully and unconditionally guaranteed by Fairchild International. Fairchild International is the parent company of Fairchild and currently conducts no business and has no significant assets other than the capital

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 4 -- LONG-TERM DEBT -- (CONTINUED)
stock of Fairchild and certain deferred tax assets related to interest on its debt. Fairchild has eleven direct subsidiaries and one indirect subsidiary, of which only one direct subsidiary, Fairchild Semiconductor Corporation of California ("Fairchild California"), is a guarantor on the Credit Agreement and the Notes. The remaining direct and indirect subsidiaries are foreign-based and do not guarantee either the Credit Agreement or the Notes.

     On April 13, 1999, in connection with the acquisition of the Power Device Business, the Company entered into a Subordinated Credit Agreement with Citicorp Mezzanine Partners, L.P. ("CMP Note") in the principal amount of $50.0 million. The CMP Note bears interest at 12.5% per annum and matures on April 13, 2008. If the Company voluntarily prepays any or all of the loan, the interest rate on the amount prepaid is increased to 18% per annum retroactive to April 13, 1999. Since the Company plans to repay the loan within 18 months, the Company is accruing interest on the CMP Note at a rate of 18% per annum in accordance with EITF Issue No. 86-15. To the extent any Fairchild International senior indebtedness prohibits Fairchild International from paying interest on the CMP
Note in cash, such interest shall be paid by adding interest to the then outstanding principal amount of the CMP Note. Such amounts shall accrue interest as a portion of the principal amount of the PIK Notes from the applicable interest payment date. The CMP Note is subordinated to both the Senior Credit Facilities and the Notes. In connection with the issuance of the CMP Note, Fairchild International issued a warrant for the purchase of 3,538,228 shares of common stock of Fairchild International at an exercise price of $0.01 per share. See Note 10.

     On March 11, 1997, the Company issued a promissory note ("PIK Note") in the principal amount of approximately $77.0 million to National Semiconductor as part of the consideration for all of the capital stock of Fairchild. The PIK Note bears interest at 11.74% per annum and matures in 2008. During Fiscal Year 1998, National Semiconductor sold its interest in the PIK Note to a number of financial institutions. To the extent any Fairchild International senior indebtedness prohibits Fairchild International from paying interest due on the PIK Notes in cash, such interest shall be paid by adding such interest to the then outstanding principal amount of the PIK Notes. Such amount shall accrue interest as a portion of the principal amount of the PIK Notes from the applicable interest payment date. The PIK Notes are subordinated to both the Senior Credit Facilities and the Notes.

     The Credit Agreement, the indenture under which the Notes were issued, the CMP Note, and the PIK Note contain certain restrictive financial and operating covenants, including limitations on stock repurchases and prohibitions on the payment of dividends, with which the Company was in compliance at May 30, 1999.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 4 -- LONG-TERM DEBT -- (CONTINUED)
     Aggregate maturities of long-term debt for each of the next five years and thereafter are as follows:

                                                              (IN MILLIONS)
                                                              -------------
2000........................................................        14.1
2001........................................................        17.1
2002........................................................        25.1
2003........................................................        25.1
2004........................................................        29.1
Thereafter..................................................       949.5
                                                                --------
                                                                $1,060.0
                                                                ========

     On April 29, 1997 and January 7, 1998, the Company entered into interest rate swap agreements to reduce the impact of changes in interest rates on its Senior Credit Facilities described above under the Original Credit Agreement. The swap agreements fixed the interest rate on $60.0 million of the Senior Credit Facility at 9.26% through May 2001, and $90.0 million of the Senior Credit Facility at 8.21% through February 2000. The notional face amount of the swap agreements was $151.3 million at May 31, 1998 (See Note 14). The swap agreement covering $60.0 million of the Senior Credit Facility was canceled without penalty on May 26, 1999. The swap agreement covering $90.0 million was settled on April 28, 1999 at a cost to the Company of $0.6 million.

     On April 28, 1999, the Company entered into an Interest Rate Cap Agreement. This agreement caps the interest rate at 8.0% and 8.3% on the outstanding balances of the Tranche A and Tranche B Term Loans, respectively. The interest rate cap agreement expires August 31, 1999.

NOTE 5 -- INCOME TAXES

     As discussed in Note 2, the Business did not pay income taxes directly or file separate income tax returns prior to the Recapitalization, and therefore, no provision for income taxes has been recorded in the accompanying financial statements for the period from May 27, 1996 to March 10, 1997.

     In conjunction with the acquisition of the Power Device Business, the Korean government granted a ten year tax holiday to Fairchild Korea Semiconductor Ltd. The exemption is 100% for the first seven years of the holiday and 50% for the remaining three years of the holiday. Taxes exempted include income taxes, dividend withholding taxes, acquisition tax, registration tax, property tax and aggregate land tax. As such, no provision for income taxes for Korea has been provided.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 5 -- INCOME TAXES -- (CONTINUED)
     The provision (benefit) for income taxes included in the accompanying consolidated statements of operations for Fiscal Years 1997, 1998 and 1999, consisted of the following:

                                                           MARCH 11,        YEAR ENDED
                                                            1997 TO     ------------------
                                                            MAY 25,     MAY 31,    MAY 30,
                                                             1997        1998       1999
                                                           ---------    -------    -------
                                                                    (IN MILLIONS)
Income (loss) before income taxes:
U.S. ....................................................    $7.2        $14.6     $(103.7)
  Foreign................................................     2.5         18.2       (15.5)
                                                             ----        -----     -------
                                                             $9.7        $32.8     $(119.2)
                                                             ====        =====     =======
Income tax provision (benefit):
  Current:
     U.S. federal........................................    $ --        $ 7.1     $  (4.8)
     U.S. state and local................................      --          1.5          --
     Foreign.............................................     1.4          3.3         2.1
                                                             ----        -----     -------
                                                              1.4         11.9        (2.7)
  Deferred:
     U.S. federal........................................     1.9         (2.0)       (2.5)
     U.S. state and local................................     0.5         (0.4)        0.1
     Foreign.............................................      --          1.2          --
                                                             ----        -----     -------
                                                              2.4         (1.2)       (2.4)
Total income tax provision (benefit):
  U.S. federal...........................................     1.9          5.1        (7.3)
  U.S. state and local...................................     0.5          1.1         0.1
  Foreign................................................     1.4          4.5         2.1
                                                             ----        -----     -------
                                                             $3.8        $10.7     $  (5.1)
                                                             ====        =====     =======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 5 -- INCOME TAXES -- (CONTINUED)
     The reconciliation between the income tax rate computed by applying the U.S. federal statutory rate and the reported worldwide tax rate follows:

                                                            MARCH 11,
                                                             1997 TO
                                                             MAY 25,     MAY 31,    MAY 30,
                                                              1997        1998       1999
                                                            ---------    -------    -------
U.S. federal statutory rate...............................    35.0%       35.0%       35.0%
U.S. state and local taxes, net of federal benefit........     4.1%        3.3%        1.4%
Tax differential related to foreign income................      --        (5.7)%      (8.6)%
Loss not utilized.........................................      --          --       (23.5)%
                                                              ----        ----       -----
                                                              39.1%       32.6%        4.3%
                                                              ====        ====       =====

     The tax effects of temporary differences in the recognition of income and expense for tax and financial reporting purposes that give rise to significant portions of the deferred tax assets and the deferred tax liabilities at May 31, 1998 and May 30, 1999 are presented below:

                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
Deferred tax assets:
Net operating loss carry forwards...........................  $   --     $ 34.0
  Reserves and accruals.....................................    15.9       26.5
  Plant and equipment.......................................     2.8        3.5
  Intangibles, primarily intellectual property and
     software...............................................    31.2       22.7
  Tax credit carryovers.....................................     3.8        1.4
                                                              ------     ------
     Total gross deferred tax assets........................    53.7       88.1
  Valuation allowance.......................................   (30.7)     (62.7)
                                                              ------     ------
     Net deferred tax assets................................    23.0       25.4
Deferred tax liabilities (all foreign):
  Intangibles, primarily intellectual property..............      --       (9.9)
  Plant and equipment.......................................      --       (3.7)
  Capital allowance.........................................    (1.4)      (1.4)
                                                              ------     ------
     Total deferred tax liabilities.........................    (1.4)     (15.0)
                                                              ------     ------
Net deferred tax assets.....................................  $ 21.6     $ 10.4
                                                              ======     ======

     In assessing the realizability of deferred tax assets, the Company estimated its future earnings and the expected timing of the reversal of temporary differences. Accordingly, the Company has recorded a valuation allowance which reduces the gross deferred tax asset to an amount which the

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 5 -- INCOME TAXES -- (CONTINUED)
Company believes will more likely than not be realized. Deferred tax assets and liabilities are classified in the consolidated balance sheet based on the classification of the related asset or liability.

     Net operating loss, research and development credit and foreign tax credit carryforwards totaled $90.3 million, $0.2 million and $1.2 million, respectively, as of May 30, 1999. The net operating loss expires in 2019. The research and development credits expire in varying amounts in 2012, 2013 and 2019. The foreign tax credits expire in varying amounts in 2002 through 2004.

     Deferred income taxes have not been provided for the undistributed earnings of the Company's foreign subsidiaries, which aggregated approximately $13.8 million at May 30, 1999. The Company plans to reinvest all such earnings for future expansion. The amount of taxes attributable to these undistributed earnings is not practicably determinable.

NOTE 6 -- STOCK BASED COMPENSATION

     At May 30, 1999, the Company has one stock-based compensation plan, the 1997 Stock Option Plan, as amended, (the "Plan") which is described below. The Company accounts for its stock option plan in accordance with the provisions of APB No. 25. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. During the year ended May 30, 1999, the Company granted 25,600 stock options with exercise prices less than the market price of the underlying stock on the date of the grant, and recorded total deferred compensation of $0.3 million. Had compensation cost for the Company's stock option plan been determined consistent with SFAS Statement No. 123, the Company would have reported net income (loss) of $15.5 million, $20.6 million and $(114.3) million, respectively, in fiscal years 1997, 1998 and 1999, respectively.

     The Company estimates the fair value of each option as of the date of grant using a Black-Scholes pricing model with the following weighted average assumptions:

                                                              1997    1998    1999
                                                              ----    ----    ----
Expected volatility.........................................    --      --      49%
Dividend yield..............................................    --      --      --
Risk-free interest rate.....................................  6.17%   5.88%   4.43%
Expected life, in years.....................................   2.6     2.9     3.4

     Under the Plan, the Company may grant options for up to 6,084,000 shares of Class A common stock. Options granted under the Plan may be either (a) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code or (b) non-qualified stock options. Options may be granted under the Plan to regular salaried key employees (including officers) of the Company and its subsidiaries.

     The exercise price of each option granted under the Plan shall be as determined by the Board of Directors (the "Board"). The maximum term of any option shall be ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted under the Plan are exercisable at the determination of the Board, currently vesting ratably over approximately 4 years. Employees receiving options under the Plan may not receive in any one year period options to purchase more than 200,000 shares of common stock.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 6 -- STOCK BASED COMPENSATION -- (CONTINUED)
     A summary of the status of the Company's stock option plan as of May 25, 1997, May 31, 1998 and May 30, 1999, and changes during the years then ended are presented in the table below:

                                               1997                 1998                 1999
                                        ------------------   ------------------   ------------------
                                                  WEIGHTED             WEIGHTED             WEIGHTED
                                                  AVERAGE              AVERAGE              AVERAGE
                                        SHARES    EXERCISE   SHARES    EXERCISE   SHARES    EXERCISE
                                        (000'S)    PRICE     (000'S)    PRICE     (000'S)    PRICE
                                        -------   --------   -------   --------   -------   --------
Outstanding at beginning of year......      --     $  --      2,029     $0.13      3,584     $ 2.20
Granted...............................   2,097      0.13      1,777      4.29        972      10.00
Exercised.............................      --        --       (142)     0.13        (93)      0.13
Canceled..............................     (68)     0.13        (80)     0.13       (180)      6.83
                                         -----                -----               ------
Outstanding at end of year............   2,029     $0.13      3,584     $2.20      4,283     $ 3.82
                                         =====                =====               ======
Exercisable at end of year............      --     $  --        798     $0.13      1,612     $ 1.82
Weighted average fair value of options
  granted.............................             $0.02                $0.22                $ 0.09

     Information with respect to stock options outstanding and stock options exercisable at May 30, 1999, is as follows:

                                         OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                               ---------------------------------------    ------------------------
                                               WEIGHTED-
                                                AVERAGE      WEIGHTED-                   WEIGHTED-
                                 (000'S)       REMAINING      AVERAGE       (000'S)       AVERAGE
                                 NUMBER       CONTRACTUAL    EXERCISE       NUMBER       EXERCISE
       EXERCISE PRICE          OUTSTANDING       LIFE          PRICE      EXERCISABLE      PRICE
       --------------          -----------    -----------    ---------    -----------    ---------
$.13.........................     2,683          7.95         $ 0.13         1,337        $ 0.13
$10.00.......................     1,600          9.28          10.00           275         10.00
                                  -----                                      -----
                                  4,283          8.45         $ 3.82         1,612        $ 1.82
                                  =====                                      =====

NOTE 7 -- RETIREMENT PLANS

     The Company sponsors the Fairchild Personal Savings and Retirement Plan (the "Retirement Plan"), contributory savings plan which qualifies under section 401(k) of the Internal Revenue Code. The Retirement Plan covers substantially all employees in the United States. At the inception of the Retirement Plan, the Company provided a matching contribution equal to 50% of employee elective deferrals up to a maximum of 6% of an employee's annual compensation. Effective June 1, 1997, the Company increased the matching contribution to 75% of employee elective deferrals. The Company also maintains a non-qualified Benefit Restoration Plan, under which employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. The Company matches employee elective deferrals to the Benefit Restoration Plan on the same basis as the Retirement Plan.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 7 -- RETIREMENT PLANS -- (CONTINUED)
     Employees in Malaysia participate in a defined contribution plan. The Company has funded accruals for this plan in accordance with statutory regulations in Malaysia.

     Under the National Pension Fund Law of Korea, the Company is required to pay a certain percentage of employee retirement benefits to the National Pension Fund in exchange for a reduction in severance liabilities. Contributed amounts shall be refunded from the National Pension Plan to employees on their retirement. This amount has been offset against deferred compensation except for the portion related to employees with less than one year of service which is included in current assets.

     Total expense recognized under these plans was $1.1 million, $3.4 million and $3.5 million for the years ended May 25, 1997, May 31, 1998 and May 30, 1999, respectively.

     Employees in the Philippines participate in a defined benefit plan that was assumed by the Company from National Semiconductor as part of the Recapitalization. The benefits are based on years of service and a multiple of the employee's final monthly salary. The Company's funding policy is to contribute annually the amount necessary to maintain the plan on an actuarially sound basis. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The contributions made for the years ended May 25, 1997, May 31, 1998 and May 30, 1999 are not material to the financial statements.

     Prior to the Recapitalization, employees of the Business participated in several National Semiconductor retirement, employee benefit, and incentive plans. No liabilities related to retirement and similar plans, other than those disclosed above, were assumed by the Company.

NOTE 8 -- LEASE COMMITMENTS

     Rental expense related to certain facilities and equipment of the Company's plants was $5.0 million, $9.5 million, and $12.5 million for fiscal years 1997, 1998 and 1999, respectively.

     Future minimum lease payments under noncancelable operating leases as of May 30, 1999 are as follows:

                                                              (IN MILLIONS)
Fiscal Year
2000........................................................      $11.2
2001........................................................        7.3
2002........................................................        3.6
2003........................................................        1.9
2004........................................................        1.7
Thereafter..................................................        4.6
                                                                  -----
                                                                  $30.3
                                                                  =====

NOTE 9 -- REDEEMABLE PREFERRED STOCK

     Concurrent with the Recapitalization, the Company authorized 70,000 shares of redeemable preferred stock at a par value of $.01, all of which are designated as 12% Series A cumulative compounding preferred stock (the "Redeemable Preferred Stock"). The Redeemable Preferred Stock

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 9 -- REDEEMABLE PREFERRED STOCK -- (CONTINUED) has a stated value of $1,000 per share and is entitled to annual dividends when, as and if declared, which dividends will be cumulative, whether or not earned or declared, and will accrue at a rate of 12%, compounding annually. At May 31, 1998 and May 30, 1999, 70,000 shares were issued and outstanding. The total liquidation value of the shares outstanding at May 31, 1998 and May 30, 1999, in the amounts of $80.5 million and $90.1 million, respectively, is classified in the Company's balance sheet as Redeemable Preferred Stock. (See Note 10)

     The Redeemable Preferred Stock is mandatorily redeemable in 2009. The Company may optionally redeem, in whole or in part, the Redeemable Preferred Stock at any time at a price per share of $1,000, plus accrued and unpaid dividends to the date of redemption.

     At the option of the Company, the Redeemable Preferred Stock may be exchanged for junior subordinated debentures of the Company. The face value of such junior subordinated debentures shall be (i) $1,000 per share of Redeemable Preferred Stock exchanged, plus (ii) all accrued but unpaid dividends on such stock to the date of exchange. Their maturity date will be the same as the mandatory redemption date of the Redeemable Preferred Stock, and they shall bear interest at a rate equal to the lesser of 12% and the maximum interest rate permitted to be deducted as accrued under the relevant provisions of the Internal Revenue Code of 1986.

NOTE 10 -- STOCKHOLDERS' EQUITY

  RECAPITALIZATION

     On March 11, 1997, National Semiconductor consummated the Recapitalization under which the following transactions occurred:

     (i) National Semiconductor, pursuant to an Asset Purchase Agreement, transferred all of the assets and liabilities of the Business to Fairchild and its subsidiaries in exchange for demand purchase notes of Fairchild and its subsidiaries in the aggregate principal amount of $401.6 million (the "Purchase Price Notes");

     (ii) National Semiconductor transferred all of the capital stock of Fairchild and approximately $12.8 million in cash to the Company in exchange for shares of Redeemable Preferred Stock, shares of Class A voting and Class B non-voting common stock, and a promissory PIK Note of the Company in the principal amount of approximately $77.0 million;

     (iii) The Company issued Redeemable Preferred Stock and additional common stock in the aggregate amounts of approximately $65.0 million;

     (iv) The Company contributed cash in the amount of approximately $77.8 million to the capital of Fairchild;

     (v) Fairchild borrowed $120.0 million under term bank loans and issued $300.0 million of 10 1/8% Senior Subordinated Notes due 2007 (as described in Note 4). The proceeds from these borrowings were used to repay the Purchase Price Notes and certain debt acquisition costs.

     The transaction was accounted for as a leveraged recapitalization whereby the Company assumed the historical operating results of the Business. Accordingly, the repayment of the Purchase Price Notes of $401.6 and issuance of the PIK Note of $77.0 million were included in the statements of equity as a distribution to National Semiconductor by Fairchild and the Company, respectively.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 10 -- STOCKHOLDERS' EQUITY -- (CONTINUED)
  COMMON STOCK

     On January 5, 1998, the Board of Directors approved a four-for-one common stock split in the form of a stock dividend. Stockholders received three additional shares for each share held. Such distribution was made on April 29, 1998 to stockholders of record on that date. All share amounts in the accompanying consolidated financial statements have been restated to retroactively reflect the split.

     As approved by stockholders on April 24, 1998, the Company has authorized 160,000,000 shares of common stock at a par value of $.01 per share, divided into two classes consisting of 80,000,000 shares of Class A stock and 80,000,000 shares of Class B stock. Previously, 60,000,000 shares were authorized, consisting of 30,000,000 shares of Class A stock and 30,000,000 shares of Class B stock. The holders of Class A stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by law, the holders of Class B stock have no voting rights. A holder of either class of common stock may convert any or all of his shares into an equal number of shares of the other class of common stock provided that in the case of a conversion from Class B stock, which is nonvoting, into Class A stock, which is voting, such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A stock which would be held after giving effect to the conversion.

     In connection with the issuance of the CMP Note (see Note 4), the Company issued a warrant for the purchase of 3,538,228 shares of Class A common stock of the Company at an exercise price of $0.01 per share to Citicorp Mezzaine Partners, L.P. The warrant can be exercised from 18 months until nine years after the issuance thereof. If the Company prepays in full the CMP Note within 18 months after the issuance, the warrant will not become exercisable. The Company intends to repay this note within 18 months of issuance, therefore the value of this warrant was deemed to be immaterial, and no amount of the proceeds of the CMP Note were allocated to this warrant.

     Certain amendments to the Securities Purchase and Holders Agreement, dated as of March 11, 1997 (the "Stockholders Agreement"), which were effected in May 1998, resulted in the lapse of certain risks of forfeiture by the management investors with respect to their stock ownership of the Company. The lapse of such restrictions resulted in the incurrence by the Company of deductible compensation expense for income tax purposes of $10.4 million in Fiscal Year 1998. The tax effect of the compensation expense of $2.1 million was recorded as a reduction in income taxes payable and an increase to additional paid-in capital at May 31, 1998. The tax effect was recorded using the alternative minimum tax rate of 20%. In connection with this transaction, loans aggregating $5.0 million were made by the Company to the management investors to pay their federal and state individual income tax liabilities in June 1998. Such loans (including accrued but unpaid interest thereon) will be cancelled over the four-year period following their creation, or earlier, in whole, upon the occurrence of certain qualifying public offerings of the Company's or Fairchild's stock and, in part, upon the death or disability of the obligor. The Company has also agreed to pay to such executive officers amounts sufficient to enable them to discharge all tax liabilities arising out of the cancellation of such loans (as well as all tax liabilities arising out of such payments). Any such executive officer whose employment terminates will be required to repay any uncancelled amounts immediately.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 11 -- RESTRUCTURING CHARGES

     In the first quarter of fiscal 1999, in connection with management's plan to reduce costs and improve operating efficiencies, the Company recorded a pre-tax restructuring charge of approximately $4.5 million. The restructuring charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs. The asset impairments relate to idle production equipment in the Company's Mountain View, California and West Jordan, Utah facilities, which primarily serve the company's Analog and Discrete product groups, respectively. As of May 30, 1999 these assets have been disposed of. The charge for employee separation arrangements provided for severance and other benefits associated with the approximately 600 salaried, hourly and temporary employees severed as a result of this action, a reduction of approximately 10% of the Company's payroll. The affected employees, who work in production, engineering, sales and marketing and administration, are located in the United States and Cebu, the Philippines.

     In the third quarter of fiscal 1999, the Company recorded a pre-tax restructuring charge of approximately $2.7 million related to the transfer of all assembly and test work performed at its Mountain View, California facility to its Penang, Malaysia facility. The charge consisted of $1.9 million of non-cash asset impairments and $0.8 million for severance and other benefits for 54 production employees terminated as a result of the transfer. The asset impairments consist of production equipment that will be idled as a result of this action. As of May 30, 1999 these assets have been disposed of.

     In connection with the sale of its Mountain View, California facility on April 2, 1999, the Company announced the transfer of all wafer production to its South Portland, Maine facility. In the fourth quarter of fiscal 1999, the Company recorded a pre-tax restructuring charge of approximately $10.0 million, which consisted of $2.6 million of non-cash asset impairments, $4.0 million for severance and employee benefits, $1.9 million for a loss on sale of the facility and $1.5 million for other exit costs. This action will result in the termination of approximately 170 salaried, hourly and temporary employees, all of whom work for the Company's Analog and Mixed Signal Division in Mountain View or San Diego, California in the areas of production, engineering, selling and marketing and administration. Other exit costs include $1.0 million to be paid under a non-cancellable operating lease after operations cease as well as other incremental costs associated with the facility closure. The non-cash asset impairments primarily consist of production equipment that will not be transferred to South Portland, Maine. The assets will be disposed of during the first half of fiscal 2000.

     During the fourth quarter of fiscal 1999, the Company also recorded a pre-tax charge of $4.1 million related to the restructuring of its memory product lines, whereby the Company is streamlining its operations to focus solely on its most profitable products. The charge includes $3.9 million for non-cash asset impairments and $0.2 million for employee separation costs all of which have been paid at May 30, 1999. The non-cash impairments consist of production equipment and other equipment in West Jordan and Sunnyvale, California that become idle as a result of the plan. The assets will be disposed of during the second half of fiscal 2000.

     The Memory Division product line restructuring plan also included amounts for the write-off of inventories ($9.9 million) as well as provisions for additional distribution sales allowances required as a result of this action ($5.5 million). These costs have been excluded from the restructuring charge and have been recorded as a reduction against net sales in the case of the distribution sales allowances and as a charge to cost of sales for the inventory write-offs.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 11 -- RESTRUCTURING CHARGES -- (CONTINUED)
     The following table summarizes the recorded accruals and uses of the above restructuring and impairment actions:

                                                      ASSET       SEVERANCE    EXIT
                                                   IMPAIRMENTS    BENEFITS     COSTS    TOTAL
                                                   -----------    ---------    -----    -----
                                                                 (IN MILLIONS)
FIRST QUARTER RESTRUCTURING
Total charge.....................................     $ 0.8         $ 3.7      $  --    $ 4.5
Cash payments....................................        --          (3.1)        --     (3.1)
Non-cash items...................................      (0.8)           --         --     (0.8)
Adjustments......................................        --          (0.3)        --     (0.3)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........        --           0.3         --      0.3
THIRD QUARTER RESTRUCTURING
Total charge.....................................     $ 1.9         $ 0.8      $  --    $ 2.7
Cash payments....................................        --          (0.7)        --     (0.7)
Non-cash items...................................      (1.9)           --         --     (1.9)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........        --           0.1         --      0.1
FOURTH QUARTER MOUNTAIN VIEW RESTRUCTURING
Total charge.....................................     $ 4.5         $ 4.0      $ 1.5    $10.0
Cash payments....................................        --            --         --       --
Non-cash items...................................      (3.4)           --         --     (3.4)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........       1.1           4.0        1.5      6.6
FOURTH QUARTER MEMORY DIVISION RESTRUCTURING
Total charge.....................................     $ 3.9         $ 0.2      $  --    $ 4.1
Cash payments....................................        --          (0.2)        --     (0.2)
Non-cash items...................................      (3.9)           --         --     (3.9)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........        --            --         --       --
                                                      -----         -----      -----    -----
Total accrual balance as of May 30, 1999.........     $ 1.1         $ 4.4      $ 1.5    $ 7.0
                                                      =====         =====      =====    =====

     In June 1996, National Semiconductor announced a restructuring of its operations and the intent to pursue a sale or partial financing of the Business. In connection with the restructuring, the Business recorded a $5.3 million nonrecurring charge related to work force reductions. During the year ended May 25, 1997, $5.3 million of severance was paid to terminated employees.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 12 -- RELATED PARTY TRANSACTIONS

     Related party activity between the Company and National Semiconductor, in addition to contract manufacturing services performed for National Semiconductor, is summarized as follows:

                                       PERIOD FROM      PERIOD FROM
                                       MAY 27, 1996    MARCH 11, 1997       YEAR           YEAR
                                         THROUGH          THROUGH          ENDED          ENDED
                                      MARCH 10, 1997    MAY 25, 1997    MAY 31, 1998   MAY 30, 1999
                                      --------------   --------------   ------------   ------------
                                                              (IN MILLIONS)
Manufacturing services performed by
  National Semiconductor plants or
  purchased from third parties......      $34.3            $ 2.8           $14.0          $ 5.6
Headquarters, freight, duty,
warehousing and other elements of
cost of sales.......................       41.8              3.7            17.9            4.4
                                          -----            -----           -----          -----
                                          $76.1            $ 6.5           $31.9          $10.0
                                          =====            =====           =====          =====
Cost of business support services
  provided by National
  Semiconductor.....................      $  --            $11.6           $28.7          $10.7
                                          =====            =====           =====          =====
Operating costs allocated to the
  Business by National
  Semiconductor.....................      $63.9            $  --           $  --          $  --
                                          =====            =====           =====          =====
Operating costs allocated to
  National Semiconductor by the
  Business..........................      $ 9.6            $  --           $  --          $  --
                                          =====            =====           =====          =====

     Amounts receivable from National Semiconductor, included in accounts receivable, totaled $12.4 million, and $12.0 million at May 31, 1998 and May 30, 1999, respectively. Amounts payable to National Semiconductor, included in accounts payable, totaled $5.3 million and $0.4 million at May 31, 1998 and May 30, 1999, respectively.

NOTE 13 -- CONTINGENCIES

     The Company's facilities in South Portland, Maine, West Jordan, Utah, Cebu, the Philippines, and Penang, Malaysia, have ongoing remediation projects to respond to certain releases of hazardous substances that occurred prior to the Recapitalization. Pursuant to the Asset Purchase Agreement, National Semiconductor has agreed to indemnify the Company for the future costs of these projects. The costs incurred to respond to these conditions were not material to the consolidated financial statements during fiscal years 1997, 1998 and 1999, respectively.

     The Company's former Mountain View, California, facility is located on a contaminated site under the Comprehensive Environmental Response, Compensation and Liability Act. Under the terms of the Acquisition Agreement with Raytheon Company, dated December 31, 1997, Raytheon Company has assumed responsibility for all remediation costs or other liabilities related to historical contamination.

     In addition, in the normal course of business, the Company is subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. All such matters are subject to uncertainties and outcomes that are not predictable with assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 13 -- CONTINGENCIES -- (CONTINUED)
monetary liability or financial impact with respect to these matters at May 30, 1999. It is management's opinion that after final disposition, any monetary liability or financial impact to the Company would not be material to the Company's financial position, annual results of operations or cash flows.

NOTE 14 -- FINANCIAL INSTRUMENTS

  FOREIGN CURRENCY INSTRUMENTS

     The objective of the Company's foreign exchange risk management policy is to preserve the U.S. dollar value of after-tax cash flows in relation to non-U.S. dollar currency fluctuations. The Company uses forward and option contracts to hedge firm commitments and option contracts to hedge anticipated transactions. Gains and losses on financial instruments that are intended to hedge an identifiable firm commitment are deferred and included in the measurement of the underlying transaction. Gains and losses on hedges of anticipated transactions are deferred until such time as the underlying transactions are recognized or immediately when the transaction is no longer expected to occur. In addition, the Company uses forward and option contracts to hedge certain non-U.S. denominated asset and liability positions. Gains and losses on these contracts are matched with the underlying gains and losses resulting from currency movement on these balance sheet positions. Gains and losses on any instruments not meeting the above criteria are recognized in income in the current period, Net gains and losses from foreign currency transactions were not material for fiscal years 1997, 1998 and 1999.

  INTEREST RATE DERIVATIVES

     The Company utilizes interest rate swap or interest rate cap agreements to limit the impact of the variable interest rate of certain long-term debt. The variable rates on swaps and caps are based primarily on U.S. dollar LIBOR, and the swaps are reset on a quarterly basis. The differential between fixed and variable rates to be paid or received on swaps is accrued as interest rates change in accordance with the agreements and is included in current interest expense. The costs of interest rate cap agreements are included in interest expense ratably over the lives of the agreements. Payments to be received as a result of the cap agreements are accrued as a reduction of interest expense. As of May 30, 1999, no swap agreements were outstanding, and the outstanding interest rate cap agreement had a maturity of three months.

  FAIR VALUE AND NOTIONAL PRINCIPAL OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The table below shows the fair value and notional principal of the Company's off-balance sheet instruments as of May 31, 1998 and May 30, 1999. The notional principal amounts for off-balance sheet instruments provide one measure of the transaction volume outstanding as of year end and do not represent the amount of the Company's exposure to credit or market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of May 31, 1998, and May 30, 1999. Although the following table reflects the notional principal and fair value of amounts of off-balance sheet instruments, it does not reflect the gains or losses associated with the exposures and transactions that the off-balance sheet instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments,

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 14 -- FINANCIAL INSTRUMENTS -- (CONTINUED) together with the gains and losses on the underlying exposures will depend on actual market conditions during the remaining life of the instruments.

                                     MAY 31, 1998                           MAY 30, 1999
                          -----------------------------------    -----------------------------------
                          NOTIONAL     CARRYING    ESTIMATED     NOTIONAL     CARRYING    ESTIMATED
                          PRINCIPAL     AMOUNT     FAIR VALUE    PRINCIPAL     AMOUNT     FAIR VALUE
                          ---------    --------    ----------    ---------    --------    ----------
                                                        (IN MILLIONS)
Interest Rate
Instruments
  Swaps.................   $151.3       $  --        $(0.5)       $   --         $--         $ --
  Caps..................       --          --           --         310.0         --            --
Foreign Exchange
  Instruments
  Purchased Options.....     31.7         0.8          0.6          32.1         --            --

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     A summary table of estimated fair values of financial instruments follows:

                                                    MAY 31, 1998              MAY 30, 1999
                                               ----------------------    ----------------------
                                               CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                               --------    ----------    --------    ----------
                                                                (IN MILLIONS)
Long Term Debt
  Senior Subordinated Notes..................   $300.0       $310.5       $600.0       $603.0
  Term Loans.................................    151.3        151.3        310.0        310.0
  PIK Note...................................     88.6         87.7         99.2         94.2
  CMP Note...................................       --           --         50.8         50.8

NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

     During fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products, geographic information and major customers. Comparative operating segment information for fiscal 1997 and 1998 is also presented in accordance with SFAS No. 131.

     Fairchild designs, develops, manufactures and markets high performance multi-market semiconductors. The Company is currently organized into four product line operating segments: Analog and Mixed Signal Products Division, Discrete Power and Signal Technologies Group, Logic Products Group and the Non-Volatile Memory Division. The revenues and operating profits of the recently acquired Power Device Business, which were previously reported as a separate segment, are now included in the Analog and Discrete segments. Each of these groups has a vice president, general manager who reports directly to the Chief Executive Officer ("CEO"). The CEO allocates resources to each of these groups using information on their revenues and operating profits before interest, taxes and non-recurring items. The CEO has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED) Fairchild's products in all operating groups are sold to original equipment manufacturers and distributors throughout the world.

     In addition to the operating segments mentioned above, the Company also operates sales and marketing, information systems, finance and administration groups that are led by vice presidents and that also report to the CEO. The expenses of these groups are allocated to the operating segments and are included in the operating results reported below. The Company does not allocate income taxes to its operating segments, and while interest expense allocations are made for informational purposes, the operating segments are principally evaluated on operating profit before interest and taxes.

     Although the Company does not specifically identify and allocate all assets by operating segment, it is the Company's strategy to have its capital intensive manufacturing plants dedicated to its operating segments. Operating segments do not sell products to each other, and accordingly, there are no inter-segment revenues to be reported. The accounting policies for segment reporting are the same as for the Company as a whole.

     Statement of operations information on reportable segments for the three years ended May 30, 1999 is as follows:

                                                                      YEAR ENDED
                                                             -----------------------------
                                                             MAY 25,    MAY 31,    MAY 30,
                                                              1997       1998       1999
                                                             -------    -------    -------
                                                                     (IN MILLIONS)
REVENUE AND OPERATING INCOME (LOSS):
Analog and Mixed Signal Products Division
  Trade revenue............................................  $   --     $ 32.0     $ 95.8
  Operating income (loss)..................................      --        2.2        8.1
                                                             ------     ------     ------
Discrete Power and Signal Technologies Group
  Trade revenue............................................  $164.5     $187.3     $222.8
  Contract manufacturing revenue...........................    15.1       34.5        9.1
  Operating income.........................................    21.7       44.9        7.0
                                                             ------     ------     ------
Logic Products Group
  Trade revenue............................................  $285.3     $303.0     $267.6
  Contract manufacturing revenue...........................    89.1      118.9       71.9
  Operating income.........................................    21.3       70.0       35.7
                                                             ------     ------     ------
Non-Volatile Memory Division
  Trade revenue............................................  $138.0     $113.5     $ 73.4
  Operating income (loss)..................................     5.0      (14.2)     (26.4)
                                                             ------     ------     ------

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED)

                                                                      YEAR ENDED
                                                             -----------------------------
                                                             MAY 25,    MAY 31,    MAY 30,
                                                              1997       1998       1999
                                                             -------    -------    -------
                                                                     (IN MILLIONS)
Other(1)
  Revenue..................................................  $   --     $   --     $ (5.5)
  Operating income (loss)..................................   (16.1)     (15.6)     (71.8)
                                                             ------     ------     ------
Total Consolidated
  Trade revenue............................................  $587.8     $635.8     $654.1
  Contract manufacturing revenue...........................   104.2      153.4       81.0
  Operating income (loss)..................................    31.9       87.3      (47.4)

---------------
(1) Other includes in fiscal year 1997, $5.3 million for restructuring and $10.8 million not allocated to the operating segments for amounts charged to the Fairchild Business by National pursuant to "push-down" accounting rules applied in connection with the Recapitalization. In fiscal 1998, such amounts represent purchased in-process research and development. For fiscal 1999, such charges include $34.0 million for purchased in-process research and development, $21.3 million for restructuring, $15.4 million for additional charges taken for asset impairments in connection with the Memory restructuring and $1.1 million of other charges not allocated to the operating segments.

     Property, plant and equipment (including molds and tooling) and depreciation and amortization by reportable operating segment as of and for the years ended May 31, 1998 and May 30, 1999 is as follows:

                                                                  YEAR ENDED
                                                              ------------------
                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
PROPERTY, PLANT AND EQUIPMENT(1) AND DEPRECIATION AND
  AMORTIZATION
Analog and Mixed Signal Products Division
  Property, plant and equipment.............................  $ 49.1     $  8.3
  Depreciation and amortization.............................     3.3        8.9
                                                              ------     ------
Discrete Power and Signal Technologies Group
  Property, plant and equipment.............................  $114.8     $194.8
  Depreciation and amortization.............................    20.8       31.7
                                                              ------     ------
Logic Products Group
  Property, plant and equipment.............................  $172.5     $151.2
  Depreciation and amortization.............................    51.7       53.2
                                                              ------     ------

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED)

                                                                  YEAR ENDED
                                                              ------------------
                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
Non-Volatile Memory Division
  Property, plant and equipment.............................  $   --     $   --
  Depreciation and amortization.............................     8.8        9.9
                                                              ------     ------
Other
  Property, plant and equipment.............................  $  6.5     $  5.9
  Depreciation and amortization.............................      --         --
                                                              ------     ------
Total Consolidated
  Property, plant and equipment.............................  $342.9     $360.2
  Depreciation and amortization.............................    84.6      103.7

---------------

(1) Property, plant and equipment includes molds and tooling, which is classified in other assets on the consolidated balance sheets. Intangible assets are solely identifiable to the Analog and Mixed Signal Division and the Power Device Products Group.

     Geographic revenue information for the three years ended May 30, 1999 is based on the locations of the selling entities within the indicated geographic areas. No individual foreign country is material to total revenues.

     Revenues from unaffiliated customers by geographic region were as follows:

                                                                      YEAR ENDED
                                                             -----------------------------
                                                             MAY 25,    MAY 31,    MAY 30,
                                                              1997       1998       1999
                                                             -------    -------    -------
                                                                     (IN MILLIONS)
TOTAL REVENUES:
United States..............................................  $326.9     $395.7     $299.5
  Asia.....................................................   247.5      260.9      324.3
  Europe...................................................   117.6      132.6      111.3
                                                             ------     ------     ------
Total......................................................  $692.0     $789.2     $735.1
                                                             ======     ======     ======

     In fiscal years 1997, 1998 and 1999, National Semiconductor accounted for 15.1%, 19.4% and 11.0% of the Company's total revenues.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED) Geographic property, plant and equipment balances as of May 31, 1998 and
May 30, 1999 are based on the physical locations within the indicated geographic areas and are as follows:

                                                                  YEAR ENDED
                                                              ------------------
                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
PROPERTY, PLANT AND EQUIPMENT:
  United States.............................................  $257.0     $174.4
  Korea.....................................................      --      100.1
  Philippines...............................................    36.8       40.5
  Malaysia..................................................    47.4       39.7
  All others................................................     1.7        5.5
                                                              ------     ------
Total.......................................................  $342.9     $360.2
                                                              ======     ======

NOTE 16 -- SUPPLEMENTAL CASH FLOW INFORMATION

     As described in Note 1, National Semiconductor's cash management system was not designed to trace centralized cash and related financing transactions to the specific cash requirements of the Business. In addition, National Semiconductor's corporate transaction systems are not designed to track receivables and certain liabilities and cash receipts and payments on a business specific basis. Given these constraints, the following data is presented to facilitate analysis of key components of cash flow activity for fiscal year 1997:

                                                               YEAR ENDING
                                                                 MAY 25,
                                                                  1997
                                                              -------------
                                                              (IN MILLIONS)
Operating activities:
Revenues less expenses......................................     $  15.5
  Depreciation and amortization.............................        77.1
  Deferred taxes............................................       (20.3)
  Loss on disposal of equipment, molds and tooling..........         1.0
  Non-cash interest expense.................................         1.9
  Increase in accounts receivable...........................       (79.6)
  Decrease in inventories...................................        20.0
  Increase in prepaid expenses and other current assets.....        (5.8)
  Increase in other assets..................................         0.9
  Increase in accounts payable..............................        12.2
  Increase in accrued expenses and other liabilities........        21.6
  Net financing provided to National Semiconductor*.........       (25.4)
                                                                 -------
     Cash provided by operating activities..................        19.1
                                                                 -------
Investing activities:
  Capital expenditures......................................       (47.1)
  Purchase of molds and tooling.............................        (7.2)
                                                                 -------
     Cash used by investing activities......................       (54.3)
                                                                 -------

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 16 -- SUPPLEMENTAL CASH FLOW INFORMATION -- (CONTINUED)

                                                               YEAR ENDING
                                                                 MAY 25,
                                                                  1997
                                                              -------------
                                                              (IN MILLIONS)
Financing activities:
  Issuance of long-term debt................................       420.0
  Debt acquisition costs....................................       (20.3)
  Issuance of common stock..................................         7.8
  Issuance of preferred stock...............................        70.0
  Distribution to National Semiconductor....................      (401.6)
                                                                 -------
     Cash provided by financing activities..................        75.9
                                                                 -------
Net change in cash and cash equivalents.....................        40.7
Cash and cash equivalents at beginning of year..............          --
                                                                 -------
Cash and cash equivalents at end of year....................     $  40.7
                                                                 =======

-------------------------

* Net financing provided from (to) National Semiconductor does not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand alone basis.

     Cash paid for interest by the Company totaled $0.1 million for the period from March 11, 1997 through May 25, 1997. The Business did not make any cash payments for interest prior to March 11, 1997, as discussed in Note 2. No cash payments were made for income taxes.

     During the year ended May 25, 1997, the Company issued a note to National Semiconductor in the principal amount of approximately $77.0 million as additional purchase consideration for the capital stock of Fairchild. The Company recorded the note as an increase to long-term debt and accumulated deficit. For the period from March 11 through May 25, 1997, and for fiscal 1998 and fiscal 1999, the Company accumulated dividends on the redeemable preferred stock of approximately $1.8 million, $8.6 million and $9.8 million, respectively. The Company recorded the accumulated dividends as an increase to the carrying value of the redeemable preferred stock and accumulated deficit.

NOTE 17 -- ACQUISITIONS

     In April 1999, the Company completed the acquisition of the Power Device Business of Samsung Electronics for a purchase price of approximately $414.9 million, including related acquisition expenses. The Power Device Business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The purchase includes all of the worldwide operations and assets of the Power Device Business, which are comprised in part of a high volume wafer fabrication plant in Puchon, South Korea, design and development operations in Puchon, South Korea, secured services for high volume assembly and test operations and worldwide sales and marketing operations. The purchase price was financed through a combination of borrowings under the Company's new Senior Credit Facilities, the CMP Note and the 10 3/8% Notes. (See Note 4.)

     The Power Device Business acquisition has been accounted for by the purchase method of accounting and accordingly, the results of operations of the Power Device Business are included in

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 17 -- ACQUISITIONS -- (CONTINUED)
the accompanying consolidated financial statements since the acquisition date. Assets acquired and liabilities assumed have been recorded at their estimated fair values as of the acquisition date. The purchase price exceeded the fair value of the net tangible assets acquired by approximately $289.5 million. Approximately $34.0 million of the purchase price in excess of fair value of net tangible assets was allocated to purchased in-process research and development. Accordingly, the Company recorded a non-recurring charge for this purchased in-process research and development concurrent with the acquisition. The remaining purchase price in excess of fair value of net tangible assets was allocated to various intangible assets, which will be amortized on a straight-line basis over three to fifteen years.

     On December 31, 1997, the Company acquired all of the outstanding common stock of Raytheon for approximately $117.0 million in cash plus transaction expenses. Raytheon, based in Mountain View, California, designs, manufactures and markets high performance analog and mixed signal integrated circuits for the personal computer, communications, broadcast video and industrial markets. The acquisition was accounted for by the purchase method of accounting and accordingly, the results of operations of Raytheon are included in the accompanying consolidated financial statements since that date. The purchase price exceeded the fair value of the net tangible assets by approximately $48.4 million. Approximately $15.5 million of the purchase price in excess of fair value of net tangible assets was allocated to purchased in-process research and development. Accordingly, the Company recorded a non-recurring charge for this purchased in-process research and development concurrent with the acquisition. The remaining purchase price in excess of fair value of net tangible assets was allocated to various intangible assets, which will be amortized on a straight-line basis over three to fifteen years.

     The following unaudited pro forma consolidated results of operations are presented as if the Power Device Business and Raytheon acquisitions had been made at the beginning of the periods presented below:

                                                                   YEAR ENDED
                                                           --------------------------
                                                            MAY 31,         MAY 30,
                                                              1998            1999
                                                           ----------      ----------
                                                                 (IN MILLIONS,
                                                           EXCEPT PER SHARE AMOUNTS)
Revenues.................................................   $1,300.7        $1,111.9
Net income (loss)........................................       20.6          (155.9)
Net income (loss) applicable to common stockholders......       11.9          (165.7)
Net earnings (loss) per share:
  Basic..................................................   $   0.19        $  (2.63)
  Diluted................................................   $   0.18        $  (2.63)

     The pro forma results of operations include adjustments to give effect to the contracts the Company entered into with Samsung Electronics, additional depreciation and amortization related to the increased value of acquired fixed assets and identifiable intangibles, interest expense on debt assumed issued to finance the purchases, as well as adjustments to eliminate historical expenses which will not be incurred by the Company. The unaudited pro forma information is not necessarily

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 17 -- ACQUISITIONS -- (CONTINUED)
indicative of the results of operations that would have occurred had the purchases been made at the beginning of the periods presented or the future results of the combined operations.

NOTE 18 -- CHANGE IN ACCOUNTING PRINCIPLE

     Effective in the third quarter of Fiscal Year 1998, the Company adopted the provisions of Emerging Issues Task Force Issue 97-13 "Accounting for Business Process Reengineering Costs." This Issue requires companies to write-off business process reengineering costs that had been previously capitalized. The Company had been capitalizing such costs in conjunction with its enterprise software implementation project. The Issue requires companies to write-off these costs in the quarter that contains November 20, 1997.

     The cumulative effect of adoption of this Issue resulted in a charge of $1.5 million; net of taxes of $0.8 million for the year ended May 31, 1998. Of the pre-tax write-off, $1.6 million applies to costs incurred in Fiscal Year 1998, while $0.7 million applies to costs incurred in Fiscal Year 1997. The charge relates specifically to costs incurred to assess the system's capabilities in light of the Company's current business processes, which under prior guidance was capitalizable to the cost of the software.

NOTE 19 -- CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     Below are condensed consolidating balance sheets, statements of operations and statements of cash flows of Fairchild International as of and for the years ended May 30, 1999 and May 31, 1998:

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                        MAY 30, 1999
                            -----------------------------------------------------------------------------------------------------
                              UNCONSOLIDATED      UNCONSOLIDATED                                                 CONSOLIDATED
                                 FAIRCHILD          FAIRCHILD                       NON-                           FAIRCHILD
                               SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR                       SEMICONDUCTOR
                            INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   INTERNATIONAL, INC.
                            -------------------   --------------   ----------   ------------   ------------   -------------------
                                                                        (IN MILLIONS)
ASSETS
Current assets:
  Cash and cash
    equivalents...........        $    --             $ 33.1         $  0.3        $ 29.0        $    --           $   62.4
  Accounts receivable,
    net...................             --               35.6           10.4          83.7             --              129.7
  Inventories.............             --               83.4           17.0          48.2             --              148.6
  Other current assets....             --               15.0            0.4          50.3             --               65.7
                                  -------             ------         ------        ------        -------           --------
    Total current
      assets..............             --              167.1           28.1         211.2             --              406.4
Property, plant and
  equipment, net..........             --              166.1            8.3         185.8             --              360.2
Deferred income taxes,
  net.....................             --               10.0            7.8         (15.0)            --                2.8
Intangible assets, net....             --                8.0           28.1         242.4             --              278.5
Investment in
  subsidiaries............           (6.4)             267.8           83.2            --         (344.6)                --
Other assets..............             --               36.6            1.6           9.6             --               47.8
                                  -------             ------         ------        ------        -------           --------
    Total assets..........        $  (6.4)            $655.6         $157.1        $634.0        $(344.6)          $1,095.7
                                  =======             ======         ======        ======        =======           ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Current portion of
    long-term debt........        $    --             $ 14.1         $   --        $   --        $    --           $   14.1
  Accounts payable........             --               45.4            4.4          55.9           (6.1)              99.6
  Accrued expenses and
    other current
    liabilities...........             --               50.0            8.0          27.0             --               85.0
                                  -------             ------         ------        ------        -------           --------
    Total current
      liabilities.........             --              109.5           12.4          82.9           (6.1)             198.7
Long-term debt, less
  current portion.........          150.0              895.9             --            --             --            1,045.9
Net intercompany
  (receivable) payable....           (6.1)            (344.2)         (24.3)        368.5            6.1                 --
Other liabilities.........             --                0.8             --           0.6             --                1.4
                                  -------             ------         ------        ------        -------           --------
    Total liabilities.....          143.9              662.0          (11.9)        452.0             --            1,246.0
                                  -------             ------         ------        ------        -------           --------
Redeemable preferred
  stock...................           90.1                 --             --            --             --               90.1
Commitments and
  contingencies
Stockholders' equity
  (deficit):
  Class A common stock....            0.3                 --             --            --             --                0.3
  Class B common stock....            0.3                 --             --            --             --                0.3
  Additional paid-in
    capital...............            9.6               62.0             --            --          (62.0)               9.6
  Accumulated earnings
    (deficit).............         (250.6)             (68.4)         169.0         182.0         (282.6)            (250.6)
                                  -------             ------         ------        ------        -------           --------
    Total stockholders'
      equity (deficit)....         (240.4)              (6.4)         169.0         182.0         (344.6)            (240.4)
                                  -------             ------         ------        ------        -------           --------
    Total liabilities and
      stockholders' equity
      (deficit)...........        $  (6.4)            $655.6         $157.1        $634.0        $(344.6)          $1,095.7
                                  =======             ======         ======        ======        =======           ========

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED MAY 30, 1999
                            -----------------------------------------------------------------------------------------------------
                              UNCONSOLIDATED      UNCONSOLIDATED                                                 CONSOLIDATED
                                 FAIRCHILD          FAIRCHILD                       NON-                           FAIRCHILD
                               SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR                       SEMICONDUCTOR
                            INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   INTERNATIONAL, INC.
                            -------------------   --------------   ----------   ------------   ------------   -------------------
                                                                        (IN MILLIONS)
Revenue:
Net sales -- trade........        $    --            $ 177.1         $ 64.2        $412.8        $    --            $ 654.1
  Net
  sales -- intercompany...             --              536.8             --         101.1         (637.9)                --
  Contract
 manufacturing -- National
     Semiconductor........             --               81.0             --            --             --               81.0
                                  -------            -------         ------        ------        -------            -------
     Total revenue........             --              794.9           64.2         513.9         (637.9)             735.1
Operating expenses:
  Cost of sales...........             --               57.1           39.7         421.6             --              518.4
  Cost of
  sales -- intercompany...             --              596.9             --          41.0         (637.9)                --
  Cost of contract
     manufacturing --
     National
     Semiconductor........             --               64.4             --            --             --               64.4
  Research and
     development..........             --               26.1           10.8           2.4             --               39.3
  Selling, general and
     administrative.......             --               62.9           13.8          28.4             --              105.1
  Purchased in-process
     research and
     development..........             --                 --             --          34.0             --               34.0
  Restructuring and
     impairments..........             --                8.6           12.7            --             --               21.3
                                  -------            -------         ------        ------        -------            -------
     Total operating
       expenses...........             --              816.0           77.0         527.4         (637.9)             782.5
                                  -------            -------         ------        ------        -------            -------
Operating income (loss)...             --              (21.1)         (12.8)        (13.5)            --              (47.4)
Interest expense, net.....           11.3               54.1            4.4           2.0             --               71.8
Equity in subsidiary
  (income) loss...........          102.7               33.6           22.8            --         (159.1)                --
                                  -------            -------         ------        ------        -------            -------
Income (loss) before
  income taxes............         (114.0)            (108.8)         (40.0)        (15.5)         159.1             (119.2)
Provision (benefit) for
  income taxes............            0.1               (6.1)          (1.2)          2.1             --               (5.1)
                                  -------            -------         ------        ------        -------            -------
  Net income (loss).......        $(114.1)           $(102.7)        $(38.8)       $(17.6)       $ 159.1            $(114.1)
                                  =======            =======         ======        ======        =======            =======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                                          YEAR ENDED MAY 30, 1999
                                           --------------------------------------------------------------------------------------
                                             UNCONSOLIDATED      UNCONSOLIDATED                                  CONSOLIDATED
                                                FAIRCHILD          FAIRCHILD                       NON-            FAIRCHILD
                                              SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR        SEMICONDUCTOR
                                           INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   INTERNATIONAL, INC.
                                           -------------------   --------------   ----------   ------------   -------------------
                                                                               (IN MILLIONS)
Cash flows provided by (used in)
  operating activities:..................        $    --             $(14.7)        $(29.4)      $  88.2            $  44.1
                                                 -------             ------         ------       -------            -------
Cash flows from investing activities:
  Capital expenditures...................             --              (26.6)          (0.5)        (19.1)             (46.2)
  Proceeds from sale of property, plant
     and equipment.......................             --                1.0           30.2            --               31.2
  Purchase of molds and tooling..........             --                 --             --          (3.8)              (3.8)
  Refundable payment of value added tax
     associated with acquisitions........             --                 --             --         (40.9)             (40.9)
  Investment (in) from affilliate........          (50.0)              50.0             --            --                 --
  Net intercomany investing..............                            (406.8)            --         406.8                 --
  Acquisitions, net of cash acquired.....             --               (8.1)            --        (406.8)            (414.9)
                                                 -------             ------         ------       -------            -------
     Cash provided by (used in) investing
       activities........................          (50.0)            (390.5)          29.7         (63.8)            (474.6)
                                                 -------             ------         ------       -------            -------
Cash flows from financing activities:
  Repayment of long-term debt............             --             (151.3)            --            --             (151.3)
  Issuance of long-term debt.............           50.0              610.0             --            --              660.0
  Debt issuance costs....................             --              (22.3)            --            --              (22.3)
                                                 -------             ------         ------       -------            -------
     Cash provided by financing
       activities........................           50.0              436.4             --            --              486.4
                                                 -------             ------         ------       -------            -------
Net change in cash and cash
  equivalents............................             --               31.2            0.3          24.4               55.9
Cash and cash equivalents at beginning of
  period.................................             --                1.9             --           4.6                6.5
                                                 -------             ------         ------       -------            -------
Cash and cash equivalents at end of
  period.................................        $    --             $ 33.1         $  0.3       $  29.0            $  62.4
                                                 =======             ======         ======       =======            =======
Supplemental Cash Flow Information:
  Cash paid (refunded) during the year
     for:
     Income taxes........................        $    --             $ (2.0)        $   --       $   2.0            $    --
                                                 =======             ======         ======       =======            =======
     Interest............................        $    --             $ 46.6         $   --       $    --            $  46.6
                                                 =======             ======         ======       =======            =======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                        MAY 31, 1998
                            -----------------------------------------------------------------------------------------------------
                              UNCONSOLIDATED      UNCONSOLIDATED                                                 CONSOLIDATED
                                 FAIRCHILD          FAIRCHILD                       NON-                           FAIRCHILD
                               SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR                       SEMICONDUCTOR
                            INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   INTERNATIONAL, INC.
                            -------------------   --------------   ----------   ------------   ------------   -------------------
                                                                        (IN MILLIONS)
ASSETS
Current assets:
  Cash and cash
    equivalents...........        $    --             $  1.9         $   --        $  4.6        $    --            $   6.5
  Accounts receivable,
    net...................             --               24.7           13.3          37.0             --               75.0
  Inventories.............             --               90.7           14.8           2.5             --              108.0
  Other current assets....             --               13.2            0.5           6.3             --               20.0
                                  -------             ------         ------        ------        -------            -------
    Total current
      assets..............             --              130.5           28.6          50.4             --              209.5
Property, plant and
  equipment, net..........             --              209.0           48.1          85.8             --              342.9
Deferred income taxes,
  net.....................            3.9               12.2            5.3          (1.4)            --               20.0
Intangible assets, net....             --                 --           31.5            --             --               31.5
Investment in
  subsidiaries............           46.3              211.0             --            --         (257.3)                --
Other assets..............             --               19.2            1.6           9.6             --               30.4
                                  -------             ------         ------        ------        -------            -------
    Total assets..........        $  50.2             $581.9         $115.1        $144.4        $(257.3)           $ 634.3
                                  =======             ======         ======        ======        =======            =======
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Current portion of
    long-term debt........        $    --             $ 13.2         $   --        $   --        $    --            $  13.2
  Accounts payable........             --               56.1            5.5          14.7           (2.3)              74.0
  Accrued expenses and
    other current
    liabilities...........             --               38.6            1.8          15.5             --               55.9
                                  -------             ------         ------        ------        -------            -------
    Total current
      liabilities.........             --              107.9            7.3          30.2           (2.3)             143.1
Long-term debt, less
  current portion.........           88.6              438.1             --            --             --              526.7
Net intercompany
  (receivable) payable....           (2.3)             (10.5)          (9.6)         20.1            2.3                 --
Other liabilities.........             --                0.1             --           0.5             --                0.6
                                  -------             ------         ------        ------        -------            -------
    Total liabilities.....           86.3              535.6           (2.3)         50.8             --              670.4
                                  -------             ------         ------        ------        -------            -------
Redeemable preferred
  stock...................           80.5                 --             --            --             --               80.5
Commitments and
  contingencies
Stockholders' equity
  (deficit):
  Class A common stock....            0.3                 --             --            --             --                0.3
  Class B common stock....            0.3                 --             --            --             --                0.3
  Additional paid-in
    capital...............            9.5               12.0             --            --          (12.0)               9.5
  Accumulated earnings
    (deficit).............         (126.7)              34.3          117.4          93.6         (245.3)            (126.7)
                                  -------             ------         ------        ------        -------            -------
    Total stockholders'
      equity (deficit)....         (116.6)              46.3          117.4          93.6         (257.3)            (116.6)
                                  -------             ------         ------        ------        -------            -------
    Total liabilities and
      stockholders' equity
      (deficit)...........        $  50.2             $581.9         $115.1        $144.4        $(257.3)           $ 634.3
                                  =======             ======         ======        ======        =======            =======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED MAY 31, 1998
                            -----------------------------------------------------------------------------------------------------
                              UNCONSOLIDATED      UNCONSOLIDATED                                                 CONSOLIDATED
                                 FAIRCHILD          FAIRCHILD                       NON-                           FAIRCHILD
                               SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR                       SEMICONDUCTOR
                            INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   INTERNATIONAL, INC.
                            -------------------   --------------   ----------   ------------   ------------   -------------------
                                                                        (IN MILLIONS)
Revenue:
  Net sales -- trade......        $   --             $  222.1        $32.1         $381.6        $    --            $635.8
  Net
  sales -- intercompany...            --                786.6           --          114.4         (901.0)               --
  Contract
 manufacturing -- National
    Semiconductor.........            --                153.4           --             --             --             153.4
                                  ------             --------        -----         ------        -------            ------
    Total revenue.........            --              1,162.1         32.1          496.0         (901.0)            789.2
Operating expenses:
  Cost of sales...........            --                 39.3         20.0          382.3             --             441.6
  Cost of
  sales -- intercompany...            --                830.0           --           71.0         (901.0)               --
  Cost of contract
    manufacturing --
    National
    Semiconductor.........            --                117.1           --             --             --             117.1
  Research and
    development...........            --                 30.1          4.6            1.0             --              35.7
  Selling, general and
    administrative........            --                 65.8          5.1           21.1             --              92.0
  Purchased in-process
    research and
    development...........            --                 15.5           --             --             --              15.5
                                  ------             --------        -----         ------        -------            ------
    Total operating
      expenses............            --              1,097.8         29.7          475.4         (901.0)            701.9
                                  ------             --------        -----         ------        -------            ------
Operating income (loss)...            --                 64.3          2.4           20.6             --              87.3
Interest expense, net.....           9.8                 43.0          1.8           (0.1)            --              54.5
Equity in subsidiary
  (income) loss...........         (28.7)               (16.9)          --             --           45.6                --
                                  ------             --------        -----         ------        -------            ------
Income (loss) before
  income taxes............          18.9                 38.2          0.6           20.7          (45.6)             32.8
Provision (benefit) for
  income taxes............          (3.2)                 9.5          0.2            4.2             --              10.7
                                  ------             --------        -----         ------        -------            ------
Income (loss) before
  cumulative effect of
  change in accounting
  principle...............          22.1                 28.7          0.4           16.5          (45.6)             22.1
Cumulative effect of
  change in accounting
  principle, net of tax
  effect of $0.8
  million.................          (1.5)                  --           --             --             --              (1.5)
                                  ------             --------        -----         ------        -------            ------
Net income (loss).........        $ 20.6             $   28.7        $ 0.4         $ 16.5        $ (45.6)           $ 20.6
                                  ======             ========        =====         ======        =======            ======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED MAY 31, 1998
                                     --------------------------------------------------------------------------------------
                                       UNCONSOLIDATED      UNCONSOLIDATED                                  CONSOLIDATED
                                          FAIRCHILD          FAIRCHILD                       NON-            FAIRCHILD
                                        SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR        SEMICONDUCTOR
                                     INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   INTERNATIONAL, INC.
                                     -------------------   --------------   ----------   ------------   -------------------
                                                                         (IN MILLIONS)
Cash flows provided by operating
  activities:......................          $--               $105.4          $0.4         $30.3             $136.1
                                             --                ------          ----         -----             ------
Cash flows from investing
activities:
  Capital expenditures.............          --                 (48.7)         (0.4)        (28.9)             (78.0)
  Purchase of molds and tooling....          --                    --            --          (5.7)              (5.7)
  Acquisitions, net of cash
    acquired.......................          --                (116.8)           --            --             (116.8)
                                             --                ------          ----         -----             ------
    Cash used by investing
      activities...................          --                (165.5)         (0.4)        (34.6)            (200.5)
                                             --                ------          ----         -----             ------
Cash flows from financing
  activities:
  Repayment of long-term debt......          --                 (58.7)           --            --              (58.7)
  Issuance of long-term debt.......          --                  90.0            --            --               90.0
  Debt issuance costs..............          --                  (1.1)           --            --               (1.1)
                                             --                ------          ----         -----             ------
    Cash provided by financing
      activities...................          --                  30.2            --            --               30.2
                                             --                ------          ----         -----             ------
Net change in cash and cash
  equivalents......................          --                 (29.9)           --          (4.3)             (34.2)
Cash and cash equivalents at
  beginning of period..............          --                  31.8            --           8.9               40.7
                                             --                ------          ----         -----             ------
Cash and cash equivalents at end of
  period...........................          $--               $  1.9          $ --         $ 4.6             $  6.5
                                             ==                ======          ====         =====             ======
Supplemental Cash Flow Information:
  Cash paid during the year for:
    Income taxes...................          $--               $  7.7          $ --         $ 1.2             $  8.9
                                             ==                ======          ====         =====             ======
    Interest.......................          $--               $ 43.8          $ --         $  --             $ 43.8
                                             ==                ======          ====         =====             ======

     The 10 3/8% Senior Subordinated Notes Due 2007 are fully and unconditionally guaranteed by the guarantor subsidiary, Fairchild Semiconductor Corporation of California. The guarantor subsidiary is a wholly-owned subsidiary of Fairchild. Separate financial statements and other disclosures concerning the guarantor subsidiary are not presented because management has determined that they are not material to investors.

NOTE 20 -- SUBSEQUENT EVENT

     On August 9, 1999, the Company completed an initial public offering of 20,000,000 shares of its Class A Common Stock. The gross proceeds from the offering of $370.0 million were used to repay the 11.74% PIK Note ($101.4 million), to repay the 12.5% CMP Note ($53.0 million), including a prepayment penalty of $0.8 million, to fund a capital contribution to Fairchild ($191.0 million) which was used to repay the Tranche A term loan and partially repay the Tranche B term loan, and to pay fees and expenses from the offering. In addition, as a result of the offering, the warrant issued to Citicorp Mezzanine Partners to purchase 3,538,228 shares of the Company's Class A Common Stock became unexercisable.

NOTE 21 -- UNAUDITED QUARTERLY FINANCIAL INFORMATION

     The following is a summary of unaudited quarterly financial information for Fiscal 1998 and 1999 (in millions, except per share amounts):

                                                                                    FISCAL 1998
                                                              --------------------------------------------------------
                                                                 FIRST         SECOND          THIRD         FOURTH
                                                                QUARTER        QUARTER        QUARTER        QUARTER
                                                                -------        -------        -------        -------
Total revenue...............................................  $    199.5     $    195.8     $    206.6     $     187.3
Gross profit................................................        61.4           59.1           59.7            50.3
Income (loss) before cumulative effect of change in
  accounting principle(a)...................................        13.0           11.1           (2.2)            0.2
Net income (loss)(a)........................................        13.0           11.1           (3.7)            0.2
Net income (loss) applicable to common stockholders(a)......        11.1            9.0           (6.2)           (2.0)
Basic earnings (loss) per common share:
    Net income (loss) applicable to common stockholders
      before cumulative effect of change in accounting
      principle.............................................  $     0.18     $     0.14     $    (0.08)    $     (0.03)
    Net income (loss) applicable to common stockholders.....  $     0.18     $     0.14     $    (0.10)    $     (0.03)
                                                              -----------    -----------    -----------    -----------
Diluted earnings (loss) per common share:
    Net income (loss) applicable to common stockholders
      before cumulative effect of change in accounting
      principle.............................................  $     0.18     $     0.14     $    (0.08)    $     (0.03)
                                                              -----------    -----------    -----------    -----------
    Net income (loss) applicable to common stockholders.....  $     0.18     $     0.14     $    (0.10)    $     (0.03)

                                                                                    FISCAL 1999
                                                              --------------------------------------------------------
                                                                 FIRST         SECOND          THIRD         FOURTH
                                                                QUARTER        QUARTER        QUARTER        QUARTER
                                                                -------        -------        -------        -------
Total revenue(c)............................................  $    151.1     $    167.9     $    169.4     $     246.5
Gross profit(c).............................................        36.7           35.6           41.0            45.3
Net income (loss)(b), (c)...................................       (16.2)          (9.9)         (11.1)          (76.9)
Net income (loss) applicable to common stockholders(b),
  (c).......................................................       (18.5)         (12.3)         (13.6)          (79.5)
Basic earnings (loss) per common share:
                                                              -----------    -----------    -----------    -----------
    Net income (loss) applicable to common stockholders.....  $    (0.29)    $    (0.20)    $    (0.22)    $     (1.26)
Diluted earnings (loss) per common share:
                                                              -----------    -----------    -----------    -----------
    Net income (loss) applicable to common stockholders.....  $    (0.29)    $    (0.20)    $    (0.22)    $     (1.26)

---------------

Note:  Amounts may not add due to rounding.

(a) During the third quarter of fiscal 1998, the company recorded a charge of $15.5 million for purchased research and development. See note 17.

(b) During the first, third and fourth quarters of Fiscal 1999, the company recorded charges of $4.5 million, $2.7 million and $48.1 million, respectively, for restructuring charges and purchased research and development. See notes 11 and 17.

(c) In the fourth quarter of Fiscal 1999, the company recorded charges to write-off inventories ($9.9 million) and to increase sales reserves ($5.5 million) in connection with the Memory Division product line restructuring plan. See note 11.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                              ------------------------
                                                              AUGUST 30,    AUGUST 29,
                                                                 1998          1999
                                                              ----------    ----------
Revenue:
  Net sales--trade..........................................    $135.1        $291.4
  Contract manufacturing....................................      16.2          33.1
                                                                ------        ------
     Total revenue..........................................     151.3         324.5
Operating expenses:
  Cost of sales.............................................     106.3         205.0
  Cost of contract manufacturing............................      14.6          24.0
  Research and development..................................       9.2          14.0
  Selling, general and administrative.......................      22.6          56.4
  Restructuring and impairments.............................       4.5            --
                                                                ------        ------
     Total operating expenses...............................     157.2         299.4
                                                                ------        ------
Operating income (loss).....................................      (5.9)         25.1
Interest expense, net.......................................      14.4          32.5
                                                                ------        ------
Loss before income taxes....................................     (20.3)         (7.4)
Provision (benefit) for income taxes........................      (4.1)          0.6
                                                                ------        ------
Net loss....................................................    $(16.2)       $ (8.0)
                                                                ======        ======
Net loss applicable to common stockholders..................    $(18.5)       $(10.0)
                                                                ======        ======
Net loss per common share:
  Basic.....................................................    $(0.29)       $(0.15)
                                                                ======        ======
  Diluted...................................................    $(0.29)       $(0.15)
                                                                ======        ======
Weighted average common shares:
  Basic.....................................................      62.9          68.9
                                                                ======        ======
  Diluted...................................................      62.9          68.9
                                                                ======        ======

     See accompanying notes to condensed consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            (IN MILLIONS)(UNAUDITED)

                                                              AUGUST 29,
                                                                 1999
                                                              -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  119.2
  Receivables, net..........................................      130.3
  Inventories...............................................      157.3
  Other current assets......................................       19.4
                                                               --------
     Total current assets...................................      426.2
Property, plant and equipment, net..........................      363.1
Intangible assets, net......................................      270.0
Other assets................................................       40.0
                                                               --------
     Total assets...........................................   $1,099.3
                                                               ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................   $    2.6
  Accounts payable..........................................       98.4
  Accrued expenses and other current liabilities............       98.6
                                                               --------
     Total current liabilities..............................      199.6
Long-term debt, less current portion........................      716.5
Other liabilities...........................................        1.4
                                                               --------
     Total liabilities......................................      917.5

Commitments and contingencies

Stockholders' equity (deficit):
  Class A common stock......................................        0.6
  Class B common stock......................................        0.3
  Additional paid-in capital................................      447.4
  Accumulated deficit.......................................     (260.6)
  Less treasury stock at cost...............................       (5.9)
                                                               --------
     Total stockholders' equity.............................      181.8
                                                               --------
     Total liabilities and stockholders' equity.............   $1,099.3
                                                               ========

     See accompanying notes to condensed consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN MILLIONS) (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                              ------------------------
                                                              AUGUST 30,    AUGUST 29,
                                                                 1998          1999
                                                              ----------    ----------
Cash flows from operating activities:
Net loss....................................................   $ (16.2)       $ (8.0)
  Adjustments to reconcile net loss to cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................      23.3          35.1
     Amortization of deferred compensation..................        --           0.4
     Restructuring charges, net of cash expended............       2.4            --
     Non-cash interest expense..............................       3.5          12.6
     Loss (gain) on disposal of property, plant and
      equipment.............................................      (0.2)          0.3
     Deferred income taxes..................................      (4.1)         (1.4)
Changes in operating assets and liabilities, net:
  Receivables...............................................      (0.5)         (0.6)
  Inventories...............................................       1.9          (8.7)
  Other current assets......................................       9.1           5.4
  Current liabilities.......................................     (20.8)         12.2
  Other assets and liabilities..............................      (3.7)          2.4
                                                               -------        ------
       Cash provided by (used in) operating activities......      (5.3)         49.7
                                                               -------        ------
Cash flows from investing activities:
  Capital expenditures......................................     (13.0)        (28.1)
  Proceeds from sale of property, plant and equipment.......       1.0            --
  Purchase of molds and tooling.............................      (0.8)         (0.3)
  Refund of value added tax paid in connection with
     acquisition............................................        --          40.9
                                                               -------        ------
       Cash provided by (used in) investing activities......     (12.8)         12.5
                                                               -------        ------
Cash flows from financing activities:
  Proceeds from revolving credit facility, net..............      16.6            --
  Repayment of long-term debt...............................        --        (345.3)
  Proceeds from issuance of common stock, net...............        --         345.0
  Proceeds from exercise of stock options...................        --           0.8
  Purchase of treasury stock................................        --          (5.9)
                                                               -------        ------
       Cash provided by (used in) financing activities......      16.6          (5.4)
                                                               -------        ------
Net change in cash and cash equivalents.....................      (1.5)         56.8
Cash and cash equivalents at beginning of period............       6.5          62.4
                                                               -------        ------
Cash and cash equivalents at end of period..................   $   5.0        $119.2
                                                               =======        ======

     See accompanying notes to condensed consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

     The Condensed Consolidated Balance Sheet of Fairchild Semiconductor International, Inc. (the "Company") as of August 29, 1999 and the Condensed Consolidated Statements of Operations and Cash Flows for the three-month periods ended August 30, 1998 and August 29, 1999 were prepared by the Company. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position and results of operations of the Company. Interim results of operations are not necessarily indicative of the results to be expected for the full year. This report should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended May 30, 1999.

     Certain prior period amounts have been reclassified to conform to their current presentation.

NOTE 2--INVENTORIES

     The components of inventories are as follows:

                                                                AUGUST 29,
                                                                   1999
                                                               -------------
                                                               (IN MILLIONS)
Raw materials..............................................       $ 14.5
Work in process............................................         96.3
Finished goods.............................................         46.5
                                                                  ------
     Total inventories.....................................       $157.3
                                                                  ======

NOTE 3--COMPUTATION OF NET LOSS PER SHARE

     Basic net loss per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options, however, due to the Company's net losses for the three months ended August 30, 1998 and August 29, 1999, the addition of these common stock equivalents would have been anti-dilutive and accordingly they have been excluded from the calculation for each respective period. The Company had 3.5 million and 7.0 million potentially dilutive shares outstanding under its Stock Option Plan as of August 30, 1998 and August 29, 1999, respectively. The net loss used in computing net loss per common share has been increased by dividends accrued during each respective period for preferred stock, resulting in an increase to the net loss applicable to common stockholders.

NOTE 4--INITIAL PUBLIC OFFERING

     On August 9, 1999, the Company completed an initial public offering ("IPO") of its Class A Common Stock and sold an aggregate of 20,000,000 shares at a price of $18.50 per share. The underwriting discount was $1.11 per share. The net proceeds after the underwriting discount and other IPO expenses were approximately $345.0 million. In addition, National Semiconductor Corporation, one of the Company's principal stockholders, sold 3,000,000 additional shares pursuant to the underwriters' overallotment option. The Company received no proceeds from this sale, which closed on August 12, 1999. Concurrent with the IPO, all of the shares of the Company's previously authorized 12% Series A Cumulative Compounding Preferred Stock were converted into shares of the Company's Class A Common Stock. Each preferred stockholder received 75.714571 shares of Class A Common Stock per share of preferred stock, reflecting the $1,000 liquidation value of the preferred stock, plus accumulated unpaid dividends to the date of conversion, converted into common stock on the basis of $17.39 per share. As a result of the conversion, 70,000 shares of preferred stock were converted into 5,300,020 shares of common stock.

NOTE 5--SUPPLEMENTAL CASH FLOW INFORMATION

                                                         THREE MONTHS ENDED
                                                      ------------------------
                                                      AUGUST 30,    AUGUST 29,
                                                         1998          1999
                                                      ----------    ----------
                                                           (IN MILLIONS)
Cash paid for:
  Income taxes......................................     $0.2          $0.6
                                                         ====          ====
  Interest..........................................     $3.4          $8.0
                                                         ====          ====

     For the three-month periods ended August 30, 1998 and August 29, 1999, the Company accumulated dividends on the redeemable preferred stock of approximately $2.3 million and $2.0 million, respectively. The accumulated dividends were recorded as an increase to the carrying value of the redeemable preferred stock and accumulated deficit.

NOTE 6--SEGMENT INFORMATION

     Selected operating segment financial information for the three months ended August 30, 1998 and August 29, 1999 is as follows:

                                                     THREE MONTHS ENDED
                             ------------------------------------------------------------------
                                     AUGUST 30, 1998                    AUGUST 29, 1999
                             -------------------------------    -------------------------------
                                        CONTRACT                           CONTRACT
                             TRADE    MANUFACTURING   TOTAL     TRADE    MANUFACTURING   TOTAL
                             ------   -------------   ------    ------   -------------   ------
         REVENUE:                                      (IN MILLIONS)
Analog.....................  $ 16.9       $  --       $ 16.9    $ 71.6       $  --       $ 71.6
Discrete...................    38.9         2.8         41.7     130.5        13.0        143.5
Logic......................    60.8        13.4         74.2      72.7        20.1         92.8
Memory.....................    18.5          --         18.5      16.6          --         16.6
                             ------       -----       ------    ------       -----       ------
     Total.................  $135.1       $16.2       $151.3    $291.4       $33.1       $324.5
                             ======       =====       ======    ======       =====       ======

                                                          THREE MONTHS ENDED
                                                        -----------------------
                                                        AUGUST 30,   AUGUST 29,
                                                           1998         1999
               OPERATING INCOME (LOSS):                 ----------   ----------
                                                             (IN MILLIONS)
Analog................................................    $(0.1)        $13.2
Discrete..............................................      1.9          11.5
Logic.................................................      3.0           9.1
Memory................................................     (6.2)         (0.4)
Other unusual charges.................................     (4.5)         (8.3)
                                                          -----        ------
     Total............................................    $(5.9)        $25.1
                                                          =====        ======

NOTE 7--RESTRUCTURING CHARGES

     Substantially all amounts have been expended with respect to the Company's fiscal 1999 restructuring actions with the exception of the analog wafer production transfer to South Portland, Maine. The following table summarizes the activity of the remaining active restructuring plan:

     Fourth Quarter Fiscal 1999 Mountain View Restructuring (In millions):

Total charge................................................  $10.0
Cash payments...............................................     --
Non-cash items..............................................   (3.4)
                                                              -----
  Accrual balance as of May 30, 1999........................    6.6
Cash payments...............................................   (0.6)
                                                              -----
  Accrual balance as of August 29, 1999.....................  $ 6.0
                                                              =====

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Samsung Electronics Co., Ltd.

     In our opinion, the accompanying statements of net assets (liabilities) and the related statements of operations and comprehensive income (loss) and cash flows present fairly, in all material respects, the financial position of the Power Device Business of Samsung Electronics Co., Ltd. (the "Business") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Business' management, our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 11 to the financial statements, the operations of the Business, and those of similar companies in the Republic of Korea, have been significantly affected, and will continue to be affected for the foreseeable future, by the country's unstable economy caused in part by the currency volatility in the Asia Pacific region.

     The Business is an operating unit of Samsung Electronics Co., Ltd. and, as discussed in Notes 3, 7 and 15, has engaged in various transactions with Samsung Electronics Co., Ltd.

Samil Accounting Corporation

Seoul, Korea
February 24, 1999

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                     STATEMENTS OF NET ASSETS (LIABILITIES)

                                                                   AS OF DECEMBER 31,
                                                              ----------------------------
                                                                 1997              1998
                                                              ----------        ----------
                                                              (IN THOUSANDS OF US DOLLARS)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $     18          $     37
  Trade accounts and notes receivable, net..................     28,445            26,605
  Inventories...............................................     50,469            43,977
  Deferred tax assets.......................................        909             1,184
  Prepaid expenses and other current assets.................      2,317             3,750
                                                               --------          --------
     Total current assets...................................     82,158            75,553
Advances to employees.......................................      5,398             2,632
Property, plant and equipment, net..........................     93,166            90,955
Deposit for deferred employee compensation..................      6,272                --
Intangible assets, net......................................      1,182               887
Other assets................................................        419               262
                                                               --------          --------
     Total assets...........................................    188,595           170,289
                                                               --------          --------
LIABILITIES
Current liabilities:
  Corporate borrowings......................................      9,750            12,641
  Current portion of capital lease obligation...............     12,706             8,086
  Trade accounts and notes payable..........................     11,086            13,729
  Income taxes payable to Samsung...........................      6,394            12,947
  Accrued expenses and other accounts payable...............      6,621            70,594
                                                               --------          --------
     Total current liabilities..............................     46,557           117,997
Corporate borrowings........................................     92,032            46,065
Capital lease obligation....................................     15,151             9,667
Deferred employee compensation..............................     13,004             6,471
Deferred tax liabilities....................................      3,173             1,914
                                                               --------          --------
     Total liabilities......................................    169,917           182,114
                                                               --------          --------
Commitments and contingencies
NET ASSETS (LIABILITIES)
Business equity.............................................     37,301               272
Accumulated other comprehensive loss --
  Cumulative translation adjustments........................    (18,623)          (12,097)
                                                               --------          --------
     Total net assets (liabilities).........................   $ 18,678          $(11,825)
                                                               ========          ========

  The accompanying notes are an integral part of these consolidated financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
                                                           (IN THOUSANDS OF US DOLLARS)
Revenues:
Net sales..............................................  $418,047    $440,700    $369,899
  Contract manufacturing -- Samsung Electronics........    53,735      37,428      16,620
                                                         --------    --------    --------
  Total revenue........................................   471,782     478,128     386,519
                                                         --------    --------    --------
Operating expenses:
  Cost of sales........................................   361,624     309,712     232,562
  Cost of contract manufacturing -- Samsung
     Electronics.......................................    53,735      37,428      16,620
  Research and development.............................    18,579      19,205      15,224
  Selling, general and administrative..................    28,950      34,280      33,812
  Litigation settlement................................        --          --      58,000
                                                         --------    --------    --------
     Total operating expenses..........................   462,888     400,625     356,218
                                                         --------    --------    --------
Operating income.......................................     8,894      77,503      30,301
Interest expense, net..................................    10,384      10,076       4,205
Foreign currency losses, net...........................       497       5,933         923
                                                         --------    --------    --------
Income (loss) before income taxes......................    (1,987)     61,494      25,173
Income tax benefit (provision).........................     4,754     (18,549)     (9,519)
                                                         --------    --------    --------
Net income.............................................     2,767      42,945      15,654
                                                         --------    --------    --------
Other comprehensive income (loss):
     Net foreign currency translation adjustments......    (4,837)    (14,491)      6,526
                                                         --------    --------    --------
Comprehensive income (loss)............................  $ (2,070)   $ 28,454    $ 22,180
                                                         ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
                                                                (IN THOUSANDS OF US DOLLARS)
Cash Flows From Operating Activities:
  Net income................................................  $   2,767   $  42,945   $  15,654
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     48,965      38,792      22,289
    Provision for (recovery of) doubtful accounts...........         (6)         93           7
    Provision for (reversal of) inventory reserve...........       (216)     (3,713)      1,016
    Accrual for litigation settlement.......................         --          --      58,000
    Loss on disposition of property, plant and equipment....      1,545         423         498
    Deferred employee compensation..........................      1,407      (8,623)      3,745
    Deferred income taxes...................................     (4,365)      8,648      (1,534)
  Changes in operating assets and liabilities:
    Trade accounts and notes receivable.....................      3,283     (28,329)      5,817
    Inventories.............................................     13,092      (3,166)     12,617
    Prepaid expenses and other current assets...............      2,629         720        (894)
    Advances to employees...................................     (1,208)      1,702       3,188
    Deposit for deferred employee compensation..............     (1,036)      4,057       6,345
    Other assets............................................      1,463         516         198
    Trade accounts and notes payable........................     (2,942)      1,008         638
    Income taxes payable to Samsung.........................     (4,966)      6,394       6,553
    Accrued expenses and other accounts payable.............    (12,388)     19,152       4,232
    Payment of deferred employee compensation...............     (8,642)     (6,299)    (10,278)
                                                              ---------   ---------   ---------
    Net cash provided by operating activities...............     39,382      74,320     128,091
                                                              ---------   ---------   ---------
  Cash Flows From Investing Activities:
    Acquisition of property, plant and equipment............   (118,005)    (10,259)     (7,671)
    Proceeds from sale of property, plant and equipment.....     30,644      10,593       2,297
    Acquisition of intangible assets........................     (1,134)       (454)       (319)
                                                              ---------   ---------   ---------
    Net cash used in investing activities...................    (88,495)       (120)     (5,693)
                                                              ---------   ---------   ---------
  Cash Flows from Financing Activities:
    Corporate borrowing, net................................     54,223     (75,678)    (43,076)
    Capital lease payment...................................     (9,335)    (23,819)    (11,046)
    Net capital distribution................................    (16,867)    (57,593)    (52,683)
                                                              ---------   ---------   ---------
    Net cash provided by (used in) financing activities.....     28,021    (157,090)   (106,805)
                                                              ---------   ---------   ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     21,092      82,907     (15,574)
                                                              ---------   ---------   ---------
Net increase in cash and cash equivalents...................         --          17          19
Cash and cash equivalents, beginning of period..............          1           1          18
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of period....................  $       1   $      18   $      37
                                                              =========   =========   =========
Supplemental disclosure of cash flows information:
    Interest paid...........................................  $     396   $     252   $       9
                                                              =========   =========   =========
    Machinery and equipment acquired under capital lease....  $     103   $     673   $     942
                                                              =========   =========   =========

   The accompanying notes are an integral part of these financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND BASIS OF PRESENTATION:

  BUSINESS

     The Power Device Business (the "Business") was established in 1985 as an operating unit of Samsung Electronics Co., Ltd. ("Samsung"). The Business is not a distinct legal entity. The Business designs, develops and manufactures discrete and standard analog semiconductors. These products are used in major market worldwide sectors including computers, computer peripherals, office equipment, consumer electronics, lighting, communications, and industrial equipment. The Business is located in Puchon, the Republic of Korea ("Korea") and shares the Samsung Puchon factory with Samsung's Multimedia Business.

     On December 20, 1998, Samsung entered into a Business Transfer Agreement (the "Agreement") with Fairchild Semiconductor Corporation ("Fairchild"). Under terms of the Agreement, Fairchild shall purchase substantially all of the assets including allocated notes receivable and prepaid expenses and assume certain liabilities of the Business in exchange for $455,000 thousand in cash, subject to certain conditions and adjustments. In conjunction with the transfer of the Business, Samsung intends to pay an employee bonus to the employees staying with the Business to the closing date.

  BASIS OF PRESENTATION

     The Securities and Exchange Commission, in Staff Accounting Bulletin Number 55, requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses generally include, but are not limited to, officer and employee salaries, rent, depreciation, advertising, accounting and legal services, other selling, general and administrative expenses and other such expenses. These financial statements include such expenses and services.

     These financial statements present the assets, liabilities, results of operations and cash flows of the Business. Because the Business did not previously prepare separate financial statements, these financial statements were derived by extracting the assets, liabilities and results of operations of the Business from the corresponding Samsung accounts. As a result, the carved out financial statements contain allocations of certain Samsung assets, liabilities, revenues and expenses attributable to the Business deemed reasonable by management to present the Business on a stand-alone basis.

     Although the Business' management is unable to estimate the actual benefits which would have been realized and costs which would have been incurred had the respective transactions been executed with independent third parties, the allocation methodologies described below and within the respective notes to financial statements, where appropriate, are considered reasonable by management. The financial position and results of operations of the Business may, however, differ from the results which may have been achieved had the Business operated as an independent legal entity. Additionally, future expenses incurred as an independent entity may not be comparable to the historical levels.

     The carved out financial statements are presented in accordance with generally accepted accounting principles of the United States.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The significant accounting policies followed by the Business in the preparation of its financial statements are summarized below.

  RELATED PARTY ACTIVITY AND ALLOCATIONS

     The financial statements reflect the assets, liabilities, revenue and expenses that were directly related to the Business as it operated within Samsung. In cases involving assets and liabilities not specifically identifiable to any particular facility, a portion of such items were allocated to the Business based on assumptions that management considers reasonable in the circumstances.

     Samsung uses a centralized approach to cash management and the financing of its operations. These systems did not track cash balances, notes receivable balances and bank borrowings on a business specific basis. Accordingly, notes receivable and debt not specifically identifiable to the operations of any particular facility were allocated annually to the Business based on the customer sales ratio and fixed asset ratio of the Business, respectively, as a percentage of Samsung for each respective period. Interest expense on allocated debt was determined by applying the average interest rates of Samsung during the respective periods. Management believes the debt allocation basis is reasonable as the Business operates in a highly capital intensive industry and capital expenditures are financed through bank borrowings.

     Manufacturing costs were generally apportioned between the Business and Samsung's other product lines based upon actual factory production loading. Certain manufacturing costs (e.g., material costs) that were specifically identifiable with a particular product line were charged directly.

     Other operating units of Samsung also performed manufacturing services for the Business and incurred other elements of cost of sales on behalf of the Business, including freight, duty, warehousing, and purchased manufacturing services from third party vendors. Costs of these services are specifically identified as they relate to the Business. Also, the Business has performed contract manufacturing related to wafer foundry services for Samsung. The revenues for these services are reflected at cost in the accompanying statements of operations. These costs include manufacturing costs incurred within the Samsung Puchon factory and do not include cost of raw materials and/or processing costs incurred outside of the Samsung Puchon factory.

     Shared or common costs, including certain general and administrative, sales and marketing, and research and development expenses, have been allocated from Samsung's corporate office, selling and marketing locations, and manufacturing sites to the Business on a basis which is considered by management to reasonably reflect the utilization of such services by the operating unit receiving the charge. These allocations were based on sales revenues, the number of employees and working hours. Research and development (R&D) expenses represent the actual costs incurred by the Puchon factory plus R&D expenses specifically incurred by Samsung on behalf of the Business.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses in the financial statements and accompanying notes. Significant estimates made by management include those related to the useful lives of property, plant and equipment, allowances for doubtful accounts and customer returns, inventory realizability,

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) contingent liabilities and allocated expenses. Actual results could differ from those estimates, and such differences may be material to the financial statements.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents includes cash on hand and cash in bank accounts, with original maturities of three months or less.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Business provides an allowance for doubtful accounts and notes receivable to reduce such receivables to their probable estimated collectable amounts.

  INVENTORIES

     Inventories are stated at the lower of cost or market, using the weighted average method, except for materials in-transit, for which cost is determined using the specific identification method.

  INTANGIBLE ASSETS

     Intangible assets, principally patent rights, are stated at cost and amortized on a straight-line basis over their estimated useful lives of 10 years which does not exceed the patent period.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as set forth below:

                                                                ESTIMATED
                                                              USEFUL LIVES
                                                              -------------
Buildings...................................................  15 - 40 years
Building related structures.................................   7 - 40 years
Machinery and equipment.....................................        5 years
Tools.......................................................        5 years
Furniture and fixtures......................................        5 years
Vehicles....................................................        5 years

     Assets under capital leases and leasehold improvements are amortized over the shorter of the asset life or the remaining lease term. Amortization of assets under capital leases is included within depreciation expense.

     Upon retirement or other disposal of fixed assets, the costs and related accumulated depreciation or amortization are eliminated from the accounts, and any resulting gain or loss is reflected in income for the period. Routine maintenance and repairs are charged to expense as incurred. Expenditures which enhance the value or significantly extend the useful lives of the related assets are capitalized.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
  IMPAIRMENT OF LONG-LIVED ASSETS

     Effective January 1, 1996, the Business adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of". In accordance with this standard, management periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows is separately identifiable and is less than the carrying value of the assets. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived assets.

     Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The adoption of this new accounting standard did not have a material effect on the Business' operating results or financial position.

  WARRANTIES

     The Business' products are generally warranted for up to one year from customer receipt. Estimated future costs of repair, replacement, or customer accommodations are reflected in income for the period of the related sales.

  RECOGNITION OF REVENUES

     Revenues from the sale of products are recognized on the transfer of ownership upon shipment. The Business provides a reserve for product returns from all customers at the time revenue is recognized. Contract manufacturing revenues are recognized based on completion of respective stages of production, defined as wafer fabrication and electronic die sorting.

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.

     The Business receives, under the terms of specific legislation, research and development grants for projects selected by the government. Such grants, collectively insignificant, are recorded as liabilities since the grant monies must be repaid upon conclusion of the project.

  INCOME TAXES

     The Business is not a separate taxable entity for Korean or international tax purposes and has not filed separate income tax returns, but rather was included in the income tax returns filed by Samsung. Accordingly, income tax expense in the carved out financial statements has been calculated as if filed on a separate tax return basis. The Business accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires an asset and liability approach for financial accounting and reporting for income tax purposes. Under the asset and liability method, deferred income taxes are recognized for temporary differences, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
     Investment R&D tax credits are accounted for by the flow-through method whereby they reduce income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized, deferred tax assets, subject to considerations about the need for a valuation allowance, are recognized for the carryforward account.

  DEFERRED EMPLOYEE COMPENSATION

     In accordance with statutory regulations in Korea, employees and directors with one year or more of service are entitled to receive a lump-sum payment upon termination of their employment with the Business, based on years of service and rate of pay at the time of termination. The accrual for deferred compensation approximates the amount required if all employees were to terminate employment at the balance sheet date.

     The annual provision for deferred compensation charged to operations is calculated based on the net change in the deferred compensation amount, assuming the termination of all eligible employees and directors as of the beginning and end of the period, plus the actual payments made during the period.

     Under the National Pension Fund Law of Korea, the Business is required to pay a certain percentage of employee retirement benefits to the National Pension Fund in exchange for a reduction in their severance pay. Contributed amounts shall be refunded from the National Pension Plan to employees on their retirement. This amount has been offset against deferred compensation except for the portion related to employees with less than one year of service which is included in current assets.

     Deferred employee compensation is partially funded through a group severance insurance plan with Samsung Life Insurance Co., Ltd., an affiliate of Samsung. The amounts deposited under this insurance plan are classified as noncurrent assets and may only be withdrawn for the actual payment of deferred compensation.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in currencies other than the Korean won have been translated at the rate of exchange on the balance sheet date. Gains and losses resulting from the translation are reflected in income for the period.

     The Business' functional currency is the Korean won, the primary currency in which business is conducted, and its official accounting records are maintained in Korean won. The accompanying financial statements are reported in US dollars pursuant to SFAS No. 52, "Foreign Currency Translation." Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated at a weighted-average exchange rate in effect during the respective period.

     Resulting translation adjustments are recorded in a separate component of net assets entitled "Cumulative Translation Adjustment." All amounts in these financial statements have been presented in thousands of US dollars, unless otherwise stated.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
     The exchange rates used to translate the financial statements are as follows:

                                                               EXCHANGE RATES USED
                                                      -------------------------------------
                                                      BALANCE SHEET     REVENUE AND EXPENSE
                                                         ACCOUNTS            ACCOUNTS
                                                      --------------    -------------------
1996................................................  US$1 =  844.20      US$1 =  804.78
1997................................................  US$1 = 1415.20      US$1 =  951.11
1998................................................  US$1 = 1207.80      US$1 = 1398.88

  COMPREHENSIVE INCOME

     Effective January 1, 1996, the Business retroactively adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and display of comprehensive income. The components of comprehensive income (loss) include net income and foreign currency translation adjustments. There is no tax effect on the foreign currency translation adjustments.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Business to a concentration of credit risk consist primarily of cash and cash equivalents and trade accounts and notes receivable.

     The Business deposits its cash with a major Korean bank. Deposits in this bank may exceed the amount of insurance provided on such deposits. However, the Business is exposed to loss only to the extent of the amount of cash reflected on its statements of net assets. The Business has not experienced losses on its bank cash deposits.

     The Business performs periodic credit evaluations of its customers' financial condition and generally does not require collateral for domestic customers on accounts or notes receivable. The Business maintains reserves for potential credit losses, but historically has not experienced significant losses related to individual customers or groups of customers in any particular industry or geographic area. The Business derives a substantial portion of its revenues from export sales through Samsung's foreign subsidiaries in Asia, North America and Europe.

     A substantial portion of the components necessary for the manufacture and operation of many of the Business' products are obtained from the other operating units of Samsung and its affiliates. The disruption or termination of any of these sources could have a material adverse effect on the Business' operating results and financial condition.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, trade accounts and notes receivable, trade accounts and notes payable, and accrued expenses and other accounts payable approximates fair value due to the short-term nature of these instruments.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the financial statements and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 1999. The Business is currently not separately engaged in any derivatives or hedging activities.

     In 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which provides guidance concerning recognition and measurement of costs associated with developing or acquiring software for internal use. In 1998, the AICPA also issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", which provides guidance concerning the costs of start-up activities. For accounting purposes, start-up activities are defined as one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory or with a new class of customer, initiating a new process in an existing facility, or commencing some new operation. Both pronouncements are effective for financial statements of years beginning after December 15, 1998, with earlier application encouraged. Management does not believe that adoption of these pronouncements will have a material impact on the financial statements of the Business.

3.  TRADE ACCOUNTS AND NOTES RECEIVABLE:

     Trade accounts and notes receivable consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Trade accounts receivable
Due from third parties......................................  $10,820    $ 9,198
  Due from Samsung subsidiaries and affiliates..............    9,173      2,338
                                                              -------    -------
                                                               19,993     11,536
Trade notes receivable
  Due from third parties....................................    8,205      7,516
  Due from Samsung subsidiaries and affiliates..............      353      7,666
                                                              -------    -------
                                                                8,558     15,182
Allowance for doubtful accounts.............................     (106)      (113)
                                                              $28,445    $26,605
                                                              =======    =======

     At December 31, 1997 and 1998, trade accounts receivable of $17,992 thousand and $6,148 thousand, respectively, are denominated in foreign currencies, primarily US dollars. Trade notes receivable represents amounts due from domestic customers maturing generally within 90 to 120 days with no interest charge.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

4.  INVENTORIES:

     Inventories consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Finished products...........................................  $15,606    $21,482
Work-in-process.............................................   25,395     19,632
Raw materials and supplies..................................   10,444      6,411
Materials in-transit........................................    1,757        201
                                                              -------    -------
                                                               53,202     47,726
Allowance for obsolete and excess inventory.................   (2,733)    (3,749)
                                                              -------    -------
                                                              $50,469    $43,977
                                                              =======    =======

     At December 31, 1998, substantially all of the Business' inventories are insured against fire and other casualty losses.

     At December 31, 1998, a portion of the Business' inventory up to a maximum amount of $27,654 thousand is pledged as collateral for a bank loan of Samsung. At December 31, 1998, a total of approximately $9,136 thousand of raw materials and work-in-process inventories was held by the Business' subcontractors including Samsung plants in Korea and China. Also, at December 31, 1998, all finished goods inventories were held by the Samsung Onyang plant in Korea for warehousing.

5.  ADVANCES TO EMPLOYEES:

     The Business provides advances to its employees primarily for the purchase or lease of residential properties. Advances to employees are provided for periods of up to 7 years and earn interest at a maximum annual rate not to exceed 4%.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

6.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Buildings...................................................  $  38,666    $  44,948
Building related structures.................................      6,124        7,175
Machinery and equipment.....................................    165,362      190,421
Tools.......................................................      3,046        2,894
Furniture and fixtures......................................      7,737        8,757
Vehicles....................................................        497          466
                                                              ---------    ---------
                                                                221,432      254,661
Accumulated depreciation....................................   (137,891)    (172,685)
                                                              ---------    ---------
                                                                 83,541       81,976
Land........................................................      8,973        8,563
Construction in progress....................................        510          247
Machinery in transit........................................         --            4
Other.......................................................        142          165
                                                              ---------    ---------
                                                              $  93,166    $  90,955
                                                              =========    =========

     At December 31, 1998, substantially all of the Business' property, plant and equipment, other than land and certain construction in progress, are insured against fire and other casualty losses. A substantial portion of the Business' property, plant and equipment at December 31, 1998 is pledged as collateral for various bank loans of Samsung.

     Depreciation expense for property, plant and equipment was $48,812 thousand, $38,564 thousand and $21,540 thousand for the years ended December 31, 1996, 1997, and 1998, respectively.

     At December 31, 1998, approximately $6,132 thousand of the Business' manufacturing machinery and equipment was held by its subcontractors, primarily in Korea.

     Property, plant and equipment under capital leases, which include primarily machinery and equipment, are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Cost........................................................  $ 40,114    $ 40,325
Accumulated amortization....................................   (30,387)    (33,658)
                                                              --------    --------
                                                              $  9,727    $  6,667
                                                              ========    ========

     Amortization expense for assets under capital leases for the years ended December 31, 1996, 1997 and 1998 is $15,026 thousand, $9,350 thousand and $4,002 thousand, respectively.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

7.  TRADE ACCOUNTS AND NOTES PAYABLE:

     Trade accounts and notes payable consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Trade accounts payable
Due to third parties........................................  $ 9,091    $11,035
  Due to Samsung subsidiary and affiliates..................    1,283      2,203
                                                              -------    -------
                                                               10,374     13,238
Trade notes payable
  Due to third parties......................................      712        409
  Due to Samsung subsidiary and affiliates..................       --         82
                                                              -------    -------
                                                                  712        491
                                                              -------    -------
                                                              $11,086    $13,729
                                                              =======    =======

     At December 31, 1997 and 1998, trade accounts payable of $10,204 thousand and $12,925 thousand, respectively, are denominated in foreign currencies, primarily US dollars.

8.  CORPORATE BORROWINGS:

     The Business does not undertake its own financing but has been able to benefit from the financing obtained by Samsung. Corporate borrowings have been allocated based on the methodology described in Note 2. The interest expense on the allocated corporate borrowings has been calculated using average interest rates of 6.48%, 7.30%, and 9.69% for the years ended December 31, 1996, 1997, and 1998, respectively.

     Samsung has entered into various types of short-term financing arrangements including usance financing and bank overdrafts. The Business does not have its own usance letter of credit but benefits from such letter of credit of Samsung when needed. At December 31, 1998, no borrowings existed from such short-term financing arrangements. The Business does not have any debt sharing or other arrangements with Samsung. Consequently, corporate borrowings have been classified as current and long-term based on the expected maturities of the contractual obligations into which Samsung has entered.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

9.  DEFERRED EMPLOYEE COMPENSATION:

     Changes in deferred employee compensation are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Beginning balance...........................................  $27,926    $ 13,004
Provision...................................................   (8,623)      3,745
Payments....................................................   (6,299)    (10,278)
                                                              -------    --------
Ending balance..............................................  $13,004    $  6,471
                                                              =======    ========

     During 1998, certain employees elected to take early settlement of deferred compensation. As a result, the Business paid approximately $2,436 thousand in cash from the deferred employee compensation balance, net of advances due from employees of $2,751 thousand.

10.  COMMITMENTS AND CONTINGENCIES:

  LITIGATION

     On December 30, 1998, a settlement agreement was reached resolving a patent infringement lawsuit. Under the terms of this settlement, Samsung shall pay the principal sum of $58,000 thousand. The litigation settlement has been accrued in the financial statements of the Business as of December 31, 1998 and for the year then ended.

     Samsung is also alleged, in the United States, to have infringed a method claimed by a patent owned by Northern Telecom ("NT"), in the production of its memory devices. The patent expired in 1994 and hence NT's claim is limited to past damages based on a reasonable royalty accrued between February 1989 and June 1994, and prejudgment interest thereon. In September 1998, the District Court granted Samsung's motion for summary judgment, finding the patent invalid and dismissed the case. NT filed a motion to set aside the judgment which was denied on December 10, 1998. Additionally, NT has brought an action against Samsung alleging an infringement of a patent in Germany. The German patent is a counterpart of the patent being litigated in the United States. In May 1997, the court allowed the action but did not fix the amount of damages to be paid and Samsung appealed against this decision. The proceedings are currently pending and the next hearing is scheduled for March 1999. Similar to the case in the United States, the German patent expired in 1995 and potential liability is limited to past damages. While it is not feasible to predict or determine the final outcome of these proceedings at the present time, management does not believe that they will result in a materially adverse effect on the financial position or results of operations of Samsung or the Business.

  LICENSING AND SUBCONTRACT AGREEMENTS

     Samsung has entered into various licensing agreements, some of which relate to Power Device products either directly or indirectly. Royalty expense incurred by or allocated to the Business was $636 thousand, $5,922 thousand, and $6,004 thousand for the years ended December 31, 1996, 1997, and 1998, respectively. The allocation was made based on the relative sales value for the respective period.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

10.  COMMITMENTS AND CONTINGENCIES: -- (CONTINUED)
     The Business has two 7-year subcontract agreements with Usha HBB (India) Ltd. ("Usha") and Psi Technologies, Inc. ("Psi"), third party subcontractors, in connection with assembly and test of certain products of the Business. The Usha agreement provides for the subcontractor to provide and the Business to purchase at least 480 million units per year at a unit price of $0.01153. And the Psi agreement provides for the subcontractor to provide and the Business to purchase at least 4 million units per month at a unit price of $0.0581. These unit prices in the agreements are subject to adjustment to reflect changes in market prices. The agreements with Usha and Psi expire in July 2001 and July 2005, respectively.

     Subject to the subcontractors' quality and performance, at December 31, 1998, the approximate future purchase commitments under these agreements are as follows:

                       YEAR                         PURCHASE COMMITMENT
                       ----                         -------------------
1999..............................................        $ 8,323
2000..............................................          8,323
2001..............................................          6,017
2002..............................................          2,789
2003..............................................          2,789
2004 and thereafter...............................          4,416
                                                          -------
Total.............................................        $32,657
                                                          =======

     Total payments to Usha and Psi under the agreements were $3,734 thousand, $3,953 thousand and $5,169 thousand for the years ended December 31, 1996, 1997 and 1998, respectively. For each of these periods, the Business purchased the minimum guaranteed units.

  GUARANTEE PROVIDED

     In relation to the Business, Samsung has guaranteed payment of principal and interest on a bank loan provided to Korea Microsystems, Inc., a third-party subcontractor of the Business, up to $2,070 thousand due in April 2002.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

10.  COMMITMENTS AND CONTINGENCIES: -- (CONTINUED)
  CAPITAL LEASE

     With respect to the Business, Samsung leases machinery and equipment under capital lease arrangements. The future minimum lease payments under the capital leases are as follows:

                                                              MINIMUM
                                                               LEASE
FOR THE YEAR ENDING DECEMBER 31,                              PAYMENTS
--------------------------------                              --------
1999........................................................  $ 8,086
2000........................................................    6,467
2001........................................................    3,177
2002........................................................    1,475
Thereafter..................................................      226
                                                              -------
     Total..................................................   19,431
Less: amount representing interest..........................   (1,678)
                                                              -------
Present value of minimum lease payments.....................   17,753
Less: current portion.......................................   (8,086)
                                                              -------
Total capital lease obligation, non-current portion.........  $ 9,667
                                                              =======

11.  UNSTABLE ECONOMIC ENVIRONMENT:

     The operations of the Business, and those of similar companies in Korea, have been affected, and may continue to be affected for the foreseeable future, by the unstable economic conditions in Korea and the Asia Pacific region. Specific factors that impact these companies include volatility in the value of the Korean won and interest rates and the general deterioration of the economies of countries in the Asia Pacific region.

12.  BUSINESS EQUITY:

     Business equity represents Samsung's ownership interest in the recorded net assets (liabilities) of the Business. A summary of activity is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Beginning balance......................................  $ 66,049    $ 51,949    $ 37,301
Net income.............................................     2,767      42,945      15,654
Net capital distribution...............................   (16,867)    (57,593)    (52,683)
                                                         --------    --------    --------
Ending balance.........................................  $ 51,949    $ 37,301    $    272
                                                         ========    ========    ========

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

13.  INCOME TAXES:

     As discussed in Note 2, the Business did not pay income taxes directly or file separate income tax returns. The Business incurs income tax liabilities in Korean won and based on taxable income determined in accordance with generally accepted accounting principles and tax laws of Korea. The tax provision (benefit) included in these financial statements reflects current tax expense and the impact of accounting for deferred taxes under the asset and liability method, including the impact of foreign currency translation of such deferred tax amounts.

     The income tax provision (benefit) for 1996, 1997 and 1998 consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1996       1997       1998
                                                            -------    -------    -------
Current...................................................       --    $ 9,515    $11,178
Deferred..................................................  $(4,754)     9,034     (1,659)
                                                            -------    -------    -------
Income tax provision (benefit)............................  $(4,754)   $18,549    $ 9,519
                                                            =======    =======    =======

     The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Business' ability to generate taxable income within the period which the temporary differences reverse, the outlook of the Korean economic environment and the overall future industry outlook. Management has considered these factors in reaching its conclusion as to the need for a valuation allowance for financial reporting purposes.

     The Business does not have any formalized tax sharing agreement with Samsung.

     The income tax effect of temporary differences comprising the deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1998 is as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Deferred tax assets -- current:
Inventory reserve...........................................  $   842    $ 1,154
  Other.....................................................       67         30
                                                              -------    -------
                                                                  909      1,184
                                                              -------    -------
Deferred tax assets (liabilities) -- non-current:
  Provision for deferred employee compensation..............       --        783
  Excess depreciation.......................................   (3,173)    (2,697)
                                                              -------    -------
                                                               (3,173)    (1,914)
                                                              -------    -------
Net deferred tax liabilities................................  $(2,264)   $  (730)
                                                              =======    =======

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

13.  INCOME TAXES: -- (CONTINUED)
     Realization of deferred tax assets is dependent upon taxable income within carry forward periods available under the tax laws. Management has concluded that it is "more likely than not" that the Business will realize the full benefit of deferred tax assets.

     The statutory income tax rate, including tax surcharges, applicable to the Business for 1996, 1997 and 1998 is approximately 30.8%. The reconciliation from income taxes calculated at the statutory tax rate to the effective income tax amount for each of the periods is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                             ----------------------------
                                                              1996       1997       1998
                                                             -------    -------    ------
Taxes at Korean statutory tax rate.........................  $  (612)   $18,940    $7,753
R&D tax credit.............................................   (4,375)      (391)     (675)
Effect of tax rate change on beginning cumulative temporary
  differences..............................................      233         --        --
Effect of exchange rate changes............................       --         --     2,441
                                                             -------    -------    ------
Effective income tax amounts...............................  $(4,754)   $18,549    $9,519
                                                             =======    =======    ======

     The current and deferred income tax provisions were computed on a Korean won basis, the functional currency of the Business, and translated into US dollars using the weighted average exchange rate. The effect of exchange rate changes in the amount of $2,441 thousand reflects the impact of translating the litigation settlement discussed in Note 10, using the rate at which such transaction was recognized for financial reporting purposes.

14.  OTHER COMPREHENSIVE INCOME (LOSS):

     For the years ended December 31, 1996, 1997 and 1998, foreign currency translation adjustments are the only components of other comprehensive income.

     There are no related tax effects allocated to foreign currency translation adjustments due to the fact that the Business' functional currency is Korean won.

     A summary of cumulative translation adjustments are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                           1996        1997        1998
                                                          -------    --------    --------
Cumulative translation adjustments:
Beginning balance.......................................  $   705    $ (4,132)   $(18,623)
  Current-period change.................................   (4,837)    (14,491)      6,526
                                                          -------    --------    --------
  Ending balance........................................  $(4,132)   $(18,623)   $(12,097)
                                                          =======    ========    ========

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

15.  RELATED PARTY TRANSACTIONS:

     Related party activity between the Business and Samsung (including subsidiaries and affiliates of Samsung) is summarized as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Product sales to other operating units of Samsung......  $ 66,834    $ 68,472    $ 56,126
Product sales to foreign sales subsidiaries of
Samsung................................................   144,338     150,943      86,552
Product sales to other Samsung subsidiaries and
  affiliates...........................................    27,032      25,503      41,691
                                                         --------    --------    --------
     Total sales.......................................  $238,204    $244,918    $184,369
                                                         ========    ========    ========
Manufacturing services performed by other operating
  units of Samsung.....................................  $ 81,151    $ 75,962    $ 49,775
Manufacturing services performed by a Chinese
  subsidiary of Samsung................................     5,149      22,086      16,352
Purchase of raw materials from Samsung affiliates......    15,966      20,797      10,626
                                                         --------    --------    --------
     Total manufacturing costs.........................  $102,266    $118,845    $ 76,753
                                                         ========    ========    ========
Selling, general and administrative expenses allocated
  from Samsung.........................................  $ 26,891    $ 27,880    $ 27,536
                                                         ========    ========    ========
Sales of manufacturing equipment to other operating
  units of Samsung.....................................  $ 12,590    $  6,945    $     56
                                                         ========    ========    ========
Purchase of manufacturing equipment from other
  operating units of Samsung...........................  $ 20,937    $  1,088    $  2,355
                                                         ========    ========    ========

16.  GEOGRAPHIC INFORMATION:

     The Business is engaged in one industry segment, namely the development, manufacture and marketing of power semiconductors. Sales data, summarized by geographic area, is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Korea..................................................  $178,321    $171,058    $137,111
Asia...................................................   182,839     207,602     186,668
North America..........................................    32,001      35,638      24,308
Europe.................................................    24,886      26,402      21,812
                                                         --------    --------    --------
     Total.............................................  $418,047    $440,700    $369,899
                                                         ========    ========    ========

     Substantially all of the Business' assets are located in Korea.

                         [FAIRCHILD SEMICONDUCTOR LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, to be paid by Fairchild International.

SEC registration fee.......................................  $202,444.28
Printing and engraving fees................................       *
Legal fees and expenses....................................       *
Accounting fees and expenses...............................       *
Blue Sky fees and expenses.................................       *
Directors' and Officers' Insurance.........................       *
Miscellaneous..............................................       *
                                                             -----------
          Total............................................  $    *
                                                             ===========

---------------

* To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Furthermore, Section 145 provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Our Bylaws provide for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person is or was a director or officer of our company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of our company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of our company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of our company or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of our company, except to the extent that such indemnification is prohibited by applicable law. Our Bylaws also provide that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or under any bylaw, agreement, vote of stockholders or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains a provision so limiting the personal liability of our directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On March 11, 1997, Fairchild International issued approximately 28,764,480 shares of Class A Common Stock, 33,635,520 shares of Class B Common Stock (in each case such amounts adjusted to reflect a subsequent stock split), $70.0 million (aggregate principal amount) of 12% Series A Cumulative Compounding Preferred Stock and an 11.74% Subordinated Note Due March 14, 2008 in an original principal amount of approximately $77.0 million in connection with the recapitalization of Fairchild Semiconductor Corporation. These securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

     On April 13, 1999, Fairchild International issued a 12.5% Subordinated Note Due 2008 in the original principal amount of $50.0 million in connection with the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings. This note was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.01*   Form of Underwriting Agreement to be dated
          among Fairchild International, the selling stockholders,
          Credit Suisse First Boston Corporation and                .
  2.01    Agreement and Plan of Recapitalization dated January 24,
          1997 between Sterling and National Semiconductor
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 filed May
          12, 1997 (File No. 333-26897)).
  2.02    Asset Purchase Agreement dated as of March 11, 1997 between
          Fairchild Semiconductor and National Semiconductor
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 filed May
          12, 1997 (File No. 333-26897)).
  2.03    Acquisition Agreement dated November 25, 1997 between
          Fairchild Semiconductor Corporation and Raytheon Company
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Current Report on Form 8-K dated December 31,
          1997, filed January 13, 1998).
  2.04    Amendment No. 1 to Acquisition Agreement dated December 29,
          1997 between Fairchild Semiconductor Corporation and
          Raytheon Company (incorporated by reference from Fairchild
          Semiconductor Corporation's Current Report on Form 8-K dated
          December 31, 1997, filed January 13, 1998).
  2.05    Exhibit 3.14 to Acquisition Agreement dated December 29,
          1997 between Fairchild Semiconductor Corporation and
          Raytheon Company (incorporated by reference from Fairchild
          Semiconductor Corporation's Current Report on Form 8-K dated
          December 31, 1997, filed January 13, 1998).
  2.06    Business Transfer Agreement dated December 20, 1998 between
          Samsung Electronics and Fairchild Semiconductor Corporation
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Current Report on Form 8-K dated April 13,
          1999, filed April 27, 1999).
  2.07    Closing Agreement dated April 13, 1999 among Samsung
          Electronics, Fairchild Korea Semiconductor Ltd. and
          Fairchild Semiconductor Corporation (incorporated by
          reference from Fairchild Semiconductor Corporation's Current
          Report on Form 8-K dated April 13, 1999, filed April 27,
          1999).
  3.01    Restated Certificate of Incorporation of Fairchild
          International (incorporated by reference from Fairchild
          International's Annual Report on Form 10-K for the fiscal
          year ended May 30, 1999, filed August 27, 1999 (File No.
          001-15181)).
  3.02    Bylaws of Fairchild International (incorporated by reference from Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4 filed May 12, 1997 (File No.
          333-26897)).
  4.01    Indenture dated April 7, 1999 among Fairchild Semiconductor
          Corporation, Fairchild International, as Guarantor,
          Fairchild Semiconductor Corporation of California, as
          Guarantor, and the United States Trust Company of New York
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 filed May
          12, 1997 (File No. 333-26897)).
  4.02    Form of 10 3/8% Senior Subordinated Notes Due 2007 (included in Exhibit 4.01).
  4.03    Registration Rights Agreement dated March 11, 1997 among
          Fairchild International, Sterling, National Semiconductor
          and certain investors (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
  5.01*   Opinion of Dechert Price & Rhoads.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.01    Indenture dated as of March 11, 1997 among Fairchild
          Semiconductor Corporation, Fairchild International, as
          Guarantor and United States Trust Company of New York, as
          Trustee relating to Fairchild Semiconductor Corporation's
          10 1/8% Senior Subordinated Notes (incorporated by reference from Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4 filed May 12, 1997 (File No.
          333-26897)).
 10.02    Form of 10 1/8% Senior Subordinated Notes Due 2007 (included in Exhibit 10.01).
 10.03    Technology Licensing and Transfer Agreement dated March 11,
          1997 between National Semiconductor and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Amendment No. 3 to Fairchild Semiconductor Corporation's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.04    Transition Services Agreement dated March 11, 1997 between
          National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.05    Fairchild Foundry Services Agreement dated March 11, 1997
          between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.06    Revenue Side Letter dated March 11, 1997 between National
          Semiconductor and Fairchild Semiconductor Corporation
          (incorporated by reference from Amendment No. 3 to Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed July 9, 1997 (File No. 333-26897)).
 10.07    Fairchild Assembly Services Agreement dated March 11, 1997 between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.08    National Foundry Services Agreement dated March 11, 1997
          between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.09    National Assembly Services Agreement dated March 11, 1997
          between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.10    Mil/Aero Wafer and Services Agreement dated March 11, 1997 between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.11    Shared Services Agreement (South Portland) dated March 11,
          1997 between National Semiconductor and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Amendment No. 3 to Fairchild Semiconductor Corporation 's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.12    Corporate Agreement dated February 20, 1992 between Torex
          Semiconductor Ltd. and National Semiconductor (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4, filed July
          9, 1997 (File No. 333-26897)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.13    Assembly/Test Subcontract Agreement dated August 13, 1998
          between NS Electronics Bangkok (1993) Ltd. and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Fairchild Semiconductor Corporation's Annual Report on Form
          10-K for the fiscal year ended May 31, 1998, filed August
          27, 1998).
 10.14    Supply Agreement dated January 20, 1996 between National
          Semiconductor and Dynacraft Industries Sdn. Bhd.
          (incorporated by reference from Amendment No. 3 to Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed July 9, 1997 (File No. 333-26897)).
 10.15    Licensing and Manufacturing Agreement dated April 27, 1990 between National Semiconductor and Waferscale Integration,
          Inc. (incorporated by reference from Amendment No. 3 to
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed July 9, 1997 (File No. 333-26897)).
 10.16    Lease Agreement dated October 10, 1979 between Export
          Processing Zone Authority and Fairchild Semiconductor (Hong
          Kong) Limited, and Supplemental Agreements thereto dated May
          1, 1982; December 12, 1983; August 17, 1984; March 10, 1987;
          February 16, 1990; August 25, 1994; May 29, 1995; June 7,
          1995; November 9, 1995; and October 24, 1996 (incorporated by reference from Fairchild Semiconductor Corporation's
          Registration Statement on Form S-4, filed May 12, 1997 (File
          No. 333-26897)).
 10.17    Lease for Santa Clara Facilities dated as of March 11, 1997 between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.18    Shared Facilities Agreement (South Portland) dated March 11,
          1997 between National Semiconductor and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.19    Environmental Side Letter dated March 11, 1997 between
          National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.20    Master Sublease Agreement dated March 11, 1997 between
          National Semiconductor and Fairchild Semiconductor
          Corporation and Master Lease Agreement dated December 13,
          1994 between General Electric Capital Corporation and
          National Semiconductor (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.21    Fairchild Benefit Restoration Plan (incorporated by
          reference from Fairchild Semiconductor Corporation's
          Registration Statement on Form S-4 dated, filed May 12, 1997
          (File No. 333-26897)).
 10.22    Fairchild Incentive Plan (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.23    FSC Semiconductor Corporation Executive Officer Incentive
          Plan (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 dated,
          filed May 12, 1997 (File No. 333-26897)).
 10.24    Fairchild International Amended and Restated Stock Option
          Plan (incorporated by reference from Fairchild
          International's Annual Report on Form 10-K for the fiscal
          year ended May 30, 1999, filed August 27, 1999 (File No.
          001-15181)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.25    Employment Agreement dated March 11, 1997 among Fairchild
          Semiconductor Corporation, Fairchild International, Sterling
          and Kirk P. Pond (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4 dated, filed May 12, 1997 (File No. 333-26897)).
 10.26    Employment Agreement dated March 11, 1997 among Fairchild
          Semiconductor Corporation, Fairchild International, Sterling
          and Joseph R. Martin (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.27    Fairchild Revocable Savings Plan Trust, dated February 20,
          1998, executed by Fleet Bank of Maine, as trustee
          (incorporated by reference from Fairchild International's
          Registration Statement on Form S-8, filed July 7, 1998 (File
          No. 333-58603)).
 10.28    Transitional Services Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.29    Product Supply Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.30    Foundry Sale Agreement dated April 13, 1999 between Samsung
          Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.31    Intellectual Property License Agreement dated April 13, 1999 between Samsung Electronics and Fairchild Korea
          Semiconductor Ltd. (incorporated by reference from Amendment
          No. 1 to Fairchild International's Registration Statement on
          Form S-1, filed June 30, 1999 (File No. 333-78557)).
 10.32    Trademark License Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.33    Assembly and Test Services Agreement (Onyang) dated April
          13, 1999 between Samsung Electronics and Fairchild Korea
          Semiconductor Ltd. (incorporated by reference from Amendment
          No. 1 to Fairchild International's Registration Statement on
          Form S-1, filed June 30, 1999 (File No. 333-78557)).
 10.34    Assembly and Test Services Agreement (Suzhou) dated April
          13, 1999 between SESS Electronics Suzhou Semiconductor Co.,
          Ltd. and Fairchild Korea Semiconductor Ltd. (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.35    EPI Services Agreement dated April 13, 1999 between Samsung
          Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.36    Photo Mask Supply Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.37    Credit Agreement dated April 14, 1999 among Fairchild
          Semiconductor Corporation, Fairchild International, certain lenders named within the Credit Agreement, Credit Suisse
          First Boston Corporation, Salomon Brothers Holding Company
          Inc., ABN Amro Bank NV and Fleet National Bank (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.38    Employment Agreement dated March 28, 1999 between Fairchild
          International and Deok-Jung Kim (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.39    Employment Agreement dated as of April 23, 1999 between
          Fairchild Semiconductor Corporation and Kyoung-Soo Kim
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.40    Sublease Agreement dated April 23, 1999 between Veritas
          Software Corporation and Fairchild Semiconductor Corporation
          of California (incorporated by reference from Amendment No.
          1 to Fairchild International's Registration Statement on
          Form S-1, filed June 30, 1999 (File No. 333-78557)).
 10.41    Fairchild Executive Incentive Plan, as amended and restated, effective June 1, 1998 (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.42    Securities Purchase and Holders Agreement dated as of March
          11, 1997 among Fairchild International, Sterling, National
          Semiconductor and Management Investors (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.43    Amendment to Securities Purchase and Holders Agreement dated
          May 29, 1998 (incorporated by reference from Fairchild
          Semiconductor Corporation's Annual Report on Form 10-K for
          the fiscal year ended May 31, 1998, filed August 27, 1998).
 10.44    Form of Promissory Note between Fairchild Semiconductor
          Corporation and Management Investors dated June 3, 1998
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Annual Report on Form 10-K for the fiscal year ended May 31, 1998, filed August 27, 1998).
 21.01    Subsidiaries of Fairchild International (incorporated by
          reference from Fairchild International's Registration
          Statement on Form S-1, filed May 14, 1999 (File No. 333-
          78557)).
 23.01*   Consent of Dechert Price & Rhoads (included in the opinion filed as Exhibit 5.01).
 23.02    Consent of Samil Accounting Corporation.
 23.03    Consent of KPMG LLP.
 24.01    Power of Attorney (included on signature page).

---------------

* To be filed by amendment.

     (b)  Financial Statement Schedules:

REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULES

The Board of Directors
Fairchild Semiconductor International, Inc.:

Under date of June 30, 1999, we reported on the consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries as of May 31, 1998 and May 30, 1999, the related consolidated statements of operations and stockholders' equity (deficit) for each of the years in the three-year period ended May 30, 1999, and the related consolidated statements of cash flows for the years ended May 31, 1998 and May 30, 1999. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedules listed in Item 16(b). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Boston, Massachusetts
June 30, 1999

SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                            CONDENSED BALANCE SHEETS
                                 (IN MILLIONS)

                                                              MAY 31, 1998    MAY 30, 1999
                                                              ------------    ------------
                                          ASSETS
Current asset:
  Receivable from Fairchild Semiconductor Corporation.......    $   2.3         $   6.1
Deferred income taxes, net..................................        3.9              --
Investment in Fairchild Semiconductor Corporation(1)........       46.3            (6.4)
                                                                -------         -------
          Total assets......................................    $  52.5         $  (0.3)
                                                                =======         =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Long-term debt(2)...........................................    $  88.6         $ 150.0
                                                                -------         -------
          Total liabilities.................................       88.6           150.0
                                                                -------         -------

Redeemable preferred stock..................................       80.5            90.1
Stockholders' equity (deficit):
  Class A common stock......................................        0.3             0.3
  Class B common stock......................................        0.3             0.3
  Additional paid-in capital................................        9.5             9.6
  Accumulated deficit.......................................     (126.7)         (250.6)
                                                                -------         -------
          Total stockholders' equity (deficit)..............     (116.6)         (240.4)
                                                                -------         -------
          Total liabilities and stockholders' equity
            (deficit).......................................    $  52.5         $  (0.3)
                                                                =======         =======

---------------
(1) Fairchild Semiconductor International, Inc. is a guarantor of the debt obligations of Fairchild Semiconductor Corporation. Therefore, losses from the investment in Fairchild Semiconductor Corporation have continued to be recorded beyond the amount of investment in Fairchild Semiconductor Corporation in accordance with APB No. 18.

(2) Long-term debt is repayable as follows: $99.2 million in 2008 and $50.8 million in 2009.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                       YEAR ENDED
                                                              -----------------------------
                                                              MAY 25,    MAY 31,    MAY 30,
                                                               1997       1998       1999
                                                              -------    -------    -------
Interest expense............................................   $ 1.9      $ 9.8     $  11.3
Equity in income (loss) of Fairchild Semiconductor
Corporation.................................................    16.7       28.7      (102.7)
                                                               -----      -----     -------
Income (loss) before income taxes...........................    14.8       18.9      (114.0)
                                                               -----      -----     -------
Provision (benefit) for income taxes........................    (0.7)      (3.2)        0.1
                                                               -----      -----     -------
Income (loss) before cumulative effect of change in
  accounting principle......................................    15.5       22.1      (114.1)
Cumulative effect of change in accounting principle, net of
  tax effect of $0.8 million................................      --       (1.5)         --
                                                               -----      -----     -------
Net income (loss)...........................................   $15.5      $20.6     $(114.1)
                                                               =====      =====     =======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                           YEAR ENDED
                                                           ------------------------------------------
                                                           MAY 25, 1997   MAY 31, 1998   MAY 30, 1999
                                                           ------------   ------------   ------------
Cash flows from operating activities:....................     $   --         $   --        $    --
                                                              ------         ------        -------
Cash flows from investing activities:
  Investment in Fairchild Semiconductor Corporation......      (77.8)            --          (50.0)
                                                              ------         ------        -------
          Cash used by investing activities..............      (77.8)            --          (50.0)
                                                              ------         ------        -------
Cash flows from financing activities:
  Issuance of long-term debt.............................         --             --           50.0
  Issuance of common stock...............................        7.8             --             --
  Issuance of preferred stock............................       70.0             --             --
                                                              ------         ------        -------
          Cash provided by financing activities..........       77.8             --           50.0
                                                              ------         ------        -------

Net change in cash and cash equivalents..................         --             --             --
Cash and cash equivalents at beginning of period.........         --             --             --
                                                              ------         ------        -------
Cash and cash equivalents at end of period...............     $   --         $   --        $    --
                                                              ======         ======        =======

Supplemental Cash Flow Information:
  Cash paid during the year for:
       Income taxes......................................     $   --         $   --        $    --
                                                              ======         ======        =======
       Interest..........................................     $   --         $   --        $    --
                                                              ======         ======        =======

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING TRANSACTIONS

     During the year ended May 25, 1997, Fairchild International issued a note to National Semiconductor in the principal amount of approximately $77.0 million as additional purchase consideration for the capital stock of Fairchild Semiconductor Corporation. Fairchild International recorded the note as an increase to long-term debt and accumulated deficit. For the period from March 11 through May 25, 1997, and for Fiscal 1998 and Fiscal 1999, Fairchild International accumulated dividends on the redeemable preferred stock of approximately $1.8 million, $8.6 million and $9.8 million, respectively. Fairchild International recorded the accumulated dividends as an increase to the carrying value of the redeemable preferred stock and accumulated deficit.

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS.

                                                                            DEFERRED TAX
                                                             RETURNS AND     VALUATION
DESCRIPTION                                                  ALLOWANCES      ALLOWANCE      TOTAL
-----------                                                  -----------    ------------    ------
                                                                         (IN MILLIONS)
Balances at May 26, 1996...................................    $   --          $  --        $   --
Charged to costs and expenses..............................       3.1             --           3.1
Deductions.................................................        --             --            --
Charged to other accounts..................................      12.8(1)        30.7(1)       43.5
                                                               ------          -----        ------
Balances at May 25, 1997...................................      15.9           30.7          46.6
Charged to costs and expenses..............................      41.8             --          41.8
Deductions.................................................     (45.5)            --         (45.5)
Charged to other accounts..................................       2.0(2)          --           2.0
                                                               ------          -----        ------
Balances at May 31, 1998...................................      14.2           30.7          44.9
Charged to costs and expenses..............................      29.8           32.0          61.8
Deductions.................................................     (34.9)            --         (34.9)
Charged to other accounts..................................       0.1(2)          --           0.1
                                                               ------          -----        ------
Balances at May 30, 1999...................................    $  9.2          $62.7        $ 71.9
                                                               ======          =====        ======

-------------------------

(1) Upon the consummation of the Recapitalization on March 11, 1997, these amounts were established and charged to Business Equity.

(2) These amounts represent valuation reserves obtained through the acquisitions of Raytheon Semiconductor and the power device business for $2.0 million and $0.1 million, respectively.

     All other schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the below-named Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 16th day of December, 1999.

                                    FAIRCHILD SEMICONDUCTOR
                                    INTERNATIONAL, INC.

                                    By: /s/ KIRK P. POND
                                       -----------------------------------------
                                        Chairman of the Board of Directors,
                                        President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacity at the above-named Registrant on December 16, 1999.

                     SIGNATURE                                            TITLE
                     ---------                                            -----
                /s/ DAVID A. HENRY                   Vice President, Corporate Controller
---------------------------------------------------  (principal accounting officer)
                  David A. Henry

                               POWER OF ATTORNEY

     KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel E. Boxer and David A. Henry, each and individually, his attorneys-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement or any Registration Statement for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith or in connection with the registration of common stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities at the above-named Registrant on December 16, 1999.

                     SIGNATURE                                            TITLE
                     ---------                                            -----
                 /s/ KIRK P. POND                    Chairman of the Board of Directors,
---------------------------------------------------  President and Chief Executive Officer
                   Kirk P. Pond                      (principal executive officer)

               /s/ JOSEPH R. MARTIN                  Executive Vice President, Chief Financial
---------------------------------------------------  Officer and Director
                 Joseph R. Martin                    (principal financial officer)

                     SIGNATURE                                            TITLE
                     ---------                                            -----
               /s/ WILLIAM N. STOUT                  Director
---------------------------------------------------
                 William N. Stout

            /s/ RICHARD M. CASHIN, JR.               Director
---------------------------------------------------
              Richard M. Cashin, Jr.

               /s/ PAUL C. SCHORR IV                 Director
---------------------------------------------------
                 Paul C. Schorr IV

               /s/ RONALD W. SHELLY                  Director
---------------------------------------------------
                 Ronald W. Shelly

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1.01*    Form of Underwriting Agreement to be dated
          among Fairchild International, the selling stockholders,
          Credit Suisse First Boston Corporation and                .
  2.01    Agreement and Plan of Recapitalization dated January 24,
          1997 between Sterling and National Semiconductor
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 filed May
          12, 1997 (File No. 333-26897)).
  2.02    Asset Purchase Agreement dated as of March 11, 1997 between
          Fairchild Semiconductor and National Semiconductor
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 filed May
          12, 1997 (File No. 333-26897)).
  2.03    Acquisition Agreement dated November 25, 1997 between
          Fairchild Semiconductor Corporation and Raytheon Company
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Current Report on Form 8-K dated December 31,
          1997, filed January 13, 1998).
  2.04    Amendment No. 1 to Acquisition Agreement dated December 29,
          1997 between Fairchild Semiconductor Corporation and
          Raytheon Company (incorporated by reference from Fairchild
          Semiconductor Corporation's Current Report on Form 8-K dated
          December 31, 1997, filed January 13, 1998).
  2.05    Exhibit 3.14 to Acquisition Agreement dated December 29,
          1997 between Fairchild Semiconductor Corporation and
          Raytheon Company (incorporated by reference from Fairchild
          Semiconductor Corporation's Current Report on Form 8-K dated
          December 31, 1997, filed January 13, 1998).
  2.06    Business Transfer Agreement dated December 20, 1998 between
          Samsung Electronics and Fairchild Semiconductor Corporation
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Current Report on Form 8-K dated April 13,
          1999, filed April 27, 1999).
  2.07    Closing Agreement dated April 13, 1999 among Samsung
          Electronics, Fairchild Korea Semiconductor Ltd. and
          Fairchild Semiconductor Corporation (incorporated by
          reference from Fairchild Semiconductor Corporation's Current
          Report on Form 8-K dated April 13, 1999, filed April 27,
          1999).
  3.01    Restated Certificate of Incorporation of Fairchild
          International (incorporated by reference from Fairchild
          International's Annual Report on Form 10-K for the fiscal
          year ended May 30, 1999, filed August 27, 1999 (File No.
          001-15181)).
  3.02    Bylaws of Fairchild International (incorporated by reference from Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4 filed May 12, 1997 (File No.
          333-26897)).
  4.01    Indenture dated April 7, 1999 among Fairchild Semiconductor
          Corporation, Fairchild International, as Guarantor,
          Fairchild Semiconductor Corporation of California, as
          Guarantor, and the United States Trust Company of New York.
  4.02    Form of 10 3/8% Senior Subordinated Notes Due 2007 (included in Exhibit 4.01).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.03    Registration Rights Agreement dated March 11, 1997 among
          Fairchild International, Sterling, National Semiconductor
          and certain investors (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
  5.01*   Opinion of Dechert Price & Rhoads.
 10.01    Indenture dated as of March 11, 1997 among Fairchild
          Semiconductor Corporation, Fairchild International, as
          Guarantor and United States Trust Company of New York, as
          Trustee relating to Fairchild Semiconductor Corporation's
          10 1/8% Senior Subordinated Notes (incorporated by reference from Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4 filed May 12, 1997 (File No.
          333-26897)).
 10.02    Form of 10 1/8% Senior Subordinated Notes Due 2007 (included in Exhibit 10.01).
 10.03    Technology Licensing and Transfer Agreement dated March 11,
          1997 between National Semiconductor and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Amendment No. 3 to Fairchild Semiconductor Corporation's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.04    Transition Services Agreement dated March 11, 1997 between
          National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.05    Fairchild Foundry Services Agreement dated March 11, 1997
          between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.06    Revenue Side Letter dated March 11, 1997 between National
          Semiconductor and Fairchild Semiconductor Corporation
          (incorporated by reference from Amendment No. 3 to Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed July 9, 1997 (File No. 333-26897)).
 10.07    Fairchild Assembly Services Agreement dated March 11, 1997 between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.08    National Foundry Services Agreement dated March 11, 1997
          between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.09    National Assembly Services Agreement dated March 11, 1997
          between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.10    Mil/Aero Wafer and Services Agreement dated March 11, 1997 between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.11    Shared Services Agreement (South Portland) dated March 11,
          1997 between National Semiconductor and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Amendment No. 3 to Fairchild Semiconductor Corporation 's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.12    Corporate Agreement dated February 20, 1992 between Torex
          Semiconductor Ltd. and National Semiconductor (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4, filed July
          9, 1997 (File No. 333-26897)).
 10.13    Assembly/Test Subcontract Agreement dated August 13, 1998
          between NS Electronics Bangkok (1993) Ltd. and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Fairchild Semiconductor Corporation's Annual Report on Form
          10-K for the fiscal year ended May 31, 1998, filed August
          27, 1998).
 10.14    Supply Agreement dated January 20, 1996 between National
          Semiconductor and Dynacraft Industries Sdn. Bhd.
          (incorporated by reference from Amendment No. 3 to Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed July 9, 1997 (File No. 333-26897)).
 10.15    Licensing and Manufacturing Agreement dated April 27, 1990 between National Semiconductor and Waferscale Integration,
          Inc. (incorporated by reference from Amendment No. 3 to
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed July 9, 1997 (File No. 333-26897)).
 10.16    Lease Agreement dated October 10, 1979 between Export
          Processing Zone Authority and Fairchild Semiconductor (Hong
          Kong) Limited, and Supplemental Agreements thereto dated May
          1, 1982; December 12, 1983; August 17, 1984; March 10, 1987;
          February 16, 1990; August 25, 1994; May 29, 1995; June 7,
          1995; November 9, 1995; and October 24, 1996 (incorporated by reference from Fairchild Semiconductor Corporation's
          Registration Statement on Form S-4, filed May 12, 1997 (File
          No. 333-26897)).
 10.17    Lease for Santa Clara Facilities dated as of March 11, 1997 between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.18    Shared Facilities Agreement (South Portland) dated March 11,
          1997 between National Semiconductor and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.19    Environmental Side Letter dated March 11, 1997 between
          National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.20    Master Sublease Agreement dated March 11, 1997 between
          National Semiconductor and Fairchild Semiconductor
          Corporation and Master Lease Agreement dated December 13,
          1994 between General Electric Capital Corporation and
          National Semiconductor (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.21    Fairchild Benefit Restoration Plan (incorporated by
          reference from Fairchild Semiconductor Corporation's
          Registration Statement on Form S-4 dated, filed May 12, 1997
          (File No. 333-26897)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.22    Fairchild Incentive Plan (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.23    FSC Semiconductor Corporation Executive Officer Incentive
          Plan (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 dated,
          filed May 12, 1997 (File No. 333-26897)).
 10.24    Fairchild International Amended and Restated Stock Option
          Plan (incorporated by reference from Fairchild
          International's Annual Report on Form 10-K for the fiscal
          year ended May 30, 1999, filed August 27, 1999 (File No.
          001-15181)).
 10.25    Employment Agreement dated March 11, 1997 among Fairchild
          Semiconductor Corporation, Fairchild International, Sterling
          and Kirk P. Pond (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4 dated, filed May 12, 1997 (File No. 333-26897)).
 10.26    Employment Agreement dated March 11, 1997 among Fairchild
          Semiconductor Corporation, Fairchild International, Sterling
          and Joseph R. Martin (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.27    Fairchild Revocable Savings Plan Trust, dated February 20,
          1998, executed by Fleet Bank of Maine, as trustee
          (incorporated by reference from Fairchild International's
          Registration Statement on Form S-8, filed July 7, 1998 (File
          No. 333-58603)).
 10.28    Transitional Services Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.29    Product Supply Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.30    Foundry Sale Agreement dated April 13, 1999 between Samsung
          Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.31    Intellectual Property License Agreement dated April 13, 1999 between Samsung Electronics and Fairchild Korea
          Semiconductor Ltd. (incorporated by reference from Amendment
          No. 1 to Fairchild International's Registration Statement on
          Form S-1, filed June 30, 1999 (File No. 333-78557)).
 10.32    Trademark License Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.33    Assembly and Test Services Agreement (Onyang) dated April
          13, 1999 between Samsung Electronics and Fairchild Korea
          Semiconductor Ltd. (incorporated by reference from Amendment
          No. 1 to Fairchild International's Registration Statement on
          Form S-1, filed June 30, 1999 (File No. 333-78557)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.34    Assembly and Test Services Agreement (Suzhou) dated April
          13, 1999 between SESS Electronics Suzhou Semiconductor Co.,
          Ltd. and Fairchild Korea Semiconductor Ltd. (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.35    EPI Services Agreement dated April 13, 1999 between Samsung
          Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.36    Photo Mask Supply Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.37    Credit Agreement dated April 14, 1999 among Fairchild
          Semiconductor Corporation, Fairchild International, certain lenders named within the Credit Agreement, Credit Suisse
          First Boston Corporation, Salomon Brothers Holding Company
          Inc., ABN Amro Bank NV and Fleet National Bank (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.38    Employment Agreement dated March 28, 1999 between Fairchild
          International and Deok-Jung Kim (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.39    Employment Agreement dated as of April 23, 1999 between
          Fairchild Semiconductor Corporation and Kyoung-Soo Kim
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.40    Sublease Agreement dated April 23, 1999 between Veritas
          Software Corporation and Fairchild Semiconductor Corporation
          of California (incorporated by reference from Amendment No.
          1 to Fairchild International's Registration Statement on
          Form S-1, filed June 30, 1999 (File No. 333-78557)).
 10.41    Fairchild Executive Incentive Plan, as amended and restated, effective June 1, 1998 (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.42    Securities Purchase and Holders Agreement dated as of March
          11, 1997 among Fairchild International, Sterling, National
          Semiconductor and Management Investors (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.43    Amendment to Securities Purchase and Holders Agreement dated
          May 29, 1998 (incorporated by reference from Fairchild
          Semiconductor Corporation's Annual Report on Form 10-K for
          the fiscal year ended May 31, 1998, filed August 27, 1998).
 10.44    Form of Promissory Note between Fairchild Semiconductor
          Corporation and Management Investors dated June 3, 1998
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Annual Report on Form 10-K for the fiscal year ended May 31, 1998, filed August 27, 1998).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 21.01    Subsidiaries of Fairchild International (incorporated by
          reference from Fairchild International's Registration
          Statement on Form S-1, filed May 14, 1999 (File No. 333-
          78557)).
 23.01*   Consent of Dechert Price & Rhoads (included in the opinion filed as Exhibit 5.01).
 23.02    Consent of Samil Accounting Corporation.
 23.03    Consent of KPMG LLP.
 24.01    Power of Attorney (included on signature page).

---------------

* To be filed by amendment.